--------------------------------------------------------------------------------


Prospectus                                                         March 7, 2000


                           Middle American Tissue Inc.

Offer for all outstanding 15% Series A Senior Secured Discount Notes due 2007 in exchange for 15% Series B Senior Secured Discount Notes Due 2007


     The exchange offer will expire at 5:00 p.m., New York City time on April 4, 2000 unless extended.



--------------------------------------------------------------------------------

     We will not receive any proceeds from the exchange of these notes.

The Company:

o We are an integrated manufacturer of tissue and uncoated freesheet paper products, with a comprehensive product, line that includes finished tissue products, jumbo tissue rolls used in the manufacture of finished tissue products and uncoated freesheet paper products for printing, writing and publishing applications.

o    Middle American Tissue Inc.
     135 Engineers Road
     Hauppauge, New York 11788
     (516) 435-9000

The Exchange Offer:

o Offer for $35,755,788 face amount of outstanding 15% Series A Senior Secured Discount Notes due 2007 in exchange for the same face amount of Series B Senior Secured Discount Notes due 2007.

o The terms of the exchange notes are identical in all material respects to the terms of the outstanding old notes, except various transfer restrictions and registration rights relating to the old notes do not apply to the exchange notes.

Proposed Trading Format:

o    The PORTAL MARKET or directly with qualified buyers.

--------------------------------------------------------------------------------
     This investment involves risk. See "Risk Factors" beginning on page 14.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



--------------------------------------------------------------------------------

     This prospectus incorporates by reference documents that are not contained in or delivered with this prospectus. These documents are available without charge from Edward I. Stein, Executive Vice President and Chief Financial Officer, at Middle American Tissue Inc., 135 Engineers Road, Hauppauge, New York 11788, telephone number (516) 435-9000. To ensure timely delivery of documents, any request should be made by March 28, 2000.



                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary............................................................1
The Exchange Offer............................................................1
Risk Factors.................................................................14
Use Of Proceeds..............................................................43
Capitalization...............................................................43
Unaudited Pro Forma Consolidated Financial Data..............................44
Selected Historical Financial Data...........................................48
Management's Discussion and Analysis of Financial Condition
  and Results of Operations. ................................................51
Industry Overview............................................................65
Business.....................................................................69
Management...................................................................85
Principal Stockholders.......................................................87
Related Party Transactions...................................................90
Description of Material Indebtedness.........................................96
Description of Exchange Notes................................................99
Material United States Income Tax Consequences..............................149
Plan of Distribution........................................................152
Legal Matters...............................................................155
Experts.....................................................................155
Available Information.......................................................155
Index to Financial Statements.................................................1



                            MARKET AND INDUSTRY DATA

     Market data and industry forecasts used throughout this prospectus were obtained from internal surveys, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of this information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified.

                               PROSPECTUS SUMMARY

     The following is a summary of the more detailed information appearing elsewhere in this prospectus. This prospectus includes specific terms of the exchange offer and the exchange notes we are offering, as well as information regarding our business and detailed financial data. You should read the entire prospectus, including "Risk Factors" and the financial statements and the notes to the financial statements.

     Unless the context otherwise requires, "we," "our," or "us," as well as "Middle American Tissue," refer to Middle American Tissue Inc. and all of our consolidated subsidiaries and "American Tissue" refers to our subsidiary, American Tissue Inc. References to the "old notes," are to our outstanding 15% series A senior secured discount notes and references to the "exchange notes" are to our 15% series B senior secured discount notes offered by this prospectus. References to the "Notes" are to the old notes and the exchange notes, collectively. References to the "American Tissue notes" are to the 12 1/2% series A senior secured notes of American Tissue.

                              THE OLD NOTE OFFERING

Old Notes...................................     We sold the old notes in a
                                                 private offering on July 9,
                                                 1999.

Registration Rights Agreement...............     We and the initial purchasers
                                                 of the old notes entered into a
                                                 registration rights agreement
                                                 on July 9, 1999. This agreement
                                                 grants exchange and
                                                 registration rights to holders
                                                 of the old notes. This exchange
                                                 offer is intended to satisfy
                                                 these rights, which terminate
                                                 upon the consummation of the
                                                 exchange offer.

                               THE EXCHANGE OFFER

Securities Offered..........................     Up to $35,755,788 face amount
                                                 of 15% series B senior secured
                                                 discount notes due 2007. The
                                                 terms of the exchange notes are
                                                 identical in all material
                                                 respects to the old notes,
                                                 except various transfer
                                                 restrictions and registration
                                                 rights relating to the old
                                                 notes do not apply to the
                                                 exchange notes.

The Exchange Offer..........................     We are offering to exchange the
                                                 exchange notes for the old
                                                 notes. You may tender your old
                                                 notes by following the
                                                 procedures described in this
                                                 prospectus under the heading
                                                 "The Exchange Offer."


Expiration Date.............................     Our exchange offer will expire
                                                 at 5:00 p.m., New York City
                                                 time, on April 4, 2000,
                                                 unless we extend it.

Withdrawal Rights...........................     You may withdraw your tender of
                                                 old notes at any time prior to
                                                 the expiration date. Any old
                                                 notes not accepted by us for
                                                 exchange for any reason will be
                                                 returned to you without expense
                                                 as promptly as possible.

Conditions of the Exchange Offer............     The exchange offer is subject
                                                 to customary conditions, which
                                                 we may waive. Please read "The
                                                 Exchange Offer--Conditions to
                                                 the Exchange Offer" section of
                                                 this prospectus for more
                                                 information regarding
                                                 conditions of the exchange
                                                 offer.

Procedures for Tendering Old Notes..........     Each holder of old notes
                                                 wishing to accept our exchange
                                                 offer must either:

                                                 (a)  complete, sign and date
                                                      the accompanying letter of
                                                      transmittal, or a
                                                      facsimile copy, and mail
                                                      or otherwise deliver the
                                                      letter of transmittal, or
                                                      a facsimile copy, together
                                                      with your old notes and
                                                      any other required
                                                      documents, to the exchange
                                                      agent at the address shown
                                                      under "The Exchange Offer
                                                      -- Exchange Agent;" or

                                                 (b)  in connection with a
                                                      book-entry transfer of old
                                                      notes, arrange for The
                                                      Depository Trust Company
                                                      to transmit the required
                                                      information to our
                                                      exchange agent.

                                                 By tendering your old notes in
                                                 this manner, you will be
                                                 representing, among other
                                                 things, that:

                                                 o    the exchange notes being
                                                      acquired by you in the
                                                      exchange offer are being
                                                      acquired in the ordinary
                                                      course of your business;

                                                 o    you are not participating,
                                                      do not intend to
                                                      participate, and have no
                                                      arrangement or
                                                      understanding with any
                                                      person to participate, in
                                                      the distribution of the
                                                      exchange notes issued to
                                                      you in our exchange offer;
                                                      and

                                                 o    you are not our
                                                      "affiliate."

Federal Income Tax Consequences.............     Your exchange of old notes for
                                                 exchange notes in accordance
                                                 with the exchange offer will
                                                 not result in any gain or loss
                                                 to you for federal income tax
                                                 purposes. See the "Material
                                                 United States Income Tax
                                                 Consequences" section of this
                                                 prospectus for information as
                                                 to the federal income tax
                                                 consequences to the holders of
                                                 the exchange notes resulting
                                                 from the old notes having been
                                                 issued with original issue
                                                 discount.

Consequences of Failure to Exchange.........     Old notes that are not tendered
                                                 or that are tendered, but not
                                                 accepted, will be subject to
                                                 the existing transfer
                                                 restrictions on the old notes
                                                 after the exchange offer. We
                                                 will have no further
                                                 obligation, subject to the
                                                 exceptions discussed under "The
                                                 Exchange Offer--Shelf
                                                 Registration Statement" section
                                                 of this prospectus, to register
                                                 the old notes. If you do not
                                                 participate in our exchange
                                                 offer, the liquidity of your
                                                 old notes could be adversely
                                                 affected. See "Risk
                                                 Factors--You Will Be Subject To
                                                 Adverse Consequences If You Do
                                                 Not Exchange Your Old Notes."


Procedures for Beneficial Owners............     If you are a beneficial owner
                                                 of old notes registered in the
                                                 name of a broker, dealer or
                                                 other nominee and you wish to
                                                 tender your old notes, you
                                                 should contact the person in
                                                 whose name your old notes are
                                                 registered and promptly
                                                 instruct the person to tender
                                                 those old notes on your behalf.

Guaranteed Delivery Procedures..............     If you wish to tender your old
                                                 notes and time will not permit
                                                 your required documents to
                                                 reach our exchange agent by the
                                                 expiration date, or the
                                                 procedure for book-entry
                                                 transfer cannot be completed on
                                                 time, you may tender your old
                                                 notes according to the
                                                 guaranteed delivery procedures.
                                                 See "The Exchange Offer--
                                                 Guaranteed Delivery
                                                 Procedures."


Acceptance of Old Notes;
Delivery of Exchange Notes..................     Subject to the conditions set
                                                 forth in "The Exchange
                                                 Offer--Conditions to the
                                                 Exchange Offer" section of this
                                                 prospectus, we will accept old
                                                 notes which are properly
                                                 tendered in our exchange offer
                                                 and are not withdrawn before
                                                 the expiration date of our
                                                 exchange offer. The exchange
                                                 notes will be delivered as
                                                 promptly as practicable
                                                 following the expiration date.


Use of Proceeds.............................     We will not receive any
                                                 proceeds from the exchange
                                                 offer.

Exchange Agent..............................     The Chase Manhattan Bank is the
                                                 exchange agent for our exchange
                                                 offer.

                                 EXCHANGE NOTES

     The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that various transfer restrictions and registration rights relating to the old notes do not apply to the exchange notes.

Total Amount of Exchange Notes..............     Up to $35,755,788 face amount
                                                 of our 15% series B senior
                                                 secured discount notes due
                                                 2007.

Maturity Date  .............................     July 15, 2007.

Interest....................................     The exchange notes will accrete
                                                 interest at the rate of 15% per
                                                 annum, compounded
                                                 semi-annually, from July 9,
                                                 1999 until July 15, 2003 and
                                                 will accrue cash interest at
                                                 the rate of 15% per annum from
                                                 July 15, 2003, payable every
                                                 six months in cash on January
                                                 15 and July 15, commencing
                                                 January 15, 2004.

Optional Redemption.........................     We may redeem the exchange
                                                 notes:

                                                 o    in whole, but not in part,
                                                      on or after July 9, 2000
                                                      through July 9, 2001, at
                                                      105.0% of their Accreted
                                                      Value, as defined under
                                                      "Description of Exchange
                                                      Notes--Defined Terms," as
                                                      of the redemption date;

                                                 o    in whole or in part, on or
                                                      after July 15, 2003, at
                                                      the redemption prices set
                                                      forth in the "Description
                                                      of Exchange Notes --
                                                      Optional Redemption"
                                                      section of this
                                                      prospectus, plus accrued
                                                      and unpaid interest as of
                                                      the applicable redemption
                                                      date.

                                                 In addition, before July 15,
                                                 2002, we may redeem up to 35%
                                                 of the exchange notes at 115.0%
                                                 of their accreted value, as of
                                                 the redemption date, with the
                                                 net cash proceeds of sales of
                                                 our common stock in one or more
                                                 underwritten public offerings
                                                 of our common stock. If less
                                                 than 65% of the exchange notes
                                                 will remain outstanding
                                                 immediately after we redeem the
                                                 exchange notes, we may not
                                                 effect the redemption. In
                                                 addition, to carry out the
                                                 redemption with the net cash
                                                 proceeds of an underwritten
                                                 offering of our common stock,
                                                 we must redeem the exchange
                                                 notes no later than 90 days
                                                 after the consummation of any
                                                 offering of our common stock.
                                                 See "Description of Exchange
                                                 Notes -- Optional Redemption."

Repurchase Obligations......................     If we sell assets under the
                                                 circumstances described in the
                                                 "Description of Exchange
                                                 Notes--Asset Sales" section of
                                                 this prospectus or if events
                                                 deemed to be change of control
                                                 events occur, each holder of
                                                 the exchange notes may require
                                                 us to repurchase all or a
                                                 portion of its exchange notes
                                                 at 101%, 100% in the case of an
                                                 asset sale, of the accreted
                                                 value of the exchange notes as
                                                 of the redemption date or the
                                                 outstanding principal amount of
                                                 the exchange notes as of the
                                                 redemption date depending on
                                                 when the repurchase occurs,
                                                 plus accrued and unpaid
                                                 interest if any. See
                                                 "Description of Exchange
                                                 Notes--Covenants--Asset Sales"
                                                 and "--Change of Control."

Mandatory Redemption........................     We may be required to redeem
                                                 all of the exchange notes at
                                                 105.0% of their accreted value
                                                 as of the redemption date if,
                                                 prior to July 9, 2001, one of
                                                 the initial purchasers of the
                                                 old notes exercises its option,
                                                 under the stockholders
                                                 agreement among us, our direct
                                                 parent, the stockholders of our
                                                 direct parent and the initial
                                                 purchasers of the old notes, to
                                                 require us to repurchase the
                                                 common stock purchase warrants
                                                 sold to these initial
                                                 purchasers in connection with
                                                 their purchase of the old notes
                                                 and the option is not withdrawn
                                                 as permitted by the
                                                 stockholders agreement.


Collateral..................................     The exchange notes will be
                                                 secured by a first priority
                                                 lien on all of the common stock
                                                 of our subsidiary, American
                                                 Tissue. The exchange notes are
                                                 not guaranteed by American
                                                 Tissue or our other
                                                 subsidiaries. Accordingly, if
                                                 an event of default occurs
                                                 under the exchange notes,
                                                 holders of the exchange notes
                                                 will not have recourse to our
                                                 subsidiaries or their assets
                                                 for payment of the exchange
                                                 notes. At January 31, 2000, the
                                                 consolidated indebtedness of
                                                 American Tissue and our other
                                                 subsidiaries was $265.0. The
                                                 American Tissue notes are
                                                 secured by substantially all of
                                                 the assets of our operating
                                                 subsidiaries. Accordingly, if
                                                 an event of default occurs
                                                 under the American Tissue notes
                                                 and the collateral agent for
                                                 the American Tissue notes
                                                 forecloses its lien on those
                                                 assets, the value of the
                                                 collateral for the exchange
                                                 notes will be material and
                                                 adversely affected. See "Risk
                                                 Factors-- The Value Of Your
                                                 Security Interest In The
                                                 Collateral Is Uncertain" and
                                                 "Description of Exchange Notes
                                                 -- Ranking and Security."



Ranking.....................................     The exchange notes will be
                                                 senior secured obligations as
                                                 to us and will be structurally
                                                 subordinated to the
                                                 indebtedness of our
                                                 subsidiaries and any assets of
                                                 our subsidiaries securing the
                                                 indebtedness, as are the old
                                                 notes.

                                                 They rank:

                                                 o    effectively ahead of all
                                                      of our existing and future
                                                      senior unsecured debt and
                                                      junior debt to
                                                      the extent of the assets
                                                      securing the exchange
                                                      notes;

                                                 o    equal, in right of
                                                      payment, with all of our
                                                      existing and future
                                                      unsubordinated debt; and

                                                 o    ahead, in right of
                                                      payment, of any of our
                                                      debt that is subordinated
                                                      to the exchange notes.


                                                 As of January 31, 2000, our
                                                 total consolidated debt,
                                                 including the old notes, was
                                                 approximately $283.2 million,
                                                 including $79.0 million under
                                                 American Tissue's new credit
                                                 facility, excluding unused
                                                 commitments of approximately
                                                 $21.0 million, approximately
                                                 $159.7 million under the
                                                 American Tissue notes and
                                                 approximately $25.3 million of
                                                 mortgage and other debt.


Material Covenants..........................     The indenture governing the
                                                 exchange notes contains
                                                 covenants that, among other
                                                 things, will limit our ability
                                                 and the ability of our
                                                 subsidiaries to:

                                                 o    pay dividends on, redeem
                                                      or repurchase our capital
                                                      stock;

                                                 o    make specified loans and
                                                      investments;

                                                 o    incur additional
                                                      indebtedness;

                                                 o    permit payment or dividend
                                                      restrictions on some of
                                                      our subsidiaries;

                                                 o    sell assets;

                                                 o    create liens;

                                                 o    engage in transactions
                                                      with affiliates;

                                                 o    consolidate, merge or sell
                                                      all or substantially all
                                                      of our assets and the
                                                      assets of our
                                                      subsidiaries; and

                                                 o    prepay, redeem or
                                                      repurchase debt.

     All of these covenants, including important exceptions to, and qualifications of, the terms of these covenants, are more fully described under "Description of Exchange Notes - Covenants."



Transfer Restrictions.......................     The exchange notes are new
                                                 securities, and there is
                                                 currently no established market
                                                 for them. We do not intend to
                                                 list the exchange notes on any
                                          securities exchange.

Original Issue Discount.....................     For U.S. federal income tax
                                                 purposes, the exchange notes
                                                 will be treated as having been
                                                 issued with "original issue
                                                 discount" equal to the excess
                                                 of the accreted value amount of
                                                 the old notes at July 15, 2003
                                                 and the issue price of the old
                                                 notes. See "Material United
                                                 States Income Tax
                                                 Consequences."

     An investment in the exchange notes involves a high degree of risk. For a discussion of some matters that you should consider in connection with the exchange offer, please read "Risk Factors."

The following is a diagram of our corporate structure showing our direct and indirect parents, our direct and indirect subsidiaries and companies that are our affiliates but are not part of the holding company structure:


                                         Nourollah Elghanayan               Mehdi Gabayzadeh
                                                and                               and
                                            family members                   family trusts
                                                 |                                 |
                                                50%                               50%
                                                 ----------------------------------
                                                                 |
                                                                 |
------------------------------------------------------------------------------------------------------------------------------------
      |            |          |           |              |           |            |            |         |          |         |
  American     American   American    American       American      Super    United States  American   Lakeview  Huntington Pheasant
   Tissue       Tissue     Tissue      Tissue       Kraft Mills   American   Paper Mills    Tissue     Real        LLC       LLC (1)
Aviation         Mills      Mills     Mills of          of        Tissue     of Vermont      Mills    Estate       (1)
  LLC (1)      of Ohio,   de Mexico  Massachusetts,  Tennessee      Inc.      Inc. (1)       of        LLC (1)
               Inc. (1)    S.A. de    Inc. (1)       LLC (1)        88%          |          Maine
                          C.V. (1)                                   |           |          LLC (1)
                                                                    (2)         100%
                                                                     |           |
                                                                  Middle      American
                                                                 American       Paper
                                                                  Tissue      Mills of
                                                                   Inc.        Vermont
                                                                     |           Inc.
                                                                   100%
                                                                     |
                                                                 American
                                                                  Tissue
                                                                   Inc.
                                                                     |
                                                                   100%
                                                                     |
   ---------------------------------------------------------------------------------------------------------------------
         |     |     |    |     |     |     |      |     |      |    |      |     |    |     |     |    |     |     |
     American  | American |  Tagsons  |  American  |   Unique   |  Gilpin   |   Grand  |  Calexico | Saratoga | American
      Tissue   | Tissue   | Papers,   |   Tissue   | Financing  |  Realty   |    LLC   |   Tissue  |  Realty  |  Tissue
   Corporation | Mills of |    Inc.   |  Mills of  |    LLC     |   Corp.   |          |  Company  |   LLC    | Mills of
               | Oregon,  |           |   Neenah   |            |           |          |     LLC   |          |    New
               |   Inc.   |           |     LLC    |            |           |          |           |          | Hampshire
               |          |           |            |            |           |          |           |          |    Inc.
       Markwood LLC   American    American      American     Pulp &        100      Engineers   American    Coram
               |        Tissue      Tissue       Tissue       Paper       Realty      Road,     Cellulose   Realty
               |       Mills of    Mills of     Mills of       of       Management     LLC        Mill        LLC
               |      Wisconsin,  New York,    Greenwich    America         LLC                   Corp.
               |         Inc.        Inc.         LLC          LLC
               |                      |                         |
             100%                     |                        100%
               |                      |                         |
        -------------            -----------------------------------------------------------
             |                        |            |            |           |           |
       Fabricaciones            Railway of     Paper of     Pulp of     Hydro of    Landfill
          Metalicas                America    America LLC   America       America       of
       Mexicanas, S.A.               LLC                       LLC          LLC      America
                                      |                                      |          LLC
                                      |                                      |
                                    100%                                   100%
                                      |                                      |
                                   Berlin                                American
                                    Mills                                Tissue -
                                  Railway,                                  New
                                    Inc.                                 Hampshire
                                                                         Electric
                                                                            Inc.



(1) These companies are not part of our holding company structure and are directly owned by our individual and fiduciary stockholders.

(2)  See "Principal Stockholders."

                             MIDDLE AMERICAN TISSUE


     We are an integrated manufacturer of tissue and uncoated freesheet paper products with a comprehensive product line that includes finished tissue products, jumbo tissue rolls used in the manufacture of finished tissue products and uncoated freesheet paper products for printing, writing and publishing applications. Since our inception in 1981, we have grown primarily through the opportunistic acquisition and integration of underperforming paper mills and converting assets. We currently operate a pulp mill; six paper mills, including five tissue mills; seven converting facilities; and two printing/packaging facilities. We are a holding company and have, and as of the issue date of the exchange notes will have, no material assets other than the capital stock of our subsidiary, American Tissue Inc., and all of our consolidated operations are conducted through our operating subsidiaries.


     Our tissue converting facilities transform jumbo tissue rolls into a wide range of finished tissue products, such as bath tissue, paper towels, napkins and facial tissue. We believe that our flexible manufacturing capabilities allow us to offer a range of tissue products that is broader than that offered by any other North American tissue producer. We use our internal engineering expertise to recondition and sell used tissue converting equipment which, in turn, supports our jumbo tissue roll sales business.

     Our principal tissue products and markets are:

     o Commercial, "away-from-home," finished tissue products, approximately 35.4% of fiscal 1999 revenues. We sell our away-from-home products principally to mid-sized paper, foodservice and janitorial supply distributors, who resell these products to hotels, restaurants, offices, factories, hospitals, schools and government facilities.

     o Consumer, "at-home," finished tissue products, approximately 25.2% of fiscal 1999 revenues. Our at-home product strategy targets the private label segment of the at-home market, for which we manufacture products that range from economy to premium quality grades. "Private label" refers to products that are marketed under the brand names of supermarkets or other retail distributors of these products, rather than the producer of these products.

     o Jumbo tissue rolls, approximately 24.1% of fiscal 1999 revenues. We manufacture and sell standard and specialty grades of jumbo tissue rolls directly to manufacturers of finished tissue products. The jumbo tissue rolls we sell are generally used by our domestic customers to manufacture non-competing finished tissue products. Our strategy is to emphasize stable customer relationships to sustain a long-term market for our premium quality and specialty grade jumbo tissue rolls.

     o Uncoated freesheet paper products, approximately 9.9% of fiscal 1999 revenues. We manufacture and sell various grades of freesheet paper for the away-from-home market for printing, writing and publishing applications to, or through, Crown Paper Co. We also manufacture and distribute printer, copier and fax paper under our own brand manes or the brand names of our private label away-from-home customers for resale to small office and home office customers, and specialty papers for the manufacture of disposable food service papers, such as paper plates and bags.

     o Virgin wood pulp, approximately 4.4% of fiscal 1999 revenues. We manufacture virgin pulp primarily for our internal use. However, we sell excess production to other paper companies and, from time to time, we may opportunistically elect to sell virgin pulp when the market price for virgin pulp significant exceeds our cost of production.

     o Reconditioned tissue converting equipment accounted for the remainder of fiscal 1999 revenues.

Acquisition of the Berlin-Gorham Mills

     On July 9, 1999, we purchased from Crown Paper the fully integrated pulp and paper mills located in Berlin and Gorham, New Hampshire and other related assets, with the exception of cash, cash equivalents, accounts receivable and other short-term assets. As consideration for this purchase, we paid $45.0 million in cash and assumed contracts with suppliers of raw materials, equipment maintenance agreements, labor agreements and other ongoing contractual liabilities related to the assets we acquired.

     The Berlin-Gorham Mills include the pulp mill located in Berlin, New Hampshire, and the paper mill located in Gorham, New Hampshire. The pulp mill has an annual capacity of approximately 350,000 tons of northern bleached hardwood and softwood pulp. The paper mill has four paper machines and a toweling machine. The four paper machines have a total annual capacity of approximately 179,000 tons of various grades of uncoated freesheet papers and the toweling machine has an annual capacity of approximately 39,000 tons of commercial toweling. The Berlin-Gorham Mills also include electric generating facilities and a solid waste landfill.

     In connection with the acquisition, we entered into supply and marketing agreements with Crown Paper intended to facilitate our entrance into the uncoated freesheet paper business, facilitate the integration of the pulp and paper making operations of the Berlin-Gorham Mills with our existing operations and give us sufficient time to establish our own marketing capability in the uncoated freesheet paper market. See "Business--Berlin-Gorham Mills Acquisition."

             SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                             (dollars in thousands)

     The following sets forth for Middle American Tissue and the Berlin-Gorham
Mills:

     o    summary consolidated balance sheet data at September 30, 1999; and

     o summary unaudited pro forma consolidated operating data for the fiscal year ended September 30, 1999.

     The consolidated balance sheet data at September 30, 1999 reflects a number of transactions that occurred on July 9,1999. These transactions consisted of the repayment of our then outstanding debt, our acquisition of the Berlin-Gorham Mills, the closing of our $100.0 million revolving credit facility, an equity contribution from our direct parent and the sale of the old notes and the American Tissue notes. The pro forma consolidated operating data for the fiscal year ended September 30, 1999 gives effect to these transactions as if they had occurred on October 1, 1998.

     The following information should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Middle American Tissue and the notes to these consolidated financial statements and the financial statements of the Berlin-Gorham Mills and the notes to these financial statements, included elsewhere herein.


                                                             Fiscal Year Ended
                                                               September 30,
                                                                1999(1)
                                                               -------------
Pro Forma Statement of Operations Data:
Revenues..................................................      $ 419,506
Gross profit..............................................         79,305
Selling general and administrative expenses...............         41,501
Operating income (loss)...................................       (119,484)
Net income (loss).........................................        (89,714)


                                                           At September 30, 1999
                                                                 (actual)
                                                           ---------------------
Balance Sheet Data:
Total assets..............................................      $ 406,863
Total debt................................................        250,142
Stockholder's equity......................................         77,900

Other Data:
Ratio of earnings to fixed charges(2).....................             --
Cash flows from in operating activities...................        (22,034)
Cash flows used in investing activities...................        (65,168)
Cash flows from financing activities......................         87,528
EBITDA(3).................................................       (104,207)
Adjusted EBITDA(4)........................................         53,732
Cash interest expense(5)..................................         22,490
Depreciation and amortization.............................         14,458
Capital expenditures(6)...................................         24,786
Capital lease obligations entered into....................          4,002
Adjusted EBITDA/cash interest expense.....................           2.4x
Total debt/Adjusted EBITDA................................           4.7x

(1) The summary unaudited pro forma consolidated statement of operations data for the fiscal year ended September 30, 1999 includes the fiscal year ended September 30, 1999 of Middle American Tissue, which includes the operations of the Berlin-Gorham Mills from July 9, 1999 through September 30, 1999 and the period from October 1, 1998 through July 8, 1999 for the Berlin-Gorham Mills prior to their acquisition by us.

(2) Earnings were insufficient to cover fixed charges on an unaudited pro forma consolidated basis for the year ended September 30, 1999 by $148.8 million, primarily as a result of the special charges (credits) listed in note (4) below. Exclusive of the items listed in note (4) below, our earnings, an unaudited pro forma consolidated basis, would have been able to cover our fixed charges by approximately 1.3 times.

(3) EBITDA is defined as operating income plus depreciation and amortization. Information regarding EBITDA is presented because management believes that some investors use EBITDA as one measure of an issuer's ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, operating income, net income or cash flow as defined by generally accepted accounting principles or as an indicator of an issuer's operating performance. In addition, caution should be used in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary. See "Unaudited Pro Forma Consolidated Financial Data" and the consolidated financial statements of Middle American Tissue and the notes to these consolidated financial statements and the financial statements of the Berlin-Gorham Mills and the notes to these financial statements thereto, included elsewhere in this prospectus.

(4) Pro forma Adjusted EBITDA represents pro forma EBITDA adjusted as follows:


                                                                 Fiscal Year
                                                             Ended September 30,
                                                                    1999
                                                             ------------------

Pro forma EBITDA..........................................       $(104,207)
Adjustment to net realizable value........................          16,175
Property tax reversal.....................................          (8,957)
Asset impairment charge...................................         143,632
Corporate overhead allocation.............................           6,438
Non-continuing employee
compensation expense......................................             738
Property tax savings......................................             (87)
                                                               ------------

Adjusted EBITDA...........................................        $  53,732
                                                               ============


     Adjusted EBITDA has been presented because management believes that some investors will use an adjusted measure of EBITDA as one measure of an issuer's ability to service its debt, since, in this case, Adjusted EBITDA excludes the significant special charges and credits recorded by the Berlin-Gorham Mills in the period from October 1, 1998 through July 8, 1999. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, operating income, net income or cash flow as defined by generally accepted accounting principles or as an indicator of an issuer's operating performance. In addition, caution should be used in comparing Adjusted EBITDA to similarly titled measures of other companies as the definition of these measures may vary. See "Unaudited Pro Forma Consolidated Financial Data" and our consolidated financial statements and statements of the Berlin-Gorham Mills and the notes to these financial statements included elsewhere in this prospectus.

(5) Cash interest expense represents total interest expense, less amortization of deferred financing costs and amortization of debt discount, on a pro forma basis giving effect to the sale of the old notes, and the American Tissue notes, borrowings of $12.0 million under our revolving credit facility and the application of the net proceeds from these borrowings.

(6)  Capital expenditures exclude portions attributable to our capital leases.

                        SUMMARY HISTORICAL FINANCIAL DATA
                             (dollars in thousands)

     Set forth below are summary historical consolidated financial data for Middle American Tissue and the Berlin-Gorham Mills. The results for the interim periods set forth below are not necessarily indicative of the results to be expected for the full year or any other future period.

     The summary historical operating data of Middle American Tissue for:

     (a) the fiscal year ended September 30, 1995 reflects the unaudited operating results of our subsidiaries prior to our formation, prepared on the same consolidated basis as our current holding company structure;

     (b) the fiscal years ended September 30, 1996 and 1997 reflect the audited operating results of our subsidiaries prior to our formation, prepared on the same consolidated basis as our current holding company structure;

     (c) the fiscal years ended September 30, 1998 and 1999 reflect the audited consolidated operating results under our current holding company structure; and

     (d) the quarterly-periods ended December 31, 1998 and 1999 reflect the unaudited consolidated operating results under our current holding company structure.

     The summary historical operating data of the Berlin-Gorham Mills for:

     (a) the 52 weeks ended December 25, 1994 and December 31, 1995 and the 26 weeks ended June 27, 1999 reflect the unaudited operating results of the Berlin-Gorham Mills for each of these periods; and

     (b) the 52 weeks ended December 29, 1996, December 28, 1997 and December 27, 1998 reflect the audited operating results of the Berlin-Gorham Mills for each of these periods.

     You should read this information in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Middle American Tissue and the notes to these consolidated financial statements and the financial statements of the Berlin-Gorham Mills and the notes to these financial statements included elsewhere in this prospectus.

MIDDLE AMERICAN TISSUE

                                                                                                               Three Months Ended
                                                         Fiscal Year Ended September 30,                          December 31
                                             1995        1996         1997         1998          1999          1999           1998
                                          ---------    ---------    ---------    ---------    ----------    ---------     ---------
                                         (unaudited)                                                       (unaudited)   (unaudited)
Statement of Operations
Data:
Revenues ...............................  $ 138,933    $ 153,224    $ 198,384    $ 215,203    $ 284,340     $ 110,315     $  60,400
Gross profit ...........................     22,527       30,951       46,098       42,586       70,875        28,519        11,864
Operating income .......................      6,593       13,770       19,145       13,198       35,923        15,761         4,400

Balance Sheet Data:
Cash and cash equivalents ..............  $   1,017    $     152    $     870    $   1,480    $   1,806     $     818
Working capital ........................    (18,183)     (18,413)     (20,892)     (48,748)      45,906        48,326
Total assets ...........................    136,166      199,201      230,517      270,819      406,863       434,513
Total debt .............................     93,300      123,376      143,690      176,394      250,142       271,665
Stockholder's equity ...................     14,010       26,984       33,858       33,644       77,900        85,858

Other Data: ............................     1995         1996         1997         1998         1999
                                          ---------    ---------    ---------    ---------    ---------
Ratio of earnings to fixed charges .....      --(3)         2.3x         1.5x        --(3)         1.8x         1.9x           1.3x
Cash flows provided by (used in)
Operating activities ...................      --(4)    $  10,351    $  21,885    $  17,037    $ (22,034)    $  (8,350)      $ 4,261
Investing activities ...................      --(4)      (40,933)     (29,172)     (27,566)     (65,168)      (10,152)       (3,170)
Financing activities ...................      --(4)       29,717        8,005       11,139       87,528        17,514        (2,571)
EBITDA(1) ..............................  $   9,281       27,950       27,427       23,783       49,527        20,902         7,453
Depreciation and amortization ..........      4,092        5,593        8,282       10,585       14,458         5,141         3,053
Capital expenditures(2) ................     24,192       40,933       29,172       27,566       20,168        10,152         3,170
Capital lease obligations entered into .      1,944        8,770        2,021       10,453        4,002         3,003            --

BERLIN-GORHAM MILLS

                                                      52 Weeks Ended December(5)                       26 Weeks Ended June
                                                 --------------------------------------      ---------------------------------------
                                                   1994           1995           1996           1997         1998           1999
                                                 ---------      ---------     ---------      ---------     ---------      ----------
                                                (unaudited)    (unaudited)                                 (unaudited)

Statement of Operations Data:
Revenues ...................................     $ 164,733      $ 236,311     $ 177,916      $ 183,398     $ 174,423      $  86,372
Gross profit (loss) ........................       (15,263)        36,895       (11,257)         3,750       (13,329)         3,104
Operating income (loss) ....................       (23,701)        28,177       (20,367)         5,000      (173,880)       (12,590)


                                                                                    As of
                                                                                June 27, 1999
                                                                                -------------
                                                                                 (unaudited)
Balance Sheet Data:
Working capital..............................................................      $12,561
Total assets.................................................................       81,280
Total debt...................................................................       30,255


(1) See definition of EBITDA in note (3) under "Summary of Unaudited Pro Forma Consolidated Financial Data."

(2)  Excludes portions attributable to capital leases.

(3) Earnings were insufficient to cover fixed charges during the fiscal years 1995 and 1998 by $1,733 and $2,073, respectively.

(4)  Cash flow data on a consolidated basis is not available for this period.

(5) The Berlin-Gorham Mills' fiscal year ends on the last Sunday of the month of December (i.e., December 25, 1994, December 31, 1995, December 29, 1996, December 28, 1997 and December 27, 1998).


                                  RISK FACTORS

     Before you invest in the exchange notes, you should carefully consider the following factors, in addition to the other information contained in this prospectus.

The Notes Are Not Guaranteed By Our Subsidiaries, So That If An Event Of
Default Under The Notes Occurs And Is Continuing, You Will Not Have Any Recourse To Our Operating Subsidiaries Or Their Assets For Payment Of The Notes


     We are a holding company and do not have any significant operations, other than the ownership of the outstanding shares of common stock of American Tissue, which is also a holding company. The only significant assets of American Tissue are the shares of capital stock of our corporate subsidiaries and the membership interests of our limited liability company subsidiaries. Our obligations under the Notes and the related indenture are not guaranteed by any of our subsidiaries and none of the assets of our subsidiaries secure the payment or performance of these obligations. Accordingly, you will not have any recourse to our subsidiaries or their assets if an event of default occurs under the Notes and we do not have the financial resources to pay the Notes or the trustee for the Notes is not able to realize sufficient proceeds from the sale of the shares of common stock of American Tissue which we pledged as collateral for the Notes.

     The collateral value of the common stock of American Tissue is directly related to the ability of our operating subsidiaries to continue to generate sufficient cash flow to service the consolidated indebtedness of American Tissue and our other subsidiaries. At January 31, 2000, the consolidated indebtedness of American Tissue and our other subsidiaries aggregated $265.0. The Notes are structurally subordinated to all of this indebtedness as well as the assets of our operating subsidiaries that secure the repayment of a substantial portion of this indebtedness. Accordingly, if the secured creditors of American Tissue and our operating subsidiaries were to accelerate the maturity of this indebtedness at a time when we could not refinance this indebtedness, and foreclose their liens on the collateral securing this indebtedness, the collateral value of the common stock of American Tissue would be materially and adversely affected. See "--The Value of Your Security Interest In the Collateral Securing The Exchange Notes is Uncertain."


If You Do Not Exchange Your Old Notes They Will Continue To Be Subject To Restrictions On Their Transfer, Your Rights Under The Registration Rights Agreement Will Terminate And The Trading Market, If Any, For Your Old Notes Will Be Adversely Affected

     If you do not exchange your old notes for exchange notes in our exchange offer:

o your ability to offer and sell your old notes will continue to be limited during the period which expires on the later of July 9, 2001, or two years after your old notes were last sold by us or one of our affiliates, except:

     (1)  to us;

     (2) under a registration statement that has been declared effective under the Securities Act of 1933;

     (3) in the United States, to a "qualified institutional buyer" within the meaning of Rule 144(A) in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144(A), based upon an opinion of the holder's counsel;

     (4) outside the United States, to a foreign person in a transaction that complies with the provisions of Regulation S under the Securities Act; or

     (5) in reliance upon another available exemption from each of these registration requirements, based upon an opinion of the holder's counsel;

and in each case, in accordance with applicable state securities laws; and

o you will not have any rights to have your old notes registered under the Securities Act under the registration rights agreement because we do not intend to register the old notes under the Securities Act, subject to the exceptions described under the "Exchange Offer -- Shelf Registration Statement" section of this prospectus.

     The trading market, if any, for the old notes will be adversely affected, to the extent old notes are tendered and accepted by us in the exchange offer, because investors will prefer to acquire exchange notes which will not be subject to the transfer restrictions applicable to the old notes.

     If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Consequences of Failure to Exchange."

We Have Previously Defaulted In Complying With Financial Covenants Relating To Our Credit Facilities And We May Not Be Able To Provide You With Financial Information When We Are Required To Do So

     Under a term loan credit facility we entered into in June 1997 to refinance our then existing indebtedness, we were required to comply with a fixed charge coverage ratio and other financial covenants and to deliver to the lender under this facility, within specified time periods, our audited annual financial statements and quarterly unaudited financial statements. As of September 30, 1998, we were not in compliance with the fixed charge ratio, maximum leverage ratio and minimum tangible net worth covenants, and our obligations to deliver our financial statements to this lender. In January 1999, we entered into an agreement with this lender that (1) waived the defaults under these covenants and (2) amended our financial covenants so that we would be in compliance with these covenants. We also obtained a waiver from LaSalle National Bank of the default under our then existing revolving credit facility with this lender triggered by the default under the term loan credit facility.

     While the indenture relating to the Notes does not require us to affirmatively maintain specified fixed charge ratios, the indenture, subject to exceptions, restricts us from incurring additional indebtedness, unless at the time we propose to incur the additional indebtedness, and after giving pro forma effect to the incurrance of the additional indebtedness, we are maintaining the fixed charge coverage ratio required by the indenture. Accordingly, if we have not satisfied the fixed charge ratio test required by the indenture, this restriction on our ability to incur additional indebtedness may adversely effect our ability to make capital expenditures for business maintenance and profit improvement projects, which, may, in turn, adversely affect our operating cash flow available for the payment interest on the Notes. See "Description of Exchange Notes -- Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Covenant -- Restricted Payments."

     Our inability to timely deliver financial statements to a lender as required by the relevant credit agreement, as described above, resulted from deficiencies in our management information and accounting systems.

     To remedy these deficiencies, we have restructured our financial and accounting department, including:

     o hiring a new Chief Financial Officer, a Vice President of Finance and a Corporate Controller;

     o retaining consultants to assist us in the installation of new management information systems; and

     o installing a fully integrated, updated version of our accounting software.

     The key module of our accounting software upgrade implemented during the last quarter of fiscal 1999 was the latest version (version 6.0) of the General Ledger Module of the BPCS accounting software. This module enabled us to complete the implementation and interface of the Sale and Billing, Costing and Accounts Payable modules, already placed in service earlier in fiscal 1999. As a result of these final stages of implementation, sales invoices, accounts payable vouchers, cost of production and cost of sales information were automatically interfaced into the general ledger on a real-time basis. This final stage of the process enabled us to consolidate reporting for all of our operating subsidiaries and provide real-time access to information.

     The next stage of our software upgrade involves our purchase of GEAC Computer Systems accounting software. This software is currently installed at the Berlin-Gorham Mills and is being purchased for use at all of our other facilities. The modules to be implemented during this phase of our upgrade include general ledger, accounts payable, cash receipts, accounts receivable, fixed assets, and allocations. These modules will be interfaced to manufacturing software systems existing at our other manufacturing facilities. The fixed asset and allocation modules will provide us with additional functionality not currently present in the BPCS software.

     Additionally, new purchasing and manufacturing software systems from Maximo-PSDI and Honeywell-Measurex have been purchased and will be implemented on a facility-by basis over the coming months.

     These additional software purchases will give us consistency of systems across all of our facilities and provide us with a consistent interface into the various accounting modules.

     We expect that the installation of these newly purchased accounting and manufacturing systems will begin in March 2000 and will be completed by September 2000.

We believe that these new software systems will provide a stronger backbone for information processing and accounting procedures throughout the holding company structure in the future.

     As a result of the changes implemented to date, we believe that we are currently in compliance with the financial reporting requirements under the indenture relating to the old notes and under our new revolving credit facility.

     It is our intention to deliver financial statements and file reports with the Securities and Exchange Commission within the required time periods and as required by the indenture governing the exchange notes and our new revolving credit facility. However, we cannot assure you that we will be able to continue to comply with these requirements. A material delay in delivering our financial statements could cause defaults under our senior credit facilities, which, in turn, could result in the maturities of the indebtedness under these facilities and foreclosure of the liens on our assets securing this indebtedness.

Our Significant Indebtedness Could Adversely Affect Our Ability To Perform Our Obligations Under The Exchange Notes


     We have a high level of debt. As of January 31, 2000, we had approximately $283.2 million of indebtedness outstanding, excluding unused commitments of approximately $21.0 million under our revolving credit facility.


     Our significant indebtedness could have important consequences to you. For example, it could:

     o require us to dedicate a substantial portion of our cash flow from operations to make payments of principal and interest on our indebtedness. Our failure to generate sufficient cash flow to make required payments could result in a default under this indebtedness, including under the exchange notes; and

     o limit, among other things, our ability to borrow additional funds and comply with the financial covenants relating to our existing indebtedness. Our failure to comply with these covenants could result in an event of default under our new revolving credit facility and also trigger an event of default under the indenture relating to the exchange notes with the possible consequences described below.

See "Description of Material Indebtedness" and "Description of Exchange Notes."

     Our ability to satisfy our obligations as to this indebtedness, including the exchange notes, will depend upon our future performance which, in turn, will be subject to management, financial, business, regulatory and other factors affecting our business and operations. Many of these factors are not within our control. We believe, based on our current level of operations, that we will have sufficient capital to carry on our business and to meet our scheduled debt service requirements. We cannot assure you, however, that future cash flow will be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow to meet our debt obligations we may be required to:


     o    reduce or delay capital expenditures;

     o restructure or refinance all or a portion of this indebtedness including indebtedness under the exchange notes and our new revolving credit facility; or

     o    sell assets or obtain additional financing.

     We may not be able to implement any of these strategies on satisfactory terms or on a timely basis, if at all. If we cannot satisfy our obligations related to this indebtedness, substantially all of our long-term indebtedness, including the exchange notes, could be in default and could be declared immediately due and payable. If the maturity of our indebtedness is accelerated, secured creditors may seek to enforce their security interests or liens in the particular assets securing indebtedness, which might require us to commence a case under the federal bankruptcy laws. Any bankruptcy case we might commence could substantially delay the efforts of the trustee under the indenture relating to the exchange notes to liquidate the collateral securing the exchange notes and may reduce the amount that might otherwise be realizable by the trustee upon a sale of the collateral securing the exchange notes. To avoid a default, we may need waivers from third parties, which may not be granted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We May Incur Additional Indebtedness To Finance Capital Expenditures, Which Would Increase The Risks Associated With Our Highly Leveraged Position

     We may need to incur additional indebtedness to finance capital expenditures at the Berlin-Gorham Mills and at our other facilities and to fulfill our long-term business strategies. Under the terms of the indentures governing the exchange notes and the American Tissue notes and the terms of our revolving credit facility, our subsidiaries may incur additional debt, subject to the limitations described under the "Description of Exchange Notes - Covenants - Insurance of Indebtedness and Issuance of Prefixed Stock" sector of this prospectus. If we incur additional indebtedness, the risks associated with our highly leveraged condition will increase. See "Capitalization," "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Financial Data," "Description of Material Indebtedness" and "Description of Exchange Notes."

We May Not Be Able To Finance A Change Of Control Offer

     Upon the occurrence of various change of control events, including, in the case of the American Tissue notes, a change of control resulting from a sale of the shares of common stock of American Tissue we pledged to the trustee for exchange notes, the holders of the American Tissue notes or the exchange notes, as applicable, may require us to repurchase all of their outstanding notes. However, it is possible that we will not have sufficient funds at the time of a change of control to effect a repurchase or that restrictions under our revolving credit facility or our other debt agreements will not allow a repurchase. In addition, under our revolving credit facility, various change of control events are events of default giving the lenders under our revolving credit faulty the right to accelerate the maturity of borrowings under this faulty. We cannot assure you that we will be able to obtain the necessary consents from the lenders under our new revolving credit facility to permit us to repurchase the exchange notes pursuant to a change of control offer or to repay or refinance all of the indebtedness under our revolving credit facility. If we fail to make a change of control offer or pay the required repurchase price when due, an event of default under the exchange notes will occur. See "Description of Material Indebtedness" and "Description of Exchange Notes -- Covenants -- Change of Control."

Our Debt Agreements Contain Operating Restrictions And Financial Covenants Which May Adversely Affect Our Operations And The Breach Of Which Could Have A Material Adverse Effect On Our Ability To Service The Exchange Notes

     The operating and financial covenants under our existing debt agreements, including our revolving credit facility and the indentures governing the American Tissue notes and the Notes, and financing agreements we may enter into in the future, may adversely affect our ability to finance future operations or working capital or to engage in other business activities. Specifically, our existing debt agreements require that we maintain specific financial ratios and restrict our ability to, among other things:

     o    make specified loans and investments;

     o    incur additional indebtedness;

     o permit payment or dividend restrictions on our subsidiaries that are not unrestricted subsidiaries;

     o    sell assets;

     o    enter into sale and leaseback transactions;

     o    create liens;

     o    engage in transactions with affiliates;

     o consolidate, merge or sell all or substantially all of our assets and the assets of our subsidiaries; or

     o    prepay, redeem or purchase debt.

     Compliance with these operating and financial covenants may adversely affect our ability to finance future operations or engage in other business activities. A breach of any of the covenants in our existing indentures and debt agreements or in any future agreement could cause a default under our revolving credit facility, the American Tissue notes, other current or future debt and/or or the exchange notes. As a result of a default, a significant portion of our indebtedness could be declared immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the American Tissue notes and the exchange notes. See "Description of Material Indebtedness -- Revolving Credit Facility" and "Description of Exchange Notes -- Covenants."

The Value Of Your Security Interest In The Collateral Securing The Exchange Notes Is Uncertain


     The significant indebtedness of our subsidiaries and the fact that substantially all of their assets secure the payment of a substantial portion of their indebtedness may have a material adverse effect on the value of the shares of American Tissue's common stock securing the exchange notes, especially if American Tissue defaults on the payment of its secured debt and the holders of this debt foreclose their liens on the assets securing this debt. Accordingly, we cannot assure you that the net proceeds of a sale of the shares of the common stock of American Tissue securing the exchange notes would be sufficient to repay all of the exchange notes following sale of the collateral. If the net proceeds received from the sale of the collateral, after expenses relating to the sale of this collateral are insufficient to pay all amounts due with respect to the exchange notes, you would, to the extent of the insufficiency, have only an unsecured claim against our remaining assets, if any. In addition, the ability of the trustee for the exchange notes to sell the shares of the common stock of American Tissue securing the exchange notes would be delayed if we were subject to proceedings under applicable bankruptcy law.



We May Not Be Able To Pay Cash On The Exchange Notes When Due Or Repay The Exchange Notes If We Are Required To Redeem Them.


     The old notes were issued with warrants to purchase up to 12% of our common stock at a nominal exercise price. The holders of the old notes and warrants have entered into a stockholders agreement which contains various rights and obligations of Middle American Tissue and the direct and beneficial holders of our common stock. The stockholders agreement and the indenture relating to the Notes contain provisions permitting the initial purchasers of the old notes (and in some instances, their transferees) to require redemption of the Notes or the warrants, or both, at various times prior to the maturity of the Notes. When we are required to pay cash interest on the Notes, or if we are required by the holders of the Notes or the warrants, or both, to redeem these securities, we may be unable to make the payment. The restricted payment covenant of the American Tissue notes does not contain any express provision permitting American Tissue to pay dividends to us or to pay the interest on, or principal of, the Notes or finance a redemption of the Notes. Accordingly, in these circumstances, unless we are able to refinance the Notes, of which we can give you no assurance, we might be required to seek the protection of federal bankruptcy law, which might delay the trustee from liquidating the collateral securing the Notes and significantly affect the amount you would be able to collect on any exchange notes you then hold. For information as to the specific time periods when the holders of the Notes may require us to redeem the Notes, see "Principal Stockholders--Middle American Tissue Stockholders Agreement" and "Description of Exchange Notes--Covenants--Change of Control" and "--Covenants--Assets Sales."


We May Not Successfully Integrate The Operations Of The Berlin-Gorham Mills With Our Existing Operations Or Realize Expected Cost Benefits

     The estimated cost savings described under "Unaudited Pro Forma Consolidated Financial

Data" represent the cost savings expected to result from our acquisition of the Berlin-Gorham Mills and from the implementation of our business and operating strategy, based on operating results in the fiscal 1999. These estimated future cost reductions and savings are based upon a number of assumptions, which may be inaccurate and relate only to estimated cost reductions and savings on the items described. Accordingly, the expected cost reductions and savings are not necessarily indicative of our pro forma or future financial results, including EBITDA and net income, which may be affected by a number of other factors, including demand and pricing for our products and other costs associated with our production, distribution and other operations. In addition, we cannot assure you that we will be able to fully realize any or all of the operating and economic benefits expected to result from our acquisition of the Berlin-Gorham Mills.

     Our success will depend, in part, on our ability to integrate the acquired operations of the Berlin-Gorham Mills and to fully implement our business and operating strategies. We cannot assure you that we will be able to effectively manage the operations of the Berlin-Gorham Mills or effectively integrate operations of the Berlin-Gorham Mills with our existing operations. Moreover, we cannot assure you that we will be successful in rationalizing various functions and implementing appropriate operational, financial and management systems and controls to fully achieve the cost savings expected to result from the acquisition. Our efforts to implement our strategy and to integrate the operation of the Berlin-Gorham Mills could be affected by a number of factors beyond our control, such as regulatory developments, general economic conditions and increased competition. In addition, after gaining experience with the operations of the Berlin-Gorham Mills, our management may decide to alter or discontinue particular aspects of the business and operating strategies discussed in this prospectus and may adopt alternative or additional strategies. Any failure to integrate the operations of the Berlin-Gorham Mills or to effectively implement our strategies could have a material adverse effect on our business, financial condition and results of operations and on our ability to service our indebtedness, including the exchange notes.


Past Operations of The Berlin-Gorham Mills May Not Reflect Their Future
Operations

     We have included historical financial data in this prospectus as to the operations of the Berlin-Gorham Mills when they were operated by Crown Paper as a unit of one of its divisions. You should not rely on historical operating results of the Berlin-Gorham Mills to determine future operations because the Berlin-Gorham Mills have never operated as a stand-alone entity for financial reporting purposes and their historical operating results do not reflect their future operations. See "Management Discussion and Analysis of Financial Condition and Results of Operations -- Berlin-Gorham Mills."

We Are Subject To Cyclical Industry Conditions Which May Have Material Adverse Effects on Our Business, Financial Condition and Operating Results

     Tissue and Paper Products. The markets for our tissue and uncoated freesheet paper products are characterized by periods of supply and demand imbalance, with supply being added in large blocks and demand fluctuating with:

     o    changes in industry capacity;

     o changes in economic conditions, including in the overall level of domestic economic activity; and

     o competitive conditions, including, in the case of our uncoated freesheet paper products, intensified competition from overseas producers responding to favorable exchange rate fluctuations and/or unfavorable overseas market conditions.

     Other factors may increase the cyclical nature of our industry, including:

     o the substantial capital investment and high fixed costs required to manufacture tissue and other paper products and convert tissue products, and

     o the significant costs associated with reductions in manufacturing capacity.

     Because of high fixed costs, we and other manufacturers strive to maintain high levels of manufacturing capacity, i.e., operating rates, to cover these fixed costs. Relatively small changes in operating rates due to changes in domestic demand, capacity, levels of imports or other circumstances may significantly effect prices. Substantially all of these conditions are beyond our control.

     Adverse changes in these conditions could have a material adverse effect on our ability to maintain sales and pricing levels. Prices for our products may fluctuate substantially in the future. A significant downturn in our prices could have a material adverse effect on our business, financial condition and results of operations.

     Raw Materials. Wood pulp, chemicals, recycled paper pulp and waste paper are the principal raw materials used in the manufacture of our tissue and uncoated freesheet paper products. These materials are purchased in highly competitive, price-sensitive markets. While we anticipate that wood pulp produced by the pulp mill at the Berlin-Gorham Mills should be sufficient to satisfy our requirements for wood pulp for our uncoated freesheet paper operations and a significant portion of our tissue operations, the cost of recycled pulp and chemicals have historically exhibited price and demand cyclicality similar to the cycles for paper products. In addition, increased demand for paper and wood products has resulted in greater demand for raw materials, which has recently translated into higher raw material prices for the paper industry. Historically, price increases for our paper products have lagged behind increases in raw material costs.

     Wood fiber is the principal raw material used in the production of pulp at the Berlin-Gorham Mills. In connection with our acquisition of the Berlin-Gorham Mills, we have effectively become a party to various long-term supply contracts with suppliers of wood fiber located in close proximity to the Berlin-Gorham Mills. If for any reason these agreements are determined not to have been assigned to us or are terminated by these suppliers, we would also be subject to the cyclicality of the wood fiber market. The supply and price of wood fiber is dependent upon a variety of factors, including environmental and conservation regulations, natural disasters and weather, over which we have no control. We can not assure you that we will not have difficulty obtaining wood fiber in economic proximity to the Berlin-Gorham Mills.

     We cannot assure you that prices for any of these raw materials will fluctuate in a similar cycle to our tissue and other paper products or that all or any part of these increased costs can be passed along to consumers of our products or in a timely manner. Our inability to pass along these costs to our customers or in a timely manner could have a material adverse effect on our results of operations and financial condition.

We Have No Experience In Manufacturing And Selling Uncoated Freesheet Paper Products And Crown Paper May Not Have The Financial Resources To Perform Its Purchase And Marketing Agreements With Us

     Historically, the four freesheet paper machines at the Berlin-Gorham Mills have been used by Crown Paper for the manufacture of uncoated freesheet paper products, primarily for printing, writing and publishing end-uses. We did not acquire either assets or marketing and distribution organizations from Crown Paper to permit us to market and distribute these paper products and we do not have the knowledge, experience or organization to permit us to successfully market and distribute these products. Consequently, we are, and during the three-year period following the acquisition we will be, substantially dependent on Crown Paper, under our paper purchase and marketing agreements with them, to market and distribute uncoated freesheet paper products produced at the Berlin-Gorham Mills. Crown Paper will receive specified discounts and commissions for marketing and distributing our uncoated freesheet paper products.

     According to Crown Paper's Annual Report on Form 10-K for its fiscal year ended December 27, 1998 and its Quarterly Report on Form 10-Q for its fiscal quarter ended September 26, 1999, Crown Paper had a high level of debt, net losses and declining operating cash flows. Accordingly, there is a risk that Crown Paper may not have the financial resources to permit it to perform its obligations under our paper purchase and marketing agreements. In addition, in order to conserve cash to satisfy its debt service requirements, Crown Paper may be required to restructure its operations or reduce or eliminate funding for various marketing and distribution activities, all of which could materially adversely affect Crown Paper's ability to perform its obligations under our paper purchase and marketing agreements. Any failure by Crown Paper to perform its obligations under our paper purchase and marketing agreements could have a material adverse effect on our ability to profitably market and distribute these products.

Crown Paper May Not Be Able To Perform Its Obligations Under The Acquisition Agreement

     Under the asset purchase agreement relating to the Berlin-Gorham Mills, Crown Paper made representations and warranties, which we believe are typical in similar transactions, concerning its assets, liabilities, business and affairs. Crown Paper agreed, subject to specified limitations, to indemnify and hold us harmless from liabilities, losses or damages that we may suffer or incur as a result of Crown Paper's breach of any of these representations and warranties. Crown Paper's financial situation may significantly impair its ability to meet its indemnification obligations under the asset purchase agreement in the event we assert a claim for indemnification. To the extent that we are unable to recover from Crown Paper for any loss or damage that we may suffer or incur, we will be required to bear the loss or damages, which could have a material adverse effect on our ability to pay interest on the exchange notes and on our business, financial condition and operating results.

We May Be Unable To Implement Our Development And Acquisition Strategy

     Our ability to successfully implement our growth strategy is subject to a variety of risks, including changes in the competitive climate in which we operate and our ability to obtain financing in a timely manner at reasonable costs and on terms and conditions acceptable to us. We cannot assure you that any planned capital investment program will take place as planned or that our plan to expand products and services will generate positive cash flows or result in profits.

     Our capital investment program involves strategic acquisitions of underperforming and underutilized facilities. We cannot assure you that we will be able to turn around any facilities that we may acquire.

     Our ability to integrate acquired businesses may be affected by a number of factors, including the ability of our existing management and systems infrastructure to absorb the increased operations, the response of competition and general economic conditions, many of which are not within our control. For example, we cannot assure you that we will be able to integrate successfully the operations of the Berlin-Gorham Mills with our existing operations. Acquisitions may also substantially increase our indebtedness and obligations to make payments of interest and principal in respect of our indebtedness. While growth through acquisitions is part of our capital investment program, we cannot assure you that:

     o    suitable acquisitions will be available to us on acceptable terms;

     o financing for future acquisitions will be available on acceptable terms, or on any terms at all;

     o    future acquisitions will be advantageous to us; or

     o    the anticipated benefits of these acquisitions will occur.

See "--We May Not Successfully Integrate The Operations Of The Berlin-Gorham Mills With Our Existing Operations Or Realize Expected Cost Benefits."

We Operate In A Highly Competitive Industry

     Tissue. The North American tissue industry is highly competitive. We believe that competition is based principally on price, although product quality and customer service are often determining factors in the choice of a supplier. Our competitors include Kimberly-Clark, Fort James, Proctor & Gamble, Georgia-Pacific and Global Tissue, a subsidiary of Kruger, Inc. Based on estimates from the American Forest and Paper Association, for the year ended December 31, 1999, Kimberly-Clark's share of the North American market was approximately 18.6%, Fort James' share was approximately 29.0%, Proctor & Gamble's share was approximately 14.5%, Georgia-Pacific's share was approximately 9.4%, Global Tissue's share was approximately 5.1% and our share was approximately 3.2%. Some of our competitors are lower cost producers of tissue products. Additionally, many of our competitors are large vertically integrated companies that are more strongly capitalized than we are. Any of the foregoing factors may enable these competitors to be able to withstand periods of declining prices and adverse operating conditions in the tissue industry.

     Uncoated Freesheet Papers. We compete principally in the printing/writing/ publishing sector of the market for uncoated freesheet paper products in North America, primarily with U.S. and Canadian paper producers. We also compete with overseas producers. Our principal U.S. and Canadian competitors in this segment of the market include Neenah Paper Company, E.B.

Eddy Forest Products Limited, Domtar Inc., and Williamette Industries Inc. Based on estimates from the American Forest and Paper Associates, for the year ended December 31, 1999, Neenah Paper's share of the North America market was approximately less than 0.1%, E.B. Eddy's share was approximately less than 0.1%, Domtar's share was approximately 6.2%, Williamette's share was approximately 7.3% and the Berlin-Gorham Mills' share would have been, based solely upon production capacity, approximately 0.9%.

     Similar to the tissue market, we compete primarily on the basis of price, although quality and service are often the determining factors in the choice of a supplier. In addition, we are competing with integrated and non-integrated producers of paper products. We believe we are a fully-integrated manufacturer. Fully-integrated manufacturers, i.e., those whose requirements for pulp or other fiber are met fully from their internal sources, may have competitive advantages relative to those that are not fully-integrated manufacturers in periods of relatively high prices for raw materials, in that the former are able to ensure a steady source of these raw materials at costs that may be lower than prices in the prevailing market. However, competitors which are less integrated than we are may have some cost advantages in periods of relatively low pulp prices in that they may be able to purchase pulp at prices lower than our production costs. In addition, some of our competitors are lower-cost producers than we are and some of our competitors have greater financial resources than we have. In addition, many end-users of printing/writing/publishing products in recent years have responded to changing economic conditions and paper prices by substituting less expensive paper grades for use in their products, and this tendency may benefit some of our competitors which produce lower priced paper products.

     We cannot assure you that we will be able to successfully compete in the tissue or uncoated freesheet papers industry or that increased competition will not have a material adverse effect on our business, financial condition and results of operations.

We Are Controlled By A Few Of Our Parent's Stockholders

     Mr. Nourollah Elghanayan, our Chairman of the Board, and various members of Mr. Elghanayan's family, and Mr. Mehdi Gabayzadeh, our President and Chief Executive Officer, and trusts for the benefit of various members of Mr. Gabayzadeh's family, collectively, indirectly beneficially own 100% of the outstanding shares of our common stock, without giving effect to any warrants to purchase common stock of our direct parent. As a result, Messrs. Elghanayan and Gabayzadeh and their respective family members control, and are expected to continue to control, our management, policies and financing decisions. In addition, collectively, these shareholders have the power to elect a majority of the members of our board of directors and control the vote on any matter requiring the approval of our stockholders, including the adoption of amendments to our certificate of incorporation and approval of mergers or the sale of all or a substantial part of our assets. As a result, circumstances could arise in which the interests of these stockholders could conflict with your interests as holders of the exchange notes. In addition, these stockholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though these transactions might involve risks to you, as holders of the exchange notes. See "Principal Stockholders."

     Additionally, in connection with their purchase of the old notes, the initial purchasers of these notes received, among other things, warrants to purchase up to 12% of our common stock as of the issue date of the old notes and the right to appoint one member of our board of directors and one member of the board of directors of American Tissue. The trustee for the Notes was granted a pledge of all of the common stock of American Tissue. Upon the occurrence of an event of default under the exchange notes, the initial purchasers or their transferees could cause the trustee for the Notes to exercise its rights under the pledge agreement relating to the pledge of American Tissue common stock and these persons could thereby obtain control of American Tissue.

Some Of Our Stockholders and Companies Controlled By Them Are Significantly Indebted To Some Of Our Subsidiaries Without Any Fixed Obligation To Pay Interest Or Repay This Debt

     In fiscal 1999, and in prior fiscal years, there were a significant number of transactions among our stockholders and companies controlled by them that are not part of our holding company structure and our subsidiaries. As a result of some of these transactions, as of December 31, 1999, our stockholders and their affiliated companies owed our subsidiaries an aggregate of approximately $ 23.7 million. This indebtedness does not bear interest and has no fixed maturity. Accordingly, we are not being compensated for the use of this money by our stockholders and their affiliated companies. In addition, there is a risk that we or our creditors, including the trustee for the exchange notes, will not be able to legally require our stockholders and their affiliated companies, or require our stockholders to cause their affiliated companies, to repay this indebtedness to us at a time when we might require these funds in the operation of our business or to reduce or repay our indebtedness to third parties. See "Related Party Transactions" and "Description of Exchange Notes -- Covenants -- Transactions with Affiliates."

Failure By Us Or Boise Cascade To Renegotiate Labor Agreements Covering Unionized Employees At Some Of Our Facilities Could Result In Strikes Or Other Disruptions Of Our Operations

     We have collective bargaining agreements with the Paper, Allied-Industrial, Chemical and Energy Workers International Union covering most of our employees at our mill in Neenah, Wisconsin, which agreement expires in May 2002 and the hourly production employees at the Berlin-Gorham Mills, which agreement expires in June 2002. We also have a collective bargaining agreement with the Office and Professional Employees International Union covering our hourly staff employees at the Berlin-Gorham Mills, which agreement expires in July, 2002. Our tissue-making operation in St. Helens, Oregon, which is operated for us by Boise Cascade, is staffed with Boise Cascade employees, most of whom are represented by the Association of Western Pulp and Paper Workers. The collective bargaining agreement between Boise Cascade and this union expires in March 2005.

     We cannot assure you that we will be successful in renegotiating the agreements relating to unionized employees at any of our facilities, or that Boise Cascade will be successful in renegotiating its agreement with the Association of Western Pulp and Paper Workers upon its expiration.

     A failure to renegotiate a labor agreement with our employees or those of Boise Cascade could result in strikes or other interruptions of our operations. An interruption of operations at any of our facilities could have a material adverse effect on our ability to pay interest on the exchange notes, as well as on our business, financial condition and results of operation. In addition, we cannot assure you that we will not incur increased costs as a result of any union negotiations.

We Are Dependent On The Continuing Operations Of Our Manufacturing Facilities

     Our revenues depend on the continuing operations of our paper mills and tissue converting facilities. The operations of these facilities involve many risks, including:

     o    the breakdown, failure or substandard performance of equipment;

     o    power outages;

     o    the improper installation or operation of equipment;

     o    natural disasters; and

     o    the need to comply with directives of governmental agencies.

     The occurrence of material operational problems could have a material adverse effect on our business, financial condition and results of operations.

     Additionally, under our agreement with Boise Cascade, they operate, for our account, a tissue machine we purchased from them, which is located on property that we lease from Boise Cascade at their mill facility in St. Helens, Oregon. Under this agreement, Boise Cascade makes available to us for purchase, wood pulp produced at their adjacent pulp mill and uses this pulp in their operation of our tissue machine. This agreement expires on December 31, 2022. A default by Boise Cascade or the early termination of the agreement with Boise Cascade could have a material adverse effect on our business, financial condition and results of operations.

Our Operations Are Subject To Comprehensive Environmental Regulation And Involve Expenditures Which May Be Material In Relation To Our Operating Cash Flow

     Our operations are subject to comprehensive and frequently changing federal, state and local environmental laws and regulations, including laws and regulations governing:

     o emissions of air pollutants and discharges of waste water and storm water, including final rules known as the "Cluster Rules" issued by the U.S. Environmental Protection Agency, which require changes in pulp manufacturing operations at the Berlin-Gorham Mills;

     o    storage, treatment and disposal of hazardous materials and waste; and

     o    liability for damages to natural resources.

Compliance with these laws and regulations is an increasingly important factor in our business.

     We will continue to incur capital and operating expenditures, which expenditures may be material in relation to our cash flow from operations, to comply with applicable federal, state and local environmental laws and regulations and to meet new regulatory requirements.

     Based on our understanding of the Cluster Rules, and after consultations with independent environmental consultants, we estimate that approximately $13 million of capital expenditures, within a range of plus or minus 25%, may be required for our operations at the Berlin-Gorham Mills to comply with the Cluster Rules, with compliance dates commencing in 1999 and extending out over the next three to five years. We currently estimate that for our fiscal year ending September 30, 2000, our total expenditures for environmental compliance, including Cluster Rule compliance, will be approximately $16.2 million.

     There are risks and uncertainties associated with our estimates that could cause total capital expenditures and the timing of capital expenditures to be materially different from current estimates, including changes in technology and interpretations of the environmental laws and regulations by government agencies that are substantially different from our interpretations or other matters. The EPA has also proposed additional requirements for the pulp and paper industry, which, if and when adopted, may require additional material expenditures.

     We are also subject to strict, and under specific circumstances, joint and several, liability for the investigation and remediation of the contamination of soil, surface and ground water, including contamination caused by other parties, at properties that we own or operate and at properties where we or our predecessors have arranged for the disposal of regulated materials. As a result, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. We cannot assure you that we will not be involved in additional proceedings in the future and that the total amount of future costs and other environmental liabilities will not be material.

     We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations, or more strict interpretation or enforcement of existing laws and regulations, could require us to make additional expenditures, some or all of which could be material. See "Business -- Environmental Regulation."

We Are Dependent On Our Key Personnel

     We are dependent on the retention of, and continued performance by, our senior managers, including Mr. Mehdi Gabayzadeh, our President and Chief Executive Officer, and Mr. Nicholas T. Galante, III, one of our Executive Vice Presidents and President and Chief Executive Officer of our subsidiary, Pulp & Paper of America LLC, which operates the Berlin-Gorham Mills. We believe that the loss of the services of either Mr. Gabayzadeh or Mr. Galante could have a material adverse effect on us. We do not have employment contracts with any of our senior managers.

Holders Of The Exchange Notes May Suffer Adverse Tax Consequences Because The Old Notes Were Issued With Original Issue Discount

     Each old note was issued at a discount from its face amount. This discount, for federal income tax purposes, is referred to as "original issue discount" or "OID." Under the Internal Revenue Code, each exchange note will also be deemed to have been issued with the same original issue discount as the old notes. Holders of the old notes will not experience a gain or loss for federal income tax purposes by reason of exchanging their old notes for exchange notes. Each holder of the Notes is required to include in its income in each year, for the purpose of computing its federal income taxes for that year, that portion of the OID attributable to each day during the year in which it held the Notes regardless of whether the holder is a cash or accrual basis taxpayer and before the time when it will receive cash payments on the Notes attributable to the OID. See "Material United States Income Tax Consequences."

     If a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code after the issuance of the exchange notes, your claim for the principal amount of your exchange notes due at maturity may be limited to an amount equal to the sum of the initial offering price of the old notes, the face amount less discount, plus that portion of the OID that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any portion of the OID that was not amortized as of the bankruptcy filing would constitute "unmatured interest." To the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortizing the OID, you may realize taxable gain or loss upon payment of your bankruptcy claim.

     The above statements are based on the Internal Revenue Code of 1986, applicable treasury regulations and interpretations of these laws and regulations by the Internal Revenue Service, as in effect on the date of this prospectus.

The Exchange Notes Have No Public Market And You Cannot Be Sure That An Active Trading Market Will Develop

     The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The initial purchaser has informed us that it intends to make a market in the exchange notes following the completion of this offering of the exchange notes. The initial purchaser is not obligated to make a market in the exchange notes and may discontinue its market-making activities at any time without notice. In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for these exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you can not be sure that an active trading market will develop for these exchange notes.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve the plans, intentions or expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this "Risk Factors" section.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     We sold the old notes to the initial purchaser on July 9, 1999 in a private placement. The old notes were not registered under the Securities Act of 1933. When we sold the old notes to the initial purchasers, we entered into the registration rights agreement with them, which requires that we file a registration statement under the Securities Act of 1933 with respect to the exchange notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you and all other holders of the old notes the opportunity to exchange your old notes for a like principal amount of exchange notes. These exchange notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold without restrictions or limitations under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes will terminate, except as provided in the last paragraph of this section.

     Under existing interpretations of the staff of the Securities and Exchange Commission contained in several no action letters to third parties, we believe that the exchange notes to be issued in the exchange offer will be freely transferable by a holder who receives them in exchange for the old notes, without further registration under the Securities Act, provided that the holder represents to us that:

     (1) it is not an "affiliate" of Middle American Tissue, such as a director, executive officer or controlling stockholder of Middle American Tissue or our parent company;

     (2) it will be acquiring the exchange notes in the ordinary course of its business; and

     (3) it has not engaged in, does not intend to engage in, and has no arrangement or understanding with any other person to participate in, a distribution of the exchange notes.

     However, we have not sought a no-action letter from the Securities and Exchange Commission with respect to this exchange offer and we cannot assure you that the Securities and Exchange Commission's staff would make a similar determination with respect to this exchange offer. Any holder of the old notes who is an "affiliate" of our company or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

     (1)  will not be able to validly tender old notes in the exchange offer;

     (2) will not be able to rely on the interpretations of the staff of the Securities and Exchange Commission; and

     (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer or sale of its old notes, unless the offer or sale is made pursuant to an exemption from those requirements.

     In addition, each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is acting in the capacity of an "underwriter" within the meaning of Section 2(11) of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes acquired by that broker-dealer as a result of market-making or other trading activities. Pursuant to the registration rights agreement, we have agreed to make this prospectus available to any broker-dealer for use in connection with any resale.

     If you are not eligible to participate in the exchange offer, you can elect, by so indicating on the letter of transmittal and providing additional necessary information, to have your old notes included within the coverage of a shelf registration statement pursuant to Rule 415 under the Securities Act. If we have to file a shelf registration statement, we will be required to keep it effective for a period of two years or a shorter period that will terminate when all of the old notes covered by that shelf registration statement have been resold. Other than as set forth in this paragraph, holders of the old notes will not have the right to require us to register their old notes under the Securities Act.


Terms of the Exchange Offer

     Upon satisfaction or waiver of the conditions of our exchange offer set forth in this prospectus and in the accompanying letter of transmittal, we will accept all the old notes that are validly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the expiration date. After authentication of the exchange notes by the trustee, we will issue and deliver $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

     By tendering the old notes in exchange for exchange notes and by executing the letter of transmittal, you will be required to represent that:

     (1)  you are not an "affiliate" of our company;

     (2) any exchange notes that you receive in the exchange offer will be acquired by you in the ordinary course of your business; and

     (3) you have no intention to distribute, and have no arrangement or understanding with any person to participate in the distribution of, the exchange notes you acquire.

     The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes, except that:

     (1) the offering of the exchange notes has been registered under the Securities Act;

     (2)  the exchange notes will not be subject to restrictions on resale; and

     (3) some provisions of the registration rights agreement relating to our obligation to pay liquidated damages to holders of the old notes under specified circumstances will become ineffective.

     The exchange notes will evidence the same debt as the old notes and will be issued under and entitled to the benefits of, the same indenture as the old notes.

     As of the date of this Prospectus, approximately $35.8 million aggregate face amount of old notes is outstanding. In connection with the issuance of the old notes, we arranged for the old notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.


     Copies of this prospectus, together with the accompanying letter of transmittal, are initially being sent to all registered holders of old notes as of the close of business on March 7, 2000. The exchange offer is not conditioned upon any minimum aggregate principal amount of the old notes being tendered. However, the exchange offer is subject to various customary conditions which may be waived by us, and to the terms and provisions of the registration rights agreement. See "-- Conditions to the Exchange Offer" for a detailed description of those conditions.


     We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of acceptance to the exchange agent. The exchange agent will receive the exchange notes from us for authentication and will deliver them to the tendering holders.

     If we do not accept any tendered old notes for exchange because of an invalid tender or because the conditions to the exchange offer have not been met, certificates for any unaccepted old notes will be returned, at our cost, to the tendering holder of the old notes as promptly as practicable after the expiration date of our exchange offer.

     Holders who tender old notes in our exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of their old notes pursuant to the exchange offer. We will pay all charges and expenses, other than some applicable taxes, in connection with our exchange offer.

Expiration Date; Extensions; Amendments



     The term "expiration date," as used in this prospectus, means 5:00 p.m., New York City time, on April 4, 2000 unless we, in our sole discretion, extend our exchange offer. If we extend our exchange offer, the term "expiration date" will mean the latest date to which our exchange offer is extended. We may extend our exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement.



     We reserve the right, in our sole discretion:

     (1)  to delay accepting any old notes for exchange;

     (2)  to extend our exchange offer;

     (3) to terminate our exchange offer if the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied; and

     (4) to amend the terms of our exchange offer in any manner.

     We will notify the exchange agent of any delay, extension, termination or amendment by oral or written notice. In addition, we will promptly notify each registered holder of old notes of any amendment. We will give to the exchange agent written confirmation of any oral notice.

     We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Securities Exchange Act of 1934, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer.


Accreted Interest on the Exchange Notes

     Interest on the exchange notes will accrete from July 9, 1999.

Procedures for Tendering Old Notes

     To tender old notes in our exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained below. You must then mail or otherwise deliver the letter of transmittal or a facsimile, together with the old notes to be exchanged and any other required documents, to the exchange agent, at its address set forth herein under "-- Exchange Agent" and in the letter of transmittal. You may also effect a tender of old notes pursuant to the procedures for book-entry transfer as provided for herein and in the letter of transmittal.

     We understand that, promptly after the date of this prospectus, the exchange agent will make a request to establish accounts at DTC for the purpose of facilitating the exchange offer. Subject to the establishment of those accounts, any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of its old notes by causing DTC to transfer those old notes into the exchange agent's account in accordance with DTC'S procedure for a transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or a facsimile copy, properly completed and signed with any required signature guarantees, or, in the case of a book entry transfer, an "Agents' Message," as discussed below, in lieu of a letter of transmittal, and any other required documents, must, in any case, be transmitted to, and received by, the exchange agent at its address set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

     The exchange agent and DTC have confirmed that our exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an "agent's message" to the exchange agent.


     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

     (1) DTC has received an express acknowledgement from the DTC participant that is tendering the old notes which are the subject of the book-entry transfer;

     (2) the DTC participant has received and agreed to be bound by the terms of the letter of transmittal; and

     (3) we may enforce the terms of the letter of transmittal against the DTC participant.


     In the case of an "agent's message" relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgement from the DTC participant tendering old notes that the participant has received and agrees to be bound by the notice of guaranteed delivery.

     By the authority granted by DTC, any DTC participant which has old notes credited to its DTC account at any time, and held of record by DTC's nominee, may directly provide a tender as though it were the registered holder by completing, executing and delivering the applicable letter of transmittal to the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent.


     The tender by a holder and the acceptance of the tender by us will constitute an agreement between the holder and us upon the terms, and subject to the conditions, set forth in this prospectus and in the letter of transmittal.

     Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity should indicate their capacities when signing the letter of transmittal or any old notes or bond powers. Evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     Only a holder in whose name old notes are registered may tender those old notes in the exchange offer. To tender in the exchange offer, a holder must:

     (1)  complete, sign and date the letter of transmittal or a facsimile copy;

     (2) have the signatures thereon guaranteed, if required by the letter of transmittal; and

     (3) unless the tender is being effected pursuant to the procedure for book-entry transfer, mail or otherwise deliver the letter of transmittal, or a facsimile copy, together with the old notes and other required documents, to the exchange agent, prior to 5:00 p.m., New York City time, on the expiration date.


     If less than all of your old notes are tendered, you should fill in the principal amount of the old notes being tendered in the appropriate box on the letter of transmittal. The entire principal amount of the old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.


     The method of delivery of the old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, It is recommended that holders use an overnight courier or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to the expiration date. No letter of transmittal or old notes should be sent to us. You may request that your broker, or a commercial bank, trust company or nominee, effect the tender on your behalf, as set forth in this prospectus and in the letter of transmittal.


     If your old notes are registered in the name of a broker, commercial bank, trust company or other nominee and you wish to tender those old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.


     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a firm or financial institution, including most commercial banks, savings and loan associations and brokerage houses, that is a member in good standing of the Securities Transfer Association Medallion Program, the New York Stock Exchange. Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, relevant to in the following discussion as each, an "Eligible Institution", unless the old notes are tendered by:

     (1) a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" of the letter of transmittal; or

     (2)  for the account of a member firm of an Eligible Institution.


     If the letter of transmittal is signed by a person other than the registered holder listed therein, the old notes that are the subject of that letter of transmittal must be endorsed or accompanied by appropriate bond powers that authorize that person to tender the old notes on behalf of the registered holder. The endorsement or bond powers must be signed in the name of the registered holder as it appears on the old notes.


     All questions as to the:

          o    validity;

          o    form;

          o    eligibility, including time of receipt,

          o    acceptance of the tendered old notes; and

          o    withdrawal of the tendered old notes,


will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes which would be unlawful if accepted, in the opinion of our counsel. We also reserve the right, in our sole discretion, to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.


     We intend to notify holders of defects or irregularities with respect to tenders of old notes. However, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Tenders of old notes will not be deemed to have been made until these defects or irregularities have been cured or waived.


     Any old notes received by the exchange agent that we determine are not properly tendered or as to which the defects or irregularities have not been cured or waived, will be returned by the exchange agent to the tendering holder, as soon as practicable following the expiration date.

     In addition, we reserve the right, in our sole discretion:

     (1) to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date; and

     (2) to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.


The terms of any of these purchases or offers may differ from the terms of the exchange offer.

Guaranteed Delivery Procedures

     Holders who wish to tender their old notes but who cannot, prior to the expiration date:

     (1) deliver their old notes, the letter of transmittal or, in the case of book entry transfer, an Agent's Message, any other required documents to the exchange agent or

     (2) complete the procedures for book-entry transfer, including delivery of an Agent's

Message,
     may effect a tender if:

          o    they tender through an Eligible Institution;

          o prior to the expiration date, the exchange agent receives from an Eligible Institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery:

               (A) setting forth the name and address of the holder, the certificate number(s) of the old notes being tendered and the principal amount of those old notes;

               (B)  stating that the tender is being made; and

               (C) guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal or a facsimile copy, together with the certificate(s) representing those old notes or a confirmation of book-entry transfer of those old notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal, will be deposited by the member firm with the exchange agents, and

          o the exchange agent receives within five New York Stock Exchange trading days after the expiration date:

               (A) the properly completed and executed letter of transmittal, or a facsimile copy;

               (B) the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of those old notes into the exchange agent's account at DTC; and

               (C)  all other documents required by the letter of transmittal.


     Upon request to the exchange agent, we will send a notice of guaranteed delivery to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided in this prospectus, holders may withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes in the exchange offer, the exchange agent must receive, by a telegram, telex, letter or facsimile transmission, notice of withdrawal at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. A notice of withdrawal must:

     (1) specify the name of the person that deposited the old notes to be withdrawn;


     (2) identify the old notes to be withdrawn, including the certificate number(s) and principal amount of those old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

     (3) be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal by which those old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of those old notes into the name of the person withdrawing the tender; and


     (4) specify the name in which any of those old notes are to be registered, if different from that of the person who deposited those old notes.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. We will not deem old notes so withdrawn to have been validly tendered for purposes of the exchange offer. We will not issue exchange notes for withdrawn old notes, unless you validly retender the withdrawn old notes. We will return any old notes which have been tendered but which are not accepted for exchange to the holder of the old notes at our cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

     You may retender properly withdrawn old notes by following one of the procedures described above under the heading "Procedures for Tendering Old Notes".

Conditions to The Exchange Offer

     Notwithstanding any other term of the exchange offer, we will not be required to accept any old notes for exchange, or to exchange any exchange notes for any old notes, and we may terminate or amend the exchange offer before our acceptance of tenders of the old notes if:

     (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer; or

     (2) any development has occurred in any existing action or proceeding which may be harmful to us or any of our subsidiaries; or

     (3) any law, statute, rule, regulation or interpretation by the staff of the Securities and Exchange Commission is proposed, adopted or enacted, which, in our sole judgment, might impair our ability to proceed with the exchange offer or impair the contemplated benefits of the exchange offer to us; or

     (4) any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

     If we determine, in our sole discretion, that any of the foregoing conditions are not satisfied, we may:


     (1) refuse to accept any old notes and return to the holders any old notes that have been tendered; or

     (2) extend the exchange offer and retain all old notes tendered prior to the original expiration date of the exchange offer, subject to the rights of the holders of those notes to withdraw them; or


     (3) waive the condition and accept all properly tendered old notes that have not been withdrawn.

     The exchange offer is not conditioned on any minimum aggregate principal amount of the old notes being tendered for exchange.

Exchange Agent


     The Chase Manhattan Bank, the trustee and collateral agent under the indenture relating to the Notes, has been appointed as exchange agent for the exchange offer. In that capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Completed and executed letters of transmittal and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:


     By registered or certified mail
     or by overnight courier
     or by hand delivery:                   The Chase Manhattan Bank
                                            Corporate Trust Securities Window
                                            Room 234, North Building
                                            55 Water Street
                                            New York, New York 10004
     Facsimile transmission:                (212) 638-7380 or (212) 638-7381
     Information or confirmation
     by telephone:                          Mr. Carlos Esteves, (212) 638-0828
                                            or (212) 638-0454


Delivery to an address or facsimile number, other than those listed above, will not constitute a valid delivery.


Fees and Expenses

     We will bear the expenses of soliciting tenders. We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

     We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses.

     We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes


     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. However, holders who instruct us to register exchange notes in the name of, or returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on that transfer.

Accounting Treatment

     The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us as a result of the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the remaining term of the exchange notes issued in the exchange offer.

Consequences of Failure to Exchange


     All old notes that are not tendered will continue to be restricted securities. Accordingly, prior to the later of July 9, 2001, two years from the date of original issue of the old notes, and two years after those old notes were last sold by us or one of our affiliates, those old notes may be offered and resold only:

     (1)  to us;

     (2) pursuant to a registration statement that has been declared effective under the Securities Act;

     (3) in the United States to a "qualified institutional buyer" within the meaning of Rule 144A in reliance upon the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 144A, based upon an opinion of counsel;

     (4) outside the United States to a foreign person in a transaction that complies with the provisions of Regulation S under the Securities Act; or

     (5) pursuant  to  another   available   exemption  from  the   registration
         requirements of the Securities Act, based upon an opinion of counsel,

and in each case, in accordance with applicable state securities laws.


     To the extent that old notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered old notes will be adversely affected.

Shelf Registration Statement

     If either of the following occur:


          (1) the exchange offer is not permitted by applicable law or policy of the Securities and Exchange Commission; or

          (2)  If a holder of old notes notifies us that:

          (A) the holder was prohibited by law or the Securities and Exchange Commission policy from participating in the exchange offer;

          (B) the holder cannot resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for these resales by the holder; or

          (C) the holder is a broker-dealer and holds old notes acquired directly from us or any of our affiliates,

     then, we will take the following actions:

     o we will file a shelf registration statement under Rule 415 of the Securities Act of 1933, relating to the old notes on or prior to 60 days after the earlier to occur of the event specified in (1) above and the date we receive the notice specified in (2) above; and

     o use our commercially reasonable best efforts to cause a shelf registration statement to become effective on or prior to the 60th day after the above filing deadline


                                 USE OF PROCEEDS


     We will not receive any proceeds from the exchange of the exchange notes for your old notes. We used the net proceeds of the offering of the old notes, together with a $5.0 million equity contribution from Super American Tissue Inc., our direct parent, to make an equity contribution to our subsidiary, American Tissue. American Tissue, in turn, used the proceeds of our equity contribution, together with the proceeds from the sale of the American Tissue notes and borrowings under its revolving credit facility, to repay indebtedness, including accrued interest through the date of repayment, to consummate the acquisition of the Berlin-Gorham Mills and to pay related fees and expenses.


                                 CAPITALIZATION


     The following table sets forth our consolidated cash and capitalization as of December 31, 1999. This table should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to our consolidated financial statements, included elsewhere in this prospectus.

                                                       As of December 31, 1999
                                                       -----------------------
                                                        (dollars in thousands)
Cash and cash equivalents                                         $  0.8
                                                                  ======
Debt (including current portion):
Old notes                                                         $ 17.9
American Tissue notes                                              159.2
Revolving credit facility(1)                                        67.8
Mortgage and other debt(2)                                          23.0
Capital lease obligations                                            3.8
                                                                  ------
      Total debt                                                   271.7
                                                                  ------
Common stock purchase warrants                                       3.8
                                                                  ------
Stockholders' equity:
Common stock                                                         1.6
Additional paid-in capital                                          37.7
Retained earnings                                                   46.6
                                                                  ======


      Total stockholder's equity                                    85.9
                                                                  ------
      Total capitalization                                        $361.4
                                                                  ======

(1) Our revolving credit facility consists of a five-year $100 million revolving loan and letter of credit facility with various lenders, for which LaSalle Bank National Association acts as agent. See "Description of Material Indebtedness."

(2) See "Description of Material Indebtedness -- Mortgage Loans and Other Indebtedness" and note 7 of the notes to our consolidated financial statements included elsewhere in this prospectus.


                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


     The unaudited pro forma consolidated financial data have been derived by giving effect to the pro forma adjustments to our historical consolidated financial statements and the historical financial statements of the Berlin-Gorham Mills appearing elsewhere in this prospectus. The unaudited pro forma consolidated statement of operations for the fiscal year ended September 30, 1999 gives effect to the transactions which occurred on July 9, 1999 as if they were consummated on October 1, 1998. Accordingly, the pro forma adjustments presented reflect the estimated impact of these items as a result of our acquisition of the Berlin-Gorham Mills, our repayment of then outstanding indebtedness, the closing of our $100.0 million revolving credit facility, an equity contribution from our direct parent and the sale of the old notes and the American Tissue Notes, that would have occurred during the nine month period ended June 30, 1999. The impact of the period from July 1 through July 8, 1999, is not deemed material for purposes of these adjustments.

     The pro forma adjustments are described in the accompanying notes to the unaudited pro forma statements and are based upon the available information and upon assumptions that management believes are reasonable. The unaudited pro forma consolidated financial data and the notes to the unaudited pro forma consolidated financial data should be read in conjunction with our historical consolidated financial statements and the notes to our consolidated financial statements, and other financial information pertaining to us, and the historical financial statements of the Berlin-Gorham Mills and the notes to the historical financial statements, and other financial information pertaining to the Berlin-Gorham Mills, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

     The following unaudited pro forma consolidated financial data and accompanying notes are provided for informational purposes only and are not necessarily indicative of the operating results that would have occurred had these transactions been consummated on the dates described above, nor are they necessarily indicative of our future results of operations.

                               UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS

                      Fiscal Year Ended September 30, 1999

                             (dollars in thousands)

                                        Middle      Berlin
                                       American     Gorham     Adjustments    Adjustments
                                       Tissue(1)   Mills(2)      for the        for the
                                       (audited)  (unaudited)  Acquisition     Offering      Pro Forma(5)
                                        -------    --------     --------      -------------  ------------
Statements of Operations Data:
Net sales                             $ 284,340   $ 135,166    $      --       $      --    $ 419,506
Cost of sales                           213,465     133,818       (7,082)(3)          --      340,201
                                      ---------   ---------    ---------       ---------    ---------
Gross profit                             70,875       1,348        7,082              --       79,305
Property tax accrual reversal                --      (8,957)          --              --       (8,957)
Asset impairment charge                      --     143,632           --              --      143,632
Adjustment to net realizable  value          --      16,175           --              --       16,175
Selling, general and administrative
expenses                                 34,952       6,549           --              --       41,501
Corporate overhead allocation                --       6,438           --              --        6,438
                                      ---------   ---------    ---------       ---------    ---------
Operating profit                         35,923    (162,489)       7,082              --     (119,484)
Interest expense                         17,912       1,966           --           8,514       28,392
Other income/expense                         --         (53)          --              --          (53)
Income tax benefit                           --     (62,273)          --              --      (62,273)
                                      ---------   ---------    ---------       ---------    ---------
Net income (loss) before
extraordinary item                       18,011    (102,129)       7,082          (8,514)     (85,550)
Loss on early extinguishment
of debt                                   4,164          --           --              --        4,164
                                      ---------   ---------    ---------       ---------    ---------
Net income (loss)                     $  13,847   $(102,129)   $   7,082       $  (8,514)   $ (89,714)
                                      =========   =========    =========       =========    =========


                          NOTES TO UNAUDITED PRO FORMA

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      Fiscal Year Ended September 30, 1999

                             (dollars in thousands)

(1) The Middle American Tissue financial data represents our audited results of operations for the fiscal year ended September 30, 1999, which includes the operating results of the Berlin-Gorham Mills from July 9, 1999 through September 30, 1999.

(2) The Berlin-Gorham Mills financial data represents their unaudited results of operations for the period from October 1, 1998 through July 9, 1999.

(3) Savings resulting from decrease in depreciation expense as a result of the purchase price allocation to fixed assets of the Berlin-Gorham Mills were $7,082.

(4) Adjustment to reflect the increase in interest on long-term debt as a result of the issuance of the Notes on the following:

                                                             Nine Months Ended
                                                               June 30, 1999
                                                               -------------
Interest on the American Tissue notes issued
  at 12 1/2% coupon                                               $ 15,469
Interest on our revolving credit facility*                             678
Amortization of American Tissue notes deferred
  costs over seven-year term                                         1,017
Amortization of discount on American Tissue notes                      392
Amortization of discount on old notes                                2,358
Amortization of warrants                                               240
Amortization of old notes deferred costs over
  eight year term                                                       51
Interest on the borrowings repaid                                  (11,691)
                                                                  --------
Net increase in interest                                          $  8,514
                                                                  ========


* Interest on our new revolving credit facility was calculated using the agreement rate of LIBOR plus 225 basis points per annum. If this rate changed by 1/8%, the amount of interest would change by $11 for the pro forma nine month period ended June 30, 1999.

(5) In addition to the pro forma adjustments presented above, we believe that we will achieve specific synergies as a result of our acquisition of the Berlin-Gorham Mills. The following is a summary of the estimated pro forma impact on earnings during the nine month period ended June 30, 1999 that we believe would have resulted if the identified synergies were implemented as of October 1, 1998:

     (a)  Increase in net sales as a result of the pulp purchase agreement
          between American Tissue and Crown Vantage                                      $ 1,701

     (b)  Savings on salaries and fringe benefits from workforce reductions and
          integration of employee benefits                                                 2,983

     (c)  Substitution of lower cost raw materials, using double lined kraft paper and paper manufacturing by-products instead of internally
          manufactured slush pulp from the Berlin-Gorham Mills                             4,616

     (d)  Savings resulting from increased wet lap pulp production capacity by the repairs of an existing wet lap machine as required by the asset
          purchase agreement                                                               2,835

     (e)  Savings resulting from American Tissue purchasing pulp from
          Berlin-Gorham Mills as compared to third party suppliers                         1,654

     (f)  Cost savings resulting from the termination of sludge hauling contract
                                                                                              60

     (g)  Incremental American Tissue corporate overhead to support the
          Berlin-Gorham Mills operations                                                  (1,275)

     (h)  Marketing expense savings resulting from paper brokerage agreement
          between American Tissue and Crown Paper                                            595

     (i) Cost savings resulting from the elimination of Crown Paper corporate overhead allocation
                                                                        6,438
                                                                     --------

                 Total estimated synergies                           $ 19,607
                                                                     ========

     Had these synergies been realized in the nine month period ended June 30, 1999, unaudited pro forma consolidated EBITDA for the year ended September 30, 1999 would have been $(84,600) and unaudited pro forma consolidated adjusted EBITDA for the year ended September 30, 1999 would have been $66,901. Unaudited pro forma consolidated net loss for the year ended September 30, 1999 would have been $(70,107).

                       SELECTED HISTORICAL FINANCIAL DATA

                             (dollars in thousands)

MIDDLE AMERICAN TISSUE

     Set forth below are selected historical financial data for Middle American Tissue for the five fiscal years ended September 30, 1999 and the fiscal quarters ended December 31, 1998 and 1999. The data as of and for:

     o the fiscal years ended September 30, 1997, 1998 and 1999 are derived from, and should be read in conjunction with, our consolidated financial statements audited by Arthur Andersen LLP, independent auditors, whose report with respect to these financial statements, as well as these financial statements, are included elsewhere in this prospectus;

     o the fiscal year ended September 30, 1996 are derived from, and should be read in conjunction with, our consolidated financial statements audited by Holtz Rubenstein & Co., LLP, independent auditors;

     o the fiscal years ended September 30, 1995 are derived from our unaudited consolidated financial statements; and

     o the fiscal quarters ended December 31, 1998 and 1999 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

The financial statements as of September 30, 1995 and 1996 are not included in this prospectus.

     In the opinion of our management, the unaudited financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information set forth therein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to our consolidated financial statements included elsewhere in this prospectus.

                                                                  Fiscal Year                                   Three Months Ended
                                                               Ended September 30,                                 December 31,
                                        -----------------------------------------------------------------     ---------------------
                                          1995          1996          1997          1998          1999          1998        1999
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------
                                       (unaudited)                                                           (unaudited) (unaudited)
Statement of Operations Data:
Revenues .............................  $ 138,933     $ 153,224     $ 198,384     $ 215,203     $ 284,340   $  110,315    $  60,400
Cost of sales ........................    116,406       122,273       152,286       172,617       213,465       81,796       48,536
                                        ---------     ---------     ---------     ---------     ---------    ---------    ---------
Gross profit .........................     22,527        30,951        46,098        42,586        70,875       28,519       11,864
Selling, general and
administrative expenses ..............     15,934        17,181        26,953        29,388        34,952       12,758        7,464
                                        ---------     ---------     ---------     ---------     ---------    ---------    ---------
Operating income .....................      6,593        13,770        19,145        13,198        35,923       15,761        4,400
Interest expense and
other income, net ....................      8,326           588        12,272        14,672        17,912        7,803        3,249
                                        ---------     ---------     ---------     ---------     ---------    ---------    ---------
Net income (loss) before
Extraordinary items ..................     (1,733)       13,182         6,873        (1,474)       18,011        7,958        1,151
                                        ---------     ---------     ---------     ---------     ---------    ---------    ---------
Extraordinary items ..................       --            --            --            --           4,164           --           --
                                        ---------     ---------     ---------     ---------     ---------    ---------    ---------
Net income (loss) ....................  $  (1,733)    $  13,182     $   6,873     $  (1,474)    $  13,847    $   7,958        1,151
                                        =========     =========     =========     =========     =========    =========    =========

                                                                 September 30,                                December 31,
                                        -----------------------------------------------------------------    -------------
                                          1995          1996          1997          1998          1999           1999
                                        ---------     ---------     ---------     ---------     ---------     ---------
                                       (unaudited)                                                           (unaudited)
Balance Sheet Data:
Cash and cash equivalents ............  $   1,017     $     152     $     870     $   1,480     $   1,806    $     818
Working capital (deficiency) .........    (18,183)      (18,413)      (20,892)      (48,748)       45,906       48,326
Total assets .........................    136,166       199,201       230,517       270,819       406,863      434,513
Total debt ...........................     93,300       123,376       143,690       176,394       250,142      271,665
Stockholder's equity .................     14,010        26,984        33,858        33,644        77,900       85,858

                                                                  Fiscal Year
                                                               Ended September 30,                                 December 31,
                                        -----------------------------------------------------------------     ---------------------
                                          1995          1996          1997          1998          1999          1998        1999
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------
                                       (unaudited)                                                           (unaudited) (unaudited)
Other Data:
Ratio of earnings to
fixed charges(1) .....................      --(4)          2.3x          1.5x         --(4)          1.8x         1.9x         1.3x
Cash flows provided by (used in)(3):
Operating activities .................      --(5)     $  10,351     $  21,885     $  17,037     $ (22,034)   $  (8,350)   $   4,261
Investing activities .................      --(5)       (40,933)      (29,172)      (27,566)      (65,168)     (10,152)      (3,170)
Financing activities .................      --(5)        29,717         8,005        11,139        87,528       17,514       (2,571)
EBITDA(2) ............................  $   9,281        27,950        27,427        23,783        49,527       20,902        7,453
Interest expense .....................      6,922         9,175        12,272        14,672        17,058        7,803        3,249
Depreciation and amortization ........      4,092         5,593         8,282        10,585        14,458        5,141        3,053
Capital expenditures(3) ..............     24,192        40,933        29,172        27,566        20,168       10,152        3,170
Capital lease obligations entered into      1,944         8,770         2,021        10,453         4,002        3,003           --

--------
     (1) Reference is made to Exhibit 12.1 to the registration statement of which this prospectus is a part, for the calculation of this ratio.

     (2) EBITDA is defined as operating income plus depreciation and amortization. Information regarding EBITDA is presented because management believes that some investors use EBITDA as one measure of an issuer's ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, operating income, net income or cash flow as defined by generally accepted accounting principles or as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary. See "Unaudited Pro Forma Consolidated Financial Data" and the consolidated financial statements of American Tissue and the notes to our consolidated financial statements and the financial statements of the Berlin-Gorham Mills and the notes to these financial statements, included elsewhere herein.

     (3)  Excludes portions attributable to capital leases.

     (4) Earnings in fiscal 1995 and 1998 were insufficient to cover fixed charges by $1,733 and $2,073, respectively.

     (5)  Consolidated cash flow data for this period is not available.

BERLIN-GORHAM MILLS

     Set forth below are selected historical financial data of the Berlin-Gorham Mills for the five fiscal years ended 1998. The operating data and the other financial data for:

     o the 52 weeks ended December 29, 1996, December 28, 1997 and December 27, 1998 are derived from, and should be read in conjunction with, the financial statements for the Berlin-Gorham Mills audited by Ernst & Young LLP, independent auditors, whose report with respect to these financial statements, as well as these financial statements, are included elsewhere herein; and

     o the 52 weeks ended December 25, 1994 and December 31, 1995 and for the 26 weeks ended June 27, 1999, respectively, are derived from unaudited financial statements for the Berlin-Gorham Mills.

     The unaudited financial statements for the 26 week period ended June 27, 1999 are included in this prospectus. The financial statements for the 52 weeks ended December 25, 1994 and December 31, 1995 are not included in this prospectus. Results of operations for the interim period ended June 27, 1999 are not necessarily indicative of the results to be expected for the full year or any other future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Berlin-Gorham Mills" and the historical financial statements of the Berlin-Gorham Mills and the notes to the historical financial statements, included elsewhere in this prospectus.

                                                                                                                           26 Weeks
                                                                                                                            Ended
                                                                                 52 Weeks Ended December(1)                June(2)
                                                     -------------------------------------------------------------------------------
                                                       1994           1995         1996         1997          1998           1999
                                                     ---------     ---------    ----------    ---------     ---------     ----------
                                                    (unaudited)   (unaudited)                                            (unaudited)
Statements of Operations Data:
Net sales .......................................    $ 164,733     $ 236,311    $ 177,916     $ 183,398     $ 174,423     $  86,372
Cost of sales ...................................      179,996       199,416      189,173       179,648       185,820        83,268
Severance charge ................................           --            --           --            --         1,932            --
                                                     ---------     ---------    ---------     ---------     ---------     ---------
Gross profit (loss) .............................      (15,263)       36,895      (11,257)        3,750       (13,329)        3,104
Adjustment to net realizable value ..............           --            --           --            --            --        16,175
Selling and administrative expenses .............        5,353         4,838        3,698         6,542         9,155         4,693
Property tax accrual reversal ...................           --            --           --            --            --        (8,957)
Gain on timberland sale .........................           --            --           --       (13,518)           --            --
Asset impairment charge .........................           --            --           --            --       143,632            --
Corporate overhead allocation(3) ................        3,085         3,880        5,412         5,726         7,764         3,783
                                                     ---------     ---------    ---------     ---------     ---------     ---------
Operating income (loss) .........................      (23,701)       28,177      (20,367)        5,000      (173,880)      (12,590)
Interest expense and other
    income, net .................................        1,195           609        1,474         2,472         2,462         1,240
                                                     ---------     ---------    ---------     ---------     ---------     ---------
Income (loss) before income taxes ...............      (24,896)       27,568      (21,841)        2,528      (176,342)      (13,830)
Income tax provision (benefit)(4) ...............       (8,992)       10,958       (8,303)        1,077       (68,287)       (5,366)
                                                     ---------     ---------    ---------     ---------     ---------     ---------
Net income (loss)................................    $ (15,904)    $  16,610    $ (13,538)    $   1,451     $(108,055) $     (8,464)
                                                     =========     =========    =========     =========     =========     =========

                                                                     As of
                                                                 June 27, 1999
                                                                 -------------
                                                                  (unaudited)
Balance Sheet Data:
Working capital .................................................   $12,561
Total assets ....................................................    81,280
Total debt ......................................................    30,255

----------
     (1) The Berlin-Gorham Mills' fiscal year ends on the last Sunday of December (i.e., December 25, 1994, December 31, 1995, December 29, 1996, December 28, 1997 and December 27, 1998).

     (2) The Berlin-Gorham Mills' second fiscal quarter ends on the last Sunday of the month of June (i.e., June 27, 1999).

     (3) Corporate overhead allocation represents a pro rata allocation of Crown Paper's corporate administrative costs, which are not directly attributable to the Berlin-Gorham Mills. These costs include items such as accounting and tax services, particular human resources services, computer services and general corporate administrative costs.

     (4) The Berlin-Gorham Mills have historically been included in the consolidated tax returns of Crown Paper. Income taxes are presented as if the Berlin-Gorham Mills filed its taxes on a separate return basis.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

MIDDLE AMERICAN TISSUE

     The following discussion should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Financial Data" and our historical audited and unaudited financial statements and related notes included elsewhere in this prospectus.

Overview

     We are an integrated manufacturer of tissue and uncoated freesheet paper products, with a comprehensive product line that includes jumbo tissue rolls used in the manufacture of finished tissue products, finished tissue products, such as towels, napkins and bath tissue, and uncoated freesheet paper products for printing, writing and publishing applications. We recently entered the uncoated freesheet paper business through our acquisition of the Berlin-Gorham Mills. Our finished products are sold in the away-from-home and at-home markets, and our jumbo tissue rolls are sold to other manufacturers of finished tissue products. A substantial portion of our net sales are derived from the manufacture and sale of finished tissue products, jumbo tissue rolls, uncoated freesheet paper and virgin pulp. We also generate a small portion of our net sales from the sale of converting equipment for the manufacture of finished tissue products.

     We utilize our tissue mills on an integrated company basis to maximize jumbo tissue roll production at our lowest cost mills. For example, upon the acquisition of our Neenah, Wisconsin facility from Kimberly-Clark in November 1996, we were able to consolidate tissue production by shifting manufacturing from three of our smaller tissue mills to our largest facilities in Neenah, Wisconsin and St. Helens, Oregon. As a result of shifting production to these facilities, we were better able to absorb manufacturing overhead costs.

     Since fiscal 1997, demand for our products has increased. Accordingly, we have increased production at our operating tissue mills, re-opened two of our smaller mills, and consolidated the operations of our Tomahawk, Wisconsin and Winchester, New Hampshire facilities by moving one of our Tomahawk facility tissue machines to Winchester. We closed our Tomahawk facility, which manufactured jumbo tissue rolls, in February 1998, and have no current plans to recommence production at that facility. We closed our Tomahawk facility because we believed that by consolidating the operations of our Tomahawk and Winchester facilities we would be able to increase the production of jumbo tissue rolls and reduce manufacturing overhead costs. In fiscal 1997, we reduced manufacturing overhead costs by $0.5 million as a result of closing the Tomahawk facility.

     In each of our last three fiscal years, we have experienced growth in net sales of finished tissue products and jumbo tissue rolls. The acquisition of our integrated tissue mill/converting facility in Neenah, Wisconsin from Kimberly-Clark, resulting from the merger of Kimberly-Clark and Scott Paper, has significantly contributed to the growth of revenues from sales of our finished tissue products and jumbo tissue rolls in the away-from-home market. We believe that this growth results from the fact that many distributors and other major purchasers of jumbo tissue rolls and finished tissue products have diversified their sources of supply so as not to become dependent on one or two sources of supply, as a result of the continuing concentration of the largest tissue manufacturers. Shipments of premium and value grades of tissue products remained strong through fiscal 1999 due to our marketing efforts and the offering to our existing at-home customers of a broader mix of tissue products, including premium grades of bath and towel tissue. Our away-from-home sales have experienced strong growth resulting from the addition to our product line of products manufactured at our Neenah mill.

     The following is a summary of our revenues for the fiscal years indicated (dollars in millions):

                                                        Fiscal Years                      Three Months Ended
                                                     Ended September 30,                      December 31,
                                            ------------------------------------------------------------------
                                             1997           1998           1999           1999           1998
                                            ------         ------         ------         ------         ------
                                                                                      (unaudited)    (unaudited)
Paper products ....................         $196.4         $208.3         $281.4         $106.0         $ 60.4
Equipment sales ...................            2.0            6.9            2.9            4.3            --
                                            ------         ------         ------         ------         ------
Total revenues ....................         $198.4         $215.2         $284.3         $110.3         $ 60.4
                                            ======         ======         ======         ======         ======


     We were incorporated by the stockholders of Super American Tissue Inc. in July 1999 for the purpose of acquiring all of the outstanding capital stock of American Tissue from Super American Tissue in exchange for our capital stock. As a result of the exchange, we became a wholly-owned subsidiary of Super American Tissue and American Tissue became our wholly-owned subsidiary. We and our corporate subsidiaries have elected S corporation status under the Internal Revenue Code of 1986, as amended. Our limited liability company subsidiaries are treated as a partnerships for U.S. federal income tax and most state income tax purposes. As a result, we and our subsidiaries are not subject to U.S. federal income taxes and income taxes in a number of states.

     As a result of a fire at our headquarters in November 1995, which destroyed detailed accounts receivable records, the issuance of specific credits for sales allowances and the write-off of bad debts were delayed into fiscal 1998. Adequate provisions to the reserves were recorded for these subsequent specific credits in each of the years subsequent to the fire to maintain sufficient reserve levels to cover anticipated write-offs. We did not experience significant liquidity problems as a result of these reserves, however, timely processing of credits against allowance for doubtful accounts were not charged to the allowance until individual customer account balances could be reconciled with the respective customer.

Results of Operations

     The following table sets forth data as a percentage of our revenues for the fiscal years indicated:

                                              Fiscal Years              Three Months Ended
                                           Ended September 30,              December 31,
                                      ----------------------------    ----------------------
                                      1997        1998      1999          1999       1998
                                      ----        ----      ----          ----       ----
                                                                      (unaudited) (unaudited)
Revenues............................. 100.0%     100.0%     100.0%       100.0%     100.0%
Cost of sales........................  76.6       80.2       75.1         74.1       80.4
Gross profit.........................  23.4       19.8       24.9         25.9       19.6
Selling, general and
administrative expenses(1)...........  13.7       13.7       12.3         11.6       12.4
Operating income.....................   9.7        6.1       12.6         14.3        7.3
Interest expense.....................   6.2        6.8        6.3          7.1        5.4
EBITDA(2)............................  13.8        8.4       17.4         18.9       12.3

---------
(1) It is our policy to include freight expense in this category as a selling expense.

(2) See the definition of EBITDA in footnote 1 under "Selected Historical Financial Data -- American Tissue."

Three Months Ended December 31, 1999 "the first quarter of fiscal 2000" Compared To The Three Months Ended December 31, 1998 "the first quarter of fiscal 1999".

     Revenues. Net sales of tissue products decreased approximately $2.0 million, or 3.3%, from approximately $60.1 million for the first quarter of fiscal 1999 to approximately $58.1 million for the first quarter of fiscal 2000. This decrease was primarily due to the rebuild of our tissue machine at St. Helens, Oregon, which decreased our production of jumbo tissue rolls by approximately 1,500 tons during the first quarter of fiscal 2000, as compared to the first quarter of fiscal 1999.

     Net sales of uncoated freesheet paper products were approximately $32.4 million for the first quarter of fiscal 2000. Net sales of woodpulp were approximately $15.2 million for the same period. We have no comparable sales figures for the first quarter of fiscal 1999, as these products are produced by our subsidiary, Nip & Paper of America) at the Berlin-Gorham Mills. However, for comparison purposes only, the net sales of uncoated freesheet and woodpulp for the first quarter of fiscal 1999 for the Berlin-Gorham Mills, as a business unit of Crown Paper Co., were approximately $30.6 million and approximately $12.5 million, respectively.

     Net sales of equipment were approximately $4.3 million for the first quarter of fiscal 2000. We had no sales of equipment in the first quarter of fiscal 1999.

     Gross Profit. Gross profit increased approximately $16.6 million, or 139.5%, from approximately $11.9 million for the first quarter of fiscal 1999 to approximately $28.5 million for the first quarter of fiscal 2000. Gross profit, as a percentage of net sales, increased from 19.6% for the first quarter of fiscal 1999 to 25.9% for the first quarter of fiscal 2000. This increase in gross profit, as a percentage of net sales, was a result of higher sales volumes without a commensurate increase in fixed costs and increased production and sales of jumbo tissue rolls, which lowered per unit costs of finished tissue products. Additionally, sales for the Berlin-Gorham Mills provided higher gross profit as a percentage of net sales, relative to historical rates prior to our acquisition of the Berlin-Gorham Mills.

     Selling General and Administrative Expenses. A significant portion of our selling expenses are freight expenses incurred in shipping products to our customers. It is our policy to include freight expense in this category as selling expense. Selling, general and administrative expenses, exclusive of freight, increased approximately $3.5 million, or 83.3%, from approximately $4.2 million for the first quarter of fiscal 1999 to approximately $7.7 million for the first quarter of fiscal 2000. Selling, general and administrative expenses, excluding freight, were 7.0% of net sales for the first quarter of fiscal 1999, as compared to 6.9% forte first quarter of fiscal 2000. This percentage decrease was due to net sales increasing a: a faster rate than selling, general and administrative expenses, excluding freight, between the first quarter of fiscal 1999 and the first quarter of fiscal 2000. Freight expense increased approximately $1.8 million, or 54.5%, from approximately $3.3 million in the first quarter of fiscal 1999 to approximately $5.1 million for the first quarter of fiscal 2000. This increase was a result of increased shipments of uncoated freesheet, woodpulp and jumbo rolls during this period.

     Operating Income. Operating income increased approximately $11.4 million, or 259.1%, (torn approximately $4.4 million for the first quarter of fiscal 1999 to approximately $15.8 million for the first quarter of fiscal 2000. Operating income, as a percentage of net sales, was 142% for the first quarter of fiscal 2000, as compared to 7.3% for the first quarter of fiscal 1999. This increase was due to the reasons stated above.

     Interest Expense. Interest expense increased approximately $4.6 million, or 143.7%, from approximately $3.2 million in the first quarter of fiscal 1999 to $7.8 million for the first quarter of fiscal 2000. This increase reflects higher debt levels during the first quarter of fiscal 2000, as compared to the first quarter of fiscal 1999.

     EBITDA. Earnings before interest, taxes, depreciation and amortization, known as "EBITDA", is defined as operating income plus depreciation and amortization. EBITDA increased approximately $13.4 million, or 178.7%, from approximately $7.5 million for the first quarter of fiscal 1999 to approximately $20.9 million for the first quarter of fiscal 2000. This increase in EBITDA was due primarily to the realization of synergies resulting from the integration of the Berlin-Gorham Mills into our company, favorable operating conditions that allowed us to run at near full capacity in our tissue business and price increases in uncoated freesheet, woodpulp and jumbo rolls of tissue.

     Information regarding EBITDA is presented because management believes that some investors use EBITDA as one measure of an issuer's ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, operating income, net income or cash flow as defined by generally accepted accounting principles, or as an indicator of an issuer's operating performance. In addition, caution should be used in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary.

Fiscal 1999 Compared to Fiscal 1998

     Revenues. Revenues are comprised of net sales of paper products, pulp, equipment sales and rental income. Our revenues increased $69.1 million, or 32.1%, from $215.2 million in fiscal 1998 to $284.3 million in fiscal 1999.

     Net sales of finished tissue products increased $11.1 million, or 6.8%, from $161.1 million in fiscal 1998 to $172.2 million in fiscal 1999. This increase was due primarily to our strategy of increasing our sales efforts to take advantage of competitor consolidation and the implementation of our new private label sales program. During fiscal 1999, we were able to increase our sales of at-home products despite competitive pricing in this segment. Increases in net sales of finished tissue products attributed to volume were $20.0 million, offsets by decreases in sales prices amounting to $8.9 million.

     Net sales of jumbo tissue rolls increased $21.3 million, or 45.1%, from $47.2 million in fiscal 1998 to $68.5 million in fiscal 1999. We secured long term contracts to sell jumbo tissue rolls to Kimberly-Clark, National Packaging and Linters, with focus on premium and specialty grades of jumbo tissue rolls. This resulted in stronger pricing and higher volume in fiscal 1999. Specifically, increases attributed to volume were $19.8 million, and increases attributable to pricing increases accounted for $1.5 of the increase in net sales of jumbo tissue rolls. Despite decreases in jumbo tissue roll pricing by Great Lakes Tissue and City Forest, we believe that our average selling price increased because of our mix of higher quality specialty grades of jumbo tissue rolls which command higher selling prices.

     The Berlin-Gorham Mills generated net sales of uncoated freesheet paper products of $28.2 million for the period July 9, 1999 to September 30, 1999. Net sales of virgin pulp were $12.5 million for the period July 9, 1999 to September 30, 1999. Because we acquired the Berlin-Gorham Mills on July 9, 1999, we have no comparable figures in our historical results. However, for comparison purposes, sales of uncoated freesheet and pulp for the three months ended September 28, 1998 for the Berlin-Gorham Mills, as a business unit of Crown Paper Co., were $28.9 million and $9.4 million, respectively.

     Net sales of equipment decreased $3.9 million, from $5.7 million in fiscal 1998 to $1.8 million in fiscal 1999. Equipment sales continue to be intermittent as a result of our recent entry into this business.

     Rental income remained constant at $1.1 million in fiscal 1999 as compared to $1.2 million in fiscal 1998.

     Gross Profit. Our gross profit increased $28.3 million, or 66.4%, from $42.6 million in fiscal 1998 to $70.9 million in fiscal 1999. Gross profit, as a percentage of net sales, increased from

19.8% in fiscal 1998 to 24.9% in fiscal 1999. This increase in gross profit, as a percentage of net sales, was a result of higher sales volumes without a commensurate increase in fixed costs and an increased production of jumbo tissue rolls, which lowered per unit costs of finished tissue products. Additionally, sales for the Berlin-Gorham Mills since July 9, 1999, provided higher gross profit as percentage of net sales relative to historical rates prior to our acquisition of the Berlin-Gorham Mills. Depreciation and amortization increased $3.0 million, or 28.4%, from $10.6 million in fiscal 1998 to $13.6 million in fiscal 1999.

     Selling, General and Administrative Expenses. A significant portion of our selling expenses are freight expenses incurred in shipping our products to our customers. It is our policy to include freight expense incurred in shipping our products in this category as a selling expense. Freight expense increased $2.3 million from $13.3 million in fiscal 1998 to $15.6 million in fiscal 1999. Selling, general and administrative expenses, excluding freight, increased $3.2 million, or 20.2%, from $16.1 million in fiscal 1998 to $19.3 million in fiscal 1999. Selling, general and administrative expense, excluding freight, was 6.8%, as a percentage of net sales, in fiscal 1999 as compared to 7.4% in fiscal 1998. This percentage decrease was due to net sales increasing at a faster rate than selling, general and administrative expenses, excluding freight, between fiscal 1998 and fiscal 1999 and our continuing efforts to reduce overhead.

     Operating Income. Operating income increased $22.7 million, or 172.3%, from $13.2 million for fiscal 1998 to $35.9 million for the fiscal 1999. Operating income, as a percentage of net sales, was 12.6% for fiscal 1999, as compared to 6.1% for fiscal 1998. This increase was due to the reasons stated above.

     Interest Expense. Interest expense increased $3.2 million, or 22.1%, from $14.7 million for fiscal 1998 to $17.9 million for fiscal 1999. This increase reflects higher short-term debt levels during fiscal 1999, as compared to fiscal 1998.

Fiscal 1998 Compared to Fiscal 1997

     Revenues. Revenues are comprised of net sales of paper products, sales of equipment and rental income. Our revenues increased $16.9 million, or 8.4%, from $198.4 million in fiscal 1997 to $215.2 million in fiscal 1998. The increase was attributable to greater sales volume in most product lines.

     Net sales of finished tissue products increased $6.7 million, or 4.3%, from $154.4 million in fiscal 1997 to $161.1 million in fiscal 1998. We maintained our historic price levels in the away-from-home market while seeking to increase the number of distributors we sell our products to, through an increase in number of sales personnel calling on regional distributors. In anticipation of the opening of our Calexico, California converting facility, we pursued West Coast at-home business with aggressive pricing.

     Net sales of jumbo tissue rolls increased $5.2 million, or 12.6%, from $42.0 million in fiscal 1997 to $47.2 million in fiscal 1998. We experienced an increase in tons sold because of an increase in production of premium grades of tissue from our Neenah, Wisconsin mill and our St. Helens, Oregon tissue operation.

     Net sales of equipment increased $4.5 million, or 360.4%, from $1.2 million in fiscal 1997 to $5.7 million in fiscal 1998. Equipment sales are intermittent, and vary as a result of our recent entry into this business. Rental income increased $0.4 million, or 50.0%, from $0.8 million in fiscal 1997 to $1.2 million in fiscal 1998.

     Gross Profit. Gross profit decreased $3.5 million, or 7.6%, from $46.1 million in fiscal 1997 to $42.6 million in fiscal 1998. Gross profit, as a percentage of net sales, decreased from 23.2% in fiscal 1997 to 19.7% in fiscal 1998. This decrease in gross profit as a percentage of net sales was the result of increased overhead due to the purchase and start-up of our Neenah, Wisconsin mill and our Waterford, New York tissue converting facility in the second half of fiscal 1998. Depreciation and amortization expense relating to these facilities as well as other capital spending increased by $2.3 million, or 27.8%, from $8.3 million in fiscal 1997 to $10.6 million in fiscal 1998.

     Selling, General and Administrative Expenses. It is our policy to include freight expense in this category as a selling expense. Freight expense increased $2.8 million, or 26.6%, from $10.6 million in fiscal 1997 to $13.4 million in fiscal 1998. This resulted from our increased volume of finished tissue products, which increased 10.6%, and an increase in sales to West Coast customers, in anticipation of the start-up of our Calexico, California tissue converting facility. Selling, general and administrative expenses, exclusive of freight, decreased $0.4 million, or 2.3%, from $16.4 million in fiscal 1997 to $16.0 million in fiscal 1998. Selling, general and administrative expenses, excluding freight, were, 7.5%, as a percentage of net sales in fiscal 1998, as compared to 8.3%, as a percentage of net sales, in fiscal 1997.

     Operating Income. Operating income decreased $5.9 million, or 31.0%, from $19.1 million in fiscal 1997, to $13.2 million in fiscal 1998. Operating income as a percentage of net sales was 6.1% in fiscal 1998, as compared to 9.6% in fiscal 1997. This decrease was due to the reasons stated above.

     Interest Expense. Interest expense increased $2.4 million, or 19.6%, from $12.3 million in fiscal 1997 to $14.7 million in fiscal 1998. This increase was due to acquisition financing, capital spending and higher working capital needs. Fiscal 1998 interest expense includes $1.3 million of non-cash expense for related party debt.

BERLIN-GORHAM MILLS

     The following discussion and analysis of financial condition and results of operations covers periods before our acquisition of the Berlin-Gorham Mills. The results of operations and financial condition for the periods subsequent to our acquisition of the Berlin-Gorham Mills will not necessarily be comparable to prior periods. The following should be read in conjunction with the "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Financial Data" and the historical audited and unaudited financial statements and related notes of the Berlin-Gorham Mills included elsewhere in this prospectus.

Overview

     The Berlin-Gorham Mills are fully integrated pulp and paper mills. The pulp mill has an annual capacity of approximately 350,000 tons of bleached northern hardwood and softwood pulp. Of the pulp produced this mill in 1998, approximately 47% of the hardwood pulp and 100% of the softwood pulp was used by the paper mill in the production of paper and toweling and the remaining approximately 53% of the hardwood pulp was dried and either sold to other

Crown Paper mills or as market pulp. Prior to the acquisition, at our request, Crown Paper commenced operation of an existing wet lap machine previously idled for which it was reimbursed by us in the amount of approximately $313,000. This wet lap machine has added approximately 26,000 tons of annual capacity.

     The four paper machines operated in the paper mill have an annual capacity of approximately 179,000 tons of uncoated freesheet paper annually, and the toweling machine located in the paper mill has an annual production capacity of approximately 39,000 tons of toweling. The four paper machines produce uncoated freesheet paper products for the printing and publishing markets, including premium text and cover grades, book papers, opaques and forms bond. The toweling machine produces primarily away-from-home towel and wiper grades. Following its spinoff in 1995 from James River, the predecessor of Fort James, Crown Paper redirected its production at the Berlin-Gorham Mills to increase its focus on the premium text and cover sector of the printing and publishing papers market.

     The following is a summary of Berlin-Gorham Mills' net sales for the periods indicated (dollars in millions):

                                                       52 Weeks                                      26 Weeks
                                                    Ended December                                  Ended June
                                       ------------------------------------------            -----------------------
                                        1996              1997              1998              1998             1999
                                       ------            ------            ------            ------           ------
Uncoated free sheet ...................$123.0            $119.9            $119.3            $ 62.5           $ 57.7
Towel .................................  22.5              26.5              15.6               6.2             11.2
Market pulp ...........................  32.4              37.0              39.5              18.7             17.5
                                       ------            ------            ------            ------           ------
Total net sales .......................$177.9            $183.4            $174.4            $ 87.4           $ 86.4
                                       ======            ======            ======            ======           ======


     The Berlin-Gorham Mills historically operated as part of an operating division of Crown Paper, and not as a stand-alone entity. As a result, the historical financial information included in this prospectus does not necessarily reflect what the Berlin-Gorham Mills' financial position and results of operations would have been had the Berlin-Gorham Mills been operated as a stand-alone entity during the periods presented.

     As part of an operating division of Crown Paper, the Berlin-Gorham Mills were allocated selling and administrative expenses and Crown Paper corporate overhead expenses in the combined amounts of $12.3 million and $16.9 million for the 52 weeks ended December 28, 1997 and December 27, 1998, respectively, and $8.5 million for the 26 weeks ended June 27, 1999. The selling and administrative expense allocations were based on sales efforts made with respect to the Berlin-Gorham Mills, and the corporate overhead expense allocations were based on the Berlin-Gorham Mills' projected proportion of Crown Paper's projected tons of paper sold. All of the Berlin-Gorham Mills' selling and administrative costs are reported as fixed costs and are included in cost of goods sold. For comparative purposes, Crown Paper's corporate, general and administrative costs are reported as separate items. We estimate that the corporate overhead expenses that will be allocated by us to the Berlin-Gorham Mills will be $1.7 million for the first year, on a stand-alone basis, based on a detailed analysis of compensation benefits for employees employed by us, and related non-payroll costs incurred, following the acquisition. Future operating results are expected to be affected by changes in depreciation and amortization expense related to impaired assets, reduced selling and administrative expenses, elimination of some lease financing costs and intercompany transactions with our other affiliates and other items resulting from the July 9, 1999 transactions. We cannot assure you that we will be able to realize all of the benefits we expect from the Berlin-Gorham Mills as a stand-alone entity after the acquisition. See "Unaudited Pro Forma Consolidated Financial Data" included elsewhere in this prospectus.

     Interest expense represents interest expense on the industrial revenue bonds, the proceeds of which are specifically restricted for use in funding various environmental improvements at the Berlin-Gorham Mills. American Tissue did not assume the industrial revenue bonds. Liability for the industrial revenue bonds was retained by Crown Paper.

     Crown Paper took a $143.6 million charge, which was recorded in the fourth quarter of 1998, to write down the book value of Berlin-Gorham Mills. In connection with the acquisition, Crown Paper took an adjustment to net book value of the Berlin-Gorham Mills totaling $16.2 million, which was recorded in the first quarter of 1999 in order to record the Berlin-Gorham Mills' assets at their estimated net realizable value.

     Generally, we manufacture the same mix of uncoated feesheet paper products that were manufactured by the Berlin-Gorham Mills prior to July 9, 1999, the date we acquired the Berlin-Gorham Mills from Crown Paper. However, we have reduced or eliminated, and will continue to seek to reduce or eliminate, the production of paper products which we find to have less demand and generally lower sales prices, and we have increased, and will continued to seek to increase in the future, the production of tissue paper products as to which we perceive a significant increase in demand or higher sales volume.

Results of Operations

     The following sets forth data as a percentage of the Berlin-Gorham Mills' net sales:

                                                                             52 Weeks                              26 Weeks
                                                                          Ended December                          Ended June
                                                              ------------------------------------           -----------------------
                                                               1996            1997          1998             1998            1999
                                                              ------          -----          -----           -----           -------
Net sales ...........................................         100.0%          100.0%         100.0%          100.0%          100.0%
Cost of goods sold ..................................         106.3            98.0          107.6           114.7            96.4
                                                              -----           -----          -----           -----           -----
Gross profit (loss) .................................          (6.3)            2.0           (7.6)          (14.7)            3.6
Adjustment to net realizable value ..................            --              --             --              --            18.7
Property tax accrual reversal .......................            --              --             --              --           (10.4)
Selling and administrative expenses .................           2.1             3.6            5.2             5.9             5.4
Asset impairment charge .............................            --              --          (82.3)             --              --
Gain on timberlands sale ............................            --             7.4             --              --              --
                                                              -----           -----          -----           -----           -----
Corporate overhead allocation .......................           3.0             3.1            4.5             3.8             4.4
Operating income (loss) .............................         (11.4)            2.7          (99.6)          (24.4)          (14.5)
Interest expense and other income ...................           0.8             1.3            1.4             1.4             1.4
EBITDA(*) ...........................................           5.1            11.7            2.0            (5.0)            1.3

----------
* See the definition of EBITDA in note 1 under "Selected Historical Financial Data--American Tissue."

     26 Weeks Ended June 27, 1999 "1999 26 weeks" Compared to the 26 Weeks Ended June 28, 1998 "1998 26 weeks"

     Net Sales. Net sales decreased $1.0 million, or 1.2%, from $87.4 million in the 1998 26 weeks to $86.4 million in the 1999 26 weeks.

     Net sales of uncoated freesheet papers decreased $4.9 million, or 7.8%, from $62.5 million in the 1998 26 weeks to $57.7 million in the 1999 26 weeks. Despite improvements in sales of our premium printing grades, poor market pricing for our target bond grades contributed to an overall price decrease of 11.2%.

     Net sales of jumbo rolls of towel increased $5.0 million, or 80.3%, from $6.2 million in the 1998 26 weeks to $11.2 million in the 1999 26 weeks. The increase in net sales was primarily due to a 8,185 ton increase in tons sold, which was partially offset by a 7.0% decrease in average net sales price per ton. The increase in tons sold was due to the efforts of the Berlin-Gorham Mills to regain market share lost near the end of 1997 and increased production.

     Net sales of pulp declined $1.2 million, or 6.3%, from $18.7 million in the 1998 26 weeks to $17.5 million in the 1999 26 weeks. The decline was primarily due to a 9.8% decrease in average net sales price per ton that was partially offset by a 2,038 ton, or 3.9%, increase in tons sold from 52,444 tons in the 1998 26 weeks to 54,482 tons in the 1999 26 weeks. Although difficult market conditions prevailed, some upward movement in price was seen at the end of the 1999 26 weeks.

     Gross Profit. Gross profit increased $16.0 million, from $(12.9) million in the 1998 26 weeks to $3.1 million in the 1999 26 weeks. Gross profit, as a percentage of net sales, increased from (14.7)% in the 1998 26 weeks to 3.6% in the 1999 26 weeks. This increase in gross profit is a result of lower employee compensation expense, depreciation and amortization and wood costs and improved operating efficiencies, and was partially offset by a decline in average net sales price per ton. Depreciation and amortization decreased $9.0 million, or 77%, from $11.7 million in the 1998 26 weeks to $2.7 million in the 1999 26 weeks.

     Selling and Administrative Expenses. Selling and administrative expenses decreased $0.4 million, or 7.8%, from $5.1 million in the 1998 26 weeks to $4.7 million in the 1999 26 weeks.

     Operating Loss. Operating loss decreased $8.7 million, or 40.8%, from $(21.3) million in the 1998 26 weeks to $(12.6) million in the 1999 26 weeks. Included in the 1999 26 weeks operating loss was a $16.2 million downward adjustment, resulting from the sale of the Berlin-Gorham Mills, which was partially offset by the $9.0 million property tax accrual reversal. Operating loss before these special charges decreased $15.9 million, from $(21.3) in 1998 26 weeks to $(5.4) million in 1999 26 weeks.

     Crown Paper Corporate Overhead Allocation. Crown Paper corporate overhead allocation increased $0.4 million, or 13.2%, from $3.3 million in the 1998 26 weeks to $3.8 million in the 1999 26 weeks.

     Interest Expense. Interest expense remained materially unchanged in the 1999 26 weeks, as compared to the 1998 26 weeks, at $1.2 million.

Year Ended December 27, 1998 Compared to Year Ended December 28, 1997

     Net Sales. Net sales decreased $9.0 million, or 4.9%, from $183.4 million in 1997 to $174.4 million in 1998.

     Net sales of uncoated freesheet papers decreased $0.5 million, or 0.4%, from $119.9 million in 1997 to $119.3 million in 1998. Average net selling price per ton decreased by $29, or 4.2%, during the same period. Shipments of premium printing papers tons sold, including text and cover grades, increased 3,857, or 49.2%, from 7,837 in 1997 to 11,694 in 1998, as a result of the Berlin-Gorham Mills continuing strategy to focus on this market. Net sales price for premium printing papers declined $23 per ton, or 2.1%, in 1998 as compared to 1997. Average net selling price increased $4 per ton, or 0.5%.

     Net sales of jumbo rolls of towel declined $10.9 million, or 41.1%, during 1998 as compared to 1997. The decline was primarily due to a reduction in tons sold of 9,867 tons, or 29.3%, from 33,635 in 1997 to 23,768 in 1998, due primarily to a decision by a customer to use their own internal resources. Also contributing to the decline in net sales was a 16.6% decline in average net sales prices per ton as the Berlin-Gorham Mills discounted toweling pricing to regain market share.

     Net sales of pulp increased $2.5 million, or 6.6%, from $37.0 million in 1997 to $39.5 million in 1998. The increase in tons sold was due to increased operating efficiencies that led to increased production during 1998 and, therefore, more pulp being made available for sale to external markets. The effect of the increase in tons sold during 1998 was partially offset by a 10.4% decrease in average net sales price per ton during 1998, as compared to 1997, which was reflective of pricing in the global pulp markets.

     Gross Profit. Gross profit decreased $17.1 million, from $3.8 million in 1997 to a loss of $(13.3) million in 1998. Gross profit, as a percentage of net sales, decreased from 2.0% in 1997 to (7.6)% in 1998. This decrease in gross profit is a result of the decline in average net selling price per ton and decreased sales of jumbo rolls of towels. Gross profit in 1998 included a severance charge of $1.9 million. Depreciation and amortization decreased $0.2 million, or 0.9%, from $24.2 million in 1997 to $24.0 million in 1998. For information as to the $1.9 million severance charge, see note 9 to the notes to the audited financial statements of the Berlin-Gorham Mills included elsewhere in this prospectus.

     Selling and Administrative Expenses. Selling and administrative expenses increased $2.6 million, or 39.9%, from $6.5 million in 1997 to $9.2 million in 1998. The increase was primarily due to increased sales and marketing expenses, comprised primarily of additional personnel costs and warehousing costs, in order to expand the Berlin-Gorham Mills' premium printing and publishing papers market share.

     Operating Loss. Operating income decreased from $5.0 million in 1997 to a loss of $(173.9) million in 1998. Operating loss in 1998 included an asset impairment charge of $143.6 million. Operating income in 1997 included a $13.5 million gain on timberlands sale. Operating loss before this extraordinary gain and impairment charge, increased $21.8 million, from $(8.5) million in 1997 to $(30.3) million in 1998.

     Crown Paper Corporate Overhead Allocation. Crown Paper corporate overhead allocation increased $2.0 million, or 36.8%, from $5.7 million in 1997 to $7.8 million in 1998.

     Interest Expense. Interest expense remained materially unchanged in 1998, as compared to 1997, at $2.5 million.

Year Ended December 28, 1997 as Compared to Year Ended December 29, 1996

     Net Sales. Net sales increased $5.5 million, or 3.1%, from $177.9 million in 1996 to $183.4 million in 1997.

     Net sales of uncoated freesheet papers declined $3.2 million, or 2.6%, from $123.0 million in 1996 to $119.9 in 1997, primarily as a result of a 2.4% decrease in net sales price per ton on substantially the same tonnage volume. Although total net sales price per ton of uncoated freesheet paper declined, sales of premium printing papers, including text and cover grades, increased 2,412 tons, or 44.5%, from 5,425 tons in 1996 to 7,837 tons in 1997, as a result of the Berlin-Gorham Mill's continued strategy to focus on this market. Net sales price for premium printing papers increased $102 per ton, or 10.2%. Sales of web publishing grades increased 5,288 tons, or 9.8% from 53,858 tons in 1996 to 59,146 tons in 1997, with net selling price decreasing by $4 per ton, or 0.5%. Net sales price per ton and sales volume of other grades of uncoated freesheet paper declined.

     Net sales of jumbo rolls of towel increased 5,062 tons, or 17.7%, in 1997, from 28,573 tons in 1996 to 33,635 tons in 1997. Average net sales price per ton was materially unchanged between 1997 and 1996. The increase in tons sold was due to favorable market conditions that allowed the Berlin-Gorham Mills to increase sales. Net sales increased $4.0 million, or 18.0%, from $22.5 million in 1996 to $26.5 million in 1997.

     Net sales of pulp increased $4.6 million, or 14.2%, from $32.4 million in 1996 to $37.0 million in 1997. The increase in tons sold was due to increased operating efficiencies that led to increased production during 1997 as compared to 1996.

     Gross Profit. Gross profit increased $15.0 million from $(11.3) million in 1996 to $3.8 million in 1997. Gross profit, as a percentage of net sales, increased from (6.3)% in 1996 to 2.0% in 1997. This increase in gross profit, as a percentage of net sales, is a result of improved operating efficiencies and lower wood and pulp costs in 1997, as compared to 1996.

     Selling and administrative expenses increased $2.8 million from $3.7 million in 1996 to $6.5 million in 1997. The increase was primarily due to increased sales and marketing expenses as Crown Paper implemented a marketing program to support production at the Berlin-Gorham Mills of premium text and cover papers.

     Operating Income. Operating income increased $25.4 million, from $(20.4) million in 1996 to $5.0 million in 1997. Operating income in 1997 included a $13.5 million gain on timberlands sale. Operating income before this charge increased $11.9 million, from $(20.4) million in 1998 to $(8.5) million in 1997.

     Crown Paper Corporate Overhead Allocation. Crown Paper corporate overhead allocation increased $0.3 million from $5.4 million in 1996 to $5.7 million in 1997.

     Interest Expense. Interest expense increased $1.0 million from $1.5 million in 1996 to $2.5 million in 1997, as a result of the $12.3 million industrial revenue bond offering, which occurred in August of 1996.

Liquidity and Capital Resources

American Tissue


     Historically, our growth has been financed through cash flow from operations, borrowings under our bank credit facilities and other financings.

     Cash provided by operations in the first quarter of fiscal 2000 decreased by approximately $12.1 million, as compared to the first quarter of fiscal 1999. There was a significant increase in net income for the first quarter of fiscal 2000, as compared to the first quarter of fiscal 1999. This increase of approximately $7.7 million was offset by increases in inventories of approximately $26.3 million during the first quarter of fiscal 2000, as compared to increases in inventory of approximately $6.2 million in the first quarter of fiscal 1999, due to increases in sales levels of approximately $50.0 million during fiscal 2000. Cash used for capital expenditures in the first quarter of fiscal 2000 was approximately $10.1 million, as compared to approximately $3.2 million for the first quarter of fiscal 1999. All of the above necessitated the need for additional net borrowings of approximately $17.8 million under our revolving credit facility in the first quarter of fiscal 2000.

     In fiscal 1999, net cash used in operating activities was approximately $22.0 million, primarily due to increased inventory levels of approximately $42.7 million. Of the increase in inventory, approximately $17.9 million is the result of our acquisition of the Berlin-Gorham Mills. The remainder of the increase is due to a planned increase in production in response to higher demand and our desire to create a competitive advantage by providing quicker fulfillment of customer orders by maintaining a consistently available supply of products. These increases aggregated approximately $24.8 million and were in the areas of paper inventories and finished tissue products inventory. Net cash provided by operating activities was approximately $17.0 and million and approximately $21.9 million in fiscal 1998 and 1997, respectively.

     Our capital expenditures in the first quarter of fiscal 2000 were approximately $10.1 million, including approximately $4.8 million for the rebuild of the paper machine at our St. Helens, Oregon facility in order to increase the capacity for that machine. Our capital expenditures were approximately $20.2 million, $27.6 million and $29.2 million in fiscal 1999, 1998 and 1997, respectively. Our capital expenditures for fiscal 1999 included the replacement of a damaged Yankee dryer at our Mechanicville tissue mill, repairs and upgrades to our paper machines at our Neenah and Greenwich mills and the relocation of a tissue machine from our closed Tomahawk mill to our Winchester mill. We expect to spend approximately $35.0 million in fiscal 2000 for capital expenditures for business maintenance and profit improvement projects. A substantial portion of our capital expenditures have been for acquisitions and capacity growth and profit improvement projects, such as the construction and installation of converting assets at our Calexico, California tissue converting facility and the acquisition of the Berlin-Gorham Mills in fiscal 1999 and the acquisition of our Neenah and Greenwich tissue mills in fiscal 1997 and 1996, respectively. For information as to other financings used by us historically to finance our growth, see notes 7, 8, 9, 10, 11 and 12 of the notes to our consolidated financial statements included elsewhere in this prospectus.

     In 1997, we entered into a financing agreement with General Electric Capital Corporation. This financing agreement provided for two term loans in the aggregate principal amount of $40,000,000. The financing agreement required, among other things, the maintenance of minimum tangible net worth, a fixed charge coverage ratio and a maximum leverage ratio. As of September 30, 1998, we were not in compliance with these financial covenants. However, we and GECC subsequently amended the agreement, resulting in our compliance with these financial covenants. On July 9, 1999, we repaid these term loans, together with accrued interest, in full.


     We acquired approximately $1.7 million of tissue converting equipment during the first quarter of fiscal 2000, and at December 31, 1999, we held $6.1 million of tissue converting equipment that we intend to sell to third parties. We do not currently have any contracts or commitments for the sale of this equipment.



Berlin-Gorham Mills

     The Berlin-Gorham Mills has historically funded its growth through cash flow from operations and borrowings under various Crown Paper credit facilities. Net cash provided by operating activities was $9.5 million, $(8.7) million and $(5.3) million in 1997, 1998 and the 1999 26 weeks, respectively. The Berlin-Gorham Mills' capital expenditures were $13.1 million, $9.1 million and $3.2 million in 1997, 1998 and the 1999 26 weeks, respectively. The Berlin-Gorham Mills' capital expenditures were $13.1 million, $9.1 million and $3.2 million in 1997, 1998 and the 1999 26 weeks, respectively.

Combined


     As a result of our acquisition of the Berlin-Gorham Mills, our repayment of outstanding indebtedness and the consummation of the related financing transactions on July 9, 1999, we have a substantial amount of indebtedness. As of January 31, 2000, we had consolidated debt of $283.2 million, consisting of approximately:

     (1)  $26.3 million of mortgage and other indebtedness;

     (2) $79.0 million outstanding under our new revolving credit facility, exclusive of unused commitments of $21.0, subject to borrowing base limitations;

     (3) $20.0 million on our old notes, net of unamortized discount of approximately $1.8 million; and


     (4) $165.0 million on the American Tissue notes, net of unamortized discount of approximately $5.3 million.

For information as to the interest rates and maturities of this indebtedness and the portion of this indebtedness subject to "floating" interest rates, see "Description of Material Indebtedness." See also "Capitalization."

     Our primary capital requirements are for working capital, capital expenditures and payments of interest expense. We expect combined capital expenditures for American Tissue and the Berlin-Gorham Mills business maintenance, excluding environmental expenditures, and profit improvement projects of approximately $25 million in fiscal 2000 and ranging from approximately $22.0 million to approximately $27.0 million in fiscal 2001, of which we believe approximately $12.0 million will be for equipment maintenance in each of fiscal 2000 and fiscal 2001. See "Business--Environmental Regulations" for information as to estimated environmental expenditures.

     We believe, based on current levels of operations and anticipated internal growth and price increases, anticipated reductions in capital expenditures, cash flow from operations, together with other available sources of funds including the availability of borrowings under our new revolving credit facility, will be adequate for the foreseeable future to make required payments of principal and interest on our indebtedness and to fund anticipated capital expenditures and working capital requirements. Our ability to meet our debt service obligations and reduce our total debt will be dependent, however, upon our future performance, which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond our control. A portion of our debt bears interest at floating rates. Therefore, our financial condition is and will continue to be affected by changes in prevailing interest rates.


Environmental Matters

     Our operations are subject to comprehensive and frequently changing federal, state and local environmental laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste water and storm water, storage, treatment and disposal of materials and waste, remediation of soil, surface water and ground water contamination, and liability for damages to natural resources. Compliance with these laws and regulations is an increasingly important factor in our business. We will continue to incur capital and operating expenditures in order to maintain compliance with applicable federal, state and local environmental laws and regulations and to meet new regulatory requirements. See "Business - Environmental Regulations" for information as to estimated environmental expenditures.

Changes in Our Finance and Accounting Department

     Historically, we have not always completed our fiscal year audited financial statements or our fiscal quarter unaudited financial statements in a timely manner. For instance, our audited financial statements for the fiscal year ended September 30, 1998 were not issued until February 19, 1999 and our unaudited financial statements for the fiscal quarters ended December 31, 1998 and March 31, 1999 were not issued until February 22, 1999 and May 21, 1999, respectively. The failure to complete and deliver our financial statements in the past has caused defaults under our then existing credit facilities. See "Risk Factors -- We Have Previously Defaulted In Complying With Financial Covenants Relating To Our Credit Facilities And We May Not Be Able To Provide You With Financial Information When We Are Required To Do So."

     To remedy these deficiencies, we have restructured our financial and accounting department, including hiring a new Chief Financial Officer, a Vice President of Finance and a Corporate Controller all of whom are certified public accountants. Additionally, we have retained consultants who are working with us to install new management information systems. As a result, in the fourth quarter of fiscal 1999, we completed the installation of a fully integrated, updated version of our accounting software. We believe that the changes implemented to date have been helpful in managing our operations. As a result of these changes, we believe that we are currently in compliance with the financial reporting requirements under the indenture relating to our old notes and under our revolving credit facility.

     It is our intention to deliver financial statements and file reports with the Securities and Exchange Commission within the required time periods of the Securities Exchange Commission and as required by the indenture governing the Notes and our revolving credit facility. However, we can give you no assurance that we will be able to or that any delay will not have a material adverse effect on our business, financial condition and results of operations. As a result of these improvements, our unaudited financial statements for our fiscal quarter ended June 30, 1999 and our audited financial statements for the fiscal year ended September 30, 1999 were timely delivered to the trustee under the indenture for the old notes and the record holder of the old notes as required by the indenture.


Inflation and Cyclicality

     Although we cannot accurately anticipate the effect of inflation on our operations, we do not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on our results of operations.

     The markets for the tissue and uncoated freesheet paper products produced by us are characterized by periods of supply and demand imbalance, with supply being added in large blocks and demand fluctuating with changes in industry capacity, economic conditions, including in the case of our uncoated freesheet paper products, the overall level of domestic economic activity, and competitive conditions, including, in the case of our uncoated freesheet paper products, intensified competition from overseas producers responding to favorable exchange rate fluctuations and/or unfavorable overseas market conditions. All of these conditions are beyond our control.

Seasonality

     Historically, our net sales of tissue products have been somewhat stronger during our third and fourth fiscal quarters, due to increased seasonal usage by consumers in our at-home tissue business and inventory and usage patterns in our away-from-home tissue business.

Statement of Financial Accounting Standards No. 121

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires management to assess the recoverability of its investments in long-lived assets to be held and used in operations whenever events or circumstances indicate that their carrying amounts may be impaired. This assessment requires that the future cash flows expected to result from use of the assets are estimated and an impairment loss recognized when future cash flows are less than the carrying value of these assets. Estimating future cash flows requires an estimate of useful lives of its long-lived assets, future production volumes and costs, future sales volumes, demand for the product mix and prices of the Berlin-Gorham Mills that reflect the use of its long-lived assets and market conditions.

     Based on this assessment, Crown Paper took a $143.6 million charge which was recorded during the fourth quarter of 1998 to write down the carrying value of the Berlin-Gorham Mills. Statement of Financial Accounting Standards No. 121 also requires that assets held for sale be stated at the lower of cost or net realizable value. In connection with the acquisition, Crown Paper took an adjustment to net book value of the Berlin-Gorham Mills totaling $16.2 million, which was recorded in the first quarter of 1999 in order to record the assets at their estimated net realizable value. Although management of Crown Paper believes it had a reasonable basis for its estimates, it is reasonably possible that we may change our estimate of future cash flows and/or net realizable values.


                                INDUSTRY OVERVIEW

Tissue Industry

     Information as to the U.S. tissue industry presented in this section of the prospectus is derived from the "Paper Grades -- Tissue" section of the Pulp & Paper 1999-2000 North American Factbook.

     Tissue is used principally in products such as bath tissue, facial tissue, napkins and paper towels and is typically sold into two key market segments: (1) the consumer, or "at-home," sector; and (2) the commercial and industrial, or "away-from-home," sector. In general, at-home tissue products are sold to grocery stores and supermarkets, retail mass merchandisers, warehouse club stores and drug stores for direct purchase by the consumer end-user. Away-from-home tissue products are usually sold to paper, foodservice and janitorial supply distributors, who, in turn, re-sell these products for use in hotels, restaurants, factories, schools and other commercial, government and industrial institutions. Tissue is generally manufactured in jumbo roll form and is then converted into finished products for consumer end-use. A small quantity of tissue, however, is also used in consumer hygienic and absorbent products such as diapers, wipes and feminine hygiene products.

     Approximately 42% of all U.S. tissue is produced from purchased waste fiber, approximately 21% is produced from purchased virgin pulp, with the remainder produced on-site at integrated pulp and paper mills.

     The U.S. tissue industry is highly concentrated due to the recent merger activity between some of the largest industry participants. In 1995, Kimberly-Clark acquired Scott Paper, in 1997, Fort Howard merged with James River, creating Fort James, the industry leader in terms of tissue capacity. Based on estimated 1999 capacity data for U.S. manufacturers, the top five tissue producers accounted for approximately 76.6% of total industry capacity.

     The U.S. tissue industry has among the most stable growth rates in the U.S. paper industry. Over the 15 year period from 1985 through 1999, total annual shipments of tissue increased from approximately 4.9 million tons to approximately 6.6 million tons, a compound annual growth rate of approximately 2.0%. Since 1984, total annual shipments have declined only once.

     Tissue is a mature industry and growth in shipments for the overall industry is correlated to increases in the general population. However, some segments of the overall tissue industry, such as the at-home private label market, are experiencing significantly higher growth rates.

     Capacity growth in the tissue industry averaged approximately 1.2% over the period 1993 through 1999. Over the same period, operating rates averaged approximately 93.8%. After significant new capacity coming on-line during 1998 and 1999, growth in capacity for 2000 is estimated to be approximately 2.0%. However, some of this new capacity was effectively offset by mill closures announced in 1997 and 1998 by major industry participants, such as Kimberly-Clark and Fort James. Imports, except a modest amount of tonnage from Canada, are not a significant factor since shipping relatively bulky tissue products long distances is usually economically inefficient.


                         U.S. Tissue Industry Statistics
                                   (000 tons)

                                   1992         1993         1994         1995         1996         1997         1998        1999e
                                 -------      -------      -------      -------      -------      -------      -------      -------
Shipments ..................       5,781        6,008        6,098        6,210        6,264        6,429        6,603        6,765
     % change         ......         2.0%         3.9%         1.5%         1.8%         0.9%         2.6%         2.7%         2.5%
Capacity ...................       6,413        6,532        6,539        6,552        6,654        6,882        6,937        7,122
     % change         ......         2.7%         1.9%         0.1%         0.2%         1.6%         3.4%         0.8%         3.8%
Utilization ................        90.1%        92.0%        93.3%        94.8%        94.1%        94.3%        95.2%        93.6%

e=estimate
Source: 1999-2000 North American Pulp & Paper Factbook

     While pricing remained competitive during 1998, we believe that prices for tissue products may increase in 1999 as a result of: (1) rising pulp prices and
(2) announced price increases by major jumbo tissue roll manufacturers.

     The At-Home Market

     Since the mid-1990s, shipments in the approximately $8.0 billion at-home market based on estimated 1997 total sales, have been growing at an annual rate of just over 2.0%. Finished tissue products for this segment range from branded value grades, approximately 40.0% of the market, to branded specialty and premium grades, approximately 44.0% of the market. An increasingly important segment of the at-home market is private label, approximately 16.0% of this market. Within the at-home sector, bath tissue represents approximately 47.0% of the market, towels make up approximately 31.0% and facial tissue and paper napkins represent approximately the remaining 22.0%. In general, at-home tissue products are sold to grocery stores and supermarkets, retail mass merchandisers, warehouse club stores and drug stores for direct purchase by the consumer end-user.

     The approximately 16.0% private label share of the at-home market is significantly stronger in the western U.S., with an approximate 21.8% market share. Growth in 1998 within the national private label sector was estimated to be 4.0%. In our opinion, the higher growth rate seen within the private label segment versus the overall tissue industry is representative of:

     (1) increased recognition by consumers that private label tissue can offer reasonable quality at consistently attractive prices;

     (2) product line extension by tissue manufacturers within the private label segment, from traditional economy and value brands into premium brands;

     (3) increased emphasis by retailers who generally receive higher margins on private label tissue products than on branded national tissue products; and

     (4) the growth of retail mass merchandisers and warehouse club stores which generally emphasize private label tissue products.

     The Away-From-Home Market

     The approximately $4.0 billion away-from-home market, based on estimated 1998 total sales, has experienced modestly lower growth in shipments since the mid-1990s versus the at-home market. Shipments are estimated to grow at the average annual rate of approximately 1.5%. Despite positive trends regarding dining outside the home and a growing travel market, the slower growth in shipments seen over the past few years within the away-from-home versus the at-home markets is likely a result of cost cutting by businesses and lower growth rates in traditional manufacturing and industrial job markets versus the increasing service economy.

     We believe, based on our marketing experience, that paper, foodservice and janitorial supply distributors, the primary customers for away-from-home tissue products, tend to favor manufacturers that can provide a broad line of various tissue products. Moreover, we believe that many of these same customers are increasingly concerned regarding industry consolidation within the away-from-home market, and are looking for alternatives to the large national suppliers.

     Within the away-from-home market, towels represents approximately 44% of the market, bath tissue makes up approximately 30% and facial tissue and napkins represent approximately the remaining 26%.

Uncoated Freesheet Papers

     Information as to the uncoated freesheet segment of the printing/writing/ publishing paper sector of the U.S. paper industry is derived from the "Paper Grades -- Uncoated Free-sheet" section of the Pulp & Paper 1999-2000 North American Factbook.

     Uncoated freesheet paper constitutes the largest segment of the printing/writing/publishing paper sector in the United States, with estimated 1999 capacity of 16.5 million tons.

     The primary use for uncoated freesheet paper is in office reprographic or communication papers, i.e., copier and printer papers, approximately 33% of total shipments; followed by offset papers for commercial printing and book publishing applications, approximately 25.0% of total shipments; business forms bond and computer forms, approximately 15.0% of shipments; and envelopes, approximately 10% of total shipments. Uncoated freesheet is also used for premium value applications, such as text and cover fine printing grades used for financial printing, fine stationary and promotional brochures, greeting cards and technical specialty papers.

     Commodity grades of uncoated freesheet, such as offset papers and forms bond, are generally manufactured on larger machines that often have lower production costs than smaller machines. Many manufacturers with large machines often have kraft pulp mills onsite, enabling the lowest cost production of uncoated freesheet paper. Smaller machines, which may include machines not integrated to the production of kraft pulp, are typically dedicated to more value added grades of uncoated freesheet in order to offset their generally higher cost of production.

     Despite merger activity during 1998, e.g., Weyerhauser's purchase of Bowater's Dryden, Ontario mill and International Paper's merger with Union Camp, the uncoated freesheet industry remains relatively unconcentrated as compared to tissue paper industry. Based on estimated 1998 capacity data for U.S manufacturers, the top five uncoated freesheet producers accounted for approximately 59.0% of industry capacity.

     Demand for uncoated freesheet papers is correlated to strength in the general economy and changing technology. U.S. uncoated freesheet capacity had a compound annual growth rate of approximately 1.5% over the period 1992 through 1999. Over the same period, total annual shipments increased from approximately
12.3 million tons to 14.2 million tons, a compound annual growth rate of approximately 2.1%. However, various grades of uncoated freesheet, such as cut size reprographic paper, continue to be in high demand as a result of the increased use of computer desk top printers and the growth of the small office/home office market. As the table below indicates, year-to-year growth was much more cyclical, resulting in significant volatility in pricing over the same seven-year period.

                   U.S. Uncoated Freesheet Industry Statistics
                                   (000 tons)

                                         1992        1993        1994        1995         1996        1997        1998        1999
                                        -------     -------     -------     -------      ------     -------     -------     --------
Shipments ..........................     12,348      12,355      13,304      12,996      13,161      13,687      13,605      14,200
    % change .......................        5.5%        1.5%        7.7%      -2.3%         1.3%        3.9%      -0.6%         4.4%
Capacity ...........................     13,617      13,437      13,806      14,060      14,488      14,701      14,946      15,163
    % change .......................        3.1%        0.6%        2.7%        1.8%        3.0%        1.5%        1.7%        1.5%
Utilization ........................       90.7%       91.2%       96.4%       92.4%       90.8%       93.1%       91.0%       93.6%
Imports, net .......................        228         566         394         565         483         544         670         763
Apparent U.S. consumption ..........     12,576      12,921      13,698      13,561      13,644      14,231      14,275      14,963
Price ($/ton)* .....................    $   696     $   733     $   766     $ 1,100     $   864     $   768     $   777     $   750

------------
e = estimate

Source: 1999-2000 North American Pulp & Paper Factbook * 20 lb. communication paper (reprographic bond).

     Average historical pricing for benchmark 20 lb. communication paper exhibits the cyclical nature of the uncoated freesheet market. Transaction prices were at their last cyclical low in 1992, at approximately $696 per ton, and peaked in 1995 at approximately $1,100 per ton, a 51% increase in price.

     Uncoated freesheet apparent U.S. consumption has increased 3-5% in 1999 as compared to 1998, substantially above the 1998 increase in apparent U.S. consumption. The increase in demand has prompted a number of major U.S. producers, including Georgia-Pacific and Boise Cascade, to announce price increases for various grades of uncoated freesheet, although there can be no assurance that these price increase announcements will hold.

                                    BUSINESS

Overview

     We are an integrated manufacturer of tissue and uncoated freesheet paper products, with a comprehensive product line that includes finished tissue products, jumbo tissue rolls used in the manufacture of finished tissue products and uncoated freesheet paper products for the printing, writing and publishing applications. We recently entered the uncoated freesheet paper business through our acquisition of the Berlin-Gorham Mills. Since our inception in 1981, we have grown primarily through the opportunistic acquisition and integration of underperforming tissue mills and converting assets. We currently operate six paper mills, including five tissue mills; seven converting facilities; two printing/packaging facilities; and 11 distribution centers. During fiscal 1999, we derived approximately:

     o    60.6% of our revenues from sales of finished tissue products;

     o    24.1% from sales of jumbo tissue rolls;

     o    9.9% of our revenues from sales of uncoated freesheet paper products;

     o    4.4% from our revenues from sales of wood pulp; and

     o    the remainder from sales of tissue converting equipment.

     Our converting facilities transform jumbo tissue rolls into a wide range of finished tissue products, such as bath tissue, paper towels, napkins and facial tissue. We believe that our flexible manufacturing capabilities allow us to offer a range of products that is broader than that offered by any other North American tissue producer. We sell converted tissue products in the away-from-home and at-home markets. During fiscal 1999, our tissue mills produced approximately 114,000 tons of jumbo tissue rolls for our own converting operations and approximately 80,000 tons for sale to other tissue producers. In addition to tissue products, we use our internal engineering expertise to recondition and sell used tissue converting equipment to support our jumbo roll business. With the acquisition of the Berlin-Gorham Mills, we became effectively 100% vertically integrated with respect to virgin pulp, increased our toweling capacity by approximately 17.7% and extended our product offering in the away-from-home market with uncoated freesheet papers.

     Our finished tissue products are sold throughout the United States and in several regions of Canada and Mexico. We sell premium, specialty and commodity grades of jumbo tissue rolls to both domestic and international markets. Our total net sales have increased every year since our inception.

     We were founded in 1981 as a manufacturer of finished tissue products for the at-home market, principally in the eastern United States. Since then, we have become more vertically integrated through the acquisition of various mill facilities. We began selling jumbo tissue rolls to third parties in 1990. We entered the away-from-home market in 1992 and expanded our presence in that market in 1994 with the acquisition of Tagsons Papers, Inc., which included a paper mill and converting assets in upstate New York. Since 1992, we have sought to expand our presence throughout North America. We commenced our western expansion strategy with the acquisition of our tissue machine in St. Helens, Oregon in 1992. We opened our tissue converting/distribution facility in Mexicali, Mexico in 1995 and we acquired our tissue manufacturing and converting facility in Neenah, Wisconsin in 1996. To further support this expansion, we established a tissue converting/distribution facility in Calexico, California in November 1998. In July 1999, we entered the uncoated freesheet paper market with our acquisition of the Berlin-Gorham Mills.

Business Strategy and Competitive Advantages

     Our business strategy and competitive advantages include the following:

     o Opportunistic Acquisitions of Underperforming Assets. We benefit from a senior management team experienced in acquiring underperforming paper mills and converting assets at a substantial discount to replacement costs, implementing strict cost reduction programs and selectively making capital expenditures to increase capacity and improve operating efficiency. In November 1996, for example, pursuant to an opportunity created by the merger of Kimberly-Clark and Scott Paper, we acquired our Neenah, Wisconsin facility from Kimberly-Clark at an attractive price. The Neenah facility then had 372 employees and five tissue machines, of which two were operating full-time, two were operating part-time and one was idled. These machines produced a total of approximately 43,000 tons annually. Shortly thereafter, we implemented a number of initiatives to improve the efficiency of the Neenah facility, including personnel reductions and selective capital investments to improve the operation of these tissue machines. As of December 1, 1999, the Neenah facility had 279 employees and five tissue machines in full-time operation. We estimate that these five full-time tissue machines will produce approximately 70,000 tons in fiscal 2000, based on production of approximately 68,000 tons in fiscal 1999. Net sales at our Neenah facility have grown from approximately $39.2 million in fiscal 1997 to approximately $69.1 million in fiscal 1999, a compound annual growth rate of approximately 33.0%.

     o Capitalize on Flexible, Efficient Manufacturing Capability. We maintain a diverse array of manufacturing, converting and packaging equipment and a skilled workforce, which we believe enable us to respond to changes in market conditions and customer requirements more rapidly than our competitors. Our 12 tissue machines have an annual capacity ranging from approximately 24,000 tons to approximately 72,000 tons, and our highest capacity machine is among the largest capacity tissue machines in the industry. In addition, we are able to vary the raw material input on most of our tissue machines to produce tissue from virgin pulp, recycled paper or paper manufacturing by-products. These flexibilities enable us to economically manufacture a broad range of products, utilizing the most efficiently configured machine for each product.

     o Capitalize on Competitor Consolidation. We believe the continuing trend of competitor consolidation has created marketing opportunities for us. For example, Kimberly-Clark's merger with Scott Paper and James River's merger with Fort Howard have increased the concentration of suppliers, which is a concern of many customers. In addition, various niche opportunities have been created by our competitors' consolidations, where they have chosen to discontinue or de-emphasize some value or economy product categories. To capitalize on this trend and strengthen our position as an alternative supplier in these product areas, we have built a comprehensive product line of premium, value and economy grades in each product category and have increased our away-from-home salesforce.

     o Strategically Locate Our Tissue Manufacturing Facilities. We believe that our tissue mills, tissue converting facilities and distribution centers are strategically located across North America, including:

          o five tissue mills, with three in the Northeast, one in the Midwest and one on the West Coast;

          o seven converting facilities, with four in the Northeast, one in the Midwest, one on the West Coast and one in Mexico; and

          o 11 distribution centers, with eight in the Northeast and Middle Atlantic States, one in the Midwest, one on the West Coast and one in Mexico.

          We believe that the geographic diversity of our locations allows us to service both national and regional accounts economically and efficiently. Since our inception, we have had a strong presence in the Northeast, and more recently, we have expanded our business westward. Our Mexicali, Mexico converting facility, which opened in fiscal 1995, and our Calexico, California converting facility, which opened in fiscal 1998, enable us to take advantage of the geographic diversity of our tissue mill operations in Neenah, Wisconsin and St. Helens, Oregon.

     o Continue To Expand Our Diverse and Broad Product Line. We believe that our diverse product line, with over 200 product categories and over 780 individual products, is the broadest in North America and represents a key competitive advantage. Our broad line of finished tissue products, which are available in a wide range of grades, designs and package configurations, and our ability to respond quickly to customer requirements for multiple-product orders, allow us to offer "one-stop shopping" to our customers. This is particularly important given the trend toward supplier consolidation. By offering a wide range of products, we can provide our customers with more frequent shipments of a larger mix of products, which lowers the minimum efficient order quantity per product, which facilitates "just-in-time" and "cross-docking" inventory practices. Just in time inventory practices involve supplying inventory to customers at the time or shortly before the time the inventory is required to be used by customers. Cross-docking inventory practices involve timing and coordinating the delivery of inventory items to distributors so that these distributors can promptly supply the items to their customers. Our strategy is to continue to expand our product line through the introduction of new or enhanced products. Recent additions to our product line include polycoated tablecovers, printed table napkins, pizza boxes, center-pull towels, straws and stirrers and split-core bath tissue.

     o Diverse Customer Base For Tissue Products. The customer base for our tissue products is broadly diversified across industries and geographic locations, greatly reducing our dependence on any single customer or market. During fiscal 1999, no single customer for our tissue products represented more than 10.0% of our net sales and our top 10 customers represented approximately 30.0% of our net sales.

     o Grow Jumbo Tissue Roll Sales by Leveraging Equipment Sales Business. We intend to leverage our expertise in buying, reconditioning and selling used tissue converting equipment to increase our sales of jumbo tissue rolls. For example, we generally sell our tissue converting equipment to tissue products manufacturers who sign multi-year jumbo roll purchase contracts with us. Our third-party jumbo tissue rolls are generally used by domestic customers to manufacture non-competing finished tissue products, such as branded at-home and niche tissue products, including disposable diapers, feminine sanitary napkins and disposable medical products or are sold to overseas converters. During fiscal 1999, our equipment sales business generated net sales of approximately $1.8 million.

     o Favorable Supply and Service Agreements. We have entered into supply and service agreements which we believe are favorable to us. We entered into a supply agreement with Boise-Cascade, expiring in 2022, under which we purchase slush pulp, at a price which is substantially below the market price for baled virgin pulp, from the integrated Boise Cascade pulp and paper mill in St. Helens, Oregon that houses our tissue machine. During fiscal 1999, we purchased approximately 48,000 tons under this agreement, which represented approximately 96.0% of the total pulp requirements of our St. Helens, Oregon operation. Also, in connection with our acquisition of the Berlin-Gorham Mills, we entered into agreements with Crown Paper, under which Crown Paper will purchase from us annually 40,000 tons of pulp produced at the Berlin-Gorham Mills. We have also agreed to outsource the sales and marketing of specified grades of our uncoated freesheet papers to the established salesforce of Crown Paper, which we believe will afford us substantial savings over the Berlin-Gorham Mills' historical selling expense.

Products, Marketing and Customers

     We manufacture and sell a full line of finished tissue products varying by weight, softness, size, grade, package configuration and price for both the away-from-home and at-home markets.

We have four major product lines: bath tissue, paper towels, napkins and facial tissue. We also manufacture tablecovers, paper plates, pizza boxes and straws and stirrers. Towel, napkin and tablecover products are available in occasional and seasonal prints for parties and holiday seasons. Potential new products now being evaluated include printed paper plates, hot and cold beverage cups and paper bags. In addition, we manufacture and sell jumbo tissue rolls to other tissue converters.

     The following table sets forth our net sales by market for the periods shown (dollars in millions):

                                                                       Fiscal Years Ended September 30,
                                        -----------------------------------------------------------------------------------------
                                                1995              1996              1997             1998              1999
                                        -----------------  -----------------  ----------------  ---------------   ---------------
Away-from-home products ................ $ 53.0     38.2%  $ 69.9      45.8%  $ 85.8     43.4%  $ 89.2     41.5%   100.7     35.4%
At-home products .......................   61.3     44.1     63.2      41.4     68.6     34.7     71.9     33.4     71.5     25.2
                                         ------   ------   ------    ------   ------   ------   ------   ------   ------   ------

    Total finished products ............  114.3     82.3    133.1      87.2    154.4     78.1    161.1     74.9    172.2     60.6
Jumbo tissue rolls .....................   24.7     17.7     19.4*     12.7     42.0     21.3     47.2     21.9     68.5     24.1
Uncoated freesheet products ............     --       --       --        --       --       --       --       --     28.2      9.9
Pulp ...................................     --       --       --        --       --       --       --       --     12.5      4.4
Converting equipment ...................     --       --      0.2       0.1      1.2      0.6      5.7      2.6      1.8      0.6
                                         ------   ------   ------    ------   ------   ------   ------   ------   ------   ------

    Total net sales ....................  139.0    100.0    152.7      99.7    197.6     99.6    214.0     99.4    283.2     99.6
                                         ------   ------   ------    ------   ------   ------   ------   ------   ------   ------

    Rental income ......................    0.0       --      0.5       0.3      0.8      0.4      1.2      0.6      1.1      0.4
                                         ------   ------   ------    ------   ------   ------   ------   ------   ------   ------

       Revenues ........................ $139.0    100.0%  $153.2     100.0%  $198.4    100.0%  $215.2    100.0%  $284.3    100.0%

* This decrease from fiscal 1995 was due primarily to the fire at our Hauppauge, New York facility in November, 1995.

     Away-from-home finished tissue products, approximately 35.4% of fiscal 1999 revenues. We manufacture and market a broad line of finished tissue products for the estimated $4.0 billion U.S. away-from-home market. We sell our away-from-home products principally to paper, foodservice and janitorial supply distributors, such as, Bunzl, Burke, Restaurant Depot and Sweet Paper, who resell these products to hotels, restaurants, offices, factories, hospitals, schools and government facilities, including:

     o    restaurants, such as Sbarro, Bertucci's and Chili's;

     o hospitality companies, such as Caesars Palace, Carnival Cruise Lines and Holiday Inn;

     o    corporations, such as AT&T and General Electric; and

     o educational institutions, such as Dartmouth College, Johns Hopkins University and the University of North Carolina.

     Our 15 regionally based away-from-home sales managers are responsible for coordinating our sales efforts to these distributors. Additionally, we seek to create demand for our away-from-home products from distributors of our products by marketing directly to their customers. We are not subject to any non-compete covenants or agreements with distributors that would prevent these marketing efforts. We also sell our away-from-home products directly to national accounts, such as Burger King and Wendy's. Kimberly-Clark's merger with Scott Paper and James River's merger with Fort Howard have resulted in a concentration of supply base, a concern of customers. We believe the continuing trend of competitor consolidation has created marketing opportunities for us, and we have become an alternative supplier to give our customers a choice of products.

     Since we entered the away-from-home market in 1992, we have built our away-from-home product line to include 141 product categories and 299 individual products, ranging from economy and value grades to premium grades. Several niche areas have been created by our competitors' consolidations, where they have chosen to withdraw or de-emphasize some value or economy product categories. We believe we are the only tissue supplier in North America to offer premium, value and economy grades in each category for combined shipment in a truckload order. This has enabled us to provide our customers with what we believe to be the broadest product offering in the industry, which we believe is an increasingly critical selling point with customers who are seeking "one-stop shopping." Our away-from-home finished tissue products include folded and roll towels, bulk and dispenser napkins and bath and facial tissues. While we have historically concentrated on value-priced and economy products in this market, we have introduced our Manhattan(TM) line of premium quality away-from-home products to take advantage of the growing demand for premium away-from-home products. During fiscal 1999, approximately 85% of our away-from-home products were sold under our brand names, with private label products, under distributor label, and products manufactured for particular, national accounts, under corporate label, constituting the remainder.

     Our net sales in the away-from-home market have grown from approximately $53.0 million in fiscal 1995 to approximately $100.7 million in fiscal 1999, a compound annual growth rate of approximately 17.0%. This growth was due to, among other things:

     o    acquiring assets;

     o    expanding product lines; and

     o    increasing market share in various segments.

     At-home finished tissue products, approximately 24.0% of fiscal 1999 revenues. We manufacture and market a broad line of finished tissue products for the estimated $8.0 billion U.S. at-home market. Our at-home products are sold through a network of more than 60 independent brokers and agents that sell throughout the United States and in several regions of Canada and Mexico. Our four regional sales managers are responsible for coordinating the sales efforts of these independent brokers and agents. These sales managers focus on maintaining close relationships with independent food brokers and retailers in their territories by emphasizing our traditional strengths:

     o    value;

     o    competitive pricing;

     o    enhanced margins for retailers; and

     o the flexibility to manufacture short runs of products at prices attractive to retailers and margins acceptable to us.

     In particular, we target the estimated $1.1 billion private label segment of the at-home market, for which we manufacture products that range from economy to premium quality grades. As a private label manufacturer, we generally seek to avoid direct competition with larger branded consumer product companies, such as Procter & Gamble and Kimberly-Clark. During fiscal 1999, approximately 88.0% of our at-home products were manufactured for specific retailers for sale under private labels, with the remainder manufactured for sale under our own brand names.

     Our core at-home products include a broad line of bath tissue, paper towels, napkins and facial tissue. Over the past several years, the at-home market has expanded from economy products to an assortment of quality grades, and we have responded by expanding the range and variety of printing, coloring and embossing applied to our at-home products. We produce our branded at-home tissue products principally under our Magnolia TM, Sterling TM, Magic Soft TM and Elan TM brand names. We sell our brand name products principally to smaller retailers that do not have their own private label brands, as well as large retailers that wish to offer tissue across a wide price continuum.

     We focus our marketing efforts for at-home products on trade promotion and incentive programs targeted to major food store chains, mass merchandisers and drug retailers. Consistent with our focus on the private label and branded value segments of the at-home market, our use of advertising and promotion focused on the end-users is minimal. We currently estimate private label penetration to be only approximately 16.0% of the at-home market and industry sources estimate that the growth of this segment was approximately 4.0% in 1998, as retailers continue to extend their lines of tissue products from economy and value grades to premium grades. We believe that this trend will continue. Our customers include:

     o grocery stores and supermarkets, such as Aldi, Pathmark, Winn Dixie, Ralphs, Loblaws and Stop & Shop;

     o    mass merchandisers, including Dollar General;

     o    drug stores, such as Rite Aid and Walgreens; and

     o    buying "co-ops" and wholesalers such as Super Value and Wakefern.

     Our net sales in the at-home market have grown from approximately $61.3 million in fiscal 1995 to approximately $71.5 million in fiscal 1999, a compound annual growth rate of approximately 4.0%.

     Jumbo tissue rolls accounted for approximately 24.1% of fiscal 1999 revenues. In addition to supplying the internal needs of our finished tissue products manufacturing facilities, we manufacture and sell standard and specialty grades of jumbo tissue rolls directly to manufacturers of finished tissue products, such as Kimberly-Clark, Fort James, and Georgia-Pacific. These customers accounted for approximately 40%, 9% and 4% respectively, of fiscal 1999 net sales of jumbo tissue rolls. The jumbo tissue rolls we sell are generally used by our domestic customers to manufacture non-competing finished tissue products, such as branded at-home and niche tissue products, including disposable diapers, feminine sanitary napkins and disposable medical products. Our strategy is to emphasize stable customer relationships to sustain a long-term market for our specialty jumbo tissue rolls, which often sell at a higher price per ton than our finished tissue products. Our net sales of jumbo tissue rolls have grown from approximately $24.7 million in fiscal 1995 to approximately $68.5 million in the fiscal 1999, a compound annual growth rate of approximately 29.0%, reflecting our strategy of emphasizing jumbo roll sales.

     Uncoated freesheet paper products, approximately 9.9% of fiscal 1999 revenues. We manufacture and sell uncoated freesheet papers for printing, writing and publishing applications to, or through, Crown Paper pursuant to our purchase and marketing agreements with them. In addition, we manufacture and distribute freesheet reprographic papers, including printer, copier and fax papers, under our own brand names or the brand names of our private label away-from-home customers for resale to small office and home office customers, and specialty papers for manufacture into disposable food service papers, such as paper plates and bags. The Berlin-Gorham Mills generated net sales of uncoated freesheet paper of approximately $28.2 million for the period of July 9, 1999 to September 30, 1999. We have no comparable figures in our historical results because we purchased the Berlin-Gorham Mills on July 9, 1999. However, for comparison purposes the sales of uncoated freesheet papers for the 12 weeks ended September 28, 1998 for the Berlin-Gorham Mills as a business unit of Crown Paper Co., were approximately $28.9 million and $9.4 million, respectively.

     Virgin wood pulp, approximately 4.4% of fiscal 1999 revenues. We manufacture virgin pulp primarily for our internal use. However, we sell excess production to other paper companies and, from time to time, we may opportunistically elect to sell virgin pulp when the market price for virgin pulp significantly exceeds our costs of production. The Berlin-Gorham Mills generated net sales of approximately $12.5 million for the period July 9, 1999 to September 30, 1999. We have no comparable figures in our historical results because we purchased the Berlin-Gorham Mills on July 9, 1999. However for comparison purpose, net sales of virgin pulp for the 12 weeks ended September 28, 1999 by the Berlin-Gorham Mills, as a business unit of Crown Paper, were approximately $12.0.

Converting Equipment Sales

     In addition to our lines of tissue products, we have two machine shops in Hauppauge, New York which are dedicated to refurbishing and reconditioning converting equipment that we either use internally or sell to other tissue converters. In fiscal 1996, 1997, 1998 and 1999, we had net equipment sales of approximately $0.2 million, $1.2 million, $5.7 million and $1.8 million, respectively, achieving gross profits of approximately $0.1 million, $0.9 million, $4.1 million and $1.4 million, respectively. We have initiated a strategy of bundling future jumbo roll sales with equipment sales, which has resulted in strengthening our long-term jumbo roll business.

Pricing Trends

     We believe favorable industry tissue pricing conditions exist, particularly in the jumbo tissue roll market. All of our tissue mills are operating at full capacity and jumbo tissue roll pricing announcements by us and our principal competitors, such as Kimberly Clark, Georgia-Pacific and Fort James, indicate a tightness of supply throughout the industry will support increased prices.

Tissue Manufacturing

     Jumbo Tissue Roll Manufacturing. Our jumbo tissue roll manufacturing process begins with wood pulp, recycled paper and waste paper. These raw materials typically are pulped in large blenders or pulpers and moved via networks of pipes and pumps to a tissue machine where sheets of tissue paper are formed according to customer or grade specifications. The tissue paper is then drawn through the machine, being formed on wires as it travels through various press rolls. Once the sheets are formed, they are transferred to a dryer section of the machine that dries the tissue. Following the drying process, the tissue paper is removed from the drying cylinders and wound into jumbo tissue rolls. Jumbo rolls are either used internally for our converting operations or sold to third-party purchasers.

     Converting. Converting involves loading jumbo tissue rolls onto converting machines which unwind, perforate, emboss and print tissue as needed. The machines then roll or fold the processed tissue into finished tissue products such as bath tissue, napkins or paper towels.

     Packaging. We wrap and pack our finished tissue products into cases. Consistent with our emphasis on vertical integration, we also manufacture our own corrugated boxes, folding cartons, printed poly wrap and printed paper wrap. Our packaging capabilities complement our flexible manufacturing strength by enabling us to offer our products in a wider range of package configurations, an especially important consideration in the at-home market, and to respond quickly and efficiently to our customer needs.

Quality Control

     Our tissue mills and converting facilities are subject to rigorous quality control standards. We require our production facilities to adhere to strict technical specification guidelines. For example, we require that the tissue we produce meet standards such as basis weight, tensile strength, absorbency and brightness. Our five tissue mills use the Measurex Open Network System, a process control system which helps provide consistent quality and compatibility with existing systems. Our converting facilities use an acceptance grading system/statistical process control, which requires that plant managers and floor supervisors be responsible for our product specifications. All quality control processes are monitored on a daily basis and the results are forwarded for plotting and graphing to our centralized quality assurance department.

Raw Materials and Suppliers

     The principal raw materials for our tissue manufacturing operations are wood pulp, recycled paper pulp and waste paper. Under our agreement with Boise Cascade, as recently amended, we are currently required to purchase a minimum of 57,000 tons per year from Boise Cascade. Additionally, Boise Cascade is currently required to make available to us a minimum of 62,000 tons of pulp per year. All of the pulp tonnage made available to us by Boise Cascade is currently used at our St. Helens, Oregon tissue-making operation. This tonnage is currently sufficient to satisfy our requirements at our St. Helens facility. In addition, Boise Cascade is required to make available to us a minimum of 20 tons per day of blended pulp. Pricing is calculated by a formula referencing particular market prices. Our agreement with Boise Cascade is effective through December 31, 2022. We also purchase pulp from a number of other suppliers. We purchase wastepaper under a combination of supply arrangements with brokers located in the Midwest and Northeast United States. In order to minimize freight costs, we focus on maintaining and establishing relationships with wastepaper dealers located near our manufacturing facilities and in close proximity to urban areas where a majority of waste is generated. We believe our current sources of supply are adequate to meet our requirements for our tissue manufacturing operations and that with our acquisition of the Berlin-Gorham Mills, we are effectively 100% vertically integrated with respect to virgin pulp.

     The principal raw materials for our tissue converting operations are standard and specialty grade jumbo tissue rolls. We believe our ability to supply our converting operations with a range of tissue grades manufactured at our mills is a competitive advantage, as we can supply all of our tissue needs from internal production.

Competition

     The tissue industry is highly competitive. We believe that competition is based principally on product quality, price and customer service. Our competitors include a number of large diversified paper and consumer products companies, such as Kimberly-Clark, Fort James, Proctor & Gamble, Georgia-Pacific and Global Tissue, a subsidiary of Kruger, Inc. We compete primarily on the basis of price, although product quality and performance, product development effectiveness, service and sales and distribution support are often determining factors in the choice of a supplier. Aggressive competitive pricing actions, which may become more intense due to changing industry conditions, could reduce revenues and adversely affect our operating results or financial condition. Many of our competitors are larger and more strongly capitalized than we are, which may enable them to better withstand periods of declining prices and adverse operating conditions in the tissue industry. Due to the high bulk, low density of tissue products, their markets are generally regional or national, with limited imports and exports.

     In the uncoated freesheet paper market, we compete principally in North America, primarily with U.S. and Canadian paper producers, but also with overseas producers. Similar to the tissue market, we compete primarily on the basis of price, although quality and service are often the determining factors in the choice of a supplier. In addition, we compete with integrated and non-integrated producers of paper products. Fully-integrated manufacturers, i.e., those whose requirements for pulp or other fiber are met fully from their internal sources may have some competitive advantages relative to those that are not fully-integrated manufacturers in periods of relatively high prices for raw materials, in that the former are able to ensure a steady source of these raw materials at costs that may be lower than prices in the prevailing market. In contrast, competitors which are less integrated than we are may have some cost advantages in periods of relatively low pulp prices in that they may be able to purchase pulp at prices lower than our production costs. In addition, some of our competitors are lower-cost producers than we are and some of our competitors have greater financial resources than we have. Our competitors include Neenah Paper Company, E.B. Eddy Forest Products Limited, Domtar Inc. and Williamette Industries Inc. In addition, many end-users of printing/writing/publishing products in recent years have responded to changing economic conditions and paper prices by substituting less expensive paper grades for use in their products, and this tendency may benefit those of our competitors which produce lower priced paper products.

     We cannot assure you that we will be able to successfully compete in the tissue or uncoated freesheet papers industry or that increased competition will not have a material adverse effect on our business, financial condition and results of operations. See "Risk Factors -- We Operate In A Highly Competitive Industry."

Berlin-Gorham Mills Acquisition

     On July 9, 1999, we purchased the Berlin-Gorham Mills from Crown Paper, through Pulp & Paper of America LLC, a wholly-owned subsidiary of ours and one or more of its subsidiaries. As consideration for the purchase of these assets, we paid $45 million in cash and assumed ongoing contractual liabilities related to the assets being acquired, such as raw materials supply contracts, equipment maintenance agreements and labor agreements.

     The cash portion of the purchase price included $2.1 million relating to mill costs and the wet lap machine and other repair costs and reimbursement of property taxes for the amount of $0.9 million which taxes were prepaid for us by Crown Paper.

     In addition to the property, plant and equipment which we acquired pursuant to the asset purchase agreement, Crown Paper transferred inventory to us at the closing comprised of raw materials, finished goods, supplies and spare parts.

     In connection with our acquisition of the Berlin-Gorham Mills, we have entered into a number of agreements with Crown Paper. Under these agreements, Crown Paper will, for a period of three years from July 9, 1999:

     o purchase from us annually, 40,000 tons of virgin pulp at a contractually determined market-based price, less specified discounts;

     o purchase orders for a minimum of 20,000 tons of specified publishing grades of uncoated freesheet paper manufactured at the Berlin-Gorham Mills. If we accept these orders, we will be obligated to manufacture and sell these products to Crown Paper, under its trademarks, for resale by Crown Paper to its customers, at agreed-upon selling prices, less a discount; and

     o be engaged as our exclusive sales representative for specified grades of uncoated freesheet paper, other than some publishing grades, with the obligation to use its best efforts to sell a minimum of 130,000 tons of these papers annually for a specified commission.

     Under these uncoated freesheet paper marketing agreements, Crown Paper bears all marketing costs and selling responsibility. In addition, under the asset purchase agreement, Crown Paper has agreed not to compete with us in the manufacture and marketing of tissue, toweling and specified grades of uncoated freesheet papers for a period of three years following the consummation of the acquisition.

     The Berlin-Gorham Mills have been in continuous operation since 1904 and were acquired by Crown Paper in 1995 as part of its spin-off from James River, the predecessor to Fort James. The Berlin-Gorham Mills are a fully integrated pulp and paper manufacturing facility consisting of a kraft pulp mill in Berlin, New Hampshire and a paper mill in Gorham, New Hampshire which is comprised of four paper machines and a towel machine. The four paper machines were dedicated by Crown Paper to the manufacture of uncoated freesheet papers primarily for printing, writing and publishing applications. The toweling machine was dedicated by Crown Paper to the manufacture of jumbo tissue rolls of towel for converting into commercial towel products. The Berlin-Gorham Mills also include six hydroelectric generating facilities, six steam turbines for the generation of electricity and a solid waste landfill. The mills and the hydroelectric generating facilities are located on the Androscoggin River, which provides water for operation of the mills and the hydroelectric generating facilities.

     The four paper machines have an aggregate annual production capacity of approximately 180,000 tons and produced approximately 153,000 tons of uncoated freesheet paper products in the 52 weeks ended June 27, 1999, sales of which generated revenues of approximately $114.0 million in the 52 weeks ended June 27, 1999. We believe that the machines are well suited for the production of specialty grade papers and, together, produce grades ranging from 26 to 150 pounds in basis weight. The independent manufacturing systems of the four machines allow the Gorham paper mill to simultaneously produce papers with different colors, characteristics and mixtures of pulp and additives. In addition to producing various grades of freesheet paper for sale to or through Crown Paper pursuant to our marketing agreement with Crown Paper, we are currently using the paper machines to manufacture freesheet reprographic papers i.e., computer printer, copier and fax papers under our own brands or the brands of our private label away-from-home customers for resale to small office/home office customers and specialty papers for converting into disposable food service papers such as paper plates and bags.

     The toweling machine manufactures jumbo tissue rolls of towel for converting into away-from-home towel products, such as C-fold and multi-fold towels. This machine has the potential for producing toweling for converting jumbo tissue rolls into at-home towel products, masking tape base, surgical, medical, disposables and filtration products.

     The Berlin pulp mill consists of nine batch digesters, three washer lines, separate hardwood and softwood elemental chlorine bleach plants and a chemical recovery unit capable of simultaneously producing hardwood and softwood pulp. The pulp mill is connected to the Gorham paper mill via two gravity-fed pipelines. In the 52 weeks ended June 27, 1999, the pulp mill supplied 83% of the paper mill's wood pulp requirements. In the 52 weeks ended June 27, 1999, the Berlin pulp mill dried and sold approximately 116,000 tons of hardwood as market pulp, including sales to other Crown Paper mills.

     Reports filed by Crown Paper with the Securities and Exchange Commission state that from 1992 to 1994, Fort James invested approximately $87.0 million to rebuild and expand the chemical recovery unit, which Crown Paper believes extended the life of this unit by approximately 20 to 25 years. Through the implementation of various strategies, including the startup of an existing wet lap pulp machine at the Berlin pulp mill and the use of recycled paper and paper manufacturing by-products that would otherwise be discarded, we are seeking to significantly increase the amount of virgin pulp available for sale to our tissue mills and as market pulp to third party purchasers. We cannot assure you that we will be able to successfully implement these strategies or that the implementation of these strategies will result in any anticipated cost benefits or increased revenues.

     Wood fiber is the largest single material cost for the Berlin-Gorham Mills. Wood chips, which are used in kraft pulp making, are either produced at the Berlin pulp mill from timber purchased under long term supply contracts or purchased from local suppliers. Raw materials required by the Berlin-Gorham Mills are clay and chemicals used in pulp and paper production, which are supplied under contracts with various suppliers. We believe that the Berlin-Gorham Mills currently have adequate sources of raw materials and that adequate alternative sources of supply are available.

     The six hydroelectric generating facilities located on the Androscoggin River and six steam turbines generate approximately 31 megawatt hours of electricity in the aggregate. In 1998, the Berlin-Gorham Mills generated approximately 82% of their power requirements and their average cost of internally generated power was approximately 31% of the cost of purchased power. The Berlin-Gorham Mills sell a small amount of power to the local public utility when internal demand is less than internal generation.

     The Gorham paper mill principally produces uncoated freesheet papers for custom business forms, book and opaque papers for hard cover books and manuals and premium grade papers for annual reports and other printing applications. Paper products from the Berlin-Gorham Mills include:

               Products                                        Markets
               ---------                                       --------
     Text and Cover, Writing and Opaque                   Commercial Printing
     Publishing Papers                                    Book and Magazine
     Business Papers                                      Communication
     Technical Specialties Specialty                      Converting

         Facilities

     In addition to the Berlin-Gorham Mills, we operate:

     o five tissue mills, with a total annual capacity of 220,000 tons, one in New Hampshire, two in New York, one in Oregon and one in Wisconsin;

     o seven converting facilities, one in California, one in Mexico, four in New York and one in Wisconsin;

     o    two packaging/printing facilities, both in New York; and

     o 11 distribution facilities, one in California, one in Mexico, one in New Jersey, seven in New York and one in Wisconsin.

Some of our mills and facilities described above are located on the same real property sites. We also own a tissue mill facility in Tomahawk, Wisconsin, which has been closed since February, 1998. See "--Berlin-Gorham Mills Acquisition" for information as to these facilities.

     The following table summarizes the location of, classes of products manufactured by, and fiscal 1999 volumes of, each of our facilities. The American Tissue notes and our revolving credit facility are collateralized by substantially all of our assets, including the facilities listed below.

                                                           Annual Production
        Tissue Mills               Products                   Capacity(1)
          ---------                ---------               -----------------

Winchester, New Hampshire      100% recycled and
                               100% virgin tissue            24,000 tons
Greenwich, New York            100% recycled and
                               100% virgin tissue            24,000 tons
Mechanicville, New York        100% recycled and
                               100% virgin tissue            50,000 tons
St. Helens, Oregon(2)           20% recycled and
                               100% virgin tissue            50,000 tons
Neenah, Wisconsin              100% recycled and
                               100% virgin tissue            72,000 tons
Gorham, New Hampshire          100% recycled and
                               100% virgin tissue            39,000 tons
                                                           --------
             Total Tonnage                                  259,000 tons
                                                           ========

Uncoated Freesheet Mill
-----------------------

Gorham, New Hampshire            uncoated freesheet papers        179,000 tons
                                                                 ========


     Pulp Mill
     ---------

Berlin, New Hampshire            virgin wood pulp                 350,000 tons
                                                               ==========


Tissue Converting Facilities
----------------------------

Calexico, California             Finished tissue products       1,500,000 cases
Mexicali, Mexico                 Finished tissue products       1,000,000 cases
Coram, New York                  Finished tissue products       2,000,000 cases
Hauppauge, New York(3)           Finished tissue and plastic
                                  products                      4,000,000 cases
Waterford, New York(4)           Finished tissue products       4,000,000 cases
Neenah, Wisconsin                Finished tissue products       2,500,000 cases
                                                               ---------
 Total Cases                                                   15,000,000 cases
                                                               ==========
---------------

(1)  All annual capacity amounts are approximate.

(2) We have leased a portion of Boise Cascade's St. Helens, Oregon facility from Boise Cascade pursuant to a lease expiring in December 31, 2022 in connection with the operation of a tissue machine which we purchased from Boise Cascade in November 1992. Boise Cascade operates this tissue machine for us on a cost-sharing basis and, pursuant to its agreement with us, retains an option to repurchase the machine under the circumstances described in our agreement with Boise Cascade. See Note 14 of the Notes to our Consolidated Financial Statements.

(3) We operate two tissue converting facilities in Hauppauge, New York, one of which is leased.

(4) This distribution center is held in the form of a leasehold estate granted by the Town of Waterford Industrial Development Agency, and, upon the expiration of the related lease, January 1, 2009, will be reacquired in fee by us for nominal consideration.

Legal Proceedings

     From time to time we are subject to a number of legal proceedings and other claims arising in the ordinary course of our business. We do not believe that any pending or threatened legal proceedings or other claims will have, individually or in the aggregate, a material adverse effect on our financial condition or results of operations.

Environmental Regulation

     Our operations are subject to comprehensive and frequently changing federal, state and local environmental laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste water and storm water, storage, treatment and disposal of materials and waste, remediation of soil, surface water and ground water contamination, and liability for damages to natural resources. Compliance with these laws and regulations is an increasingly important factor in our business. We will continue to incur capital and operating expenditures in order to maintain compliance with applicable federal, state and local environmental laws and regulations and to meet new regulatory requirements.

     We are subject to strict, and under some circumstances, joint and several, liability for the investigation and remediation of environmental contamination, including contamination caused by other parties, at properties that we own or operate and at properties where we or our predecessors have arranged for the disposal of regulated materials. As a result, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. We may be involved in additional proceedings in the future and the total amount of these future costs and other environmental liabilities may be material.

     On April 15, 1998, the U.S. Environmental Protection Agency issued final rules known as the "Cluster Rules" affecting pulp and paper industry discharges of wastewater and gaseous emissions. The Cluster Rules apply to pulping from the initial feedstock of wood and various bleaching processes. The Cluster Rules require changes in the pulping, bleaching and/or air emission and wastewater treatment processes presently used in some U.S. pulp and paper mills, including the Berlin-Gorham Mills. Based upon our understanding of the Cluster Rules, and after consultation with independent environmental consultants, we estimate that approximately $13 million of capital expenditures, within a range of approximately plus or minus 25%, may be required to comply with the Cluster Rules, with compliance dates beginning in 1999 and extending over the next two to five years. There are risks and uncertainties associated with our estimate that could cause total capital expenditures and timing of these expenditures to be materially different from current estimates. The EPA has also proposed additional requirements for the pulp and paper industry, which, if and when adopted, may require additional material expenditures.

     The Berlin-Gorham Mills have been in operation for many years and, over time, Crown Paper and other prior operators at the Berlin-Gorham Mills have generated and disposed of wastes which are or may be considered hazardous. The soil, groundwater and adjacent area remediation which is currently under consideration with respect to the Berlin-Gorham Mills could, based upon available information, cost up to $400,000 over the next two years. The discovery of previously unknown contamination of property underlying, or in the vicinity of, the Berlin-Gorham Mills could require us to incur material unforeseen expenses for which we may not have any recourse against Crown Paper or other prior operators.

     The Berlin-Gorham Mills have systems which process and treat large amounts of wastewater primarily generated by their operations. Maintenance and repairs to the wastewater treatment plant have been identified, which are estimated to cost up to $2.1 million. Due to aging of the treatment systems and to the evolution of mill operations, it is anticipated that the related treatment systems and equipment will require replacement and/or upgrading. In addition, there is evidence that effluent in connection with the wastewater treatment processes has, over time, resulted in accumulations of sediment and other buildup in adjacent lagoons and watercourses. It is anticipated that changes in the applicable processes and the related technology and equipment may be necessary in the future both to remediate these buildups and to accommodate expansion of mill production schedules. The foregoing changes may require additional material capital expenditures.

Employees

     As of December 31, 1999, we employed 2,324 persons, consisting of 1,939 hourly and 385 salaried employees. We have collective bargaining agreements with the Paper, Allied-Industrial, Chemical and Energy Workers International Union covering approximately 935 of our hourly employees, 245 of which are employed at our mill in Neenah, Wisconsin and 686 of which are employed at the Berlin-Gorham

Mills. We also have an agreement with the Office and Professional Employees International Union covering 22 clerical employees at the Berlin-Gorham Mills. Our agreement relating to the Neenah hourly employees expires on May 31, 2002, subject to automatic annual renewals unless either party objects. Our agreements relating to the Berlin-Gorham employees expire in June 2002, as to hourly employees, and in July 2002, as to clerical employees.

     Our St. Helens, Oregon tissue machine is operated for us by employees of Boise Cascade on a cost-sharing basis. The Boise Cascade employees are represented by the Association of Western Pulp and Paper Workers. Boise Cascade's collective bargaining agreement expires on March 14, 2004, subject to automatic yearly renewals unless either party notifies the other to the contrary.

     We believe that relations with our employees are satisfactory.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth, as of December 31, 1999, information as to our directors and executive officers and a key employee of our subsidiary, American Tissue:

  Name                            Age                    Position
---------                       -------     ------------------------------------
Nourollah Elghanayan              83        Chairman of the Board and a director
Mehdi Gabayzadeh                  55        President, Chief Executive Officer
                                            and a director
Edward I. Stein                   54        Executive Vice President and Chief
                                            Financial Officer
Nicholas T. Galante,III           43        Executive Vice President of American
                                            Tissue and President and Chief
                                            Executive Officer of Pulp & Paper of
                                            America LLC
Andrew H. Rush                    40        Director


     Directors are elected by the stockholders to one-year terms. Officers serve at the discretion of the board of directors.

     Nourollah Elghanayan has served as our Chairman of the Board and a director since our acquisition of American Tissue in July 1999 and has served in the same positions with American Tissue since October 1998. He served as President, Chief Operating Officer and director of our subsidiary, American Tissue Corporation, from 1982 until October 1998. Mr. Elghanayan is also an investor in commercial real estate.

     Mehdi Gabayzadeh has served as our President, Chief Executive Officer and a director since our acquisition of American Tissue in July 1999 and has served in the same positions with American Tissue since October 1998. He served as Executive Vice President and director of our subsidiary, American Tissue Corporation, from 1982 to October 1998.

     Edward I. Stein has served as our Executive Vice President and Chief Financial Officer since our acquisition of American Tissue in July 1999 and has served in the same positions with

American Tissue since May 1999. Prior to joining American Tissue, Mr. Stein served as Chief Financial Officer of Perry H. Koplik & Sons, Inc., a pulp and paper broker, from 1976 to May 1999.

     Nicholas T. Galante, III has served as an Executive Vice President of American Tissue and as President and Chief Executive Officer of our subsidiary, Pulp & Paper of America LLC, since April 1999. Mr. Galante has also served as Director of Jumbo Rolls and Fast Food Restaurants of our subsidiary, American Tissue Corporation, since 1994. Prior to joining American Tissue Corporation, Mr. Galante served an Executive Vice President of Tagsons Papers, Inc. from 1977 to 1994. Tagsons Papers, Inc. filed a petition seeking relief under Chapter 11 of the Federal Bankruptcy Code in 1994.

     Andrew H. Rush became one of our directors on July 9, 1999. Mr. Rush has been a Managing Director of DLJ Merchant Banking Partners, L.P. since January 1997. From 1992 to 1997, Mr. Rush was an officer of DLJ Merchant Banking Partners, L.P. and its predecessors. Mr. Rush currently serves as a member of the advisory board of Triax Midwest Associates, L.P. and as a member of the board of directors of Societe d'Ethanol de Synthese and Nextel Partners Inc. Mr. Rush previously served as a director of Doane Products Company.

Executive Compensation

     The following table sets forth the compensation earned, whether paid or deferred, by our Chief Executive Officer and by Nicholas T. Galante, III, an executive officer and key employee of our subsidiary, American Tissue, during fiscal 1997, 1998, and 1999 for services rendered in all capacities to our predecessors during these fiscal years. Mr. Nourollah Elghanayan, an executive officer of Middle American Tissue, did not receive any compensation from our predecessors during these fiscal years.

                                                                                  Annual Compensation
                                                  -----------------------------------------------------------------------------
                                                                                                    Other Annual    All Other
                                                                      Annual            All Other      Compen-       Compen-
Name and Principal Position                        Fiscal Year       Salary($)           Bonus($)    sation($)(1)  sation($)(2)
---------------------------                       -----------       ----------          ---------    -----------   ------------
Mehdi Gabayzadeh                                        1999        240,000                --            660             --
President and Chief Executive Officer                   1998        240,000                --            691             --
                                                        1997        240,000                --            749             --
Nicholas T. Galante, III
Executive Vice President of American Tissue,
President and Chief Executive Officer of Pulp           1999        225,769(3)             --            248          2,133
& Paper of America LLC                                  1998        210,000(3)             --            259          1,835
                                                        1997        200,000(3)             --            281          1,600

----------

(1) Reflects life insurance premiums and car allowances paid or reimbursed by us.

(2)  Reflects matching contributions under our 401(k) Plan.

(3) Mr. Galante's salary includes an annual consulting fee of $120,000 which has been paid to Six Gees, Inc., a corporation wholly owned by Mr. Galante.

     Edward I. Stein, our Executive Vice President and Chief Financial Officer, began his employment with American Tissue on May 31, 1999. He receives an annual salary of $275,000, entertainment reimbursement of up to $20,000 and a personal usage and company car allowance of up to $7,500, plus reimbursement for insurance related thereto.

     Substantially all of our non-union salaried employees, including our executive officers, participate in our 401(k) savings plan. Employees are permitted to defer up to 20% of their annual compensation each calendar year not to exceed $10,000 per year, which we contribute to the plan and we will make a matching contribution of up to 50.0% of the first 6.0% of the employee's contribution. We may also make discretionary contributions to the plan which would be allocated among participants based on the ratio of each participant's compensation to the total compensation of all participants for a plan year.

Director Compensation

     None of our directors receives any compensation or fees for service on the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of January 14, 2000, with respect to the beneficial ownership, fully diluted, of our common stock by (a) each stockholder known by us to own beneficially 5% or more of the outstanding shares of our common stock; (b) each of our directors; (c) each of our executive officers named in "Management -- Executive Compensation;" and (d) all of our executive officers and directors as a group.


                                                                       Number of               Percentage
                                                                       Shares of                   of
Name of Beneficial Owner(1)                                            Common                 Stock Total
----------------------                                               ---------------          -----------

Super American Tissue Inc.(2) ..................................     176.000                     88.000
Donaldson, Lufkin & Jenrette Inc.(3) ...........................      24.000                     12.000
DLJMB Funds(5) .................................................      24.000                     12.000
Nourollah Elghanayan ...........................................      53.474(5)                  26.737
Victoria Elghanayan ............................................      35.057(6)                  17.529
Mehdi Gabayzadeh ...............................................      88.000(7)                  44.000
Mehdi Gabayzadeh and Joseph Neissany
as trustees for Diane Gabayzadeh Trust .........................      17.327(7)                   8.664
Mehdi Gabayzadeh and Joseph Neissany
as trustees for Deborah Gabayzadeh Trust .......................      17.327(7)                   8.664
Mehdi Gabayzadeh and Joseph Neissany
as trustees for John Gabayzadeh Trust ..........................      20.103(7)                  10.051
Jeffrey Elghanayan .............................................      25.773                     12.887
Edward I. Stein ................................................          --                         --
Nicholas T. Galante, III .......................................          --                         --
Steven C. Catalfamo ............................................          --                         --
John J. Jackmore ...............................................          --                         --
Donald A. MacIntyre ............................................          --                         --
Mark J. Smith ..................................................          --                         --
Andrew H. Rush .................................................      24.000(8)                  12.000
All directors and executive officers
as a group (9 persons) .........................................     141.474(5)(7)(8)            70.737



----------
(1) The address of each of these stockholders (other than DLJMB Funds) is c/o American Tissue Corporation, 135 Engineers Road, Hauppauge, New York 11788.

(2) Super American Tissue Inc. directly owns 88% of the issued and outstanding shares of Middle American Tissue Inc., our direct parent, after giving effect to the exercise of warrants to purchase up to 12% of Middle American Tissue's common stock to be issued to affiliates of the Initial Purchaser. Each of the persons or entities listed in this table beneficially owns their shares in American Tissue through their ownership interest in either Middle American Tissue Inc. or Super American Tissue Inc.

(3) Donaldson, Lufkin & Jenrette Inc. directly or indirectly controls the general partner of each partnership or the voting securities of each corporation included in the DLJMB Funds. The address of Donaldson, Lufkin & Jenrette Inc. is 277 Park Avenue, New York New York 10172.

(4) The DLJMB Fund consists of DLJ Merchant Banking Partners II, L.P. and the following related investors: DLJ Merchant Banking Partners II-A, L.P.; DLJ Offshore Partners II, C.V.; DLJ Diversified Partners, L.P.; DLJ Diversified Partners-A, L.P.; DLJ Millennium Partners, L.P.; DLJ Millennium Partners-A, L.P.; DLJMB Funding II, Inc.; DLJ EAB Partners, L.P.; DLJ First ESC, L.P. and DLJ ESC II, L.P., hold directly warrants to purchase up to 12% of the common stock of Middle American Tissue as of July 9, 1999. The address of each of these entities, other than DLJ Offshore Partners II, C.V., is 277 Park Avenue, New York, New York 10172. The address of DLJ Offshore Partners II, C.V., is care of John B. Gorsiraweg, 14, Willemstad, Curacao, Netherlands Antilles.

(5)  The shares of common stock beneficially owned by Mr. Elghanayan include
     35.057 shares owned directly by his wife, Victoria Elghanayan. Mr. Elghanayan disclaims beneficial ownership of the shares held by his wife.

(6) The shares of our common stock beneficially owned by Mrs. Elghanayan do not include 18.417 shares owned directly by her husband, Nourollah Elghanayan. Mrs. Elghanayan disclaims beneficial ownership of the shares owned by her husband.

(7)  The shares of our common stock beneficially owned by Mr. Gabayzadeh include
     20.103 shares owned by the John Gabayzadeh Trust, 17.327 shares owned by the Diane Gabayzadeh Trust and 17.327 shares owned by the Deborah Gabayzadeh Trust, over which he has shared voting and dispositive power.

(8) Does not include warrants to purchase up to 12% of our common stock issued as of July 9, 1999, beneficially owned by Donaldson, Lufkin & Janrette Inc. through the DLJMB Funds. Mr. Rush is a Managing Director of DLJ Merchant Banking Partners II, L.P. and, as a result, may be deemed to beneficially own the warrants owned by the DLJMB Funds. Mr. Rush disclaims beneficial ownership of the warrants beneficially owned by the DLJMB Funds.

Super American Tissue Shareholders Agreement

     Super American Tissue, Mr. Elghanayan and the other stockholders of Super American Tissue affiliated with him, Mr. Gabayzadeh and the other stockholders of Super American Tissue affiliated with him, and other companies controlled by Messrs. Elghanayan and Gabayzadeh that are not subsidiaries of Super American Tissue, have entered into a shareholders agreement. The shareholders agreement provides that the board of directors of Super American Tissue is to consist of an equal number of directors designated by each of Messrs. Elghanayan and Gabayzadeh and that each subsidiary of Super American Tissue, including American Tissue and its subsidiaries, shall be directly or indirectly managed by them, provided that if any financing arrangement requires that the board of directors of Super American Tissue or any of its subsidiaries consist of one or more directors not appointed by Messrs. Elghanayan and Gabayzadeh,

     o these outside directors shall constitute no more than one third of the board of directors of Super American Tissue or the applicable subsidiary; and

     o any action by the board will require the consent of a majority of the directors designated by each of Messrs. Elghanayan and Gabayzadeh.

     Under the shareholders agreement, Messrs. Elghanayan and Gabayzadeh, or upon the incapacity or death of either of them, the remaining shareholder and the designee of the incapacitated or deceased shareholder, have the right to cause Super American Tissue or any of its subsidiaries to effect an initial public offering of its capital stock or any capital stock of its subsidiaries and other financial transactions. However, if the purpose of an initial public offering of the capital stock of Super American Tissue or any of its subsidiaries or other financial transaction, including a sale of all or substantially all of the assets of Super American Tissue or one of its subsidiaries, is the facilitation of the payment of indebtedness owing by Super American Tissue or any of its subsidiaries to a shareholder of Super American Tissue, then the authorization of these transaction is subject to the prior satisfaction of specified conditions. The most significant of these conditions is that the shareholder proposing the transaction, or the applicable company, receive an opinion of an investment banking firm of nationally recognized standing to the effect that the proposed transaction is fair to all of the companies that are parties to the shareholders agreement and their respective shareholders. Super American Tissue is not required to redeem any of its capital stock from the estate of a deceased shareholder.

Middle American Tissue Stockholders Agreement

     Under a stockholders agreement among us, Super American Tissue, the initial purchasers of the old notes and the stockholders of Super American Tissue, including Messrs. Elghanayan and Gabayzadeh, DLJ Merchant Banking Partners II, L.P. ("DLJMB Funds"), on behalf of the initial purchasers of the old notes and the warrants issued by us with the old notes, has the right, for so long as the initial purchasers own a majority of the warrants and the shares of our common stock issuable upon exercise of the warrants or more than 50.0% in aggregate principal of the Notes, to nominate one person for election as a member of our board of directors and one person for election as a member of the board of directors of American Tissue.

     In addition, Super American Tissue agreed to vote its shares of our common stock, and we have agreed to vote our shares of the common stock of American Tissue, to cause this nominee to be elected to our board or American Tissue's board, as applicable.

     Under this agreement, any "affiliate transaction" between us and one of our subsidiaries, on the one hand, and any of our affiliates that is not one of our subsidiaries, on the other, must be approved by the director nominated by DLJMB Funds. An "affiliate transaction" is defined in this agreement as:

     (1) any lease or transfer of assets to, or purchase or acquisition of assets from, one of our affiliates, or

     (2) any indebtedness or guarantee to, from or for the benefit of one of our affiliates,

in each case, involving aggregate consideration in excess of $1.0 million.

     This agreement also provides for various "call" options in our favor, and "put" options in favor of, the initial purchasers of the old notes and the warrants. We have a "Year Two Call Option" to redeem all of the warrants, and any shares of our common stock issuable upon exercise of any of the warrants ("warrant shares"), in connection with a redemption by us of all of the Notes as permitted by the indenture relating to the Notes, during the period commencing on July 9, 2000 and ending on July 9, 2001. The aggregate redemption price for the warrants, any outstanding warrant shares and the Notes must equal an amount which represents a 42.5% simple annual return on the total investment of the initial purchasers in the old notes and the warrants, adjusted pro rata for a portion of a year. For example, based on an initial investment of $20.0 million, the redemption price on July 1, 2000 would be $28.5 million, on July 1, 2001 would be $37.0 million and on an interim date would be $28.5 million plus a pro rata portion of the assumed $8.5 million annual return.

     We must give the trustee for the Notes and the holders of the warrants and any outstanding warrant shares, notice of exercise of the Year Two Call Option at least 60 days before the redemption date specified in our notice of exercise. The redemption price is payable by us in immediately available funds against our receipt of the warrants, any warrant shares and the Notes.

     If we do not exercise the Year Two Call Option as of the 60th day prior to July 9, 2001, the initial purchasers of the old notes, if they own more than 50% of the warrants and warrant shares at that time, will have a "Year Two Put Option," which option must be exercised at least 45 days before July 9, 2001 by giving written notice of exercise to us. If the Year Two Put Option is exercised, we must give notice to the trustee for the Notes of our intention to redeem the Notes as permitted by the indenture relating to the Notes, and we must repurchase the Notes, the warrants and any warrant shares by October 9, 2001, unless the deadline is extended by DLJMB, but not later than October 9, 2002. On or prior to the date that we notify the trustee of the date of redemption of the Notes, DLJMB may withdraw the Year Two Put Option, in which case the Year Two Put Option will terminate. If we default in performing our obligations upon exercise of the Year Two Put Option, the redemption price continues to accrue until paid in full.

     Our obligations upon exercise of the Year Two Put Option are secured by a security interest in favor of the trustee for the Notes in the outstanding shares of common stock of American Tissue. If we default in the performance of our obligations to purchase the Notes, the warrants and any warrant shares, the initial purchasers of the old notes are entitled to cause the trustee to foreclose its security interest in our shares of common stock of American Tissue.

     Unless previously exercised, the put and call rights and obligations of the parties under this agreement terminate on the earlier to occur of:

     (1) a sale by us or American Tissue in an underwritten public offering of our or its common stock for at least $50.0 million of gross proceeds, resulting in at least 50 holders of the common stock sold, with the common stock being listed on a major national securities exchange or quoted on the Nasdaq National Market, or

     (2) the sale by us or American Tissue of substantially all of our or its assets.

     This agreement also grants demand and piggy-back registration rights to the holders of the warrants and warrant shares and requires us to pay expenses incident to the performance of our registration obligations under this agreement.

     This agreement also requires us to furnish quarterly and annual financial reports to the holders of the warrants and warrant shares and to indemnify each holder of warrants and warrant shares, as holder of our equity or debt securities, against liabilities, damages, claims and expenses imposed on, incurred by, or asserted against, any holder arising out of or resulting from the holder being a holder of our debt or equity securities, except for liabilities or expenses caused by the gross negligence or willful misconduct of any indemnified holder and violations by the holder of federal and state securities laws.

                           RELATED PARTY TRANSACTIONS

     Super American Tissue Inc., a Delaware corporation, beneficially owns all of our outstanding common stock, other than warrants issued to the initial purchasers of our senior secured discount notes to purchase up to 12% of our common stock as of the issue date of these notes. We own 100% of American Tissue's outstanding capital stock. Mr. Nourollah Elghanayan, our Chairman of the Board and a director, together with members of his family, owns 50.0% of the outstanding common stock of Super American Tissue. Mr. Mehdi Gabayzadeh, our President, Chief Executive Officer and a director, together with trusts for the benefit of Mr. Gabayzadeh's children, of which he is one of the trustees, owns the other 50.0% of the outstanding common stock of Super American Tissue.

     In August 1998, Messrs. Elghanayan and Gabayzadeh and the other stockholders of Super American Tissue caused American Tissue to be incorporated as a Delaware corporation. As of October 1, 1998, these stockholders also beneficially owned all of the outstanding capital stock or membership interests, as the case may be, of all of the corporations and limited liability companies which are now our wholly owned subsidiaries. Effective as of October 1, 1998, these stockholders caused American Tissue to issue 200 shares of its common stock to them, on a pro rata basis, in exchange for the shares of common stock and membership interests they owned, constituting all of the outstanding equity interests in these corporations and limited liability companies. As a result of this exchange, these corporations and limited liability companies became the wholly owed subsidiaries of American Tissue subsidiaries. See note 1 of the notes to our consolidated financial statements included elsewhere in this prospectus.

     Thereafter, on March 26, 1999, these stockholders caused Super American Tissue to be formed as a Delaware corporation. Effective June 1, 1999, these stockholders exchanged, on a pro rata basis, the shares of American Tissue's outstanding common stock they owned for pro rata shares of the common stock of Super American Tissue. As a result of this exchange, American Tissue became a wholly-owned direct subsidiary of Super American Tissue. On July 2, 1999, these stockholders caused us to be formed as a Delaware corporation. Effective July 2, 1999, these shareholders caused us to issue shares of our common stock to Super American Tissue in exchange for shares of the common stock of American Tissue held by Super American Tissue. As a result, we became a wholly-owned subsidiary of Super American Tissue, and American Tissue became our wholly-owned subsidiary, in each case without giving effect to warrants issued to the initial purchasers of our senior secured discount notes in connection with the purchase by these affiliates for $20.0 million of senior secured discount notes of Middle American Tissue. See "Principal Shareholders."

     These stockholders also collectively own all of the outstanding shares of common stock or membership interests, as the case may be, of the following corporations and limited liability companies (the "Affiliated Companies"):
American Kraft Mills of Tennessee LLC, American Paper Mills of Vermont Inc., American Tissue Mills of Massachusetts Inc., American Tissue Mills of Maine LLC, American Tissue Mills de Mexico S.A. de C.V., American Tissue Mills of Ohio Inc., American Tissue Mills of Maine LLC, Huntington LLC, Lakeview Real Estate LLC Pheasant LLC and United States Paper Mills of Vermont Inc.,.

     Each of the Affiliated Companies is owned 50.0% by Mr. Elghanayan and members of his family and 50.0% by Mr. Gabayzadeh and trusts for the benefit of Mr. Gabayzadeh's children, of which he is one of the trustees. Mr. Elghanayan serves as Chairman, Chief Executive Officer, Treasurer and a director of each of the Affiliated Companies. Mr. Gabayzadeh serves as President, Chief Operating Officer, Secretary and a director of each of the Affiliated Companies. The Affiliated Companies do not have any other officers or directors.

Transactions with the Affiliated Companies

     Some of the Affiliated Companies are indebted to some of our subsidiaries. This indebtedness was incurred since October 1, 1998, the first day of fiscal 1999, or was incurred prior thereto and has been outstanding since the date of incurrence of this indebtedness. All of the amounts receivable by our subsidiaries from the Affiliated Companies have no definite maturity date and do not bear interest.

     The following table sets forth information as to this indebtedness as of December 31, 1999 and as to the highest amount of this indebtedness outstanding since October 1, 1998:

                                                                                                            Highest Amount
                                                                                    Amount Outstanding at  Outstanding Since
         Creditor                                        Debtor                       December 31, 1999     October 1, 1998
         --------                                        ------                     ---------------------  -----------------

American Tissue Corporation                 American Kraft Mills of Tennessee           $ 4,850,718(1)      $ 6,392,735(1)
American Tissue Corporation                 Huntington                                           --             420,000(2)
American Tissue Corporation                 American Tissue Mills of Ohio                 3,733,547(3)        4,223,273(3)
American Tissue Corporation                 American Tissue Mills of Massachusetts        6,005,784(4)        6,005,784(4)
American Tissue Corporation                 American Tissue Mills de Mexico               1,661,365(5)        2,067,773(5)
American Tissue Mills of Greenwich          American Tissue Mills of Massachusetts          197,000(4)          197,000(4)
Grand                                       American Tissue Mills of Ohio                 1,044,132(3)        1,044,132(3)
Grand                                       American Tissue Mills of Massachusetts        1,442,278(4)        1,442,278(4)
American Tissue Corporation                 Lakeview Real Estate                          2,859,221(6)        2,859,221(6)
100 Realty Management                       Pheasant                                        316,302(7)          316,302(7)
Unique Financing                            American Tissue Mills of Ohio                   290,000(3)          290,000(3)
American Tissue Mills of New York           American Tissue Mills of Massachusetts          183,229(4)          183,229(4)
                                                                                        -----------         -----------

            Total                                                                       $22,583,576         $25,441,727
                                                                                        ===========         ===========


--------

(1) Represents indebtedness arising from loans made from time to time to finance the purchase of assets by American Kraft Mills of Tennessee, consisting of a kraft paper mill and related startup costs, capital improvements and working capital needs.

(2) Represents indebtedness arising from loans made to finance the cost of improvements of real property owned by Huntington.

(3) Represents indebtedness for advances made from time to time to finance continuing costs of maintaining the tissue mill owned by American Tissue Mills of Ohio.

(4) Represents indebtedness for advances made from time to time to finance continuing costs relating to a tissue mill formerly operated by American Tissue Mills of Massachusetts which has discontinued operations.

(5) Represents indebtedness for working capital loans made from time to time to finance the converting operations conducted by American Tissue Mills de Mexico at our converting facility in Mexicali, Mexico.

(6) Represents indebtedness arising from working capital loans made from time to time to finance the costs of repairs and improvements of real property owned by Lakeview.

(7) Represents indebtedness arising from working capital loans made from time to time to finance the acquisition of undeveloped land owned by Pheasant which is proposed to be leased to American Tissue Corporation following the development and construction of a warehouse.

     Some of our subsidiaries were indebted to some of the Affiliated Companies for money borrowed by these subsidiaries from these Affiliated Companies during fiscal 1998 to finance the working capital requirements of these subsidiaries. This indebtedness was not evidenced by any promissory notes, was payable on demand and did not accrue interest. On July 9, 1999, Super American Tissue assumed all of the indebtedness and these Affiliated Companies and released our subsidiaries from liability for this indebtedness.

     The details of this indebtedness are as follows:

                                                                Amount Payable
           Debtor                        Creditor             as of July 9, 1999
           ------                        --------               --------------
American Tissue Corporation          Lakeview Real Estate         $1,228,867
American Tissue Mills of Neenah      Lakeview Real Estate            814,684
100 Realty Management                Huntington                    1,310,848
                                                                   ---------

            Total                                                 $3,354,399
                                                                   =========



     Our subsidiary, American Tissue Mills of Neenah, has entered into a lease, dated August 1, 1998, with Lakeview Real Estate under to which American Tissue Mills of Neenah leases our Neenah, Wisconsin distribution facility from Lakeview for a 20-year term expiring on July 31, 2018. The annual rental under this lease is currently approximately $1,270,000, and increases from time to time to a maximum annual rent of approximately $1,460,000. In addition, the tenant pays as additional rent to Lakeview all taxes, insurance and maintenance costs of this facility. American Tissue Mills of Neenah has made aggregate rental payments to Lakeview from the beginning of our last fiscal year October 1, 1998, through December 31, 1999, of $1,472,380.

     Our subsidiary, American Tissue Corporation, leases a warehouse facility located in Huntington, New York from Huntington LLC under a lease dated June 1, 1998, for a 20-year term expiring on May 29, 2018. The current annual rental under this lease is approximately $520,000 and increases from time to time to a maximum of approximately $883,000. In addition, the tenant pays as additional rent to Huntington all taxes, insurance and maintenance costs of this facility. American Tissue Corporation has made aggregate rental payments to Huntington from the beginning of our last fiscal year October 1, 1998, through December 31, 1999 of $806,820.

     American Tissue Corporation purchases corrugating medium, a material used to manufacture corrugated containers, and core stock from American Kraft Mills of Tennessee at market prices. From the beginning of our last fiscal year October 1, 1998, through December 31, 1999, American Tissue Corporation purchased approximately 9,395 tons of corrugating medium and core stock from American Kraft Mills of Tennessee for which it paid an aggregate of approximately $3,679,628.

     Under an agreement dated December 12, 1994, our subsidiary, American Tissue Corporation, reimburses American Tissue Mills de Mexico for all operating expenses, including payroll costs, incurred by American Tissue Mills de Mexico for converting jumbo tissue rolls of tissue supplied by American Tissue Corporation into finished tissue products at our converting facility in Mexicali, Mexico. American Tissue Corporation also pays American Tissue Mills de Mexico a fee equal to 5.0% of its operating expenses, net of any losses resulting from currency fluctuations. From the beginning of our last fiscal year October 1, 1998, through December 31, 1999, American Tissue Corporation reimbursed American Tissue Mills de Mexico for $1,851,011 of operating expenses and paid American Tissue Mills de Mexico $92,550 in converting fees.


     Three of our subsidiaries, Engineers Road, Gilpin Realty and Coram Realty, together with Huntington, an Affiliated Company, have entered into a mortgage loan with Roslyn Savings

Bank in the principal amount of $14.3 million, at an annual rate of 7.5%, which matures on August 1, 2008. The aggregate principal amount we allocated to our subsidiaries was approximately $7,628,009.

Transactions with Stockholders

     Messrs. Elghanayan and Gabayzadeh have borrowed money from some of our subsidiaries in the aggregate amount of $2.1 million as of December 31, 1999. These loans have no definite repayment date and do not bear interest. The following table sets forth the details of these transactions:

                                                              Highest Amount          Amount Outstanding
                                                             Outstanding Since               at
     Debtor                       Creditor                    October 1, 1998          December 31, 1999
-------------                ------------------              -----------------        ------------------
N. Elghanayan                Unique Financing                    $566,000                   $566,000
M. Gabayzadeh                Unique Financing                     566,000                    566,000
N. Elghanayan                American Tissue Mills of             947,000                       --
                             Oregon

     Some of our subsidiaries were indebted to the beneficial owners of our common stock on account of loans made by these stockholders to our subsidiaries to finance their working capital requirements. The aggregate amount of this indebtedness was $21.6 million as of July 9, 1999 and each item of indebtedness was evidenced by a demand promissory note and bears interest at 10.0% per annum. As of July 9, 1999,

     o    all of this indebtedness was assumed by Super American Tissue;

     o this indebtedness is evidenced by a seven year note of Super American Tissue, which bears interest at 10.0% per annum, and requires no interest payments prior to maturity; and

     o each beneficial holders released our subsidiaries from liability for this indebtedness.


     In addition, some of the beneficial holders of our common stock loaned Super American Tissue $5.0 million on the issue date of the old notes, on the same terms. Our indebtedness to Super American Tissue ranks equally in right of payment with our indebtedness under the Notes, and our indebtedness under the Notes ranks effectively ahead of our indebtedness to Super American Tissue to the extent of the shares of common stock of American Tissue, which constitute substantially all of our assets securing the Notes.

     In connection with the sale of the old notes, we issued to the initial purchasers of the old notes, warrants to purchase up to 24 shares of our common stock, constituting approximately 12.0% of our outstanding shares of common stock, at an exercise price of $0.01 per share. In lieu of paying the cash exercise price of the warrants, the holder of a warrant may convert the warrants into shares of common stock equal to the quotient of dividing:

     (a) the aggregate current market price of the number of shares of common stock represented by the warrant being converted, minus the aggregate exercise price of these shares, by

     (b)  the then current market price of one share of common stock.

     The current market price of the shares is to be determined by a nationally recognized investment banking firm or appraisal firm if there is no trading market for the common stock or there have been no recent sales of common stock by Middle American Tissue to a non-affiliate of Middle American Tissue.

     The exercise price of the warrants was determined by negotiation between us and the initial purchasers of the warrants and bears no relationship to fair market value, book value or other recognized method of determining the value of an equity investment.

     The warrants expire on July 9, 2009, and the exercise price and the number of shares of common stock underlying the warrants are subject to adjustment from time to time in accordance with the anti-dilution provisions of the warrants.

                      DESCRIPTION OF MATERIAL INDEBTEDNESS

The Old Notes

     On July 9, 1999, we sold, in a private placement, approximately $35.8 million face amount of the old notes. After deduction of an original issue discount, we received net proceeds of approximately $17.1 million. See "Description of Exchange Notes" for a detailed description of the terms of the old notes.

American Tissue Notes

     On July 9, 1999, our subsidiary, American Tissue, sold, in a private placement, $165.0 million face amount of senior secured notes. After deduction of an original issue discount, American Tissue received net proceeds of approximately $159.4 million. The American Tissue notes bear interest at the annual rate of 12 1/2%, payable every six months in cash on January 15 and July 15, commencing January 15, 2000, and mature on July 15, 2006. The American Tissue notes are fully and unconditionally guaranteed by all of our domestic subsidiaries and these notes and guarantees are secured by:

     o a first priority lien on all of the paper mill plant and property of American Tissue's subsidiary guarantors, substantially all of the equipment, intellectual property and related general intangibles American Tissue's of subsidiary guarantors and all of the stock and membership interests of each of American Tissue's subsidiary guarantors; and

     o second priority liens on, other real property, accounts receivable, inventory and related general intangibles of American Tissue's subsidiary guarantors.

     The indenture governing the American Tissue notes contains covenants that will, among other things, limit the ability of American Tissue and the ability of American Tissue's subsidiaries, other than those subsidiaries designated by American Tissue as receivables subsidiaries or unrestricted subsidiaries as permitted by the indenture, to:

     o    pay dividends on, redeem or repurchase its capital stock;

     o    make specified loans and investments;

     o    incur additional indebtedness;

     o permit payment or dividend restrictions on these of its subsidiaries that are not unrestricted subsidiaries;

     o    sell assets;

     o    create specified liens;

     o    engage in specified transactions with affiliates;

     o consolidate, merge or sell all or substantially all of its assets and the assets of its subsidiaries; and

     o    prepay, redeem or purchase debt.

     The American Tissue notes are redeemable by American Tissue in whole or in part after July 15, 2004 at specified redemption prices. Up to 35% of these notes may be redeemed by it at a redemption price of 113.25% of their face mount, together with accrued interest unpaid, before July 15, 2002 out of the cash proceeds of an underwritten public offering of its common stock. Each holder of American Tissue notes can require American Tissue to repurchase his or its notes out of the proceeds of sales of American Tissue's assets or upon the occurrence of a change of control event at a price of 101.0% of the face amount of his or its notes, 100%, in case of an asset sale, under the circumstances set forth in the indenture relating to the American Tissue notes.

Revolving Credit Facility

     General. On July 9, 1999, American Tissue, our subsidiary, American Tissue Corporation, and nine of our other subsidiaries, various lenders and LaSalle Bank National Association, as agent for these lenders (the "Agent"), entered into a revolving credit and security agreement, establishing a $100.0 million revolving credit facility. As of December 31, 1999, $68.4 million principal amount of revolving credit loans were outstanding under this facility.

     American Tissue revolving credit facility provides for the making of revolving credit loans to, and the issuance of letters of credit on behalf of, one or more of our subsidiaries that are parties to the revolving credit and security agreement, subject to the following limitations:

     o the aggregate amount of loans outstanding at any one time to any borrower will be limited to a maximum of the sum of:

          (1) 85% of the face amount of the borrower's accounts receivable assigned to, and accepted by, the lenders, plus

          (2) 75% of the lower of the cost or market value of the borrower's jumbo roll inventory assigned to, and accepted by, the lenders, plus

          (3) 65% of the lower of the cost or market value of the borrower's inventory, other than jumbo tissue rolls, assigned to, and accepted by the lenders, minus

         (4)  any reserves as the Agent may establish from time to time;

     o the aggregate sum of all loans outstanding to all borrowers at any one time on the basis of the borrowers' eligible inventory may not exceed $50.0 million;

     o the face amount of all issued and undrawn letters of credit may not exceed $15.0 million; and

     o the aggregate amount of all loans and letters of credit may not exceed $100.0 million.

     Interest Rates. Borrowings under American Tissue's revolving credit facility, including amounts reimbursable following drawings under letters of credit, bear interest, at American

Tissue's election, at an annual rate equal to either 30-, 60- or 90-day LIBOR plus 2.25% or the Agent's prime rate, as publicly announced from time to time. As of December 31, 1999 borrowings under American Tissue's revolving credit facility bore interest at an effective median rate of approximately 7.8% per annum.

     Prepayments. Borrowings under American Tissue's revolving credit facility may be prepaid by American Tissue at any time without penalty.

     Covenants. The obligations of the lenders who are parties to American Tissue's revolving credit facility to advance funds are subject to conditions customary for facilities of similar size and nature. In addition, American Tissue and our subsidiaries are subject to affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions:

     o    mergers, consolidations, assets sales or changes in capital structure;

     o    creation or acquisition of subsidiaries;

     o purchase or redemption of American Tissue's capital stock or declaration or payment of dividends or distributions on American Tissue's capital stock;

     o    incurrence of additional indebtedness;

     o    investment activities;

     o granting or incurrence of liens to secure other indebtedness, other than the Notes;

     o    prepayment or modification of the terms of subordinated indebtedness;
          and

     o    engaging in transactions with affiliates.

     In addition, American Tissue's revolving credit facility requires American Tissue to satisfy specified financial covenants customary for facilities of similar size and nature and also provides for customary events of default.

     Collateral. American Tissue's obligations under its revolving credit facility are secured by a first priority lien on all of accounts receivable, inventory, chattel paper, instruments, investment property, documents, all related general intangibles of the foregoing, other than any intellectual property collateral, of those of our subsidiaries that are parties to American Tissue's revolving credit facility and all proceeds of the foregoing. In addition, American Tissue's obligations under its revolving credit facility are secured by a security interest that is junior to that of the trustee for the Notes on all of the collateral securing the Notes in which the trustee has a first priority security interest.

Other Indebtedness

     Some of our subsidiaries have entered into financing arrangements in connection with the purchase of, or the construction of improvements on, real property for our facilities, in the aggregate principal amount of approximately $21.1 million as of December 31, 1999 as follows:


                     Annual
    Principal      Interest
     Amount          Rate          Maturity             Lender                             Real Property Collateral
    ---------      --------       ---------           --------                             ------------------------

     $284,000(1)       --     September 30, 2004     Community                         Converting/distribution facility
                                                     Redevelopment Agency              Calexico, CA

      166,000        3.00%    September 30, 2013     Community                         Converting/distribution facility
                                                     Redevelopment Agency              Calexico, CA

    3,944,000        8.00     April 15, 2004         Bank United                       Converting/distribution facility,
                                                                                       Calexico, CA

    6,184,617        8.05     October 17, 2007       Bank United                       Converting/distribution facility,
                                                                                       Waterford, NY

    2,726,676        7.75     January 1, 2008        Bank United                       Distribution center,
                                                                                       Saratoga Springs, NY

    7,581,407(2)     7.50     August 1, 2008         Roslyn Savings Bank               Distribution center, executive
                                                                                       offices and machine shop,
                                                                                       Hauppauge, NY and
                                                                                       converting facility, Coram, NY

      780,498        7.50     November 1, 2008       Security Mutual Life              Distribution center, Halfmoon,
                                                     Insurance Company of              NY(3)
                                                     New York

(1) This is a reimbursement loan with the Community Redevelopment Agency of the City of Calexico, which by its terms will be forgiven five years after the filing of an employment report by our subsidiary, Calexico Tissue Company, stating that it has hired 100 employees

(2) This sum is a part of a larger mortgage loan of approximately $14.1 million with respect to which three of our subsidiaries, Engineers Road, Gilpin Realty and Coram Realty, as well as an unconsolidated affiliate, Huntington, are obligors. The outstanding principal amount of additional indebtedness outstanding under the mortgage loan and attributable to Huntington as of September 30, 1999 was approximately $6.3 million. See "Related Party Transactions".

(3) This distribution center is held in the form of a leasehold estate granted by the Town of Waterford Industrial Development Agency and, upon the expiration of the related lease on January 1, 2009, will be reacquired in fee, for a nominal consideration.

     In addition, as of December 31, 1999 we had outstanding indebtedness in the principal amount of approximately $684,000 payable to Curtiss-Wright. The indebtedness bears interest at an annual rate of 8% and matures on August 1, 2006.

                          DESCRIPTION OF EXCHANGE NOTES

General

     The exchange notes will be issued under an indenture between Middle American Tissue and The Chase Manhattan Bank, as trustee and collateral agent, which is also the indenture under which the old notes were issued. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes will have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer. Moreover, the provisions of the registration rights agreement, including those respecting payment of liquidated damages, will not apply to the exchange notes. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The exchange notes are subject to all of those terms, and holders of the exchange notes are referred to the indenture and the Trust Indenture Act for a complete statement of them.

     The following summary of the material provisions of the indenture and material provisions of the securities pledge agreement is not complete. For a complete understanding of the indenture and securities pledge agreement, you should read each of these documents in its entirety, including the definitions stated in the indenture of the defined terms used in it. Copies of the indenture, the securities pledge agreement and the registration rights agreement were filed as exhibits to the exchange offer registration statement and are available as set forth under the caption "Available Information." The definitions of some of the terms used in this description are stated below under "-- Defined Terms." For purposes of this summary, the terms "Middle American Tissue", "we", "our" or "us" refer only to Middle American Tissue and not to any of our subsidiaries, and the term "American Tissue" refers only to American Tissue Inc. and not to any of our other subsidiaries.

     Under specified circumstances, we will be able to designate current or future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the indenture. As of the date of this prospectus, none of our subsidiaries is an Unrestricted Subsidiary. See "-- Covenants -- Restricted Payments."

Principal, Maturity and Interest

     The exchange notes will be limited in aggregate principal amount to $35,755,788 and will mature on July 15, 2007. The exchange notes will be issued in denominations of $1,000 and integral multiples thereof.

     The exchange notes will accrete interest at the rate of 15% per annum compounded semi-annually from July 9, 1999 until July 15, 2003, and will accrue cash interest at the rate of 15% per annum from the most recent date to which cash interest has been paid or, if no cash interest has been paid, from July 15, 2003, payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2004. We will make each cash interest payment to the holders of record of the exchange notes on the immediately preceding January 1 and July 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal, premium, if any, and interest on the exchange notes will be payable at our office or agency maintained for such purpose within the City and State of New York. Until otherwise designated by us, our office or agency in New York City will be the office of the trustee maintained for such purpose. At our option, payment of interest may be made by check mailed to the holders of the exchange notes at their respective addresses set forth in the register of holders of the exchange notes. However, payments of the principal, premium, if any, and interest on exchange notes, will be required to be made by wire transfer of immediately available funds to the accounts of those holders of exchange notes that have given wire transfer instructions to us.

Ranking and Security


     The exchange notes will be our senior secured obligations. However, because American Tissue and our subsidiaries will not guarantee the exchange notes, the will be structurally subordinated to the indebtedness of our subsidiaries and any assets of our subsidiaries securing such indebtedness. Accordingly, holders of the exchange notes will have no recourse against our subsidiaries or their assets to enforce payment of the exchange notes.


     The exchange notes will rank:

     o effectively ahead of our existing and future senior unsecured Indebtedness and junior debt to the extent of our assets securing the exchange notes;

     o equally in right of payment with all of our current and future unsubordinated Indebtedness; and

     o senior in right of payment to any of our Indebtedness that is subordinated to the exchange notes.


     Middle American Tissue is a holding company and has, and as of the issue date of the exchange notes will have, no material assets other than the Capital Stock of its subsidiary, American Tissue, and all of its consolidated operations are conducted through its operating subsidiaries.


     Under the securities pledge agreement, we will have pledged to the collateral agent for the benefit of the trustee and the holders of the Notes, a first priority lien on the following assets constituting the "Securities Collateral":

     o all outstanding capital stock of our subsidiary, American Tissue, owned by us and all additional shares of such capital stock we may acquire in the future;

     o all options, warrants, rights, agreements or other interests relating to American Tissue capital stock, including any right relating to equity in American Tissue acquired by us;

     o all dividends, options, warrants, rights, returns of capital, income, profits or other amounts in the nature of distributions distributed to, or receivable by us, in respect of such capital stock; and

     o    all proceeds of the foregoing.


     The collateral value of the Securities Collateral is directly related to the ability of our operating subsidiaries to generate sufficient cash flow to service the consolidated indebtedness of American Tissue and our other subsidiaries. At January 31, 2000, the consolidated indebtedness of American Tissue and our operating subsidiaries was $265.0 million. A substantial portion of this indebtedness is secured by security interests in the assets of our operating subsidiaries. Accordingly, if the maturity of this indebtedness were accelerated by reason of defaults by American Tissue and our operating subsidiaries under this indebtedness at a time when we could not refinance this indebtedness, and the secured creditors of American Tissue and our operating subsidiaries elected to foreclose their liens on the assets of our operating subsidiaries securing this indebtedness, the value of the Securities Collateral would be materially and adversely affected.


     The indenture permits us to create specified Permitted Liens, including Purchase Money Liens and liens securing Acquired Indebtedness and up to $10.0 million of other Indebtedness. The exchange notes will be effectively subordinated to such Purchase Money Obligations and other Indebtedness to the extent of the assets serving as collateral for Purchase Money Obligations and other Indebtedness.

     If an event of default occurs under the indenture, the collateral agent on behalf of the holders of the exchange notes, in addition to any rights or remedies available to it under the indenture, may take such actions as the collateral agent deems advisable to protect and enforce its rights in the collateral for the exchange notes, including, without limitation, the disposition of the Securities Collateral in accordance with the securities pledge agreement and applicable law.

     The proceeds received by the collateral agent from the disposition of such collateral will be applied by the collateral agent:

     o first, to pay the expenses of such disposition and fees and other amounts then payable to the trustee under the indenture and the securities pledge agreement; and

     o thereafter, to pay the principal of, premium, if any, and accrued interest on the exchange notes (or, if prior to July 15, 2003, the Accreted Value of the exchange notes).

     Under the terms of the indenture and the securities pledge agreement, the collateral agent will determine:

          (1) whether to dispose of Securities Collateral following the occurrence of an Event of Default and, if it determines to dispose of such collateral, the circumstances under, and the manner in, which to dispose of the collateral; and

          (2) whether to release all or any portion of such collateral from the lien created by the securities pledge agreement.

     The right of the collateral agent to dispose of Securities Collateral upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us prior to the collateral agent having disposed of the Securities Collateral.


     The amounts realizable by the collateral agent in respect of the Securities Collateral in the event of a liquidation will depend upon market and economic conditions at such time, the availability of buyers, certain existing liens and similar factors. Accordingly, we cannot assure you that proceeds of any sale of the Securities Collateral pursuant to the securities pledge agreement following an event of default would be sufficient to satisfy, or would not be substantially less than, amounts due under the exchange notes. If the proceeds of the Securities Collateral are not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the Securities Collateral) would have only an unsecured claim against our remaining assets. See "Risk Factors -- The Value Of Your Security Interest In The Collateral Is Uncertain."


     The Securities Collateral will be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Securities Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation.

Possession, Use and Release of Securities Collateral

     Subject to the provisions of the indenture and the stockholders agreement, and in accordance with the provisions of the securities pledge agreement, so long as no event of default has occurred and be continuing, we will have the right to receive, retain and utilize all distributions on the capital stock of American Tissue pledged to the collateral agent and to exercise all voting and other consensual rights pertaining to such capital stock.

     The indenture provides that we will be entitled to obtain a full release of the Securities Collateral:

     o upon the payment in full of the exchange notes and all other obligations owing to the trustee, the collateral agent and the holders of the exchange notes; or

     o following legal defeasance or covenant defeasance of the indenture as described below under "-- Legal Defeasance and Covenant Defeasance."

Use of Trust Monies

     All Trust Monies will be held by the collateral agent as a part of the collateral securing the exchange notes so long as no default or event of default under the indenture shall have occurred and be continuing. Upon the occurrence and during the continuance on an event of default under the indenture, the collateral agent may apply Trust Monies in the same manner as the collateral agent is required to apply proceeds received from the disposition of Securities Collateral. See "--Ranking and Security."

     The Trust Monies deposited with the collateral agent will be invested in Cash Equivalents pursuant to our direction.

Optional Redemption

     At any time prior to July 15, 2003, we may, on any one or more occasions, redeem up to 35.0% in aggregate face amount of exchange notes and old notes originally issued under the indenture, with the net cash proceeds of one or more Equity Offerings, at a redemption price equal to 115.0% of the Accreted Value as of the date of redemption, provided that:

     o at least 65.0% of the aggregate face amount of exchange notes and old notes originally issued under the indenture would remain outstanding immediately after giving effect to any such redemption; and

     o such redemption occurs within 90 days after the consummation of any such Equity Offering.

     We also may redeem the exchange notes, in whole but not in part, on or after July 9, 2000, through July 9, 2001, at 105.0% of the Accreted Value thereof as of the date of redemption.

     On or after July 15, 2003, we may redeem all or part of these exchange notes, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount of the exchange notes) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed beginning on July 15 of each of the years indicated below:

     Date                                                        Percentage
     ----                                                         ---------
     2003.......................................................    107.5%
     2004.......................................................    105.0%
     2005.......................................................    102.5%
     2006 and thereafter........................................    100.0%


Mandatory Redemption

     Upon receipt of a notice from DLJ Merchant Banking Partners II, L.P., one of the initial purchasers of the old notes, stating that it is exercising its option under the stockholders agreement to require us to purchase certain common stock purchase warrants sold to the initial purchasers together with the old notes, we will be required to redeem all of the then outstanding exchange notes at a price equal to 105.0% of the Accreted Value thereof on the date of redemption. Any such redemption must be effected by us no later than October 9, 2002. We will not be required to effect such redemption if the option is withdrawn in accordance with the terms




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of the stockholders agreement.

     Other than as provided in the preceding paragraph, we are not required to make mandatory redemption or sinking fund payments with respect to the exchange notes, other than pursuant to a Change of Control Offer or an Asset Sale Offer.

Selection and Notice

     If less than all of the exchange notes are to be redeemed at any time, the trustee will select exchange notes for redemption:

          (1) if the exchange notes are listed, in compliance with the requirements of the principal national securities exchange on which the exchange notes are listed; or

          (2) if the exchange notes are not so listed, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No exchange notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any exchange note is to be redeemed in part only, the notice of redemption that relates to such exchange note will state the portion of the principal amount thereof to be redeemed. A new exchange note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original exchange note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions thereof called for redemption.

Covenants

     Change of Control

     If a Change of Control occurs, each holder of exchange notes will have the right to require us to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of such holder's exchange notes pursuant to a Change of Control Offer. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the Accreted Value of the exchange notes repurchased on the Change of Control Purchase Date, or if the Change of Control Purchase Date is after July 15, 2003, 101% of the principal amount, plus accrued and unpaid interest thereon to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase exchange notes on the Change of Control Purchase Date pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control. To the extent that the provisions of any securities laws and regulations conflict with provisions of the indenture relating to such Change of Control Offer, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations in the indenture by virtue thereof.




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     The Change of Control Offer Period will be 20 business days following the commencement of the Change of Control Offer and no longer, except to the extent that a longer period is required by applicable law. No later than five business days after the termination of the Change of Control Offer Period (the "Change of Control Purchase Date"), we will purchase all exchange notes tendered in response to the Change of Control Offer. Payment for any exchange notes so purchased will be made in the same manner as interest payments are made.

     If the Change of Control Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the person in whose name an exchange note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender exchange notes pursuant to the Change of Control Offer.

     On the Change of Control Purchase Date, we will, to the extent lawful:

          (1) accept for payment all exchange notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the trustee the exchange notes so accepted together with an officers' certificate stating the aggregate principal amount of exchange notes or portions thereof being purchased by Middle American Tissue.

     The paying agent will promptly mail to each holder of exchange notes so tendered the Change of Control Payment for such exchange notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a new exchange note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each such new exchange note will be in a principal amount of $1,000 or an integral multiple thereof.

     We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     The provisions described above that require us to make a Change of Control Offer will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the exchange notes to require that we repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction. See "-- Mandatory Redemption" for information as to circumstances under which the initial purchasers of the old notes can require use to repurchase the exchange notes.

     Our ability to repurchase exchange notes pursuant to a Change of Control Offer may be limited by a number of factors. The New Credit Facility currently provides that certain change of control events with respect to various of our subsidiaries would constitute a default thereunder. In that event, we might have to seek consent from the lenders or attempt to refinance the borrowings under the New Credit Facility. If we do not obtain such consent or repay such




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borrowings, a default under the New Credit Facility could result.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Middle American Tissue and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase such exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries, taken as a whole to, another Person or group may be uncertain.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

     Asset Sales

     The indenture provides that we will not engage in any Asset Sales. The indentures further provides that we will not permit any of our subsidiaries to engage in an Asset Sale, unless:

          (1) such subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests sold or otherwise disposed of in such Asset Sale, evidenced in each case by a resolution of the board of directors of such subsidiary set forth in an officers' certificate delivered to the trustee;

          (2) at least 80.0% of the consideration therefor received by such subsidiary is in the form of cash or Cash Equivalents; and

          (3) such subsidiary applies the Net Proceeds as provided in the following paragraph.

     For purposes of clause (2) above, each of the following shall be deemed to be cash:

               (a) the amount of any liabilities, as shown on such subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables, of such subsidiary, other than liabilities that are by their terms subordinated to, or equal in right of payment with, the exchange notes, that are assumed by the transferee of any such assets; and

               (b) any securities, notes or other obligations received by such subsidiary from such transferee that are converted by such subsidiary into cash within 60 days.

     The applicable subsidiary may, its option, apply any such Net Proceeds within 360 days of the related Asset Sale as follows:

          (1) to the acquisition of "Replacement Assets," which shall be another business or other long-term assets, in each case, in the same or a similar, complementary, ancillary or related line of business as any of our subsidiaries was engaged in on the issue date of the old notes or




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     any reasonable extensions or expansions thereof;

          (2) to the repayment of qualifying indebtedness of any subsidiary of ours permitted under the indenture; or

          (3) to reimburse us or any of our subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of Net Insurance Proceeds received on account of such loss, damage or taking.

     If such subsidiary does not use any portion of the Net Proceeds as described above within such 360-day period, such unused portion of the Net Proceeds period shall constitute "Excess Proceeds" subject to disposition as provided below. When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will be required to cause such subsidiary to make an Asset Sale Offer to all holders of exchange notes to purchase the maximum principal amount of exchange notes that may be purchased out of the aggregate amount of Excess Proceeds. The Asset Sale Offer Price will be equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase, and will be payable in cash in accordance with the procedures set forth in the indenture. To the extent that the aggregate amount of exchange notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, remaining Excess Proceeds shall be released to such subsidiary may be used free and clear of the lien of the collateral documents for general corporate purposes. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Asset Sale Offer Period will be a period of 20 business days following the commencement of the Asset Sale Offer and no longer, except to the extent that a longer period is required by applicable law. No later than five business days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), we will cause the applicable subsidiary to purchase the principal amount of exchange notes required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been tendered, all exchange notes tendered in response to the Asset Sale Offer. Payment for any exchange notes so purchased will be made in the same manner as interest payments are made.

     If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the holder in whose name an exchange note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender exchange notes pursuant to the Asset Sale Offer.

     On or before the Asset Sale Purchase Date, we will, to the extent lawful, cause such subsidiary to accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of exchange notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all exchange notes tendered, and will deliver to the trustee an officers' certificate stating that such exchange notes or portions thereof were accepted for payment in accordance with the terms of this covenant. We, the Depositary or the paying agent, as the case may be, will promptly (but in any case not later than five days after the Asset Sale Purchase Date) mail or deliver to each tendering holder an amount equal to the purchase price of the exchange notes tendered by such holder and accepted by our subsidiary for purchase, and we will promptly issue a new exchange note, and the trustee, upon delivery of an



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officers' certificate from us, will authenticate and mail or deliver such new exchange note to such holder, in a principal amount equal to any unpurchased portion of the exchange note surrendered. Any exchange note not so accepted will be promptly mailed or delivered by us to the holder thereof. We will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

     We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the Asset Sale provisions by virtue thereof.

Restricted Payments

     The indenture provides that we will not, and will not permit any of our subsidiaries to, directly or indirectly, make any of the following Restricted
Payments:

          (1) declare or pay any dividend or make any distribution on account of our or any of our subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving us, other than dividends or distributions payable in our Equity Interests, other than Disqualified Stock, or dividends or distributions payable to us or any of our wholly owned subsidiaries;

          (2) purchase, redeem or otherwise acquire or retire for value any of our Equity Interests or Equity Interests of any direct or indirect parent of ours or of any of our subsidiaries, other than any such Equity Interests owned by us or any of our wholly owned subsidiaries that is a "Subsidiary" as defined under "-- Defined Terms";

          (3) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any indebtedness that is subordinated to the exchange notes, other than through the purchase or acquisition by us of indebtedness through the issuance in exchange therefor of Equity Interests, other than Disqualified Stock; or

          (4) make any Restricted Investment,

     unless, at the time of and after giving effect to such Restricted Payment:

               (a) no default or event of default will have occurred and be continuing or would occur as a consequence thereof;

               (b) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" and



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



               (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by us and our subsidiaries after the Issue Date, excluding Restricted Payments permitted by clauses (2),
          (3) and (4) of the next succeeding paragraph, is less than the sum of:

                    (i) 50% of our Consolidated Net Income for the period, taken as one accounting period, from the beginning of the first fiscal quarter commencing after the issue date of the old notes to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit; plus

                    (ii) to the extent not included in the amount described in clause (i) above, 100% of the aggregate net cash proceeds received after the issue date of the old notes by us:

                    o from the issue or sale of, or from additional capital contributions in respect of, our Equity Interests or of debt securities of ours or of any of our subsidiaries that have been converted into, or canceled in exchange for, Equity Interests of ours or of any direct or indirect parent of ours, or

                    o from the issue or sale of convertible or exchangeable Disqualified Stock that has been converted into or exchanged for such Equity Interests, other than Equity Interests or convertible debt securities, sold to a subsidiary of ours and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock, plus the aggregate net cash proceeds received by us upon any such conversion or exchange; plus

                    (iii) 100% of the cash proceeds realized upon the sale of
               any Unrestricted Subsidiary, less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such Person, following the issue date of the old notes not in excess of the original amount of the Investment in such Unrestricted Subsidiary; plus

                    (iv) without duplication of amounts in clause (iii) above, to the extent that any Restricted Investment that was made after the issue date of the old notes is sold for cash or otherwise liquidated or repaid for cash, the amount of net cash proceeds received with respect to such Restricted Investment not in excess of the original amount of such Restricted Investment.

          The foregoing provisions do not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

          (2) the making of any Restricted Investment in exchange for, or out of the proceeds of,



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     the substantially concurrent sale, other than to a subsidiary of ours, of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of ours, other than Disqualified Stock; provided, that any net cash proceeds that are utilized for any such Restricted Investment, and any Net Income resulting therefrom, will be excluded from clauses (c)(i) and (c)(ii) of the preceding paragraph;

          (3) the redemption, repurchase, retirement or other acquisition of any Equity Interests of ours or of our direct or indirect parent in exchange for, or out of the proceeds of, the substantially concurrent sale, other than to a subsidiary of ours, of, or from substantially concurrent capital contributions in respect of, other Equity Interests of ours, other than any Disqualified Stock; provided that any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, will be excluded from clauses (c)(i) and (c)(ii) of the preceding paragraph;

          (4) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale, other than to a subsidiary of ours, of, or from substantially concurrent additional capital contributions in respect of, our Equity Interests, other than Disqualified Stock; provided, that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, will be excluded from clauses (c)(i) and (c)(ii) of the preceding paragraph;

          (5) Permitted Tax Payments;

          (6) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction;

          (7) the repurchase, redemption, retirement for value or other acquisition of any of our Equity Interests or Equity Interests of any of our subsidiaries from employees, officers or directors, or their nominees, of ours or any of our subsidiaries or their authorized representatives upon such Person's cessation of employment with us or any such subsidiary or death pursuant to the terms of an employee benefit, employment agreement or similar arrangement in an aggregate amount not to exceed $500,000 in any fiscal year, plus the aggregate net cash proceeds from any issuance during such fiscal year of Equity Interests by us or any of our subsidiaries to employees, officers or directors thereof;

          (8) pro rata dividends or other distributions made by a subsidiary of ours to minority shareholders, or owners of an equivalent interest in the case of a subsidiary that is not a corporation;

          (9) the acquisition by us or a wholly owned subsidiary of ours of any Equity Interest in a subsidiary of ours from a minority shareholder of such subsidiary; and

          (10) the repurchase of our Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof.

     Our board of directors may designate any of our subsidiaries, including a newly acquired subsidiary, to be an Unrestricted Subsidiary if such designation would not cause a default. For



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purposes of making such determination, all outstanding Investments by us and our subsidiaries in the Unrestricted Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant.
All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such subsidiary otherwise meets the definition of an Unrestricted Subsidiary. See -- "Defined Terms."

     The amount of all Restricted Payments, other than cash, will be the fair market value (evidenced by a resolution of our board of directors set forth in an officers' certificate delivered to the trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by us or such subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, we will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon our latest available financial statements.

     Incurrence of Indebtedness and Issuance of Preferred Stock

     The indenture provides that we will not, and will not permit any of our subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and we will not issue any Disqualified Stock and will not permit any of our subsidiaries to issue any shares of preferred stock; provided, however, that we may incur indebtedness (including Acquired Indebtedness) or issue shares of preferred stock or Disqualified Stock and our subsidiaries may incur Indebtedness and issue shares of preferred stock if:

          (1) the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock or Disqualified Stock is issued would have been at least 2.00 to 1 on or prior to July 9, 2001 of the Issue Date and
     2.25 to 1 at any time thereafter, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

          (2) no default or event of default will have occurred and be continuing or would occur as a consequence thereof;

provided, that no guarantee may be incurred pursuant to this paragraph unless the guaranteed Indebtedness is incurred by us or our subsidiary in compliance with this paragraph.

     The foregoing provisions will not apply to the following types of "Permitted Indebtedness":

          (1) the incurrence by us or any of our subsidiaries of Indebtedness under the Revolving Credit Facility and reimbursement obligations in respect of letters of credit (and guarantees thereof by subsidiaries) in an aggregate principal amount at any time outstanding, with letter




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     of credit obligations being deemed to have a principal amount equal to the maximum potential liability of us and our subsidiaries that are subsidiary guarantors with respect thereto, not to exceed an amount equal to $100.0 million less any mandatory repayments or prepayments of the Revolving Credit Facility with the proceeds of Asset Sales;

          (2) Existing Indebtedness;

          (3) Indebtedness represented by the exchange notes, the indenture, the American Tissue notes, the subsidiary guarantees with respect to the American Tissue notes and the indenture governing the American Tissue notes;

          (4) the incurrence by us or any of our subsidiaries of Indebtedness represented by capital lease obligations or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in our business or in the business of such subsidiary, in an aggregate principal amount not to exceed $20.0 million at one time outstanding;

          (5) the incurrence by us or any of our subsidiaries of Permitted Refinancing Indebtedness;

          (6) the incurrence by us or any of our wholly owned subsidiaries of intercompany Indebtedness between or among us and any of our wholly owned subsidiaries or between or among any wholly owned subsidiaries and the issuance of preferred stock by any of our wholly owned subsidiaries to us or any other of our wholly owned subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a person other than us or any wholly owned subsidiary of ours and (b) any sale or other transfer of any such Indebtedness or preferred stock to a person that is not either Middle American Tissue or a wholly owned subsidiary of ours will be deemed, in each case, to constitute an incurrence of Indebtedness by us or such subsidiary, as the case may be, not permitted pursuant to this clause (6);

          (7) the incurrence by us or any of our subsidiaries that are subsidiary guarantors of Hedging Obligations;

          (8) Non-Recourse Debt;

          (9) Indebtedness by us or any of our subsidiaries solely in respect of bankers' acceptances, letters of credit and performance bonds or similar arrangements, in each case in the ordinary course of business;

          (10) Indebtedness arising from agreements of ours or any subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a subsidiary for the purpose of financing such acquisition; provided, however, that:

               (a) such Indebtedness is not reflected on our balance sheet or the balance sheet of any of our subsidiaries, contingent obligations referred to in a footnote to financial



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          statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a); and

               (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds, the fair market value of such non-cash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value, actually received by us and our subsidiaries in connection with such disposition;

          (11) the incurrence by us or any of our subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed the sum of $10.0 million; and

          (12) the incurrence by a Receivables Subsidiary of Indebtedness in an amount not to exceed $25.0 million in a Qualified Receivables Transaction that is without recourse to us or to any of our subsidiaries or their assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such person.

     Notwithstanding any other provision of this covenant, a guarantee of Indebtedness permitted by the terms of the indenture at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

     Indebtedness or preferred stock of any person which is outstanding at the time such person becomes a subsidiary of ours or is merged with or into or consolidated with us or a subsidiary of ours will be deemed to have been incurred at the time such person becomes such a subsidiary of ours or is merged with or into or consolidated with us or any of our subsidiaries, as applicable.

     Notwithstanding any other provisions of this covenant, the maximum amount of Indebtedness that we or a subsidiary of ours may incur shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the Fixed Charge Coverage Ratio provisions of this covenant, we may, in our sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant.

Liens

     The indenture provides that we will not, and will not permit any of our subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any lien, except:

          (1) with respect to any property or asset constituting Securities Collateral, liens created



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     by the indenture or the securities, or

          (2) with respect to any property or asset (other than Securities Collateral) now owned or hereafter acquired, Permitted Liens.

     Dividend and Other Payment Restrictions Affecting Subsidiaries

     The indenture will provide that we will not, and will not permit any of our subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any of our subsidiaries to:

          (1) (a) pay dividends or make any other distributions to us or any of our other subsidiaries:

                    (x)  on our or their Capital Stock; or

                    (y) with respect to any other interest or participation in, or measured by, its profits; or

               (b) pay any Indebtedness owed to us or any of our other subsidiaries;

          (2)  make loans or advances to us or any of our other subsidiaries; or

          (3) transfer any of its properties or assets to us or any of our other subsidiaries,

          except for such encumbrances or restrictions existing under or by reason of:

          (a) Existing Indebtedness, including, without limitation, pursuant to the Boise Agreement and Existing Mortgage Loans, and any documents or agreements entered into pursuant thereto or securing obligations thereunder, all as in effect on the issue date of the old notes;

          (b) the Revolving Credit Facility (the New Credit Facility) and any documents or agreements entered into pursuant thereto or securing obligations thereunder, all as in effect as of the issue date of the old notes, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the agreements governing the Revolving Credit Facility as in effect on the issue date of the old notes;

          (c) the indenture, the exchange notes, the American Tissue notes, the indenture governing the American Tissue notes and the subsidiary guarantees and collateral documents relating to the American Tissue notes;

          (d) applicable law;

          (e) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by us or any of our subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation




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     of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any person, other than the person, or the assets of the person, so acquired;

          (f) by reason of customary non-assignment or subletting provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices;

          (g) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

          (h) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the issue date of the old notes; provided that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Purchase Money Lien;

          (i) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary;

          (j) any restriction or encumbrance contained in contracts for sale or other conveyance of assets permitted by the indenture in respect of the assets being sold or conveyed pursuant to such contract;

          (k) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced; or

          (l) contracts with customers entered into in the ordinary course of business in the nature of restrictions on cash, other deposits or net worth, which restrictions are imposed by such customers.

     Nothing contained in the foregoing covenant entitled "Dividend and Other Payment Restrictions Affecting Subsidiaries" shall prevent us or any of our subsidiaries from creating, incurring, assuming or suffering to exist any Liens otherwise not prohibited by the covenant entitled "Liens."

     Transactions with Affiliates

     The indenture provides that we will not, and will not permit any of our subsidiaries to, sell, lease, transfer or otherwise dispose of, as applicable, any of our or such subsidiary's assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to us or the relevant subsidiary than those that would have been obtained in a comparable transaction by us or such subsidiary with an unrelated person; and




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          (2) we deliver to the trustee:

               (a) with respect to any Affiliate Transaction entered into after the issue date of the old notes involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; and

               (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to us or such subsidiary of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of recognized standing;

     provided that the following will not be deemed to be Affiliate
     Transactions:

               (i) provision of administrative or management services by us or any of our officers or directors to any of our subsidiaries in the ordinary course of business consistent with past practice;

               (ii)any employment agreement entered into by us or any of our subsidiaries in the ordinary course of business and consistent with our past practice or the past practice of such subsidiary;

               (iii) transactions between or among us and/or our wholly owned subsidiaries or transactions between a Receivables Subsidiary and any person in which the Receivables Subsidiary has an Investment;

               (iv)transactions not restricted by the covenant entitled "Restricted Payments" (including, without limitation, Permitted Investments);

               (v) reasonable fees and compensation paid to, and indemnity provided on behalf of, our or any of our subsidiaries' officers, directors, employees, agents or consultants as determined in good faith by the board of directors; and

               (vi)any sale or other issuance of our Equity Interests (other than Disqualified Stock).

     Impairment of Security Interests

     The indenture provides that neither we nor any of our subsidiaries will take or omit to take any action which action or omission could reasonably be expected to have the result of adversely affecting or impairing the lien in favor of the trustee for the benefit of the holders of the exchange notes in the Securities Collateral, other than as expressly contemplated by the indenture or the securities pledge agreement.

     Line of Business

     The indenture provides that we will not, and will not permit any of our subsidiaries to, engage in any business, other than the business of owning, operating or managing of pulp and paper manufacturing and converting businesses, the purchase, refurbishment and sale of pulp,




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paper and converting equipment and similar, complementary, ancillary or related lines of business.

     Payments for Consent

     The indenture provides that neither we nor any of our subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of exchange notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the exchange notes, unless such consideration is offered to be paid or is paid to all holders of the exchange notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Reports

     The indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission, so long as any exchange notes are outstanding, we will furnish to the trustee and all holders of exchange notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants and (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

     In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Securities and Exchange Commission, we will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any exchange notes remain outstanding, we will furnish to the trustee, holders of exchange notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     Merger, Consolidation or Sale of Assets

     The indenture provides that we will not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another corporation, person or entity unless:

          (1)  either:

          o    we are the surviving entity; or




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          o    the person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the surviving entity assumes all of our obligations under the exchange notes, the indenture and the collateral documents pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

          (3) the surviving entity causes such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the lien of the securities pledge agreement on the Securities Collateral owned by or transferred to the surviving entity, together with such financing statements as may be required to perfect any security interests in such collateral which maybe perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

          (4) the Securities Collateral owned by or transferred to the surviving entity will:

               (a) continue to constitute collateral under the indenture and the securities pledge agreement;

               (b) be subject to the lien in favor of the trustee for the benefit of the holders of the exchange notes; and

               (c) not be subject to any lien;

          (5) the assets of the person which is merged or consolidated with or into the surviving entity, to the extent that such assets are assets of the types which would constitute Securities Collateral under the securities pledge agreement, shall be treated as such collateral and the surviving entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the lien of the securities pledge agreement in the manner and to the extent required in the indenture;

          (6) immediately after giving pro forma effect to such transaction, no default or event of default exists;

          (7) we or the surviving entity:

               (a) will have a Consolidated Net Worth immediately after the transaction equal to or greater than our Consolidated Net Worth immediately preceding the transaction; and

               (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (8) we will have delivered to the trustee an officers' certificate and an opinion of counsel




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



     addressed to the trustee, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture, if any, comply with the indenture and that such supplemental indenture is enforceable.

Events of Default and Remedies

     The indenture provides that each of the following constitutes an event of default:

          (1) default for 30 days in the payment when due of interest on the exchange notes;

          (2) default in payment when due of the Accreted Value or the principal of or premium, if any, on the exchange notes (including, without limitation, pursuant to the optional redemption provisions of the indenture);

          (3) failure by us or any of our subsidiaries to comply with the provisions described under the captions "-- Certain Covenants -- Change of Control," "--Covenants -- Asset Sales," "-- Covenants -- Restricted Payments" or "--Covenants --Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (4) continuance of a default in the performance of, or breach of, any of our other covenants or warranties in the indenture for a period of 30 days after there has been given to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding exchange notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture;

          (5) default under any mortgage, security agreement, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Significant Subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the issue date of the old notes, which default:

          (a) is caused by a failure to pay principal of, premium, if any, or interest on such Indebtedness, after the expiration of any grace period provided in such Indebtedness on the date of such default (referred to below as a "payment default"); or

          (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (6) failure by us or any of our Significant Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7) except as permitted by the indenture, default by us in the performance of the securities pledge agreement or any other collateral document which adversely affects the enforceability or the validity of the collateral agent's lien on the collateral or which adversely affects the condition or value of the collateral, taken as a whole, in any material respect,



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     repudiation or disaffirmation by us of our obligations under the securities pledge agreement or any other collateral document or the determination in a judicial proceeding that the securities pledge agreement or any other collateral documents is unenforceable or invalid against us for any reason; and

          (8) certain events of bankruptcy or insolvency with respect to us or any of our Significant Subsidiaries or any group of our subsidiaries that, taken together, would constitute a Significant Subsidiary.

     If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding exchange notes may declare all the exchange notes to be due and payable immediately by written notice to us, and to the trustee, if notice is given by the holders. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency with respect to us, any Significant Subsidiary of ours or any group of our subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding exchange notes will become due and payable without further action or notice. In addition to acceleration of the maturity of the exchange notes, if an event of default occurs and is continuing, the collateral agent, as applicable, will have the right to exercise remedies with respect to the Securities Collateral, such as sale of the Securities Collateral, as are available under the indenture, the securities pledge agreement and at law. Holders of the exchange notes may not enforce the indenture or the exchange notes or exercise remedies with respect to the collateral, except as expressly provided in the indenture. Subject to limitations, holders of a majority in principal amount of the then outstanding exchange notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the exchange notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the outstanding exchange notes by written notice to the trustee may rescind an acceleration of the maturity of the exchange notes and the consequences thereof if:

     o    the rescission would not conflict with a judgment or decree;

     o we have paid or deposited with the trustee a sum sufficient to pay all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements, advances of the trustee, it's agents and counsel; and

     o all existing events of default, except nonpayment of Accreted Value or principal or interest that has become due solely because of the acceleration, have been waived or cured.

Moreover, the holders of a majority in aggregate principal amount of the exchange notes at the time outstanding by notice to the trustee may on behalf of the holders of all of the exchange notes waive any existing default or event of default and its consequences under the indenture, the exchange notes and the securities pledge agreement, except a continuing default or event of default:

     o in the payment of the principal of, premium and other amounts, if any, or interest on, the exchange notes, including in connection with an offer to purchase, provided, however,



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          that the holders of a majority in aggregate principal amount of the then outstanding exchange notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration; or

     o in respect of a covenant or provision hereof which under applicable provisions of the indenture cannot be modified or amended without the consent of the holder of each outstanding exchange note.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture. In addition, we are required upon becoming aware of any default or event of default under the indenture, to deliver to the trustee a statement specifying such default or event of default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of ours or of any of our subsidiaries, as such, will have any liability for:

     o any obligations of ours under the exchange notes, the indenture or the securities pledge agreement; or

     o for any claim based on, in respect of, or by reason of, such obligations or their creation.

     Each holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding exchange notes, referred to below as legal defeasance, except for:

          (1) the rights of holders of outstanding exchange notes to receive solely from the trust referred to below payments in respect of the principal of, premium, if any, and interest on such exchange notes when such payments are due;

          (2) our obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith; and

          (4) the legal defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants described in the indenture (referred to below as covenant defeasance)



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and thereafter any failure or omission to comply or default in complying with such obligations will not constitute a default or event of default with respect to the exchange notes.

     In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default" will no longer constitute an event of default with respect to the exchange notes.

     In order to exercise either legal defeasance or covenant defeasance:

          (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the exchange notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the exchange notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of legal defeasance, we must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the old notes, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

          (3) in the case of covenant defeasance, we will must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4) no default or event of default under the indenture will have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) or insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound;

          (6) we must deliver to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;



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          (7) we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of exchange notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

          (8) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to legal defeasance or covenant defeasance have been complied with.

Satisfaction and Discharge

     The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of exchange notes) as to all outstanding exchange notes when either:

          (1) all such exchange notes theretofore authenticated and delivered, except lost, stolen or destroyed exchange notes which have been replaced or paid and exchange notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, have been delivered to the trustee for cancellation; or

          (2) all such exchange notes not theretofore delivered to the trustee for cancellation have or will, upon the mailing of a notice or notices deposited with the trustee, together with irrevocable instructions to mail such notice or notices to holders of the exchange notes, become due and payable and:

               (a) we have irrevocably deposited or caused to be deposited with the trustee as trust funds in the trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the exchange notes not theretofore delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit;

               (b) we have paid all sums payable by us under the indenture; and

               (c) we have delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the exchange notes at maturity or the redemption date, as the case may be.

In addition, we must deliver to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

     A holder may exchange or transfer exchange notes in accordance with the indenture. The registrar for the exchange notes and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver




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     Except as provided in the next two succeeding paragraphs, the indenture and the exchange notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the exchange notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes), and any existing default or event of default (other than a default or event of default in the payment of the principal of premium, if any, or interest on the exchange notes, except for a default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the exchange notes, may be waived with the consent of the holders of a majority in agreement principal amount of the then outstanding exchange notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes.

     Without the consent of each holder of exchange notes affected thereby, an amendment or waiver may not:

          (1) reduce the principal amount of exchange notes whose holders must consent to an amendment of, supplement to or waiver under the indenture, the exchange notes or the securities pledge agreement;

          (2) reduce the Accreted Value or principal of, or change the fixed maturity of any exchange note, or alter the provisions with respect to the redemption of the exchange notes (other than the covenants described above under the captions "--Covenants-Change of Control" or "-- Covenants--Asset Sales");

          (3) reduce the rate of or change the time for payment of interest on any exchange note or change or have the effect of changing Accreted Value;

          (4) waive a default or event of default in the payment of principal of, premium, if any, or interest on the exchange notes, except a rescission of acceleration of the exchange notes by the holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration;

          (5) make any exchange note payable in money other than that stated in the exchange notes;

          (6) make any change in the provisions of the indenture, exchange notes or securities pledge agreement relating to waivers of past defaults or the rights of holders of exchange notes to receive payments of principal of or premium, if any, or interest on the exchange notes;

          (7) waive a redemption payment with respect to any exchange note other than a payment required by one of the covenants described in clause
     (2) above or under the caption "--Optional Redemption"; or

          (8) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of the holders of the exchange notes, we and the Trustee may, from time to time, amend or supplement the indenture or the exchange



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notes to:

          (1) cure any ambiguity, defect or inconsistency;

          (2) provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

          (3) provide for the assumption of our obligations to holders of exchange notes in the case of a merger or consolidation or sale of all or substantially all of our or any of our subsidiary's assets;

          (4) make any change that would provide any additional rights or benefits to the holders of exchange notes or that does not adversely affect the legal rights under the indenture of any such holder; or

          (5) comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee and the Collateral Agent

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Middle American Tissue, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign. In the exercise of its delegated responsibilities with respect to the Securities Collateral and otherwise, the collateral agent will be indemnified by us from liability, unless it performs with gross negligence, bad faith or wilful misconduct.

     The holders of 25% in principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs, which is not cured or waived, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of exchange notes, unless such holder has offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense. Under the securities pledge agreement, the collateral agent is required, with respect to the custody and preservation of the Securities Collateral, to exercise a level of care substantially equivalent to that which the collateral agent accords similar instruments and other property of its own.

Book-Entry, Delivery and Form

     The exchange notes to be exchanged for the old notes initially will be in the form of one registered global note without interest coupons. Upon issuance, the global note will be deposited on the date of consummation of the exchange offer with the trustee, as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, in each case for credit to an account of a direct or indirect participant in DTC as described



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below.

     The global note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for exchange notes in certificated form, except in the limited circumstances described below. See "-- Transfer of Interests in the Global Note for Certificated Exchange Notes." Except in the limited circumstances described below, owners of beneficial interests in the global note will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

     Initially, the trustee will act as paying agent and registrar for the exchange notes. Exchange notes may be presented for registration of transfer and exchange at the offices of the registrar.

     Depository Procedures

     The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

     DTC has informed us that it is a limited-purpose trust company created to hold securities for its participant organizations and to facilitate the clearance and settlement of transactions in those securities between those participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons other than participants or indirect participants may beneficially own securities held by or on behalf of DTC only through its participants or the indirect participants.

     We expect that, under the procedures established by DTC:

          (1) upon deposit of the global notes, DTC will credit the accounts of participants with portions of the principal amount of the global note; and

          (2) ownership of such interests in the global note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the participants, or by the participants and the indirect participants, with respect to other owners of beneficial interests in the global note.

     The laws of some states require that particular persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the global note to such persons will be limited to that extent.

     So long as the global note holder is the registered holder of any exchange notes, the global note holder will be considered the sole owner of such exchange notes. Except as described below, owners of beneficial interests in the global note will not have exchange notes registered in



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their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose. As a result, the ability of a person having a beneficial interest in the global note to pledge such interest to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interests may be affected by the lack of a physical certificate evidencing such interest.

     Payments in respect of the Accreted Value, principal of, premium, if any, and interest and liquidated damages, if any, on the global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the exchange notes, including the global note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee, the collateral agent or any agent of any of the foregoing has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note; or

          (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities, such as the exchange notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by participants and indirect participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. None of us, the trustee, the collateral agent or any agent of any of the foregoing will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the exchange notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the global note will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in immediately available funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account DTC has credited the interests in the global note and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the exchange notes, DTC reserves the right to exchange the global note for legended exchange notes in certificated form, and to distribute such exchange notes to its participants.



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     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global note among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee, the collateral agent or any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their obligations under the rules and procedures governing any of their operations.

     Transfers of Interests in the Global Note for Certificated Exchange Notes

     The global note is exchangeable for definitive exchange notes in registered certificated form if:

     (1)  DTC:

          (a) notifies us that it is unwilling or unable to continue as depositary for the global note and we thereupon fail to appoint a successor depositary within 120 days thereafter; or

          (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934; or



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     (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated exchange notes; or

     (3) a default or event of default with respect to the exchange notes shall have occurred and be continuing.

     In addition, beneficial interests in the global note may be exchanged for certificated exchange notes upon request, but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated exchange notes delivered in exchange for the global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

     Same Day Settlement and Payment

     The indenture requires that payments in respect of the exchange notes represented by the global note, including principal, premium, if any, and interest, be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to certificated exchange notes, we will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Exchange notes represented by the global note are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated exchange notes will also be settled in immediately available funds.

Defined Terms

     Set forth below are some of the defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized or uncapitalized terms used herein for which no definition is provided.

     "Account Debtor" means any Person who is or who may become obligated to Middle American Tissue or any Subsidiary under, with respect to, or on account of, an Account.

     "Accreted Value" means, for each $1,000 face amount of exchange notes, as of any date of determination prior to July 15, 2003 the sum of (i) the initial offering price of each old note and (ii) that portion of the excess of the face amount of each exchange note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis and compounded semi-annually on each January 15 and July 15 at the rate of 15% per annum from the date of issuance of the old notes through the date of determination. The Accreted Value will cease to accrete on July 15, 2003.

     "Acquired Indebtedness" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or became a Subsidiary of, such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging



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     with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person, means any other Person, directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control. Notwithstanding the foregoing:

          (1) no Person (other than us or any subsidiary of ours) in which a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of ours or any of our subsidiaries solely by reason of such Investment; and

          (2) none of the initial purchasers of the old notes or any of their Affiliates will be deemed an Affiliate of ours or of any of our subsidiaries.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any non-cash assets (including, without limitation, by way of a sale and leaseback and including the issuance, sale or other transfer of any of the capital stock of any Subsidiary of a Person), other than to us or to any of our wholly owned subsidiaries and other than directors' qualifying shares, in each case in excess of $250,000;

          (2) the issuance of Equity Interests in any Subsidiaries or the sale of any Equity Interests in any Subsidiaries, in each case, in one or a series of related transactions (x) that have a fair market value in excess of $250,000 or (y) with respect to which we shall have received net proceeds in excess of $250,000; and

          (3) the damage or destruction of all or any portion of the property or assets of American Tissue or any of its subsidiaries by eminent domain;

     provided, that notwithstanding the foregoing, the term "Asset Sale" will not include:

          (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of our assets or the assets of any of our subsidiaries, as permitted pursuant to the covenant entitled "--Merger, Consolidation or Sale of Assets;"

          (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice and to the extent that such sales or leases are not part of a sale of the business in which such equipment was used or in which such inventory or accounts receivable arose;

          (c) a transfer of assets by a wholly owned subsidiary of ours to another of our wholly



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     owned subsidiaries;

          (d) an issuance of Equity Interests by a wholly owned subsidiary of ours to another of our wholly owned subsidiaries;

          (e) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (f) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

          (g) sales or transfers of accounts receivable and related assets pursuant to a Qualified Receivables Transaction to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP; provided that such sales shall not exceed the lesser of $25.0 million or the outstanding balance under the Revolving Credit Facility; provided further that the entire proceeds of any such sale are used to repay outstanding indebtedness under the Revolving Credit Facility and permanently reduce commitments thereunder;

          (h) Permitted Investments; or

          (i) a Restricted Payment that is permitted by the covenant entitled "--Restricted Payments."

     For the purposes of clause (g), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay such notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of us entered into as part of a Qualified Receivables Transaction.

     "Boise Agreement" means that certain agreement dated November 23, 1992 among Boise Cascade Corporation and our subsidiaries, American Tissue Mills of Oregon, Inc. and American Tissue Corporation, as amended on January 1, 1999 and as the same may be further amended, modified, extended, renewed, amended and restated or supplemented from time to time.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association, limited liability company or other business entity, any and all shares, membership interests or other interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership, partnership interests (whether general or limited); and




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          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than 12 months from the date of acquisition;

          (2) U.S. dollar denominated (or foreign currency fully hedged) (a) time deposits, money-market deposits or accounts, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit and bankers' acceptance of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than 12 months from the date of acquisition, and (b) overnight bank deposits and federal funds transactions with a bank meeting the qualifications specified in clauses (a)(i) or (a)(ii) above;

          (3) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within 12 months of the date of acquisition;

          (4) repurchase agreements with a term of not more than 60 days with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500.0 million for underlying securities of the types described in subparagraphs (1), (2), or (3) above, in which the we will have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations;

          (5) investments in securities with maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof; and

          (6) interests in money market mutual funds which invest solely in assets or securities of the types described in subparagraphs (1) through
     (5) hereof, inclusive.

     "Change of Control" means such time as:

          (1) a "person" or "group" (within the meaning of Section 13(d) of the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, a "Group"), other than any of the Permitted Holders, has become, directly or indirectly, the "beneficial owner," of 35% or more of the voting power of our voting Capital Stock and the Permitted Holders beneficially own, directly or indirectly, a lesser percentage of the voting power of our voting Capital Stock than the percentage



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     beneficially owned by such person or Group; or

          (2) the sale, lease or transfer of all or substantially all of the assets of Middle American Tissue and our subsidiaries to any Person or Group (other than a subsidiary of ours or any of the Permitted Holders); or

          (3) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than as a result of death) to constitute a majority of our directors then in office; or

          (4) American Tissue ceases to be a wholly-owned subsidiary of ours.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" means "Securities Collateral" as such term is defined in the securities pledge agreement and all of the property and assets that are from time to time subject to the Lien of the Collateral Documents, including the Liens, if any, required to be granted pursuant to the indenture.

     "Collateral Account" means the collateral account established pursuant to the indenture relating to the exchange notes.

     "Consolidated EBITDA" means, with respect to us and our subsidiaries for any period, the sum of, without duplication:

          (1) the Consolidated Net Income for such period; plus

          (2) the Fixed Charges for such period; plus

          (3) provision for consolidated taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period); plus

          (4) consolidated depreciation, amortization and other non-cash charges of ours and our subsidiaries required to be reflected as expenses on our books and records, minus

          (5) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (4); and

excluding the impact of foreign currency translations.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the



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Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to us by such Subsidiary without prior approval pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a wholly owned subsidiary thereof that is a Subsidiary;

          (2) the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary or its stockholders;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

          (4) the cumulative effect of a change in accounting principles will be excluded; and

          (5) all other extraordinary gains and extraordinary losses will be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

          (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

          (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less:

               (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the issue date of the old notes in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person;

               (b) all investments as of such date in unconsolidated subsidiaries of such Person and in other Persons that are not subsidiaries (except, in each case, Permitted Investments); and



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               (c) all unamortized debt discount and expense and unamortized deferred charges as of such date,

all of the foregoing determined in accordance with GAAP.

     "Depositary" means, with respect to the exchange notes issuable or issued in whole or in part in global form, the Person specified in the indenture for the exchange notes as the Depositary with respect to the Notes, until a successor will have been appointed and become such Depositary pursuant to the applicable provision of the indenture, and, thereafter, "Depositary" will mean or include such successor.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to 91 days after the final maturity date of the exchange notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock are not more favorable to the holders of such Capital Stock than the covenants entitled "-- Change of Control" and "-- Asset Sales;" provided that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant entitled "Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means an underwritten public offering pursuant to a registration statement filed with the SEC in accordance with the Securities Act of:

          (1) our or American Tissue's Equity Interests (other than Disqualified Stock); or

          (2) Equity Interests (other than Disqualified Stock) of our parent corporation to the extent that the cash proceeds therefrom are contributed to our equity capital or are used to purchase our Equity Interests (other than Disqualified Stock).

     "Existing Indebtedness" means the Indebtedness of ours and our subsidiaries in existence on the issue date of the old notes, until such amounts are repaid.

     "Existing Mortgage Loans" means the documents or instruments, including any related notes, guarantees, collateral documents and agreements executed in connection therewith, and in each case as amended, modified, renewed, extended, replaced, restated or refinanced from time to time which create:

          (1) an obligation of American Tissue or a subsidiary guarantor of American Tissue under the American Tissue notes; and

          (2) a security interest in any mortgage collateral, in existence as of the issue date of the



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     American Tissue notes,

     in each case, in favor of a lender under the Existing Mortgage Loans.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1) the consolidated interest incurred by such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

          (2) the consolidated interest incurred by such Person and its Subsidiaries that was capitalized during such period;

          (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a lien on assets of such Person or one of its subsidiaries (whether or not such guarantee or lien is called upon); and

          (4) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a subsidiary) on any series of preferred stock of such Person payable to a party, other than to us or a wholly owned Subsidiary of ours, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that we or any of our subsidiaries incurs, assumes, guarantees or redeems any Indebtedness or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated, giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above:

          (1) acquisitions that have been made by us or any of our subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be deemed to have occurred on the first day of the four-quarter reference period;

          (2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation




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     Date, will be excluded; and

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the issue date of the old notes.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements, in each case designed to protect such Person against fluctuations in interest rates, currency rates or the prices of commodities actually at that time used in the ordinary course of business of such Person.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property (except any such balance that constitutes an accrued expense or trade payable) or representing any Hedging Obligations if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

     "Independent Appraiser" means a Person who in the course of its business appraises property and (1) where real property is involved, who is a member in good standing of the American Institute of Real Estate Appraisers, recognized and licensed to do business in the jurisdiction where the applicable real property is situated, (2) who does not have a direct or indirect financial interest in us and (3) who, in the judgment of our board of directors, is otherwise independent and qualified to perform the tasks for which it is engaged.

     "Independent Financial Advisor" means a firm (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in us (it being understood that securities of ours acquired in the ordinary course of trading operations shall not be deemed to give rise to such direct or indirect financial interest in us) and (2) which, in the judgment of our board of directors, is otherwise independent and qualified to perform the task for which it is to be engaged.



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     "Initial Purchasers" means the initial purchasers of the old notes.

     "Interest Payment Date" means each January 15 and July 15, commencing January 15, 2004.

     "Investments" means, with respect to any Person, all investments by such Person in other persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Moody's" means Moody's Investor Services.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of our Subsidiaries or the extinguishment of any Indebtedness of such Person or any of our Subsidiaries; and

          (2) any extraordinary or non-recurring gain (but not loss), together with any related provision for taxes on such extraordinary or non-recurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by us or any of our subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and expenses, and sales and brokerage commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable by us or any of our subsidiaries as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than the exchange notes) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:




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          (1) as to which neither we nor any of our subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of ours or any of our subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of ours or of any of our Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Parent" means Super American Tissue Inc., a Delaware corporation, the indirect parent of American Tissue and our direct parent.

     "Permitted Holders" means (a) Nourollah Elghanayan, Mehdi Gabayzadeh and their respective spouses, lineal descendants and adopted children and spouses of their respective lineal descendants and adopted children, siblings and lineal descendants of such siblings and spouses of such persons, any foundation controlled by any of the foregoing persons, any trusts for the benefit of any of the foregoing persons, (b) the principal initial purchasers of the old notes, and (c) any Affiliates of the foregoing persons.

     "Permitted Investments" means:

          (1) any Investments in us or in a wholly owned subsidiary of ours that is a Subsidiary and that is engaged in the same or a similar, complementary, ancillary or related line of business as us and our subsidiaries were engaged in on the issue date of the old notes and reasonable extensions or expansions thereof;

          (2) any Investment by us or a wholly owned subsidiary of ours in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, that the foregoing Investment is in the form of a note that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not our Affiliates entered into as part of a Qualified Receivables Transaction;

          (3) any Investments in cash and Cash Equivalents;

          (4) Investments by us or any of our subsidiaries in a Person if as a result of such Investment (a) such Person becomes a wholly owned subsidiary of ours that is engaged in the same or a similar line of business as we and our subsidiaries were engaged in on the issue date of the old notes and reasonable extensions or expansions thereof or
     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a wholly owned subsidiary of ours that is a Subsidiary and that is engaged in the same or a similar, complementary, ancillary or related line of business as we and our subsidiaries were engaged in on the issue date of the old notes and reasonable extensions or expansions thereof;

          (5) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant entitled "--Asset Sales;"

          (6) Investments outstanding as of the issue date of the old notes;

          (7) Investments which constitute Existing Indebtedness of ours or of any of our subsidiaries;

          (8) any payments made in connection with the acquisition of the Berlin-Gorham Mills pursuant to the related asset purchase agreement;

          (9) Investments, the payment for which consists exclusively of our Equity Interests (other than Disqualified Stock);

          (10) loans or advances to officers and employees of ours or any of our subsidiaries in an aggregate amount not exceeding $1.5 million at any one time outstanding;

          (11) Investments in the form of intercompany Indebtedness to the extent permitted under the covenant entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (12) Hedging Obligations;

          (13) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and customers, in each case arising in the ordinary course of business; and

          (14) other Investments in any Person (other than an Affiliate of ours or an Affiliate of any of our subsidiaries) that do not exceed $10.0 million at any time outstanding.

     "Permitted Liens" means:

          (1) Liens securing obligations under the indenture, the securities pledge agreement, the exchange notes, the Stockholders Agreement, the indenture governing the American Tissue notes, the American Tissue notes and the related subsidiary guarantees thereof and collateral documents entered into in connection therewith;

          (2) Liens securing the obligations under the Boise Agreement, the Existing Mortgage Loans and the Revolving Credit Facility in an aggregate principal amount at any time outstanding not to exceed applicable amounts permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"



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          (3) Liens in favor of us or any subsidiary of ours;

          (4) Liens on property of a Person existing at the time such Person is merged into or consolidated with us or any of our subsidiaries in accordance with the provisions of the indenture; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us;

          (5) Liens on property existing at the time of acquisition thereof by us or any of our subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (7) Liens existing on the issue date of the old notes;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

          (9) Liens imposed by law or arising by operation of law, including carriers', warehousemen's, mechanics', materialmen's, vendors', repairmen's, or other similar Liens arising or incurred in the ordinary course of business;

          (10) Liens of landlords or of mortgagees of landlords arising by operation of law; provided that the rental payments secured thereby are not yet due and payable;

          (11) Liens incurred in the ordinary course of the business of any of our subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by us or such subsidiary;

          (12) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or public utility obligations;

          (13) Purchase Money Liens, including extensions and renewals thereof;

          (14) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof;

          (15) judgment and attachment Liens not giving rise to an event of default under the indenture;




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          (16) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

          (17) Liens arising out of consignment or similar arrangements for the sale of goods;

          (18) any interest or title of a lessor in property subject to any Capital Lease Obligation or operating lease;

          (19) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (20) Liens securing Acquired Indebtedness (and any Permitted Refinancing Indebtedness which refinances such Acquired Indebtedness) incurred in accordance with the covenant described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that (a) such Liens secured the Acquired Indebtedness at the time of, and prior to, the incurrence of such Acquired Indebtedness by us or any of our subsidiaries and were not granted in connection with, or in anticipation of the incurrence of such Acquired Indebtedness by us or such subsidiary and (b) such Liens do not extend to or cover any property or assets of ours or of any of our subsidiaries, other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of ours or of such subsidiary;

          (21) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

          (22) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect our ability or the ability of any of our subsidiaries to conduct its business and are incurred in the ordinary course of business;

          (23) Liens securing our obligations under Hedging Obligations permitted to be incurred under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" or any collateral for the Indebtedness to which such Hedging Obligations relate;

          (24) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptance issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (25) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Middle American Tissue and our subsidiaries;

          (26) Liens encumbering property or other assets under construction arising from progress or partial payments by a customer or us or any of our subsidiaries relating to such property or other assets;

          (27) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and



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          (28) Liens securing other Indebtedness not exceeding $10.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of ours or any of our subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness of ours or any of our subsidiaries incurred pursuant to the Fixed Charge Coverage Ratio test in the first paragraph of, or pursuant to clause (2) or (3) of the second paragraph of, the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that:

          (1) the principal amount (or Accreted Value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the exchange notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the exchange notes on terms at least as favorable to the holders of the exchange notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by us or by any subsidiary of ours that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Tax Payments" means, for so long as we and American Tissue remain "qualified Subchapter S subsidiaries", as defined in Section 1361(b)(3)(B) of the Code, distributions to Parent to reimburse the shareholders of Parent:

          (1) for tax liabilities, in an amount (not to exceed $2.0 million) equal to the product of:

               (i) the previously unpaid interest on the Related Party Debt that will become taxable to the current holder of such debt on the issue date of the old notes as a result of the assumption of or transfer of such debt by or to Parent on the issue date of the old notes;

               (ii)the percentage of Parent's stock not owned on the issue date of the old notes by the current holder of the Related Party Debt, his spouse or a grantor trust of which either of them is grantor (a "Related Trust"); and

               (iii) the maximum combined individual federal, state and local income tax rates in effect on the issue date of the old notes;




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          (2) for tax liabilities in respect of each taxable year of American
     Tissue (or portion of a taxable year) beginning on or after the issue date of the old notes, in an amount equal to:

               (i) (A) the amount of original issue discount on the Related Party Debt accrued during such year minus (B) the product of (I) the percentage of Parent's stock owned during such time by the current holder of the Related Party Debt, his spouse or a Related Trust and
          (II) the amount of original issue discount specified in clause (A), plus the amount of original issue discount incurred with respect to the exchange notes and/or the old notes for such year (the "Annual Intermediate OID"), plus American Tissue's taxable loss, if any for such year, minus American Tissue's taxable income (to the extent such income does not exceed the sum of the amount of original issue discount described in clause (A) and the Annual Intermediate OID for such year), if any, for such year, multiplied by

               (ii)the maximum combined individual federal, state, and local income tax rate for such year; and

          (3) for tax liabilities, in an amount equal to the product of:

               (i) (A) the excess, if any, of:

                    (I) the cumulative net taxable income since April 1, 1999 of American Tissue over

                    (II) the cumulative interest expense incurred by us with respect to the exchange notes and/or the old notes, plus the cumulative interest expense incurred by Parent with respect to the Related Party Debt since April 1, 1999 and a percentage of any such unpaid interest expense incurred prior to April 1, 1999 equal to the percentage of Parent's stock not owned on the issue date of the old notes by the current holder of the Related Party Debt, his spouse or a Related Trust, increased by

                    (B) the cumulative amounts included in clause (2) (i) (B)
               that have actually reduced a distribution under clause (2) and

               (ii)the maximum combined individual federal, state and local income tax rates in effect from time to time (excluding any state or locality that treats us, American Tissue or Parent as a C corporation), minus

               (iii) all prior distributions made under this clause (3) and any tax payments in respect of any taxable period (or portion thereof) beginning on or after April 1, 1999 that were made prior to the issue date of the old notes by us or Parent to or on behalf of any of their shareholders.

     If American Tissue becomes taxable as a "C" corporation (as defined in Section 1361(a)(2) of the Code) and becomes a member (for income tax purposes) of an affiliated, consolidated, combined or unitary group of which Parent is the common parent (a "Group Member"), "Permitted Tax Payments" shall mean distributions to Parent for income tax liabilities imposed on American Tissue as a Group Member, in an amount equal to

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          (a) the cumulative net taxable income of American Tissue from the date on which American Tissue becomes a C corporation and a Group Member, multiplied by the maximum marginal federal, state and/or local corporate income tax rates in effect from time to time (excluding any jurisdiction that does not treat American Tissue as a Group Member), minus

          (b) all prior distributions made pursuant to this sentence and any such taxes paid directly by American Tissue.

     Notwithstanding the foregoing, no distribution shall qualify as a Permitted Tax Payment if a default or event of default under the indenture exists or would result therefrom. Any combined federal, state and/or local tax rate referred to in this definition shall be determined taking into account the deductibility of state and local income taxes for federal income tax purposes.

     Notwithstanding the foregoing, no Permitted Tax Payment shall be permitted if:

     (x) a default or event of default under the indenture exists or would result therefrom or

     (y) the obligations with respect to any such Permitted Tax Payments are not subordinated in right of payment to the obligations of American Tissue under the American Tissue notes.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

     "Purchase Money Lien" means a lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the Indenture and incurred solely to finance the purchase, or the cost of construction or improvement, of such asset or property; provided, however, that such lien encumbers only such asset or property and is granted within 90 days of such acquisition.

     "Purchase Money Obligations" of any Person means any obligations of such Person to any seller or any other Person incurred or assumed to finance the purchase, or the cost of construction or improvement, of real or personal property to be used in the business of such Person or any of its Subsidiaries in an amount that is not more than 100% of the cost, or fair market value, as appropriate, of such property, and incurred within 90 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by us or any of our subsidiaries pursuant to which we or any of our subsidiaries may sell, convey or otherwise transfer to
(i) a Receivables Subsidiary (in the case of a transfer by us or any of our subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of ours or any of our subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security

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interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Receivables Subsidiary" means a wholly owned subsidiary of ours which engages in no activities other than in connection with the financing of accounts receivable and which is designated by our board of directors (as provided below) as a Receivables Subsidiary:

          (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

               (a) is guaranteed by us or any of our subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction);

               (b) is recourse to or obligates us or any of our subsidiaries in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction; or

               (c) subjects any property or asset of ours or any of our subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

          (2) with which neither we nor any of our subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to us or such subsidiary than those that might be obtained at the time from persons who are not our Affiliates, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

          (3) with which neither we nor any of our subsidiaries has any obligation to maintain or preserve such subsidiary's financial condition or cause such subsidiary to achieve certain levels of operating results.

     Any such designation by our board of directors will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of our board of directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

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     "Related Party Debt" means

     (x) the debt of American Tissue that is assumed by or otherwise transferred to Parent on the issue date of the old notes in an aggregate amount not in excess of $28.0 million; and

     (y) the debt of Parent on the issue date of the old notes in the aggregate amount not in excess of $5.0 million, in each case accruing interest at not more than 10% per annum.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Revolving Credit Facility" means the credit agreement among American Tissue, certain of its subsidiaries, certain lenders and LaSalle Bank National Association, as lender and agent for the other lenders, providing for working capital and other financing, as the same may be amended, amended and restated, supplemented or otherwise modified, including any refinancing, refunding, replacement or extension thereof by the same or any other lender or group of lenders.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Significant Subsidiary" means any Subsidiary that would be a

     "significant subsidiary" as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "S&P" means Standard & Poor's Financial Information Services.

     "Stockholders Agreement" means the stockholders agreement dated as of the issue date of the old notes among, us, the Initial Purchasers, Parent and certain other parties named therein.

     "Subsidiary" means, with respect to any Person: any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     Unrestricted Subsidiaries will not be included in the definition of "Subsidiary" for any purposes of this Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary"). Unless the context otherwise requires, reference to a Subsidiary in any provision of this Indenture shall be deemed to mean a Subsidiary of Holdings.

     "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date on which the Indenture is qualified under the TIA.

     "Trust Monies" means all cash and Cash Equivalents received by the collateral agent:

          (1) pursuant to the securities pledge agreement;

          (2) as proceeds of any sale or other disposition of all or any part of the Securities Collateral by or on behalf of the collateral agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Securities Collateral pursuant to the Indenture or of the securities pledge agreement or otherwise; or

          (3) for application as provided in the relevant provisions of the securities pledge agreement for which disposition is not otherwise specifically provided for in any the securities pledge agreement;

provided, however, that Trust Monies shall in no event include any property deposited with the trustee for any redemption, legal defeasance or covenant defeasance of exchange notes, for the satisfaction and discharge of the indenture or to pay the purchase price of exchange notes pursuant to a Change of Control Offer or Asset Sale Offer.

     "Unrestricted Subsidiary" means any of our subsidiaries (other than American Tissue) that is designated by our board of directors as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with us or any of our subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates;

          (3) is a Person with respect to which neither we nor any of our subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ours or any of our subsidiaries.

     Any such designation by our board of directors will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant entitled "Restricted Payments" hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a subsidiary of ours as of such date, and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" hereof, we will be in default of such covenant. Our board of directors may at any time designate any Unrestricted Subsidiary to be a Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a subsidiary of ours of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (a) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," and (b) no default or event of default under the indenture would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

          (3)  the then outstanding principal amount of such Indebtedness.

                 MATERIAL UNITED STATES INCOME TAX CONSEQUENCES

General

     The following is a summary of the material U.S. federal income tax consequences relevant to U.S. Holders, as defined below, of the acquisition, ownership and disposition of the exchange notes acquired in and under the terms of our exchange offer by holders of old notes that acquired their old notes on original issuance and for the original offering price, but does not purport to be complete. It applies only if you are a holder that acquires exchange notes under our exchange offer. The discussion is based on current provisions of the Internal Revenue Code of 1986, applicable U.S. Treasury regulations, judicial authority and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect as of the date of this prospectus. We cannot assure that the IRS will not take a contrary view, and we have not sought, and will not seek, a ruling from the IRS. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conclusions. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders of the exchange notes.

     We assume in our discussion below that the exchange notes are held as capital assets. This discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular holders of the exchange notes in light of their specific circumstances. Moreover, this discussion does not address U.S. federal tax laws applicable to holders that may be subject to special tax rules, including, without limitation:

     o    banks and other financial institutions;

     o    real estate investment trusts;

     o    regulated investment companies;

     o    insurance companies;

     o    tax-exempt organizations;

     o custodians, nominees or similar intermediaries holding the exchange notes for others;

     o persons who own exchange notes through partnerships, S corporations, limited liability companies or other pass through entities;

     o    dealers in securities;

     o persons that hold a exchange note as part of a "straddle," or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes;

     o    persons whose functional currency is not the U.S. dollar;

     o    persons subject to the alternative minimum tax;

     o Non-U.S. Holders that are entitled to claim the benefits of tax treaties to which the United States is a party; or

     o    Non-U.S. Holders that are engaged in a U.S. trade or business.

     Finally, this discussion does not consider the effect of the tax laws of any foreign, state, local or other tax laws or estate or gift tax considerations that may be applicable to a particular holder.

     When we use the term "U.S. Holder," we mean an initial beneficial owner of exchange notes who, for U.S. federal income tax purposes:

     o is an individual who is a citizen or resident of the United States (as determined under U.S. federal income tax laws);

     o is a corporation organized or formed in or under the laws of the United States or any political subdivision thereof;

     o is an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     o is a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. trustees or fiduciaries have the authority to control all substantial decisions of the trust.

     We advise you to consult with your own tax advisors regarding the tax consequences to you of the acquisition, ownership and sale of the exchange notes, including the federal, state, local, foreign and other tax consequences of such acquisition, ownership and sale and of potential changes in applicable tax laws.

Interest and Original Issue Discount

     Each old note was issued with original issue discount ("OID"), and, accordingly, each exchange note will also have OID. You are required to include in income, in each year (regardless of whether you are a cash or accrual basis taxpayer), in advance of the receipt of cash payments on such exchange notes, that portion of the OID, computed on a constant yield-to-maturity basis, attributable to each day during such year on which you held the exchange notes.

     The amount of OID with respect to each exchange note is equal to the excess of (1) its "stated redemption price at maturity" over (2) its "issue price." Under OID Regulations, the "issue price" of the exchange notes is the initial offering price (not including any bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler) at which a substantial amount of the old notes were sold. The "stated redemption price at maturity" of each exchange note is the sum of all cash payments (whether denominated as principal or interest) provided by the exchange note, other than payments of "qualified stated interest". Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Accordingly, the 12 1/2% current interest payable on an exchange note will constitute qualified stated interest. All other amounts payable on the exchange notes will be included in the exchange note's stated redemption price at maturity.

     As a U.S. Holder of a debt instrument issued with OID, you will be required to include in gross income (generally as ordinary interest income) for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year on which you hold the debt instrument. The daily portions of OID are determined on a constant yield-to-maturity basis by allocating to each day on which you hold the debt instrument a pro rata portion of the OID on such debt instrument which is attributable to the "accrual period" (generally the period between interest payment or compounding dates) in which such day is included. The amount of the OID attributable to each "accrual period" is the product of:

          (1) the "adjusted issue price" at the beginning of such accrual period and

          (2) the "yield to maturity" of the debt instrument (stated in a manner appropriately taking into account the length of the accrual period),

     less any qualified stated interest attributable to that accrual period.

     The "adjusted issue price" of an exchange note at the beginning of an accrual period generally will be equal to the issue price of the old note you exchanged for the exchange note plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments that have been made on the exchange note other than payments of qualified stated interest.

     Qualified stated interest paid on an exchange note generally will be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes. Other payments on the exchange notes are not separately included in your income as interest, but rather are treated first as payments of previously accrued and unpaid OID and then as payments of principal.

Disposition of the Exchange Notes.

     You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. The amount of your gain or loss generally equals the amount you receive for the exchange note (less any amounts attributable to accrued and unpaid qualified stated interest) minus your adjusted tax basis in the exchange notes. Your adjusted tax basis in an exchange note generally will equal the cost to you of the old notes you exchanged for the exchange notes, increased by the amount of OID previously included in your income with respect to such old notes and such exchange notes, and decreased by the amount of any principal or interest payments previously received by you on the exchange notes (other than payments of qualified stated interest).

     Your gain or loss will generally be a long-term capital gain or loss if you have held the old note and the exchange note you received in the exchange offer for more than one year. Otherwise, it will be short-term capital gain or loss. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding.

     We will report to U.S. Holders of the exchange notes and the IRS the amount of any "reportable payments" and any amount withheld with respect to the exchange notes during the calendar year.

     A noncorporate U.S. Holder may, under certain circumstances, be subject to "backup withholding" unless such U.S. Holder provides to us a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. In addition, a U.S. Holder will be subject to backup withholding if we have been notified by the IRS that backup withholding is required for such U.S. Holder due to a failure to properly report interest and dividend payments. The backup withholding rate is 31% of "reportable payments," which include interest and, under certain circumstances, principal payments.

                              PLAN OF DISTRIBUTION

     Each holder desiring to participate in the exchange offer will be required to represent, among other things, that:

          (1) it is not an "affiliate" (as defined in Rule 405 of the Securities
     Act) of Middle American Tissue;

          (2) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

          (3) it is acquiring the exchange notes in the ordinary course of its business.

     A holder that cannot make such representation will not be able to participate in the exchange offer, and may only sell its old notes under a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act or under an exemption from the registration requirements of the Securities Act.

     Each broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities, other than old notes acquired directly from us, may exchange such old notes under the exchange offer. However, such participating broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by the broker-dealer in the exchange offer. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus, as it may be amended or supplemented from time to time.

     Based upon interpretations by the staff of the Securities and Exchange Commission, we believe that exchange notes issued under the exchange offer to participating broker-dealers may be offered for resale, resold, and otherwise transferred by a participating broker-dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. We have agreed that for a period of not less than one year following the consummation of the exchange offer, to make this prospectus, as amended or supplemented, available to participating broker-dealers for use in connection with any such resale. During such period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market making or other trading activities. In addition, until June 9, 2000 all dealers effecting transactions on the exchange notes may be required to deliver a prospectus.


     Based upon interpretations by the staff of the Securities and Exchange Commission, we believe that exchange notes to be issued under the exchange offer may be offered for resale, resold and otherwise transferred by a holder thereof, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

     We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

     o    in the over-the-counter market;

     o    in negotiated transactions;

     o through the writing of options on the exchange notes or a combination of such methods of resale;

     o    at market prices prevailing at the time of resale;

     o    at prices related to such prevailing market prices; or

     o    at negotiated prices.

     Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells exchange notes that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer, other than commissions and concessions of any brokers or dealers, and will indemnify holders of the exchange notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                                  LEGAL MATTERS

     Mandel Resnik & Kaiser P.C., New York, New York will issue an opinion for us and our subsidiaries with respect to the issuance of the exchange notes offered hereby, including:

          (1) our existence and good standing under our state of incorporation;

          (2) our authorization of the issuance and sale of the exchange notes; and

          (3) the enforceability of the exchange notes.

                                     EXPERTS

     Our consolidated financial information as of and for the fiscal years ended September 30, 1997, 1998, and 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report, and is included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Our consolidated financial information as of and for the fiscal year ended September 30, 1996 included in this prospectus has been audited by Holtz Rubenstein & Co., LLP, independent public accountants, as stated in their report, and is included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of the Berlin-Gorham Pulp and Paper Mill at December 27, 1998 and December 28, 1997 and for each of the three years in the period ended December 27, 1998, as set forth in their report. We have included the financial statements of the Berlin-Gorham Pulp and Paper Mill in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4, the "exchange offer registration statement," which term encompasses all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, and the rules and regulations promulgated thereunder, covering the exchange notes being offered. This prospectus does not contain all the information set forth in the exchange offer registration statement. For further information with respect to Middle American Tissue, and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the exchange offer registration statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The exchange offer registration statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional

Offices of the Securities and Exchange Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of such Web site is: http://www.sec.gov.

     As a result of the filing of the exchange offer registration statement, we will become subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will be required to file periodic reports and other information with the Securities and Exchange Commission. Our obligation to file periodic reports and other information with the Securities and Exchange Commission will be suspended if the exchange notes are held of record by fewer than 300 holders as of the beginning of our fiscal year, other than the fiscal year in which the exchange offer registration statement is declared effective. We will, nevertheless, be required to continue to file reports with the Securities and Exchange Commission if the exchange notes are listed on a national securities exchange.

     In the event we cease to be subject to the informational requirements of the Securities Exchange Act of 1934, we will be required under the indenture relating to the exchange notes to continue to file with the Securities and Exchange Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Securities Exchange Act of 1934.

     Under the indenture, we will furnish the holders of exchange notes with annual, quarterly and other reports after we file such reports with the Securities and Exchange Commission.

     Annual reports delivered to the trustee and the holders of exchange notes will contain financial information that has been examined and reported upon, with an opinion expressed by a firm of independent public accountants. We will also furnish such other reports as may be required by law.

                          INDEX TO FINANCIAL STATEMENTS

Middle American Tissue Inc.
  Report of Independent Public Accountants ...............................  F-2
  Consolidated Balance Sheets at September 30, 1999, September
  30, 1998 ...............................................................  F-3
  Consolidated  Statements of  Operations  for the Years Ended
  September 30, 1999, 1998 and 1997 ......................................  F-4
  Consolidated Statements of Stockholders' Equity at September
  30, 1999, 1998 and 1997 ................................................  F-5
  Consolidated  Statements  of Cash Flows for the Years  ended
  September 30, 1999, 1998 and 1997 ......................................  F-6
  Notes to Consolidated Financial Statements .............................  F-7
Berlin-Gorham Mills
  Berlin-Gorham Mills Report of Independent Auditors .....................  F-26
  Balance Sheets at December 27, 1998 and December 28, 1997 ..............  F-27
  Statements of Operations for the 52 Weeks Ended December 27,
  1998, December 28, 1997 and December 29, 1996 ..........................  F-28
  Statements of Changes in Crown Vantage's Investment ....................  F-29
  Statements of Cash Flows ...............................................  F-30
  Notes to Financial Statements ..........................................  F-31
  Balance Sheet at June 27, 1999  (unaudited) and December 27,
  1998 ...................................................................  F-41
  Statements  Of  Operations  for the 26 Weeks  Ended June 27,
  1999 and June 28, 1998 (unaudited) .....................................  F-42
  Statements  of Cash  Flows for the 26 Weeks  Ended  June 27,
  1999 and June 28, 1998 (unaudited) .....................................  F-43
  Notes to Interim Financial Statements ..................................  F-44

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of Middle American Tissue Inc.:

     We have audited the accompanying consolidated balance sheets of Middle American Tissue Inc. (a Delaware corporation) and subsidiaries (the "Company") as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Tissue Inc. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999 in conformity with generally accepted accounting principles.

                                      /s/ ARTHUR ANDERSEN LLP
                                          ARTHUR ANDERSEN LLP

Melville, New York
December 10, 1999

                           MIDDLE AMERICAN TISSUE INC.

                           CONSOLIDATED BALANCE SHEETS

                  (dollars in thousands, except share amounts)

                                                                December 31,       September 30,
                                                                -----------   -----------------------
                                                                    1999         1999         1998
                                                                 ----------   ----------   ----------
                                                                (unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents ....................................   $      818   $    1,806   $    1,480
Accounts receivable, net of allowance for doubtful accounts of
 $717, $613 and $83, respectively ............................       45,883       52,555       33,229
Inventories (Note 4) .........................................      120,920       94,664       51,988
Equipment held for sale ......................................        6,088        7,825          393
Prepaid expenses and other current assets ....................        5,432        3,866        2,872
                                                                 ----------   ----------   ----------
      Total current assets ...................................      179,141      160,716       89,962
Property, plant and equipment, net (Note 5) ..................      220,820      212,530      157,705
Due from related parties (Note 12) ...........................       23,713       23,054       19,879
Deferred costs, net ..........................................       10,544       10,408        3,148
Other assets .................................................          295          155          125
                                                                 ----------   ----------   ----------
                                                                 $  434,513   $  406,863   $  270,819
                                                                 ==========   ==========   ==========

             LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
Notes payable (Note 7) .......................................   $   67,839   $   50,054   $   66,317
Current portion of long-term debt (Note 10) ..................          534          648        6,553
Current portion of capital lease and financing
obligations (Note 11) ........................................          978          558        5,059
Accounts payable .............................................       38,938       42,043       50,153
Accrued expenses .............................................       22,526       21,507       10,628
                                                                 ----------   ----------   ----------
      Total current liabilities ..............................      130,815      114,810      138,710
Due to related parties (Note 12) .............................            0         --         22,743
Senior secured discount notes payable (Note 8) ...............       17,927       17,073         --
Senior secured notes payable (Note 9) ........................      159,689      159,562         --
Long-term debt (Note 10) .....................................       21,905       21,815       51,280
Capital lease and financing
Obligations (Note 11) ........................................        2,793          432       24,442
Other long term liabilities ..................................       11,745       11,490         --
                                                                 ----------   ----------   ----------
      Total liabilities ......................................      344,874      325,182      237,175

COMMON STOCK PURCHASE WARRANTS (Note 8) ......................        3,781        3,781         --
COMMITMENTS AND CONTINGENCIES (Note 14)
STOCKHOLDER'S EQUITY (Note 1):
Common stock, no par value; 200 shares authorized, 200
 shares issued and outstanding ...............................        1,605        1,605        1,605
Additional paid-in capital ...................................       37,675       37,675        7,266
Retained earnings ............................................       46,578       38,620       24,773
                                                                 ----------   ----------   ----------
                                                                     85,858       77,900       33,644
                                                                 ----------   ----------   ----------
                                                                 $  434,513   $  406,863   $  270,819
                                                                 ==========   ==========   ==========

The accompanying notes are an integral part of these consolidated balance sheets.

                           MIDDLE AMERICAN TISSUE INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                             (dollars in thousands)

                                             For the Three Months Ended
                                                    December 31,                    Year Ended September 30,
                                            ---------------------------   -------------------------------------------
                                                1999           1998           1999          1998             1997
                                            ------------   ------------   ------------   ------------    ------------
                                                     (unaudited)
REVENUES ................................   $    110,315         60,400   $    284,340   $    215,203    $    198,384
COST OF SALES ...........................         81,796         48,536        213,465        172,617         152,286
                                            ------------   ------------   ------------   ------------    ------------
        Gross profit ....................         28,519         11,864         70,875         42,586          46,098
                                            ------------   ------------   ------------   ------------    ------------
OPERATING EXPENSES:
Selling .................................          8,966          5,351         24,592         20,373          15,311
General and administrative ..............          3,792          2,113         10,360          9,015          11,642
                                            ------------   ------------   ------------   ------------    ------------
                                                  12,758          7,464         34,952         29,388          26,953
                                            ------------   ------------   ------------   ------------    ------------
        Operating income ................         15,761          4,400         35,923         13,198          19,145
                                            ------------   ------------   ------------   ------------    ------------
INTEREST EXPENSE:
       Interest forgiven by related party           --              183            990          1,260            --
       Other interest expense ...........          7,803          3,066         16,922         13,412          12,272
                                            ------------   ------------   ------------   ------------    ------------
                                                   7,803          3,249         17,912         14,672          12,272
                                            ------------   ------------   ------------   ------------    ------------
Net income (loss)
 before extraordinary item ..............          7,958          1,151         18,011         (1,474)          6,873
EXTRAORDINARY ITEM:
Loss on early extinguishment of debt
(Note 15) ...............................           --             --            4,164           --              --
                                            ------------   ------------   ------------   ------------    ------------
NET INCOME (LOSS) .......................   $      7,958   $      1,151   $     13,847   $     (1,474)   $      6,873
                                            ============   ============   ============   ============    ============


The accompanying notes are an integral part of these consolidated statements.

                           MIDDLE AMERICAN TISSUE INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                             (dollars in thousands)

                                                Common Stock
                                             -----------------
                                                                   Additional      Retained
                                             Shares     Amount   Paid-in Capital   Earnings     Total
                                             ------     ------   ---------------   --------     -----
Balance at September 30, 1996 ..........        200   $  1,605      $  6,006      $ 19,374    $ 26,985
Net income .............................       --         --            --           6,873       6,873
                                           --------   --------      --------      --------    --------
Balance at September 30, 1997 ..........        200      1,605         6,006        26,247      33,858
Net loss ...............................       --         --            --          (1,474)     (1,474)
Interest forgiven (Note 11) ............       --         --           1,260          --         1,260
                                           --------   --------      --------      --------    --------
Balance at September 30, 1998 ..........        200      1,605         7,266        24,773      33,644
Interest forgiven (Note 11) ............       --         --             990          --           990
Capital contribution (Note 11) .........       --         --           5,000          --         5,000
Transfer of related party debt (Note 11)       --         --          24,419          --        24,419
Net income .............................       --         --            --          13,847      13,847
                                           --------   --------      --------      --------    --------
Balance at September 30, 1999 ..........        200      1,605        37,675        38,620      77,900
                                           ========   ========      ========      ========    ========

Net income (unaudited)..................       --         --            --           7,958       7,958
                                           --------   --------      --------      --------    --------
Balance at December 31, 1999 (unaudited)        200   $  1,605      $ 37,675      $ 46,578    $ 85,858
                                           ========   ========      ========      ========    ========

The accompanying notes are an integral part of the consolidated statements.

                           MIDDLE AMERICAN TISSUE INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (dollars in thousands)




                                                            For the Three
                                                             Months Ended
                                                             December 31,               Year Ended September 30,
                                                        ----------------------    -----------------------------------
                                                           1999         1998         1999         1998         1997
                                                        ---------    ---------    ---------    ---------    ---------
                                                              (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income (loss) .............................   $   7,958    $   1,151    $  13,847    $  (1,474)   $   6,873
      Adjustments to reconcile net income to net cash
      (used in) provided by operating activities:
      Depreciation and amortization .................       5,141        3,053       14,458       10,585        8,282
      Non-cash portion of loss on early
         extinguishment of debt .....................           0         --          1,314         --           --
      Provision for bad debts .......................         165         --            915          560        1,120
      Forgiveness of interest .......................           0          183          990        1,260         --
      Changes in operating assets and liabilities:
      Accounts receivable ...........................       6,507           (4)     (19,021)      (4,323)      23,452
      Inventories ...................................     (26,256)      (6,327)     (24,781)          (2)     (21,995)
      Equipment held for sale .......................       1,737          393       (7,432)       1,575          310
      Prepaid expenses and other current assets .....      (1,566)        (657)        (994)         748       (1,644)
      Other assets ..................................        (140)        --            (29)          26         (138)
      Accounts payable and accrued expenses .........      (1,896)       6,469       (1,301)       8,082        5,625
                                                        ---------    ---------    ---------    ---------    ---------
             Net cash (used in) provided by operating
             activities .............................      (8,350)       4,261      (22,034)      17,037       21,885
                                                        ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Acquisition of Berlin-Gorham Mills ............        --           --        (45,000)        --           --
      Capital expenditures ..........................     (10,152)      (3,170)     (20,168)     (27,566)     (29,172)
                                                        ---------    ---------    ---------    ---------    ---------
          Net cash used in investing activities .....     (10,152)      (3,170)     (65,168)     (27,566)     (29,172)
                                                        ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from senior secured notes ............        --          --        159,446         --           --
      Capital contribution ..........................        --           --          5,000         --           --
      Net borrowings (payments)
      on revolving lines of credit ..................      17,785       (7,065)     (16,263)      16,944        5,462
      Proceeds from notes payable ...................        --           --           --          3,195        8,487
      Proceeds from long-term debt ..................        --           --         24,616       13,800       45,277
      Proceeds from capital leases and financing
        obligations .................................        --          2,907        4,575        5,091         --
      Principal payments on notes payable ...........        --           --           --         (1,102)      (2,035)
      Principal payments on long-term debt ..........        --           --        (36,986)      (5,617)      (3,535)
      Principal payments upon
       refinancing of mortgages .....................        --           --         (3,000)      (9,137)     (25,016)
      Principal payments on capital leases and
      financing  obligations ........................        --           --        (37,088)      (3,660)     (20,201)
      Proceeds from real estate financings ..........        --          1,000         --           --
      Increase in deferred costs ....................        (475)        --        (10,053)      (2,297)      (1,114)
      Advances and repayments to
          related parties, net ......................         204          587       (2,719)      (6,078)         680
                                                        ---------    ---------    ---------    ---------    ---------
          Net cash provided by
             financing activities ...................      17,514       (2,571)      87,528       11,139        8,005
                                                        ---------    ---------    ---------    ---------    ---------
NET INCREASE IN CASH AND CASH
EQUIVALENTS .........................................        (988)      (1,480)         326          610          718
CASH AND CASH EQUIVALENTS, beginning
of period ...........................................       1,806        1,480        1,480          870          152
                                                        ---------    ---------    ---------    ---------    ---------
CASH AND CASH EQUIVALENTS, end
of period ...........................................   $     818    $       0    $   1,806    $   1,480    $     870
                                                        =========    =========    =========    =========    =========
SUPPLEMENTAL CASH FLOW INFORMATION:
      Interest paid .................................   $   7,803    $   3,066    $  16,068    $  13,574    $  10,672
                                                        =========    =========    =========    =========    =========
      Issuance of common stock purchase warrants in
      connection with issuance of 15% Senior Secured
      Discount Notes (Note 8) .......................   $    --      $    --      $   3,781    $    --      $    --
                                                        =========    =========    =========    =========    =========
      Non-cash financing transactions relating to
      capital lease obligations entered into ........   $   3,003    $    --      $   4,002    $  10,453    $   2,021
                                                        =========    =========    =========    =========    =========

The accompanying notes are an integral part of these consolidated statements.

                           MIDDLE AMERICAN TISSUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (dollars in thousands, except share information)

1. DESCRIPTION OF BUSINESS:

     Middle American Tissue Inc., (the "Company"), a Delaware corporation, was formed in July 1999. The Company is a wholly-owned subsidiary of Super American Tissue Inc. (the "Parent") and is the parent of American Tissue Inc. (the "Subsidiary").

     The Subsidiary, a Delaware corporation, was formed in August 1998 and is the parent of various affiliated entities that were previously owned by, and were under the common management and control of, the same stockholders. In October 1998, the stockholders of the affiliated entities transferred their ownership interests in those entities to the Subsidiary. In June 1999, the stockholders transferred their respective stock in the Subsidiary to the Parent in exchange for pro rata shares of the Parent. In July 1999, the Parent transferred its stock in the Subsidiary to the Company in exchange for shares of the Company's stock.

     The transactions described above constitute transfers of interests in commonly controlled entities, and have been accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements of the Company include the accounts of the Subsidiary and its respective subsidiaries for the periods presented at the historical costs of the assets and liabilities of such entities. Such financial statements have been presented on a consolidated basis as if the Company had been in existence throughout the periods presented.

The following describes the activities of our subsidiaries:

Paper Manufacturing and Converting Entities:

American Tissue Corporation ("ATC")          Engaged in the manufacture and sale
                                             of finished tissue products (see
                                             below).

American Tissue Mills of Oregon, Inc.        Owns a tissue machine in St.
("ATM-Oregon")                               Helens, Oregon that is used in the
                                             manufacturing of jumbo tissue rolls
                                             from virgin pulp. The tissue
                                             machine is located in space leased
                                             from and located within, a facility
                                             owned and operated by Boise Cascade
                                             Corporation (Note 13).

American Tissue Mills of New Hampshire, Inc. Engaged in the manufacture of
("ATM-New Hampshire")                        recycled paper.

American Tissue Mills of New York, Inc.      Engaged in the manufacture of jumbo
("ATM-New York")                             tissue rolls from recycled paper.

American Tissue Mills of Neenah              Engaged in the manufacture of jumbo
LLC ("ATM-Neenah)                            tissue rolls from virgin pulp and
                                             recycled paper, jumbo tissue rolls
                                             and manufacture of finished tissue
                                             products.

American Tissue Mills of Wisconsin, Inc.     Engaged in the manufacture of jumbo
("ATM-Wisconsin")                            tissue rolls from recycled paper.
                                             This facility closed during fiscal
                                             1998 and is transferring all of its
                                             equipment assets to American Tissue
                                             Mills of New Hampshire, Inc. (Note
                                             13).


American Tissue Mills of Greenwich LLC       Engaged in the manufacture of jumbo
                                             tissue rolls ("ATM-Greenwich") from
                                             virgin pulp and recycled paper.

Pulp and Paper of America LLC ("PPA")        Intermediate holding company for
                                             subsidiaries engaged in pulp and
                                             paper manufacture and the holding
                                             of landfill, hydroelectric
                                             generation and railway assets.

Pulp of America LLC                          Engaged in the manufacture of
                                             virgin wood pulp.

Paper of America LLC                         Engaged in the manufacture of
                                             uncoated freesheet paper products
                                             and jumbo tissue rolls from virgin
                                             pulp.

Hydro of America LLC and subsidiary          Owns and manages hydroelectric
                                             generation facilities through its
                                             subsidiary, American Tissue-New
                                             Hampshire Electric, Inc.

Landfill of America LLC                      Owns and manages a solid waste
                                             disposal site.

Railway of America LLC                       Owns short-haul railway through its
                                             subsidiary, Berlin Mills Railway,
                                             Inc.

Real Estate Operations:

100 Realty Management LLC                    Serves to coordinate payments made
                                             to the real estate companies listed
                                             below by the operating companies
                                             listed above and make payments on
                                             behalf of the real estate companies
                                             to outside vendors.

Engineers Road, LLC                          Owns and operates a facility
                                             located at 135 Engineers Road,
                                             Hauppauge, New York.

Coram Realty LLC                             Owns and operates a facility
                                             located at 468 Mill Road, Coram,
                                             New York. Gilpin Realty Corp. Owns
                                             and operates a facility located at
                                             45 Gilpin Avenue, Hauppauge, New
                                             York.

Grand LLC                                    Owns and operates a facility
                                             located at 148 Hudson River Road,
                                             Waterford, New York.

Saratoga Realty LLC                          Owns and operates a facility
                                             located at 3 Duplainville Road,
                                             Saratoga Springs, New York.

Markwood LLC and subsidiary                  Markwood LLC is the parent company
                                             of Fabricaciones Metalicas
                                             Mexicanas, S.A. ("FMMSA"). FMMSA
                                             owns and operates an industrial
                                             park in Mexico with multiple
                                             facilities, of which two are leased
                                             to outside third parties and the
                                             remaining facilities are leased to
                                             American Tissue Mills de Mexico, an
                                             affiliate of our stockholders.

Calexico Tissue Company LLC                  Owns and operates a facility
                                             located at 2361 Portico Blvd.,
                                             Calexico, California.

Other Entities:

Unique Financing LLC                         Engaged in the business of
                                             financing the acquisition of
                                             certain used machinery and
                                             equipment.

American Cellulose Mill Corp.                Provides trucking services to our
                                             paper manufacturing and converting
                                             entities.

     In addition to the above listed operations, the Company engages in the acquisition, refurbishment and resale of various tissue converting equipment through its ATC subsidiary.

     The real estate operations of the Company primarily consist of the lease of facilities owned by the real estate entities and which are used by several of the manufacturing entities. These transactions are eliminated in the consolidated financial statements, with the exception of Markwood LLC, as described above.

     Our stockholders also own, manage and control other entities in similar lines of business that are not included in the accompanying consolidated financial statements. Any transactions with these entities are entered into at "arm's length" and any resulting amounts due from or due to these entities are recorded as due from related parties and due to related parties respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, as described in Note 1. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, cash in banks, and other short-term, highly liquid investments with original maturities of three months or less. The cost of cash equivalents approximates fair value as of September 30, 1999 and 1998 and 1997.

Accounts Receivable and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable from sales. The Company performs ongoing credit evaluations of its customers' financial condition and payment history. Generally, accounts receivable are due within 30 days. Credit losses have historically been consistent with management's expectations. Most of our business activities are with distributors, retailers, and paper converters located within the eastern United States and Canada.

     The Company reviews its accounts receivable for potential doubtful accounts and records a provision for the estimated amounts that will be uncollectible. Write-offs are recorded when the Company completes it analysis and negotiates the write-off with its customers. As a result of a fire at the Company's headquarters in November 1995, which destroyed certain detailed accounts receivable records, the issuance of specific credits for sales allowances and the write-off of bad debts were delayed into fiscal 1998. Adequate provisions to the reserves were recorded in each of the fiscal years subsequent to the fire to maintain sufficient reserve levels to cover subsequent specific write-offs.

Inventories

     Inventories are valued at the lower of cost (first-in, first-out method) or market. In determining the value of its inventories, the Company reviews the components for potential impairment as a result of obsolescence or damaged items. The Company writes down the carrying amount of the items to the appropriate value during the period identified when such values are below the historical cost of those items.

Equipment Held for Sale

     Equipment held for sale consists of equipment purchased by us with the intent of resale. This equipment is not used in our operations and, accordingly, is not subject to depreciation. The assets are carried at the lower of cost or their net realizable value.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed principally on the straight-line method over the following estimated useful lives of the related assets:

Buildings and building improvements 30 - 39.5 years Machinery and equipment 5 - 20 years

Leasehold improvements the lesser of the useful life of the asset or the term of the lease.

Landfill Closure and Post-Closure Costs

     The Company accrues for landfill closure and post-closure costs over the periods that benefit from the use of the landfills. Management regularly reviews the adequacy of cost estimates and adjusts the accrued amounts as necessary.

Deferred Costs

     Deferred costs primarily represent loan origination and refinancing costs that are being amortized over the term of the respective debt instrument. Amortization expense on deferred costs was approximately $1,461, $1,537, and $1,128 for the years ended September 30, 1999, 1998, and 1997, respectively and $339 for the three months ended December 31, 1999.

Long-Lived Assets

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets in question may not be recoverable. The Company groups its long-lived assets according to asset class for machinery and equipment and by location for facilities for purposes of assessment of potential impairment. Impairment is measured based upon a comparison of the expected future cash flows to the carrying amount of asset groupings. Any impairment charges will be measured using discounted cash flows related to the assets that have been assessed as impaired. No impairment adjustment was required during any of the three years in the period ended September 30, 1999.

Fair Value of Financial Instruments

     The Company complies with SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosures about the fair value of our financial instruments. The methods and assumptions used to estimate the fair value of the following classes of financial instruments were:

     Current Assets and Current Liabilities: The carrying amount of cash, current receivables and payables and certain other short-term financial instruments approximate their fair value.

     Long-Term Debt: The fair value of our long-term debt, including the current portion, was estimated using a discounted cash flow analysis, based on our assumed incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of variable and fixed rate debt at September 30, 1998 and 1997 approximates fair value.

Revenue

     Revenue is recognized upon shipment of our products to our customers, including independent brokers (Note 13).

Income Taxes

     The beneficial holders of our Common Stock have elected to be taxed under the provisions of Sub-chapter "S" of the Internal Revenue Code of 1986 (corporations subject to Subchapter S of the Internal Revenue Code are referred to as "S Corporations"). Prior to the transfer of ownership discussed in Note 1, our subsidiaries were treated as either S Corporations or limited liability companies treated as partnerships under the Internal Revenue Code. Accordingly, our stockholders include their respective shares of our net income in their individual income tax returns. The amount of corporate level minimum taxes and taxes based on income imposed by state and local authorities is not material.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The Company currently does not have any items of other comprehensive income. Accordingly, comprehensive income (loss) is the same as net income (loss) for each of the periods presented in the consolidated statements of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of FASB Statement No. 133," will become effective for the Company as of the quarter ended December 31, 2000 and will not require retroactive restatement of prior period financial statements. The Company currently does not use derivative instruments or engage in hedging activities and, accordingly, does not expect that this statement will have an impact on its consolidated financial statements when adopted.

Reclassifications

     Certain prior-year financial statement amounts have been reclassified to conform to the current year's presentation.

Unaudited Interim Financial Statements

     The unaudited consolidated financial information included herein as of December 31, 1999 and for the three months ended December 31, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations to be expected for the fiscal year.

3. ACQUISITION:

     On July 9, 1999, the Company acquired certain assets and assumed certain liabilities of a pulp mill and a paper mill located in Berlin and Gorham, New Hampshire, from Crown Paper Co., a wholly-owned subsidiary of Crown Vantage Inc. The total consideration paid for the net assets acquired was $45,000. The purchase price of the acquisition is subject to adjustment relating to the value of inventory, for which negotiations are still in process. The Company expects to complete its negotiations of the purchase price and the resulting allocation during fiscal 2000. The adjustment to the purchase price is currently expected to be a reduction of the original amount, ranging between $750 and $1,250. The following summarizes the assets acquired and liabilities assumed on July 9, 1999:

Assets acquired:
         Property, plant and equipment                     $    41,306
         Inventories                                            17,895
                                                           -----------
                                                           $    59,201
Liabilities assumed:
         Post-retirement medical benefit obligations       $     9,119
         Landfill closure reserves                               2,128
         Employee benefit and other costs                        2,954
                                                           -----------
                                                           $    14,201
                                                           -----------

                                                           $    45,000
                                                           ===========

     Inventories purchased consisted of substantially all pulp and related chemicals and materials necessary for the manufacture of wood pulp on hand as of the closing date, as well as finished and in-process uncoated freesheet paper. The value of the facilities and equipment acquired was determined using the fair market values estimated by independent appraisers, which amount was adjusted to reflect the amount by which the fair value exceeded the acquisition consideration for inventories net of liabilities assumed. As part of the purchase agreement, the Company assumed the liability for post-retirement medical benefits of the employees at the facilities, as well as other employee benefits. The Company also assumed responsibility for the landfill closure and monitoring activities to be completed on certain property that was acquired (Note 13).

     The Company's consolidated results of operations for fiscal 1999 include the operations of the acquired mills, conducted through PPA,, from July 9, 1999 through September 30, 1999. The Company's pro forma consolidated results of operations for the full fiscal years ended September 30, 1999 and 1998, had the acquisition occurred at the beginning of each fiscal year, would have been:

                                                              September 30,
                                                       -------------------------
                                                           1999          1998
                                                           ----          ----
                                                               (unaudited)
Pro forma revenues...................................  $ 419,506      $ 389,385
Pro forma income (loss) before extraordinary items...  $ (84,118)     $  (8,993)
Pro forma net income  (loss)                           $ (88,282)     $  (8,993)

     Included in the unaudited pro forma consolidated results of operations for the fiscal year ended September 30, 1999, are $159,807 of one-time charges related to asset impairment charges recorded by the Berlin-Gorham Mills prior to the acquisition by the Company and a $8,957 credit relating to a reversal of property taxes for the Berlin-Gorham Mills. Exclusive of such items, the unaudited pro forma consolidated net income for fiscal 1999 would have been $62,568.

4. INVENTORIES:

    Inventories, at cost, consist of the following:

                                                             September 30,
                                       December 31,     ------------------------
                                          1999            1999            1998
                                        --------        --------        --------
                                      (unaudited)

Raw materials ..................        $ 49,743        $ 40,295        $ 32,645
Supplies inventory .............           3,811           3,163              --
Work-in-process ................           1,226           1,026              56
Finished goods .................          66,140          50,180          19,287
                                        --------        --------        --------
                                        $120,920        $ 94,664        $ 51,988
                                        ========        ========        ========

5. PROPERTY, PLANT AND EQUIPMENT, NET:

     Property, plant and equipment, at cost, consist of the following:

                                                                    September 30,
                                                 December 31,  ----------------------
                                                     1999         1999         1998
                                                  ---------    ---------    ---------
                                                 (unaudited)
Machinery and equipment .......................   $ 193,014    $ 188,174    $ 136,818
Buildings and building improvements ...........      26,643       28,506       19,426
Leasehold improvements ........................       4,825        4,825        4,650
Land ..........................................       7,866        7,470        4,544
                                                  ---------    ---------    ---------
                                                    232,348      228,975      165,438
Less: accumulated depreciation and amortization     (46,919)     (42,650)     (30,641)
                                                  ---------    ---------    ---------
                                                    185,429      186,325      134,797
Projects in progress ..........................      35,391       26,205       22,908
                                                  ---------    ---------    ---------
      Total property, plant and equipment, net    $ 220,820    $ 212,530    $ 157,705
                                                  =========    =========    =========

     Depreciation and amortization expense on property, plant and equipment was approximately $12,009, $9,048, and $7,154 during the years ended September 30, 1999, 1998 and 1997, respectively, and $4,675 for the three months ended December 31, 1999. Included in the costs of property, plant and equipment is capitalized interest relating to funding required for various construction and development projects. Capitalized interest was approximately $966 and $599 for the years ended September 30, 1999 and 1998, respectively and $284 for the three months ended December 31, 1999. Interest related to construction projects in 1997 was not material.

6. ACCRUED EXPENSES:

     Accrued expenses consist of the following:

                                                                September 30,
                                            December 31,   ---------------------
                                               1999          1999          1998
                                             -------       -------       -------
                                           (unaudited)

Compensation and benefits ............       $ 7,919       $ 8,333       $ 1,939
Promotion and incentives .............           807           873         1,232
Accrued interest payable .............        13,392         8,311         3,070
Other ................................           408         3,990         4,387
                                             -------       -------       -------
                                             $22,526       $21,507       $10,628
                                             =======       =======       =======

7.  NOTES PAYABLE:

     Notes payable consist of the following:

                                                                           September 30,
                                                        December 31,     -----------------
                                                           1999           1999      1998
                                                          -------        -------   -------
                                                        (unaudited)
Secured note payable to LaSalle Bank National
Association(a) ...................................        $67,839        $50,054   $57,531
Secured note payable to Mashreq Bank(b) ..........             --             --     5,175
Unsecured note payable to A.I. Credit Corp.(c) ...             --             --       428
Other(d) .........................................             --             --     3,183
                                                          -------        -------   -------
                                                          $67,839        $50,054   $66,317
                                                          =======        =======   =======

----------

(a) In July 1999, the Company and its subsidiaries amended its existing agreement and entered into loan and security agreements with LaSalle Bank National Association and other participating lenders whereby the Company and its subsidiaries may borrow up to an aggregate of $100,000 based, in part, on certain levels of accounts receivable and inventory, with borrowings against inventory limited to $50,000. The prior agreement provided for aggregate borrowings up to $60,000, also subject to certain levels of accounts receivable and inventory. Interest on borrowings is payable monthly and is charged at the bank's prime rate or LIBOR plus 225 basis points per annum. At September 30, 1999, the Company and subsidiary borrowings under this facility were $35,000 at a LIBOR - based annual rate equivalent to 7.6% and $15,054 at the prime rate of 8.25% per annum. Borrowings at September 30, 1998 were based on a per annum rate of prime plus 3/4%, which was 9% per annum. Borrowings are collateralized by the Company's accounts receivable, inventory, tangible and intangible assets, and are guaranteed by the beneficial holders of our common stock. The agreement expires on July 8, 2004 and can be renewed on an annual basis thereafter. This agreement requires, among other things, the maintenance of certain financial covenants including minimum tangible net worth, EBITDA, leverage ratio, interest coverage, and level of capital expenditures, each as defined in the agreement. At December 31, 1999 and September 30, 1999, the Company was in compliance with these covenants. Prior to this new agreement, September 30, 1998, the default discussed in Note 9 with respect to the GECC agreement triggered a default under the existing LaSalle agreement for which the Company obtained a waiver of default.

(b) The Company had a current borrowing facility with this bank for the purpose of financing machinery and equipment purchases. Borrowings under this facility have a maximum term of one year from the date of initiation. All borrowings were collateralized by the assets financed, as well as personal and corporate guarantees. The facility limit was $5,700, and borrowings bore interest at an annual rate of prime plus three-quarters of one percent (9% at September 30, 1998). Borrowings under the facility were paid in full on July 9, 1999 upon closing of the transaction discussed in Note 8.

(c) This note was issued in connection with the financing of certain insurance premiums by A.I. Credit Corp. The borrowings outstanding at September 30, 1998 were payable in monthly installments of approximately $76 through April 1, 1999 and bore interest at a rate of 6.25% per annum. Indebtedness under this note was paid in full on July 9, 1999.

(d) The Company has also received loans from other unrelated individuals and entities for periodic working capital needs. Amounts outstanding were payable upon demand and carried stated rates of interest ranging between 10% and 13% per annum. All of this indebtedness was paid off in connection with the proceeds received from the transaction discussed in Note 8.

8. SENIOR SECURED DISCOUNT NOTES PAYABLE:

     On July 9, 1999, the Company raised approximately $20,000 through the sale of 15% Series A Senior Secured Discount Notes due 2007, with a face value of $35,756 ("Middle American Tissue Notes"), and warrants (the "Warrants") to purchase up to 12% of the Company's common stock at a nominal exercise price.

     In connection with the above transaction, the Company has a call right (the "Year Two Call Option"), to redeem all, but not less than all, of the Middle American Tissue Notes and the Warrants for a fixed redemption price at any date beginning with the first anniversary of the date of closing through the second anniversary of the date of closing. If the Company does not exercise the Year Two Call Option, and the initial purchasers of the Warrants hold more that 50% of the Warrant, the holders have the put right (the "Year Two Put Option") to require the Company to repurchase all, but not less than all, of the Warrants and the Middle American Tissue Notes at a fixed redemption price.

     In the event a qualified IPO (as defined in the Middle American Tissue Notes and Warrants Purchase Agreement) has not occurred prior to the fifth anniversary of the date of closing, the Parent shall have the right (the "Year Five Call Option") at any time following such fifth anniversary to purchase all, but not less than all, of the Warrants, provided, however, that the holders shall have the right to postpone consummation of the Year Five Call Option for a maximum postponement period of three years. In addition, the holders shall have a right at any time following such fifth anniversary to require the Parent to purchase all, but not less than all, of the Warrants at a price as defined in the Warrants agreement.

     The gross proceeds from the issuance of the Middle American Tissue Notes of $20,000 were allocated by the Company to the value of the warrants of $3,781 and to the discounted notes of $16,219. Expenses of the offering of $550 were capitalized as deferred financing costs and are being amortized over the term of the Middle American Tissue Notes. In accordance with the terms of the Middle American Tissue Notes, cash interest is not payable prior to July 15, 2004. The Middle American Tissue Notes will accrue interest at a rate of 15% per annum, commencing on July 15, 2003, payable first on July 15, 2004, and then semi-annually thereafter on January 15 and July 15. The debt discount related to the difference between the face value of the Middle American Tissue Notes ($35,756) and the proceeds ($20,000) is being accreted over the period to July 15, 2003. The debt discount related to the portion of the offering allocated to the value of the warrants of $3,781 is being accreted over the full term of the Middle American Tissue Notes to July 2007. Discount accretion of $854 has been recognized as interest expense during the year ended September 30, 1999 and for the three months ended December 31, 1999.

9. SENIOR SECURED NOTES PAYABLE:

     On July 9, 1999, the Subsidiary sold $165.0 million aggregate principal amount of its 12 1/2% senior secured notes due 2006 (the "Notes") in a private placement. The initial purchaser of the Notes has informed the Subsidiary that it promptly resold the Notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act of 1933. Repayment of the Notes is guaranteed by all of the Subsidiary's subsidiaries. After deduction of an original issue discount, the Subsidiary received net proceeds of $159,446,000 from the sale of the Notes, excluding expenses. At December 31, 1999 and September 30, 1999, the amount of the unamortized discount on the Notes were $5,311 and $5,438, respectively.

     The Notes are secured by first priority liens on, among other things, all of the paper mill plant and property, substantially all of the equipment, intellectual property and related general intangibles of the Subsidiary's subsidiaries and all of the stock and membership interests of each of the Subsidiary's subsidiaries. In addition, the Notes are secured by second priority liens on, among other things, certain other real property, accounts receivable, inventory and related general intangibles of the Subsidiary's subsidiaries. The subsidiaries' guarantees are full and unconditional and joint and several. Financial statements of the Company's guaranteeing subsidiaries have not been presented as this information is not considered material with respect to the exchange or future sale of the Notes.

10. LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                  September 30,
                                                  December 31,--------------------
                                                     1999       1999        1998
                                                   --------   --------    --------
                                                  (unaudited)
General Electric Capital Corporation ("GECC")(a)   $     --   $     --    $ 34,220
Israel Discount Bank ("IDB")(b) ................         --         --       2,050
Curtiss-Wright Flight Systems/Shelby, Inc.(c) ..        684        709         773
Mortgage loans payable(d) ......................     21,305     21,304      20,790
Community Redevelopment Agency of Calexico(e) ..        450        450         450
                                                   --------   --------    --------
                                                     22,439     22,463      57,833
Less: current portion of long-term debt ........       (534)      (648)     (6,553)
                                                   --------   --------    --------
                                                   $ 21,905   $ 21,815    $ 51,280
                                                   ========   ========    ========

----------

(a) On June 1, 1997, the Company entered into a six year financing agreement with GECC for long-term financing to refinance existing debt. Such financing agreement provided for two term loans, term loan A in the amount of $30,000 and term loan B in the amount of $10,000. Borrowings under term loan A bore interest at a fixed rate of 9.31% per annum. Borrowings under term loan B bore interest at a rate of 9.01% per annum. A balloon payment of $12,807 on the two loans was due on June 30, 2000. The financing agreement required, among other things, the maintenance of minimum tangible net worth, a fixed charge coverage ratio, and a maximum leverage ratio. At September 30, 1998, the Company was not in compliance with certain financial covenant requirements. However, GECC amended the agreement, resulting in the Company being in compliance with such financial covenants. The loans outstanding under this agreement were paid in full with proceeds from the issuance of our senior secured notes in July 1999 (Note 8).

(b) The Company had two loans from IDB as of September 30, 1998 that were collateralized by the assets of ATM-Greenwich and Grand LLC. Interest under these loans ranged between 9% and 9.75% per annum. These notes were paid in full as a result of the July 9, 1999 transaction discussed in Note 8.

(c) On July 29, 1996, the Company entered into a term loan with Curtiss-Wright Flight Systems/Shelby, Inc. ("Curtiss-Wright") in order to borrow funds for certain renovations to our New Jersey distribution center (the "Distribution Center"). The Company leases the Distribution Center from Curtiss-Wright. The principal balance outstanding on this term loan is being amortized through August 1, 2006 at a fixed interest rate of 8% per annum and is subordinated to our debt to LaSalle Bank National Association (Note 7).

(d) Mortgage loans payable consist of several mortgage loans from various lenders on certain properties owned by the Company and its subsidiaries. During the fiscal year ended September 30, 1999, the Company obtained an additional mortgage loan on the property owned by Grand LLC in the amount of $800, bearing interest at a rate of 7.5% per annum and requiring a ballon payment at maturity on November 1, 2008. Additionally, in fiscal 1999, the Company refinanced its existing $3,000 mortgage loan on its Calexico facility by obtaining a $4,000 mortgage with another bank, bearing interest at a rate of 8% per annum and maturing on June 1, 2004. The mortgage loans outstanding as of September 30, 1999 had per annum interest rates ranging from 7.5% to 8.05%. Reference is made to the schedule below wherein the annual principal maturities of these loans are included.

(e) The loans from the Community Redevelopment Agency of the City of Calexico are in the principal amounts of $166,000 and $284,000 at September 30, 1998. These loans were obtained to finance certain construction at the Calexico facility. The promissory note evidencing the $166,000 obligation is amortized on a quarterly basis over a 15 year period and bears interest at a rate of 3% per annum. The $284,000 reimbursement loan is due in 2004, however, this loan may be forgiven as of the fifth year of the loan (2002) provided that the Company provides certain documentation to the lender demonstrating that the Company employs at least 100 "Qualified Employees," as defined in the loan agreement, for a minimum period of five years. The reimbursement loan is non-interest bearing, subject to certain provisions that may require interest in the event of a default by us, as defined in the relevant agreement.

As of September 30, 1999, annual principal maturities of long-term debt was as follows:

Year Ending September 30,
-------------------------
2000 ..................................................                  $   648
2001 ..................................................                      656
2002 ..................................................                      709
2003 ..................................................                      765
2004 ..................................................                    4,639
Thereafter ............................................                   15,046
                                                                         -------
Total .................................................                  $22,463
                                                                         =======

11. CAPITAL LEASE AND FINANCING OBLIGATIONS:

     Capital lease and financing obligations require future minimum payments as follows at December 31, 1999 and September 30, 1999:

                                                    December 31,  September 30,
                                                       1999          1999
                                                      -------       -------
                                                    (unaudited)
2000 ...........................................          927           585
2001 ...........................................          970           341
2002 ...........................................          857           117
2003 ...........................................          828          --
2004 ...........................................          903          --
                                                      -------       -------
                                                        4,485         1,043
Less: portion attributable to interest .........         (714)          (53)
                                                      -------       -------
Present value of capital lease and
financing obligations at December 31, 1999
and September 30, 1999 .........................      $ 3,771       $   990
                                                      =======       =======

     Additionally, pursuant to the issuance of senior secured notes discussed in
Note 8, certain proceeds from the issuance were used to pay off approximately $32,900 of the present value of then outstanding capital lease obligations.

     These instruments are collateralized by the specific machinery and equipment covered under each obligation. The balances of assets leased and financed are as follows:

                                                             September 30,
                                          December 31,   ----------------------
                                             1999          1999          1998
                                           --------      --------      --------
                                          (unaudited)

Gross assets ........................      $  5,607      $  1,943      $ 41,018
Accumulated amortization ............        (1,229)       (1,132)       (5,968)
                                           --------      --------      --------
      Net book value ................      $  4,378      $    811      $ 35,050
                                           ========      ========      ========

     Amortization relating to these assets has been included in the amounts reported in Note 5.

12.  RELATED PARTY TRANSACTIONS:

     Due from related parties consist of the following:

                                                               September 30,
                                         December 31,     ----------------------
                                            1999           1999           1998
                                           -------        -------        -------
                                        (unaudited)

Affiliated entities ...............        $22,581        $21,467        $18,659
Stockholders ......................          1,132          1,587          1,220
                                           -------        -------        -------
                                           $23,713        $23,054        $19,879
                                           =======        =======        =======

     The receivables from affiliated entities have arisen in the normal course of business, primarily from the funding provided by companies in the consolidated group to other entities owned by our stockholders. These receivables have no definite repayment date. Amounts due from stockholders primarily represent loans made to certain of our stockholders. The loans have no stated rates of interest and have no definite repayment date.

     Due to related parties consist of the following:

                                                     September 30,
                                                         1998
                                                        -------
Affiliated entities ......................              $ 2,236
Stockholders .............................               20,507
                                                        -------
                                                        $22,743
                                                        =======

     The amounts due to affiliated entities have arisen in the ordinary course of business between the Company and the affiliated entities. At September 30, 1998, the terms of the agreements between the Company and the stockholders of the affiliated entities did not require repayment prior to September 30, 1999. All amounts due to these affiliated entities were transferred to SATI as discussed below.

     Amounts owed to our stockholders and their families carried original stated interest rates of 10%. Of this amount, $10,965 was subordinated to other indebtedness. Effective October 1, 1997, one of our stockholders released the Company from its obligation to pay interest from October 1, 1997 and forward, for an indefinite period of time. Accordingly, interest expense of $990 and $1,260 for the period from October 1, 1998 through July 8, 1999 and the year ended September 30, 1998, respectively, on the loans from this stockholder has been imputed at 7.75% per annum and recorded as a capital contribution through additional paid-in capital. The loan agreements with the stockholders and their family members did not require any repayment prior to September 30, 1999.

     In connection with the transactions discussed in Notes 3 and 8, all amounts owed to affiliates and stockholders were transferred to, and assumed by SATI as of July 9, 1999. The following represents the average amounts due from, and owed to, unconsolidated affiliates and stockholders, which are non-interest bearing, during the years ended September 30, 1997, 1998 and 1999:

                                      1999          1998          1997
                                    -------       -------       -------
Due from:
    Affiliated entities             $20,063       $14,840       $10,054
    Stockholders                    $ 1,403       $   767       $   314

Due to:
    Affiliated entities             $ 2,795       $ 1,139       $    20

     The average amounts owed to affiliated entities for fiscal 1999 cover only the period from October 1, 1998 through July 8, 1999. Interest expense on the outstanding borrowings from the stockholders and their immediate families approximated $1,052 for the period from October 1, 1998 through July 8, 1999 and $1,390 and $1,385 for the fiscal years ended September 30, 1998 and 1997, respectively, and include the interest imputed on certain debt as described above.

Transfer of Related Party Debt

     On July 9, 1999, approximately $24,400 representing all amounts owed by the Company's subsidiaries to beneficial owners of the Company's common stock and to certain affiliated entities as of such date were assumed by SATI, the Company's ultimate parent. This transaction has been treated as an equity contribution from SATI to MATI and thereafter to the Company. The Company's subsidiaries have been released from liabilities to such stockholders and affiliated entities.

Middle American Tissue Notes and Equity Investment

     On July 9, 1999, the Company's immediate parent, MATI, raised approximately $20,000 through the sale of senior secured discount notes due 2007 ("Middle American Notes") in a private transaction. The Middle American Notes have a face value of $35,756 and were issued with warrants to purchase up to 12% of Middle American Tissue's common stock at a nominal exercise price. The Middle American Notes are structurally subordinate to the New Credit Facility and the Notes because such notes were issued by the Company's parent and are not guaranteed by the Company.

     In addition, on July 9, 1999, Super American Tissue Inc., the Company's indirect parent, made an equity investment in Middle American Tissue Inc. in the amount of $5,000.

     MATI used both this amount and the net proceeds raised in connection with the sale of the Middle American notes to make a $24.5 million equity contribution to the Company.

13. EMPLOYEE RETIREMENT PLANS:

     The Company, through some of its subsidiaries, offers various retirement benefits to its employees. The following is a brief summary of the plans offered by the entities included in the consolidated results of the Company:

401(k) Plans

     The Company sponsors two 401(k) plans. One plan covers certain union employees at one of our facilities. The other plan covers substantially all other employees of the Company, subject to certain plan eligibility requirements. Both plans allow for employee contributions based on a percentage of compensation, ranging between 1% and 15%. We will match employee contributions to the union plan in amounts equal to 75% of the first 2% and 50% of the next 3% of employees' compensation. The Company can make matching contributions to the other plan up to 6% of employee contributions, at the discretion of the Board of Directors. The discretionary contribution rate for each of the three years in the period ended September 30, 1999 was 2%. Total Company contributions made to the 401(k) Plans were approximately $367, $353 and $305 for the years ended September 30, 1999, 1998 and 1997, respectively.

Pension and Postretirement Benefit Plans

     The Company maintains a noncontributory defined benefit pension plan, the American Tissue Pension Plan for Hourly Employees (the "Plan"). The Plan provides certain employees of ATM-Neenah with retirement benefits. The Plan's assets are invested in a money market fund.

     The Company also sponsors a post-retirement medical benefit plan, the Berlin Post-Retirement Medical Benefit Plan, which covers certain employees of PPA. The Company assumed this liability in connection with the acquisition of the Berlin-Gorham Mills.

     The following tables set forth the funded status of the Plans based on actuarial valuations covering the fiscal years ending September 30, 1999 and 1998:

                                                                                 Post-retirement
                                                         Pension Benefits            Benefits
                                                         ----------------            --------
                                                  1999        1998        1997        1999
                                                 -------     -------     -------     -------
Changes in benefit obligation:
Benefit obligation at beginning of year          $   871     $   312     $  --       $ 9,194
Service cost                                         562         395         323          73
Interest cost                                         56          23        --           145
Net actuarial (gain) loss                           (333)        141         (11)       (900)
                                                 -------     -------     -------     -------
Benefit obligation at end of year                $ 1,156     $   871     $   312     $ 8,512
                                                 -------     -------     -------     -------
Change in plan assets:
Fair value of plan assets at beginning of year   $   219     $    25     $  --       $  --
Actual return on plan assets                          12           4        --          --
Employer contribution                                218         190          25        --
                                                             -------     -------     -------
Fair value of plan assets at year end            $   449     $   219     $    25     $  --
                                                 -------     -------     -------     -------
Funded status:                                   $  (707)    $  (652)    $  (287)    $(8,512)
Unrecognized actuarial (gain) loss                  (185)        134         (11)       (900)
                                                 -------     -------     -------     -------
(Accrued) benefit cost                           $  (892)    $  (518)    $  (298)    $(9,412)
                                                 -------     -------     -------     -------
Weighted-average assumptions:
Discount rate                                       6.75%       7.50%       7.50%       7.75%
Expected return on plan assets                       4.5%        4.5%        4.5%       --
Rate of compensation increase                        4.5%        4.5%        4.5%        4.0%

Components of net periodic benefit cost:

Service cost                                     $   562     $   395     $   323     $    73
Interest cost                                         56          23        --           145
Expected return on plan assets                       (12)         (8)       --          --
Recognized net actuarial loss                          1        --          --          --
                                                 -------     -------     -------     -------
Net periodic benefit cost                        $   607     $   410     $   323     $   218
                                                 -------     -------     -------     -------

     With respect to the post-retirement medical plan, for measurement purposes, a 6.0% health care trend rate was used for 1999. The trend rate was assumed to decrease to 4.5% in 2001 and remain at that level thereafter.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage point change in assumed health care cost trend rates would have the following effects on expenses and year-end liabilities:

                                                         One Percentage Point
                                                        ----------------------
                                                        Increase      Decrease
                                                        --------      --------
Effect on total  of service
     and interest cost components...........                $32          $(28)
Effect on total post-retirement benefit obligation       $1,153         $(991)

14. COMMITMENTS AND CONTINGENCIES:

Leases

     The Company leases facilities under non-cancelable operating leases, with unrelated parties and affiliated entities, which expire at various dates through July 31, 2018. These leases require minimum future rental payments as follows:

Year Ending September 30,                                               -------
-------------------------
2000 ................................................................   $ 3,722
2001 ................................................................     2,851
2002 ................................................................     2,793
2003 ................................................................     2,902
2004 ................................................................     2,972
Thereafter ..........................................................    31,374
                                                                        -------
                                                                         $46,614
                                                                        =======

     In addition, the Company is obligated to pay certain real estate taxes under these lease arrangements. Rent expense approximated $3,412, $2,065 and $2,010 for the years ended September 30, 1999, 1998 and 1997.

Boise Cascade

     Concurrent with the purchase of its tissue paper machine from Boise Cascade Corporation ("Boise"), for $5,000 in November 1992, ATM Oregon entered into an agreement with Boise whereby Boise agreed to operate and maintain the machine through December 2022. The acquisition of the machine was made to expand the Company's operations and to serve the West Coast market more efficiently. Boise has a security interest in the equipment. ATM Oregon will reimburse Boise each month for the cost of such operations and maintenance. Fees under this agreement approximated $13,371, $11,911, and $11,782 for the years ended September 30, 1999, 1998 and 1997, including approximately $1,835, $695, and $659 of fees capitalized relating to fixed asset improvements consisting primarily of upgrades done to improve the performance and capacity of the machine.

     Pursuant to the operating agreement with Boise, certain events may require Boise to purchase the machinery or may provide Boise with an option to purchase the machinery. Specifically, Boise may be required to purchase the machinery if the mill is permanently closed as a result of certain laws and regulations that may be enacted, or if there is a litigation settlement that prevents the use of the machinery by ATM-Oregon. In these instances, Boise would be required to purchase the machinery for a price based upon the existing net book value of the machinery plus $5,000, as defined in the agreement. Additionally, Boise may exercise an option to purchase the machinery if ATM-Oregon defaults on the agreement prior to contractual termination, or at termination, for a price based upon the existing net book value of the machine, as defined. If ATM-Oregon defaults prior to contractual termination, Boise's purchase option is equal to the net book value of the machine at the date of termination upon default. Boise's option to purchase the machine at the contractual termination date is equal to the higher of the net book value on the termination date or the fair market value of the machine. At no time does the machine automatically revert to Boise. ATM-Oregon also has a right to renegotiate the agreement during the six-month period ended December 31, 2008, after which, if Boise and ATM-Oregon cannot agree upon new terms, ATM-Oregon can terminate the agreement, at which time Boise has the option to purchase the machine for a price equal to the net book value at that date, less $5,000, with any resulting negative amount paid by ATM-Oregon to Boise. As part of the operating agreement between ATM-Oregon and Boise, ATM-Oregon has agreed to purchase a minimum quantity of pulp from Boise, which for each of the three fiscal years ended September 30 1999, was 35,000 tons delivered as "slurry" at the beginning of ATM-Oregon's machine. The agreement was amended in January 1999 to require minimum purchases of 57,000 tons beginning after December 31, 2002. The prices paid for pulp purchases are based upon market rates, which are determined with certain agreed to reductions for costs that do not have to be incurred by Boise since it its delivering the pulp in its original "slurry" or wet form. In the event that Boise can not deliver minimum yearly quantities, as defined, ATM-Oregon is entitled to a credit which approximates the indirect and direct costs to manufacture any lost tons, in order to allow ATM-Oregon to purchase pulp from others at similar net prices.

     In January 1999 ATM-Oregon amended its agreement with Boise whereby, in connection with the planned upgrade of the tissue paper machine, ATM-Oregon or another affiliate of the Company is responsible to construct a building on Boise's premises for use by ATM-Oregon. The purpose of the building is to serve as a warehouse for storage to accommodate the increase in production that will result from the machine upgrade. In connection therewith, ATM-Oregon entered into a Warehouse Site Lease with Boise, which covers the lease of the property upon which the building will be constructed. ATM-Oregon will pay an immaterial amount on an annual basis for the lease of the property. The Warehouse Site Lease expires on December 31, 2022. Construction has not yet commenced and financing negotiations for the construction are in process.

     Upon completion of the building and all related fixtures and furnishings, ATM-Oregon has the right to cause Boise to purchase the building and related fixtures and furnishings at any time after ATM-Oregon is in default of its financing obligations, provided that the principal amount of the construction financing shall in no case exceed the lower of the construction costs excluding capitalized interest or $4,000, and provided that the construction loan is amortized over a period not to exceed 20 years. If ATM-Oregon exercises this option, the purchase price shall be the remaining balance outstanding under the construction loan at that time. Additionally, Boise has the option to purchase the building and related fixtures and furnishings at the net book value upon termination of the Warehouse Site Lease.

     There are substantial restrictions on ATM Oregon's right assign its interest in its agreement with Boise, including a prohibition on assignment to a competitor of Boise's business at this facility.

     At September 30, 1999 and 1998, accounts payable and accrued expenses included approximately $5,029 and $2,685 due to Boise.

Independent Broker

     In November 1996, the Company, through certain of its subsidiaries, entered into contracts with Perry H. Koplik & Sons, Inc. ("Koplik"), an independent paper broker, in order to take advantage of volume purchasing and to obtain marketing assistance for jumbo tissue roll sales. Under these purchase contracts, the Company utilized Koplik for the supply of a target amount of 70% of the annual wood pulp and certain other raw material needs of the Company, exclusive of ATM-Oregon and ATM-Neenah. The supply amounts were reviewed quarterly to ensure that target is achieved to both parties satisfaction. Pricing to the Company was based upon market indices and agreed upon by both parties. The Company also had a contract with Koplik whereby the Company was obligated to sell to Koplik, a maximum of 40,000 tons of jumbo tissue rolls, on an annual basis. The Company had sole authority over the pricing for these sales and paid Koplik a commission of 3% of sales price for all jumbo tissue rolls sold by Koplik. Any sales to Koplik on behalf of Koplik were recognized upon shipment, in accordance with the Company's policy of revenue recognition. Additionally, the agreement with Koplik provided for a profit sharing arrangement in the event of certain purchase opportunities. No opportunities ever arose during the term of the agreement and no profit-sharing ever occurred. These agreements expired in November 1999 at contractual termination.

Jumbo Tissue Roll Contracts

     The Company has entered into five jumbo roll supply contracts with various manufacturers of finished tissue products manufacturers. Under these contracts, the Company is obligated to supply a certain level of various grades of jumbo tissue rolls and finished tissue products. All pricing for sales made pursuant to these contracts is based upon market prices at the time of sale. These agreements are generally one-year renewable term contracts, with exception of two agreements. One agreement, which expires in January 2009, requires the Company to provide 6,000 tons of jumbo tissue rolls on an annual basis. The other agreement is a combined jumbo tissue roll and finished tissue products supply contract that expires on September 30, 2001, with an option to extend for three years. Under this contract, the customer will supply the fiber for production at no cost and the Company must provide a minimum of 6,000 annual production hours, and a maximum of 7,800 annual production hours, with respect to jumbo tissue rolls to be produced, and the Company must produce certain grades of facial and bath tissue products in the amounts of a minimum level of facial tissue products of 110,000 cases per month, and a maximum of 30,000 cases per month for bath tissue. The customer is not complying with the term of this contract and the Company is studying its options for remedy. The ton and case production capacity has been utilized for other customers. With respect to the other three contracts, the current terms require a combined minimum supply of jumbo rolls at 35,400 tons on an annual basis.

Strategic Alliance Agreement

     In connection with the acquisition of the Berlin-Gorham Mills, the Company, through PPA, entered into a contract with Crown whereby Crown provides certain marketing and sales services to PPA related to sales of certain grades of paper, at Crown's expense, for a three-year period ending in March 2002. The terms of the agreement provide that Crown will use its best efforts to purchase an annual minimum of 20,000 tons of certain grades of paper manufactured by PPA. The paper will be sold to Crown at market prices at the time of sale, less a discount of 12% of the sales price, excluding freight and any normal cash discounts, as compensation for the services provided by Crown to PPA. At the termination of the three-year period, Crown is required to purchase at the then current market price, all specified grades of paper remaining in PPA's inventory that were manufactured by PPA during the agreement term and that are identified by or contain Crown's trademarks, as defined in the agreement.

Pulp Purchase Agreement

     In connection the acquisition of the Berlin-Gorham Mills, the Company, through PPA, entered into a contract with Crown Paper Co. ("Crown"), whereby PPA will sell 40,000 tons of certain grades of wood pulp per year to Crown. Pricing under this agreement will be based upon published market prices. The agreement expires in March 2002. Pursuant to this agreement, Crown will receive a 6% discount during the first twenty-four months of the agreement and 3% discount during the last twenty-four-months of the agreement.

Paper Brokerage Agreement

     In connection with the acquisition of the Berlin-Gorham Mills, the Company, through its PPA, entered into a contract with Crown whereby Crown provides marketing and sales services to PPA to Crown's expense, for a three-year period ending in March 2002. The terms of this agreement also provide that Crown will sell an annual minimum of 130,000 tons of certain grades of paper produced by PPA at market prices, as specified in the agreement. Crown acts solely as an agent for selling the paper and is paid a commission of 4.5% on the products sold by Crown on PPA's behalf.

Environmental Matters

     Upon the acquisition of the Berlin-Gorham Mills (Note 3), the Company assumed the liability for estimated landfill site restoration, post-closure and monitoring costs on the property acquired. At September 30, 1999, the Company recorded a liability of $2,151 for such costs. The accrued amounts are expected to be paid during the operation of the landfill, through closure of the landfill, and over the thirty-year post-closure monitoring period.

     The Environmental Protection Agency issued final rules affecting pulp and paper industry discharges of wastewater and gaseous emissions ("Cluster Rules"), which became effective on April 15, 1998. These Cluster Rules require changes in the pulping, bleaching and/or wastewater treatment processes presently used in some U.S. pulp and paper mills, including the Berlin pulp mill. Management estimates that approximately $13.0 million of capital expenditures may be required to comply with the rules with compliance dates beginning in 1999 and extending over the next two to five years. Environmental capital spending for compliance with the Cluster Rules was not material for the period from July 9, 1999 through September 30, 1999. There are risks and uncertainties associated with the estimate that could cause total capital expenditures and timing of such expenditures to be materially different from current estimates, including changes in technology and interpretation of the rules by government agencies that are substantially different from management's interpretation, or other items.

Wisconsin Facility

     The Company closed its facility in Tomahawk, Wisconsin in October 1997. As discussed in Note 1, all equipment assets at this facility were transferred to our New Hampshire mill. As of September 30, 1998, the net book value of the remaining property was not material. There were no material costs incurred in connection with the closing of this facility.

Litigation

     The Company and its subsidiaries are involved in legal proceedings, claims and litigation arising in the ordinary course of business. The outcome of such current legal proceedings, claims and litigation could have a material effect on our operating results or cash flows when resolved in a future period. In August 1999, the Company settled an action that was filed in the United States District Court for the Eastern District of New York in June 1998 containing various claims of national origin discrimination brought on behalf of 21 former employees of ATC, for approximately $10,000 per plaintiff and $405,000 in the aggregate. Additionally, ATC is a party to an action brought before the National Labor Relations Board by the Service Employees International Union, Local 339, AFL-CIO, in August 1996, whereby ATC has been charged with certain violations of employees' rights under the National Labor Relations Act. In November 1998, an administrative law judge rendered a decision against ATC and awarded back pay to the same 21 employees in the case discussed above. No amount for the back pay award has been determined and it is presently not possible to estimate the amount of the award.

15. EXTRAORDINARY ITEM

     In connection with the issuance of its senior secured notes, as discussed in Note 9, the Company utilized the proceeds from this issuance to repay certain existing indebtedness. The Company incurred a loss of $4,164 on the early extinguishment of this debt. The loss on extinguishment consisted of $2,850 of cash payments made in connection with the early termination of long-term capital lease obligations as well as the long-term notes from GECC, and $1,314 of non-cash charges representing the unamortized portions of deferred financing costs related to the GECC facility.

16. INSURANCE SETTLEMENTS

     During fiscal 1998, the Company suffered losses as a result of two fires at two of the Company's facilities, and damage to a major piece of equipment at a third location. The Company was reimbursed through insurance for approximately $2,200 for claims equal to the amount of these losses. Such charges and recoveries were recorded during fiscal 1998 as the associated repairs and related reimbursements were completed by the end of fiscal 1998.

     As a result of the equipment damage, the Company incurred other losses consisting of additional purchase costs for jumbo tissue rolls and other production materials that otherwise would have been manufactured by the Company at a lower cost than the amounts paid to third parties to purchase the required materials. While the Company is insured for these types of losses, approximately $2,700 of losses were inquired and charged to operations during fiscal 1998 that were not covered by the Company's insurance, due to the deductible provisions of the Company's insurance policies. Approximately $700 of losses incurred in fiscal 1998 were insured and were reimbursed in early fiscal 1999. Losses relating to these additional costs incurred in operating the business while the equipment was being repaired continued into fiscal 1999, until the machine became fully operational in mid-1999. The amount of losses incurred during this time amounted to $2,400. Such losses were charged against operations during fiscal 1999 and were offset by insurance recoveries of $2,400 that were received during fiscal 1999.

                         REPORT OF INDEPENDENT AUDITORS

Management and Board of Directors of Crown Vantage Inc.

     We have audited the accompanying balance sheets of Crown Vantage Inc.'s Berlin-Gorham Pulp and Paper Mill (the "Berlin-Gorham Mills") as of December 27, 1998 and December 28, 1997 and the related statements of operations, cash flows and changes in Crown Vantage's investment for the 52 weeks ended December 27, 1998, December 28, 1997 and December 29, 1996. These statements are the responsibility of the Berlin-Gorham Mills' management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, the financial statements referred to above include the historical assets, liabilities and results of operations of the Berlin-Gorham Mills and are not intended to be a complete presentation of the Berlin-Gorham Mills' or Crown Vantage Inc.'s historical assets, liabilities and results of operations. These financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement Form S-4 of American Tissue Inc.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Berlin-Gorham Mills as of December 27, 1998 and December 28, 1997 and the results of its operations and cash flows for the 52 weeks ended December 27, 1998, December 28, 1997 and December 29, 1996, in conformity with generally accepted accounting principles.


April 23, 1999
San Francisco, California                                 ERNST & YOUNG LLP

                               BERLIN-GORHAM MILLS

                                 BALANCE SHEETS

                             (dollars in thousands)

                                                      December 27,  December 28,
                                                          1998         1997
                                                        --------     --------
Assets
Current Assets:
Accounts receivable ..................................  $  6,537     $  3,564
Inventories ..........................................    27,371       29,913
Prepaid expenses and other current assets ............       115          679
                                                        --------     --------
      Total current assets ...........................    34,023       34,156
                                                        --------     --------
Property, plant and equipment, net ...................    46,185      202,916
Restricted cash ......................................     1,753        5,166
Other assets .........................................    19,081       17,228
                                                        --------     --------
      Total Assets ...................................  $101,042     $259,466
                                                        ========     ========
Liabilities and Equity
Current Liabilities:

Accounts payable .....................................  $  6,912     $  5,525
Accrued liabilities ..................................    21,180       21,676
                                                        --------     --------
      Total current liabilities ......................    28,092       27,201
                                                        --------     --------
Long-term debt .......................................    30,255       30,255
Accrued post retirement benefits other than pensions..    30,724       31,389
Other long-term liabilities ..........................     2,033        1,937
                                                        --------     --------
      Total Liabilities ..............................    91,104       90,782
                                                        --------     --------
Crown Vantage's Investment ...........................     9,938      168,684
                                                        --------     --------
      Total Liabilities and Equity ...................  $101,042     $259,466
                                                        ========     ========

                       See notes to financial statements.

                               BERLIN-GORHAM MILLS

                            STATEMENTS OF OPERATIONS

                             (dollars in thousands)

                                         52 Weeks       52 Weeks      52 Weeks
                                           Ended          Ended         Ended
                                       December 27,   December 28,  December 29,
                                           1998           1997          1996
                                        ---------      ---------     ---------
Net sales ............................. $ 162,876      $ 167,484     $ 160,777
Net sales to Crown Vantage ............    11,547         15,914        17,139
                                        ---------      ---------     ---------
Total net sales .......................   174,423        183,398       177,916
Cost of goods sold ....................   185,820        179,648       189,173
Severance charge ......................     1,932           --            --
                                        ---------      ---------     ---------
Gross margin ..........................   (13,329)         3,750       (11,257)
Selling and administrative expenses ...    (9,155)        (6,542)       (3,698)
Asset impairment charge ...............  (143,632)          --            --
Gain on timberlands sale ..............      --           13,518          --
Corporate allocation ..................    (7,764)        (5,726)       (5,412)
                                        ---------      ---------     ---------
Operating income (loss) ...............  (173,880)         5,000       (20,367)
Interest expense ......................    (2,547)        (2,547)       (1,573)
Other income, net .....................        85             75            99
                                        ---------      ---------     ---------
Income (loss) before income taxes .....  (176,342)         2,528       (21,841)
Income tax provision (benefit) ........   (68,287)         1,077        (8,303)
                                        ---------      ---------     ---------
Net income (loss) ..................... $(108,055)     $   1,451     $ (13,538)
                                        =========      =========     =========

                       See notes to financial statements.

                               BERLIN-GORHAM MILLS

               STATEMENTS OF CHANGES IN CROWN VANTAGE'S INVESTMENT

                             (dollars in thousands)

                                         52 Weeks       52 Weeks      52 Weeks
                                           Ended          Ended         Ended
                                       December 27,   December 28,  December 29,
                                           1998           1997          1996
                                        ---------      ---------     ---------

Crown Vantage's Investment

Beginning Balance .................... $ 168,684      $ 187,420      $ 219,002
Net Income (Loss) ....................  (108,055)         1,451        (13,538)
Capital investment (withdrawal):
   Settlement of income taxes with
     Crown Vantage ...................   (68,287)         1,077         (8,303)
   Capital investment (withdrawal) ...    17,596        (21,264)        (9,741)
                                       ---------      ---------      ---------
Ending Balance ....................... $   9,938      $ 168,684      $ 187,420
                                       =========      =========      =========

                       See notes to financial statements.

                               BERLIN-GORHAM MILLS

                            STATEMENTS OF CASH FLOWS

                             (dollars in thousands)

                                                               52 Weeks      52 Weeks       52 Weeks
                                                                Ended         Ended           Ended
                                                             December 27,  December 28,   December 29,
                                                                 1998          1997           1996
                                                               --------      --------       --------
Cash provided by (used for) operating activities:
Net income (loss) ........................................   $(108,055)   $   1,451    $ (13,538)
Items not affecting cash:
           Depreciation and cost of timber harvested .....      23,966       24,179       24,061
           Gain on sale of timberlands ...................        --        (13,518)        --
           Asset impairment charge .......................     143,632         --           --
           Other, net ....................................        (439)         164         (924)
           Tax provision (benefit) .......................     (68,287)       1,077       (8,303)
Change in current assets and liabilities:
           Accounts receivable ...........................      (2,973)       2,759        8,697
           Inventories ...................................       1,042       (5,713)       1,442
           Other current assets ..........................         564         (269)        (274)
           Accounts payable ..............................       1,387          (52)        (671)
           Other current liabilities .....................        (496)         243        3,083
Restricted cash ..........................................       3,413          921       (6,087)
Other, net ...............................................      (2,471)      (1,737)         870
                                                             ---------    ---------    ---------
              Cash (used for) provided by operating
                     activities ..........................      (8,717)       9,505        8,356
                                                             ---------    ---------    ---------
Cash provided by (used for) investing activities:

Expenditures for property, plant and equipment ...........      (9,146)     (13,084)     (10,872)
Proceeds from sale of property, plant and equipment ......         488       25,008           56
Other, net ...............................................        (221)        (165)         101
                                                             ---------    ---------    ---------
Cash (used for) provided by investing activities .........      (8,879)      11,759      (10,715)
                                                             ---------    ---------    ---------
Cash provided by (used for) financing activities:
Proceeds from issuance of Industrial
Revenue Bonds, less underwriting costs ...................        --           --         12,100
Crown Vantage's capital investment (withdrawal) ..........      17,596      (21,264)      (9,741)
                                                             ---------    ---------    ---------
              Cash provided by (used for) financing
                      activities .........................      17,596      (21,264)       2,359
Increase (decrease) in cash and cash equivalents .........        --           --           --
Cash and cash equivalents, beginning of year .............        --           --           --
                                                             ---------    ---------    ---------
              Cash and cash equivalents, end of year.....    $    --      $    --      $    --
                                                             =========    =========    =========

                       See notes to financial statements.

                               BERLIN-GORHAM MILLS

                          NOTES TO FINANCIAL STATEMENTS

Note 1

     The accompanying financial statements comprise the historical assets, liabilities and operating results of the Berlin-Gorham Mills located in Berlin and Gorham, New Hampshire, respectively. The Berlin-Gorham Mills are owned by Crown Paper Co., a wholly-owned subsidiary of Crown Vantage Inc. (collectively "Crown Vantage"). Subject to the successful consummation of the Asset Purchase Agreement and related agreements by and between Crown Paper and American Tissue Inc. ("American Tissue"), the Berlin-Gorham Mills will be sold to Pulp & Paper of America LLC, an affiliate of American Tissue (the "Sale").

     The accompanying financial statements have been prepared as if the Berlin-Gorham Mills had operated as an independent stand-alone entity for all periods presented. The elements of Berlin-Gorham's capital structure are not distinguishable from those of Crown Vantage. There are no allocations of Crown Vantage borrowings or related interest expense in the accompanying financial statements except for borrowings and interest expense of certain industrial revenue bonds incurred by Crown Vantage that are restricted to environmental expenditures at the Berlin-Gorham Mills. Only debt and interest related specifically to these industrial revenue bonds is included in the Berlin-Gorham financial statements and there is no other debt or interest expense that is properly allocable to the Berlin-Gorham Mills. The Berlin-Gorham Mills engaged in various transactions with Crown Vantage and its other mills that are characteristic of a group of entities under common control. Throughout the period covered by these financial statements, the Berlin-Gorham Mills participated in Crown Vantage's centralized cash management system and, as such, its cash funding requirements were met by Crown Vantage. The Berlin-Gorham Mills' operational transactions resulted in amounts receivable from and payable to Crown Vantage, which fluctuate over time and have not been settled through cash transfers. Accordingly, the amounts have been presented net in the balance sheet as Crown Vantage's Investment.

     Crown Vantage general and administrative costs not directly attributable to the Berlin-Gorham Mills have been allocated based primarily on tons sold. Management believes such allocation method is reasonable. Such allocations totaled $6.9 million in 1998, $5.2 million in 1997 and $5.2 million in 1996.

     The Berlin-Gorham Mills are fully integrated pulp and paper mills. The Berlin pulp mill produces approximately 220,000 tons of northern bleached hardwood kraft pulp and 60,000 tons of northern bleached softwood kraft pulp annually. Approximately 45% of the hardwood kraft is used by the Gorham mill in the production of paper and the remaining hardwood kraft is dried and either sold to other Crown Vantage mills or as market pulp. All of the softwood kraft pulp is consumed by the Gorham mill in the production of paper. The Berlin-Gorham Mills purchase a small quantity of pulp (approximately 15,000 tons annually) to supply pulp grades not produced internally and to supply the paper mill during the annual pulp mill outage.

     The Gorham paper mill operates four paper machines that produce approximately 150,000 tons of paper annually and one commercial toweling machine with production capacity of approximately 40,000 tons annually. The four paper machines produce a variety of printing and publishing papers including premium text and cover grades, book papers, opaques, and forms bond.

     On December 27, 1998, the Berlin-Gorham Mills employed approximately 850 individuals of which approximately 85% were hourly employees and 15% were salaried employees. All of the hourly employees are represented under collectively bargained union contracts.

Note 2

Summary of Significant Accounting Policies

Basis of Presentation

     The accompanying financial statements include the results of operations, assets and liabilities of the Berlin-Gorham Mills for the 52 weeks ended December 27, 1998, and December 28, 1997. The accompanying financial statements also include the results of operations of the Berlin-Gorham Mills for the 52 weeks ended December 29, 1996. The Berlin-Gorham Mills' fiscal year includes the 52 or 53 weeks ending on the last Sunday in December.

Inventories

     Inventories are stated at the lower of cost or market and include the cost of materials, labor and manufacturing overhead. The last-in, first-out cost flow assumption is used for valuing all inventories other than stores and supplies, which are valued using the first-in, first-out method. Berlin-Gorham management reviews inventories on a continuing to annual basis, depending on the nature and value of the items involved to determine whether any damaged, excess, or obsolete items exist. An adjustment is recorded to ensure inventories are stated at the lower of cost or market when any item is determined to be damaged, excess or obsolete.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost, less accumulated depreciation, including related delivery and installation costs and interest incurred on significant capital projects during their construction periods. Expenditures for improvements that increase asset values or extend useful lives are capitalized. Maintenance and repair costs are expensed as incurred. For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from 20 to 45 years for buildings and 5 to 20 years for machinery and equipment.

     Since Berlin-Gorham is an integrated facility, management considers the pulp and paper mills as a single asset grouping when assessing and measuring impairment. Management assesses the recoverability of its investments in long-lived assets to be held and used in operations whenever events or circumstances indicate that their carrying amounts may be impaired. Under Statement of Financial Accounting Standards No. 121 management is to review an asset for impairment when a trigger event occurs. The trigger event for Berlin-Gorham occurred during 1998 when it was determined during the fourth quarter that the facility would generate negative cash flows for the first time as part of Crown Vantage during the year. These negative cash flows were the result of price decreases for the products manufactured at Berlin-Gorham. In the fourth quarter of 1998, management completed its 1999 annual operating plan, which also indicated negative cash flows were anticipated for Berlin-Gorham during 1999. In September of 1998 management received an unsolicited bid for Berlin-Gorham that was substantially below its book value. The combination of recent operating losses, the negative cash flows in 1998, relatively pessimistic industry forecasts of pricing in 1999, and fourth quarter due diligence regarding the unsolicited bid lead management to conclude in the fourth quarter of 1998 that indicators of impairment existed. In the fourth quarter of 1998, management estimated the future cash flows expected to result from use of the assets and an impairment loss was recognized when the future cash flows were estimated to be less than the carrying value of the assets. Estimating future cash flows required an estimate of future revenues and costs based on expected useful lives of its long-lived assets, future production volumes and costs, future sales volumes, demand for the mills' product mix and prices that reflect the use of its long-lived assets and market conditions. Once net future cash flows were estimated, they were discounted to their net present value is an estimate of fair value and compared to the net book value. Based on this assessment, a $143.6 million charge was recorded during the fourth quarter of 1998 to write down impaired assets to the present value of their estimated future cash flows. Cash flows were projected over twenty years. A twenty-year life corresponds to the remaining estimated useful life of the mill's chemical recovery unit, which must be replaced at regular intervals at significant cost. The replacement of this unit would cause management to evaluate the continued viability of the mills in light of the required investment at that time. Although management believes it has a reasonable basis for its estimates, it is reasonably possible that the estimate of future cash flows could change from current estimates which could result in recognizing, in future periods, additional material impairment losses on its long-lived assets at the Berlin-Gorham Mills. (See "Note 11").

Restricted Cash

     Restricted cash of approximately $1.8 million and $5.2 million at December 27, 1998 and December 28, 1997, respectively, represents remaining proceeds from an industrial revenue bond offering that can be used only for qualified environmental projects.

Landfill Closure and Post-Closure Costs

     The Berlin-Gorham Mills accrue for landfill closure and post-closure costs over the periods that benefit from the use of the landfills. Management regularly reviews the adequacy of cost estimates and adjusts the accrued amounts as necessary.

Income Taxes

     The Berlin-Gorham Mills have historically been included in the consolidated federal income tax returns and combined/unitary state income tax and value added tax returns of Crown Vantage. The benefit/provision for income taxes is management's estimate of the Berlin-Gorham Mills' share of Crown Vantage's income tax benefit that is intended to approximate the current provision/benefit that would have been recognized had the Berlin-Gorham Mills filed separate income tax returns. All taxes are domestic.

     Current income taxes payable/receivable and deferred income tax assets and liabilities have been treated as if settled immediately through Crown Vantage's investment. Because the Berlin-Gorham Mills are included in the consolidated Crown Vantage returns, net operating loss carryforwards, investment and other tax credit carryforwards included in the calculation of the Crown Vantage income tax benefit cannot be utilized on a standalone basis. As the Berlin-Gorham Mills are not a separate legal or tax entity they are considered to have no reportable net operating loss, tax credit carryforwards, or deferred tax assets and liabilities.

Interest Expense

     Interest expense included in the accompanying financial statements represents interest expense on the industrial revenue bonds specifically restricted for use in funding certain environmental capital improvements at the Berlin-Gorham Mills. Interest expense reflected in the statements of operations and the amount of debt reflected in the balance sheets are not intended to reflect interest expense that the Berlin-Gorham Mills may have incurred nor the amount of debt which would have been outstanding had the Berlin-Gorham Mills been a standalone company for the years presented. As discussed below under "Crown Vantage's Investment," transactions with Crown Vantage are treated as settled immediately through the investment account. As a result, there were no advances from Crown Vantage outstanding that would require recognition of interest expense.

Sale of Accounts Receivable

     In 1996, Crown Vantage entered into a five-year agreement with certain banks which provides for the sale of undivided interests in a revolving pool of trade accounts receivable, without recourse, including trade receivables attributable to the Berlin-Gorham Mills. As collections reduce accounts receivable included in the pool, Crown Vantage sells undivided interests in new receivables to bring the amount sold up to the amount permitted. Accounts receivable reported in the accompanying balance sheets represent the Berlin-Gorham Mills receivables net of the undivided interests in the Berlin-Gorham Mills receivables sold ($6.9 million and $8.4 million at December 27, 1998 and December 28, 1997, respectively).

     The proceeds from sales are less than the face amount of undivided interests in accounts receivable sold and this discount ($.9 million in 1998, $.5 million in 1997, and $.2 million in 1996) is included in corporate allocations in the statement of operations.

Selected Sales Information

     During 1998, 1997, and 1996 export sales to foreign markets from the Berlin-Gorham Mills represented less than 10% of net sales for that year. The Berlin-Gorham Mills have one significant customer that purchases both pulp and uncoated paper. Pulp sold to this customer accounted for 13.6% of net sales in 1998, 9.6% in 1997 and 10.0% in 1996. Uncoated papers sold to this customer accounted for 10.3% of net sales in 1998, 9.3% in 1997 and 3.1% in 1996.

Crown Vantage's Investment

     Crown Vantage's Investment reflects the historical intercompany activity between the Berlin-Gorham Mills and Crown Vantage, and the Berlin-Gorham Mills' cumulative results of operations. Intercompany activity primarily represents allocations of corporate expenses that are not specific to any single Crown Vantage facility. These expenses include the corporate legal, information technology, accounting departments, corporate senior management expenses and corporate facility expenses. Transactions with Crown Vantage are reflected as though they were settled immediately as an addition to or reduction of Crown Vantage's Investment and there are no amounts due to or from Crown Vantage at December 27, 1998 or December 28, 1997. The average monthly balance due to Crown Vantage from Berlin-Gorham was $0.8 million for 1998, $14.1 million for 1997 and $15.8 million for 1996.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Note 3

Concentration of Credit Risk

     Credit risk represents the accounting loss that would be recognized at the reporting date if customers failed completely to perform as contracted. Concentrations of credit risk that arise from financial instruments exist for groups of customers when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Berlin-Gorham Mills do not have any significant concentration of credit risk.

Note 4

Supplemental Balance Sheet Information

                                                         1998            1997
                                                        ------          ------
                                                        (dollars in thousands)
Inventories

Raw Materials ..................................       $  3,950        $  3,482
Work-in-process ................................            586             677
Finished goods .................................         13,031          14,545
Stores and supplies ............................         11,702          13,391
                                                       --------        --------
                                                         29,269          32,095
Last-in, first-out reserve .....................         (1,898)         (2,182)
                                                       --------        --------
      Total Inventories ........................       $ 27,371        $ 29,913
                                                       ========        ========
Valued at lower of cost or market:

Last-in, first-out .............................       $ 15,669        $ 16,522
First-in, first-out ............................         11,702          13,391
                                                       --------        --------
      Total inventories ........................       $ 27,371        $ 29,913
                                                       ========        ========


                                                         1998            1997
                                                        ------          ------
                                                        (dollars in thousands)
Property, Plant and Equipment

Land and improvements ..........................       $ 17,499        $ 23,157
Buildings ......................................         35,447          43,716
Machinery and equipment ........................        280,294         342,106
Construction in progress .......................          3,633           4,690
                                                       --------        --------
                                                        336,873         413,669
Accumulated depreciation .......................       (290,688)       (210,753)
                                                       --------        --------
Net property, plant and equipment ..............       $ 46,185        $202,916
                                                       ========        ========

                                                         1998            1997
                                                        ------          ------
                                                        (dollars in thousands)
Accrued Liabilities

Compensated absences ...........................       $  2,948        $  3,133
Employee insurance benefits ....................          3,272           4,950
Accrued interest ...............................          1,154           1,161
Taxes payable, other than income taxes .........          8,568           7,475
Other accrued liabilities ......................          5,238           4,957
                                                       --------        --------
Total accrued liabilities ......................       $ 21,180        $ 21,676
                                                       ========        ========

Note 5

Long-term Debt

     Long term debt consists of the following industrial revenue bonds (in thousands) for both 1998 and 1997:

7.75% Refunding Bonds, due 2022 ......................................   $17,955
7.875% Project Bonds, due 2026 .......................................    12,300
                                                                         -------
                                                                         $30,255
                                                                         =======

     Proceeds from the sale of the 7.875% Project Bonds are used to finance eligible environmental project costs. At December 27, 1998 and December 28, 1997 approximately $1.8 million and $5.2 million, respectively had not yet been spent. At December 27, 1998 and December 28, 1997, the fair value of the industrial revenue bonds approximated book value. Cash paid for interest totaled $2.4 million for 1998, $2.4 million for 1997 and $1.2 million for 1996.

Note 6

Pension and Other Benefit Plans

     In connection with a spin-off transaction in 1995, Crown Vantage and James River Corporation of Virginia (now "Fort James Corporation") entered into an agreement with the Pension Benefit Guaranty Corporation (the "PBGC") whereby U.S. pension plans transferred to Crown Vantage (including the Berlin-Gorham Mills pension plans) and corresponding accumulated participant benefits were frozen (the "Frozen Plans"). New pension plans (the "New Plans") were then established by Crown Vantage that have terms substantially similar to the Frozen Plans. An agreement exists between Fort James Corporation and the PBGC which provides that, if the PBGC institutes proceedings to terminate a Frozen Plan, Fort James Corporation may either assume sponsorship of the plan or will be responsible for all liabilities arising from the termination of the plan. Fort James Corporation's contingent obligation with respect to the Frozen Plans will generally end when there are no unfunded benefit obligations for the Frozen Plans. Fort James Corporation and Crown Vantage have entered into an agreement that establishes minimum funding requirements by Crown Vantage for the Frozen Plans that are at least equal to minimum funding requirements pursuant to
Section 412 of the Internal Revenue Code. All hourly plans at the Berlin-Gorham Mills are for employees and retirees of that facility. The salary plan is for all salaried employees of Crown Vantage. The Berlin-Gorham Mills were allocated a portion of the salaried plan balances and income/expense based on actuarial calculations.

     Hourly employees at the Berlin-Gorham Mills who retire after having attained at least age 55 with 10 years of service are eligible for post-retiree medical benefits ("Other Benefits"). Salaried employees hired before January 1, 1993, generally become eligible for retiree medical benefits after reaching age 55 with 15 years of service or after reaching age 65. Salaried employees hired after January 1, 1993 are not eligible for retiree medical benefits. The retiree medical plans are unfunded.

     The financial statements include the present value of benefit obligations, related components of pension and other benefit costs, unrecognized net gains, prior service costs, transition liabilities and plan assets that were derived from actuarial calculations.

     Summary information on the Berlin-Gorham Mills' pension and other benefit plans is as follows:

                                                    Pension Benefits        Other Benefits
                                                    ----------------        --------------
                                                    1998       1997         1998        1997
                                                    ----       ----         ----        ----
                                                              (dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year ......   $ 71,224    $ 69,979    $ 19,901    $ 22,117
Service cost .................................      1,298       1,030         408         371
Interest cost ................................      5,167       5,586       1,441       1,420
Amendment ....................................         73        --          --          --
Plan participants' contributions .............        294         249         727         688
Actuarial (gain) loss ........................      3,201         320       1,125      (2,521)
Benefits paid ................................     (5,936)     (5,940)     (2,062)     (2,174)
                                                 --------    --------    --------    --------
Benefit obligation at end of year ............   $ 75,321    $ 71,224    $ 21,540    $ 19,901
                                                 ========    ========    ========    ========
Change in plan assets
Fair value of plan assets at beginning of year   $ 97,907    $ 83,949
Actual return on plan assets .................      1,667      19,024
Company contributions ........................      1,095         625
Plan participants' contributions .............        294         249
Benefits paid ................................     (5,936)     (5,940)
                                                 --------    --------
Fair value of plan assets at end of year .....   $ 95,027    $ 97,907
                                                 ========    ========

     Plan assets are invested primarily in domestic equity and fixed income mutual funds. The following table sets forth the funded status of the Berlin-Gorham Mill's pension plans and other benefit plans at December 27, 1998, and December 28, 1997:

                                            Pension Benefits        Other Benefits
                                            ----------------        --------------
                                            1998       1997         1998        1997
                                            ----       ----         ----        ----
                                                       (dollars in thousands)
Funded status (over/(under)funded) ...   $ 19,706    $ 26,683    $(21,540)   $(19,901)
Unrecognized net gain ................     (5,535)    (15,356)     (3,892)     (5,181)
Unrecognized prior service cost (gain)      2,546       3,006      (5,292)     (6,307)
Unrecognized net transition liability       1,153       1,635        --          --
                                         --------    --------    --------    --------
Net asset (liability) ................   $ 17,870    $ 15,968    $(30,724)   $(31,389)
                                         ========    ========    ========    ========

     The components of the Berlin-Gorham Mill's net pension and other benefit costs, were as follows:

                                         Pension Plans                 Other Benefit Plans
                                   -------------------------       --------------------------
                                   1998      1997       1996       1998       1997       1996
                                                     (dollars in thousands)
Service cost ................   $ 1,298    $ 1,030    $ 1,804    $   408    $   371    $   469
Interest cost ...............     5,167      5,586      8,073      1,441      1,420      1,655
Net investment income on plan
     assets .................    (7,733)    (7,546)    (9,994)      --         --         --
Net amortization ............       351        518      1,170     (1,179)    (1,341)    (1,052)
                                -------    -------    -------    -------    -------    -------
Net benefit cost (income) ...   $  (917)   $  (412)   $ 1,053    $   670    $   450    $ 1,072
                                =======    =======    =======    =======    =======    =======

     Net amortization of pension and other benefit costs includes amortization of the net transition assets, net experience gains and losses, and prior service costs over 15 to 20 years. The actuarial assumptions used in determining net pension and other benefit costs and related pension and other benefit obligations were as follows:

Pension Benefits Other Benefits

                                                     1998   1997    1998  1997
                                                     ----   ----    ----  ----
Discount Rate......................................   7.0%   7.5%   7.0%  7.5%
Assumed rate of increase in compensation levels....   4.0%   4.0%
Expected long-term rate of return on plan assets...  10.0%  10.0%

     Changes in actuarial assumptions for 1998 resulted in an increase to other benefit costs of $.1 million and the related accumulated benefit obligation of $1 million. The assumed health care cost trend rate used in measuring the accumulated benefit obligation for other benefits was 6.5% in 1998, declining by 0.5% per year through 2002 to an ultimate rate of 4.5%. The effect of a 1% change in the health care cost trend rate assumptions is as follows:

                                                      1% increase    1% decrease
                                                      -----------    -----------
                                                         (dollars in thousands)
Service and interest cost...........................    $  262         $  215
Accumulated postretirement benefit obligation.......    $2,520         $2,197

     Prepaid pension assets are included in other assets.

Note 7

Commitments and Contingent Liabilities

Leases

     As of December 27, 1998, future minimum rental payments under noncancelable operating leases were as follows:

                                                                 Minimum
                                                                 Rentals
                                                                 -------
                                                         (dollars in thousands)

1999 ..................................................         $  748
2000 ..................................................            732
2001 ..................................................            559
2002 ..................................................            471
2003 ..................................................            471
Later years ...........................................            579
                                                                ------
Total future minimum rentals ..........................         $3,560
                                                                ======

     Rent expense totaled $1.1 million in 1998, $.5 million in 1997 and $.6 million in 1996.

Environmental Matters

     The Berlin-Gorham Mills have accrued $2.4 million within long-term liabilities at December 27, 1998 and $2.5 million at December 28, 1997 primarily for estimated landfill site restoration, post-closure and monitoring costs. The accrued amounts are expected to be paid during the operation of the landfill, through closure of the landfill, and over the thirty year post-closure monitoring period. We developed with the assistance of external engineering parties a total estimated costs that is approximately $13 million for the Berlin-Gorham Mills. Costs accrued during 1998, 1997 and 1996 for landfill site restoration, post closure and monitoring costs were approximately $0.3 million, $0.3 million and $0.6 million respectively. Management is not aware of any additional remediation or liability by Crown Vantage that is required as a result of the sale of the Berlin-Gorham Mills to American Tissue. As is the case with any estimate, any change in technology, economics concerning waste disposal, legal requirements or forecasted usage by the Berlin-Gorham Mills of the landfill closure could result in material changes to the estimates.

     The Berlin-Gorham Mills have accrued $2.4 million at December 27, 1998 and $2.5 million at December 28, 1997 primarily for estimated landfill site restoration, post-closure and monitoring costs. The accrued amounts are expected to be paid during the operation of the landfill, through closure of the landfill, and over the thirty year post-closure monitoring period. We developed with the assistance of external engineering parties a total estimated costs that is approximately $13 million for the Berlin-Gorham Mills. Costs accrued during 1998, 1997 and 1996 for landfill site restoration, post closure and monitoring costs were approximately $0.3 million, $0.3 million and $0.6 million respectively. Management is not aware of any additional remediaten or liability by Crown Vantage that is required as a result of the sale of Berlin-Gorham Mills to American Tissue. As is the case with any estimate, any change in technology, economics concerning waste disposal, legal requirements or forecasted usage by the Berlin-Gorham Mills of the landfill closure could result in material changes to the estimates.

     The Environmental Protection Agency signed final rules affecting pulp and paper industry discharges of wastewater and gaseous emissions ("Cluster Rules") which became effective on April 15, 1998. These

Cluster Rules require changes in the pulping, bleaching and/or wastewater treatment processes presently used in some U.S. pulp and paper mills, including the Berlin pulp mill. Management estimates that approximately $12.9 million of capital expenditures may be required to comply with the rules with compliance dates beginning in 1999 and extending over the next two to five years. 1998 environmental capital spending includes $.2 million for compliance with the Cluster Rules. There are risks and uncertainties associated with the estimate that could cause total capital expenditures and timing of such expenditures to be materially different from current estimates, including changes in technology, interpretation of the rules by government agencies that is substantially different from Management's interpretation, or other items.

Note 8

Timberland Gain

     During the fourth quarter of 1997, the Berlin-Gorham Mills sold approximately 24,000 acres of timber-producing properties for approximately $24.5 million and recognized a gain of $13.5 million. Proceeds of the sale were used to pay down Crown Vantage debt.

Note 9

Severance

     During 1998, the Berlin-Gorham Mills accrued $1.9 million relating to a 5% work force reduction. The accrual is for anticipated expenses resulting from the work force reduction, primarily for severance and benefit payments to the approximately 100 affected employees. Both hourly and salaried employees from manufacturing, maintenance, and office staff were affected. As of December 27, 1998 approximately $1.0 million had been paid and the remainder will be paid during the first half of 1999.

Note 10

Year 2000 Issue (Unaudited)
--------------------------

     The Year 2000 issue concerns the potential inability of computer applications, information technology systems, and certain software-based "embedded" control systems to properly recognize and process date-sensitive information as the Year 2000 approaches and beyond. The Berlin-Gorham Mills could suffer material adverse impacts on their operations and financial results if the applications and systems used by the Berlin-Gorham Mills, or by third parties with whom the Berlin-Gorham Mills do business, do not accurately or adequately process or manage dates or other information as a result of the Year 2000 issue.

     The Berlin-Gorham Mills use a variety of software applications, business information systems, accounting subsystems, process control systems and related software, communication devices, and networking and other operating systems. The Berlin-Gorham Mills have completed an inventory of all such systems and are currently in the process of testing, upgrading, replacing, or otherwise modifying these systems to adequately address the Year 2000 issue. The Berlin-Gorham Mills believe they will be able to timely modify or replace affected systems to prevent any material detrimental effects on operations and financial results. However, the Berlin-Gorham Mills can give no assurance that all critical Year 2000 issues will be resolved in a timely manner or that potentially unresolved issues would not have a material adverse impact on the results of operations.

     The Berlin-Gorham Mills have certain key relationships with customers, vendors and outside service providers. Failure by the Berlin-Gorham Mills' key customers, vendors and outside service providers to adequately address the Year 2000 issue could have a material adverse impact on the Berlin-Gorham Mills' operations and financial results. The Berlin-Gorham Mills are currently assessing the Year 2000 readiness of these key customers, vendors and outside service providers and, at this time, cannot determine what the impact of their readiness will be on the Berlin-Gorham Mills.

Note 11

Subsequent Event

     In March 1999, Crown Vantage reached an agreement with American Tissue for the sale of substantially all of the Berlin-Gorham Mills' assets and certain liabilities. In connection with Crown Vantage's decision to sell the Berlin-Gorham Mills, the net assets to be sold for $45 million will be written down to their net realizable value in the first quarter of 1999. As a result, a charge will be recognized in the Berlin-Gorham Mills' 1999 first quarter of approximately $16.2 million. Management determined the purchase price was fair after performing due diligent on the Bid over several months. This analysis of the offer price included whether Berlin-Gorham continued to fit within Crown Vantage's strategy, Berlin-Gorham's operating history, management's cash flow projections for Berlin-Gorham over the next 20 years, and an independent assessment by professional advisors regarding the purchase price. After reviewing these factors, management determined that the purchase price of $45 million was a fair and reasonable price.

Settlement of Berlin Property Tax Case

     In 1994, Crown Vantage, through its wholly-owned subsidiary Crown Paper Co. subsidiary (the "Company") filed a suit against the City of Berlin, New Hampshire relating to an approximately $107 million increase from 1992 to 1994 of the City's assessed value of the Berlin portion of the Berlin-Gorham facility. The increased assessed value resulted in an annual increase in property taxes of approximately $2.5 million. The Company sought abatement of the tax increase on the grounds that the City's valuations were excessive, and that New Hampshire law exempted certain income producing equipment, such as the chemical recovery unit, from property taxation. In April 1996, the trial court affirmed most of the City's positions, and the Company appealed that decision to the New Hampshire Supreme Court. On December 31, 1997, the Supreme Court released an opinion which, in part, resulted in a remand of various issues back to the trial court. On February 1, 1999, the Company finalized an agreement with the City, which permanently settles the issue of taxability of factory machinery and over the next three years significantly reduces the assessed value from recent valuations of the Company's Berlin pulp mill. Over the three years the City of Berlin's property taxes are expected to average $3 million annually at the current assessed rate, which is some $2 million per year less than has been billed over the past five years. The Company expects to reverse a property tax accrual of approximately $9 million in the first quarter of 1999.

                               BERLIN-GORHAM MILLS

                                  BALANCE SHEET

                             (dollars in thousands)

                                                                  June 27, 1999     December 27, 1998
                                                                  -------------     -----------------
                                                                    (unaudited)
Assets
Current Assets:
Accounts receivable.............................................         5,759            6,537
Inventories.....................................................        26,282           27,371
Prepaid expenses and other current assets.......................           386              115
                                                                       -------         --------
                                Total current assets............        32,427           34,023
                                                                       -------         --------
Property, plant and equipment, net..............................        30,838           46,185
Restricted cash.................................................         1,675            1,753
Other assets....................................................        16,340           19,081
                                                                       -------         --------
                      Total Assets..............................        81,280         $101,042
                                                                       =======         ========
Liabilities and Equity
Current Liabilities:

Accounts payable................................................         6,459         $  6,912
Accrued liabilities.............................................        13,407           21,180
                                                                       -------         --------
                      Total current liabilities.................        19,866           28,092
                                                                       -------         --------
Long-term debt..................................................        30,255           30,255
Accrued post retirement benefits other than pensions............        24,337           30,724
Other long-term liabilities.....................................         2,179            2,033
                                                                       -------         --------
                      Total Liabilities.........................        76,637           91,104
                                                                       -------         --------
Crown Vantage's Investment......................................         4,643            9,938
                                                                       -------         --------
                                Total Liabilities and Equity....        81,280         $101,042
                                                                       =======         ========

                       See notes to financial statements.

                               BERLIN-GORHAM MILLS

                            STATEMENTS OF OPERATIONS

                             (dollars in thousands)

                                                        26 Weeks Ended June
                                                   June 27, 1999   June 27, 1998
                                                   -------------   -------------
                                                            (unaudited)

Statements of Operations Data:
Net sales .....................................       $ 80,724        $ 81,473
Net sales to Crown Vantage ....................          5,648           5,966
                                                      --------        --------
Total net sales ...............................         86,372          87,439
Cost of sales .................................         83,268          98,360
Severance charge ..............................           --             1,932
                                                      --------        --------
Gross margin ..................................          3,104         (12,853)
Adjustment to net realizable value ............        (16,175)           --
Selling and administrative expenses ...........         (4,693)         (5,136)
Property tax accrual reversal .................          8,957            --
Gain on timberland sale .......................           --              --
Asset impairment charge .......................           --              --
Corporate overhead allocation .................         (3,783)         (3,342)
                                                      --------        --------
Operating income (loss) .......................        (12,590)        (21,331)
Interest expense and other income, net ........          1,240           1,244
                                                      --------        --------
Loss before income taxes ......................        (13,830)        (22,575)
Income tax benefit ............................         (5,366)         (8,759)
                                                      --------        --------
Net loss ......................................       $ (8,464)       $(13,816)
                                                       ========        ========

                               BERLIN-GORHAM MILLS

                            STATEMENTS OF CASH FLOWS

                             (dollars in thousands)

                                                                    26 Weeks Ended June
                                                               June 27, 1999   June 27, 1998
                                                               -------------   -------------
                                                                         (unaudited)
Cash provided by (used for) operating activities:
Net loss .....................................................     (8,464)       (13,816)
Items not affecting cash:
             Depreciation and cost of timber harvested .......      2,676         12,083
             Property tax accrual reversal ...................     (8,957)          --
             Adjustment to net realizable value ..............     16,175           --
             Other, net ......................................         25             25
             Tax benefit .....................................     (5,366)        (8,759)
Change in current assets and liabilities:

             Accounts receivable .............................        777            298
             Inventories .....................................      1,090            156
             Other current assets ............................       (271)          (524)
             Accounts payable ................................       (452)           (28)
             Other current liabilities .......................     (2,777)         6,290
Restricted cash ..............................................         78            228
Other, net ...................................................        146            121
                                                                 --------       --------
                      Cash used for operating activities .....     (5,320)        (3,926)
Cash provided by (used for) investing activities:

Expenditures for property, plant and equipment ...............     (3,211)        (2,812)
Proceeds from sale of property, plant and equipment ..........       --             (212)
Other, net ...................................................         (3)           208
                                                                 --------       --------
                      Cash used for investing activities .....     (3,214)        (2,816)
Cash provided by (used for) financing activities:

Crown Vantage's capital investment ...........................      8,534          6,742
                                                                 --------       --------
                      Cash provided by financing activities ..      8,534          6,742
                                                                 --------       --------
Decrease in cash and cash equivalents ........................       --             --
Cash and cash equivalents, beginning of year .................       --             --
                                                                 ========       ========
                      Cash and cash equivalents, end of period   $   --         $   --
                                                                 ========       ========

                       See notes to financial statements.

                               BERLIN-GORHAM MILLS

                      NOTES TO INTERIM FINANCIAL STATEMENTS

                                   (unaudited)

Note 1-Organization and Basis of Presentation

     The Berlin-Gorham Mills are owned by Crown Paper Co., a wholly-owned subsidiary of Crown Vantage Inc. (collectively "Crown Vantage"). Subject to the successful consummation of the Asset Purchase Agreement and related agreements by and between Crown Paper Co. and American Tissue Inc. ("American Tissue"), the Berlin-Gorham Mills will be sold to Pulp & Paper of America LLC, an affiliate of American Tissue (the "Sale"). The accompanying condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. The condensed balance sheet as of December 27, 1998 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the 26 weeks ended June 27, 1999 are not necessarily indicative of the results that may be expected for the year ended December 26, 1999. For further information, refer to the Berlin-Gorham Mills' financial statements and footnotes thereto included in financial statements for the year ended December 27, 1998.

     The accompanying financial statements have been prepared as if the Berlin-Gorham Mills had operated as an independent stand-alone entity for all periods presented. There are no allocations of Crown Vantage borrowings or related interest expense in the accompanying financial statements except for borrowings and interest expense of certain industrial revenue bonds incurred by Crown Vantage that are restricted to environmental expenditures at the Berlin-Gorham Mills. The Berlin-Gorham Mills engaged in various transactions with Crown Vantage and its other mills that are characteristic of a group of entities under common control. Throughout the period covered by these financial statements, the Berlin-Gorham Mills participated in Crown Vantage's centralized cash management system and, as such, its cash funding requirements were met by Crown Vantage. The Berlin-Gorham Mills' operational transactions resulted in amounts receivable from and payable to Crown Vantage, which fluctuate over time and have not been settled through cash transfers. Accordingly, the amounts have been presented net in the balance sheet as Crown Vantage's Investment. For a description of all significant intercompany transactions effecting the Berlin-Gorham Mills please see the Berlin-Gorham Mills' financial statements for the year ended December 27, 1998.

     Crown Vantage general and administrative costs not directly attributable to the Berlin-Gorham Mills have been allocated based primarily on tons sold. Management believes such allocation method is reasonable. Such allocations for the first six months totaled $3.8 million in 1999, and $3.3 million in 1998.

Note 2-Sale of Accounts Receivable

     In 1996, Crown Vantage entered into a five-year agreement with certain banks which provides for the sale of undivided interests in a revolving pool of trade accounts receivable without recourse, including trade receivables attributable to the Berlin-Gorham Mills. As collections reduce accounts receivable included in the pool, Crown Vantage sells undivided interests in new receivables to bring the amount sold up to the amount permitted. Accounts receivable reported in the accompanying balance sheets represent the Berlin-Gorham Mills receivables net of the undivided interests in the Berlin-Gorham Mills receivables sold ($6.2 million at June 27, 1999 and $6.9 million at December 27, 1998).

     The proceeds from sales are less than the face amount of undivided interests in accounts receivable sold and this discount ($0.4 million in 1999 and 1998) is included in corporate allocations in the statement of operations.

Note 3-Sales to Crown Vantage Locations

     Net sales of pulp to other Crown Vantage mills, which are included in the accompanying Statement of Operations, totaled $5.6 million in 1999, and $6.0 million in 1998.

Note 4-Inventories

(amounts in thousands)                         June 27, 1999  December 27, 1998
----------------------                         -------------  -----------------

Raw Materials ......................             $  2,943          $  3,950
Work-in-process ....................                  615               586
Finished goods .....................               11,877            13,031
Stores and supplies ................               11,848            11,702
                                                 --------          --------
                                                   27,283            29,269
Last-in, first-out reserve .........               (1,001)           (1,898)
                                                 --------          --------
Total Inventories ..................             $ 26,282          $ 27,371
                                                 ========          ========

Note 5-Long-term Debt

     Long term debt consists of the following industrial revenue bonds (in thousands) for periods presented:

7.75% Refunding Bonds, due 2022 .............................            $17,955
7.875% Project Bonds, due 2026 ..............................             12,300
                                                                         -------
                                                                         $30,255
                                                                         =======

     Proceeds from the sale of the 7.875% Project Bonds are used to finance eligible environmental project costs. At June 27, 1999 and December 27, 1998 approximately $1.7 million and $1.8 million, respectively had not yet been spent.

Note 6-Environmental Matters

     The Berlin-Gorham Mills have accrued $2.8 million at June 27, 1999 and $2.4 million at December 27, 1998 primarily for estimated landfill site restoration, post-closure and monitoring costs.

     The Environmental Protection Agency signed final rules affecting pulp and paper industry discharges of wastewater and gaseous emissions ("Cluster Rules") which became effective on April 15, 1998. These Cluster Rules require changes in the pulping, bleaching and/or wastewater treatment processes presently used in some U.S. pulp and paper mills, including the Berlin pulp mill. Management estimates that approximately $12.9 million of capital expenditures may be required to comply with the rules with compliance dates beginning in 1999 and extending over the next two to five years. As of June 27, 1999, $0.2 million had been spent in 1999 and Cluster Rule capital spending from inception to date totals $0.4 million. There are risks and uncertainties associated with the estimate that could cause total capital expenditures and timing of such expenditures to be materially different from current estimates, including changes in technology, interpretation of the rules by government agencies that is substantially different from Management's interpretation, or other items.

Note 7-Year 2000 Issue (Unaudited)

     The Year 2000 issue concerns the potential inability of computer applications, information technology systems, and certain software-based "embedded" control systems to properly recognize and process date-sensitive information as the Year 2000 approaches and beyond. The Berlin-Gorham Mills could suffer material adverse impacts on its operations and financial results if the applications and systems used by the Berlin-Gorham Mills, or by third parties with whom the Berlin-Gorham Mills do business, do not accurately or adequately process or manage dates or other information as a result of the Year 2000 issue.

     The Berlin-Gorham Mills use a variety of software applications, business information systems, accounting subsystems, process control systems and related software, communication devices, and networking and other operating systems. The Berlin-Gorham Mills have completed an inventory of all such systems and are currently in the process of testing, upgrading, replacing, or otherwise modifying these systems to adequately address the Year 2000 issue. The Berlin-Gorham Mills believe they will be able to timely modify or replace its affected systems to prevent any material detrimental effects on operations and financial results. However, the Berlin-Gorham Mills can give no assurance that all critical Year 2000 issues will be resolved in a timely manner or that potentially unresolved issues would not have a material adverse impact on the results of operations.

     The Berlin-Gorham Mills have certain key relationships with customers, vendors and outside service providers. Failure by the Berlin-Gorham Mills' key customers, vendors and outside service providers to adequately address the Year 2000 issue could have a material adverse impact on the Berlin-Gorham Mills' operations and financial results. The Berlin-Gorham Mills are currently assessing the Year 2000 readiness of these key customers, vendors and outside service providers and, at this time, cannot determine what the impact of their readiness will be on the Berlin-Gorham Mills.

Note 8-Berlin-Gorham Sale

     In March 1999, Crown Vantage reached an agreement with American Tissue for the sale of substantially all of the Berlin-Gorham Mills' assets and certain liabilities. Management expects to consummate the sale during the second quarter of 1999. In connection with Crown Vantage's decision to sell the Berlin-Gorham Mills, a charge for $16.2 million was recorded in the first quarter of 1999 in order to adjust the Berlin-Gorham Mills' net book value to its net realizable value. The charge consisted of the following elements:

                                                           (amounts in millions)
                                                           ---------------------
Fixed asset write-down ..................................         $16.5
Accrued transaction fees ................................           2.5
Loss on curtailment of pension plans ....................           3.4
Gain on curtailment/settlement of other benefit plans ...          (6.2)
                                                                  -----
Total charge ............................................         $16.2
                                                                  =====
Note 9-Settlement of Berlin Property Tax Case

     On February 1, 1999, the Berlin-Gorham Mills finalized an agreement with the City of Berlin, New Hampshire concerning assessed values and taxability of factory machinery. Over the next three years, the agreement significantly reduces the assessed value from recent valuations of the Berlin-Gorham Mills' pulp mill. The Berlin-Gorham Mills reversed a property tax accrual of approximately $9 million in the first quarter of 1999, which relates to amounts over-accrued for previous tax years.

================================================================================




March 7, 2000




                           MIDDLE AMERICAN TISSUE INC.



                                    OFFER FOR

                          ALL OUTSTANDING 15% SERIES A
                          SENIOR SECURED NOTES DUE 2007

                                 IN EXCHANGE FOR

                   15% SERIES B SENIOR SECURED NOTES DUE 2007




                     -------------------------------------
                                   PROSPECTUS
                     -------------------------------------




--------------------------------------------------------------------------------
WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF MARCH 7, 2000.
--------------------------------------------------------------------------------



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